     As filed with the Securities and Exchange Commission on July 1, 1998
                                                      Registration No.333-______
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                              CECIL BANCORP, INC.
            (Exact Name of Registrant as Specified in its Charter)

            MARYLAND                                    6135                                  52-1883546
(State or Other Jurisdiction of             (Primary Standard Industrial           (IRS Employer Identification No.)
 Incorporation or Organization)              Classification Code Number)

                               127 NORTH STREET
                         ELKTON, MARYLAND  21921-5547
                                (410) 398-1650
         (Address, Including Zip Code, and Telephone Number, Including
          Area Code, of the Registrant's Principal Executive Offices)

           MARY BEYER HALSEY, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              CECIL BANCORP, INC.
                               127 NORTH STREET
                         ELKTON, MARYLAND  21921-5547
                                (410) 398-1650
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                       COPIES OF ALL COMMUNICATIONS TO:

                           HOWARD S. PARRIS, ESQUIRE
                      HOUSLEY KANTARIAN & BRONSTEIN, P.C.
                       1220 19TH STREET, N.W., SUITE 700
                            WASHINGTON, D.C.  20036

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of the registration statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] _________

         If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] _________

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                              Proposed maximum          Proposed maximum           Amount
      Title of each class of               Amount to           offering price          aggregate offering            of
    securities to be registered          be registered            per unit                    price           registration fee
==============================================================================================================================
Common Stock, $0.01 par value
   per share                          156,533 shares (2)             N/A                 $2,078,713.30 (3)       $613.22 (3)
==============================================================================================================================

(1) Represents the estimated maximum number of shares of common stock, par value $.01 per share, of Cecil Bancorp, Inc. (the "Company"), expected to be issued in exchange for up to 81,042 shares of common stock, par value $1.00 per share, of Columbian Bank, a Federal Savings Bank ("Columbian"), upon consummation of the merger of Columbian with a subsidiary of the Company, described herein.

(3) Estimated solely for the purpose of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, based on the book value ($27.59 per share for 75,343 shares) of shares of Columbian common stock on March 31, 1998.

                    COLUMBIAN BANK, A FEDERAL SAVINGS BANK
                            303-307 ST. JOHN STREET
                        HAVRE DE GRACE, MARYLAND  21078
                                (410) 939-2313

                                                             _____________, 1998

Dear Stockholder:

         You are invited to attend a special meeting of stockholders (the "Special Meeting") of Columbian Bank, a Federal Savings Bank ("Columbian") to be held at ___________________________, _____________, Maryland, on ______,
__________, 1998 at __:__ _.m., local time. Notice of the Special Meeting, a Prospectus/Proxy Statement and a Proxy Card are enclosed.

         The Special Meeting has been called in connection with the proposed acquisition of Columbian by Cecil Bancorp, Inc. ("Cecil Bancorp" or the "Company") through the merger of Columbian with Columbian Interim Savings Bank ("Interim"), a wholly-owned subsidiary of Cecil Bancorp in accordance with the Reorganization and Merger Agreement dated as of May 29, 1998 by and between Cecil Bancorp and Columbian (the "Merger Agreement"). Pursuant to the Merger Agreement (1) Cecil Bancorp will organize Interim as a wholly owned interim federal savings bank, (2) Interim will merge with and into Columbian with Columbian surviving as a wholly-owned subsidiary of Cecil Bancorp, and each outstanding share of Columbian's common stock will be automatically converted into the right to receive shares of Cecil Bancorp common stock (and cash in lieu of fractional shares), based upon an exchange ratio as more fully described in the accompanying Prospectus/Proxy Statement, and (3) the issued and outstanding shares of Interim common stock will be converted into an equal number of shares of Columbian common stock, all of which will be owned by Cecil Bancorp. Together these transactions are referred to herein as the "Merger."

         Following the Merger, Cecil Bancorp will hold Columbian, which will operate as a wholly owned subsidiary of Cecil Bancorp. Consummation of the Merger is conditioned upon, among other things, receipt of all required regulatory approvals and approval by Columbian's stockholders.

         At the Special Meeting, stockholders of Columbian will consider and vote upon approval of the Merger and the Merger Agreement. Your Board of Directors has approved the Merger Agreement, including the Merger, and believes that the Merger and the Merger Agreement are in the best interests of Columbian and its stockholders. Accordingly, your Board of Directors unanimously recommends that you vote FOR approval of the Merger and the Merger Agreement.

         You are urged to read the accompanying Prospectus/Proxy Statement, which provides detailed information concerning the Merger and related matters.

         Your vote is important, regardless of the number of shares you own. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE SPECIAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the Special Meeting.

                                                Sincerely,



                                                Donald F. Angert
                                                President


          * PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME *

                    COLUMBIAN BANK, A FEDERAL SAVINGS BANK
                            303-307 ST. JOHN STREET
                        HAVRE DE GRACE, MARYLAND  21078
                                (410) 939-2313

                        ------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON __________, 1998

                        ------------------------------

         NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Special Meeting") of Columbian Bank, a Federal Savings Bank ("Columbian") will be held at ____________________________, ___________, Maryland, on ______,
__________, 1998 at __:__ _.m., for the following purposes:

         (1) To approve the acquisition of Columbian by Cecil Bancorp, Inc. ("Cecil Bancorp" or the "Company") through the merger of Columbian with Columbian Interim Federal Savings Bank ("Interim"), a wholly owned subsidiary of Cecil Bancorp, with Columbian surviving as a wholly-owned subsidiary of Cecil Bancorp , pursuant to which each outstanding share of Columbian common stock will be converted into a number of shares of Company common stock, $.01 par value per share ("Company Common Stock") and cash in lieu of fractional shares (the "Merger Consideration"), based upon an exchange ratio as more fully described in the accompanying Prospectus/Proxy Statement (the "Merger"), and to approve the Reorganization and Merger Agreement by and between the Company and Columbian, dated as of May 29, 1998 (the "Merger Agreement") which sets forth the terms and conditions of the Merger.

NOTE: The Board of Directors of Columbian is not aware of any other business to come before the Special Meeting.

         The Board of Directors of Columbian has fixed the close of business on ____________, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting.

                                       By Order of the Board of Directors,



                                       Donald F. Angert
                                       President

Havre de Grace, Maryland
__________, 1998

--------------------------------------------------------------------------------
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

           PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME

PROSPECTUS/PROXY STATEMENT

                           -------------------------
                              CECIL BANCORP, INC.
                                  PROSPECTUS
                        _______ SHARES OF COMMON STOCK
                           PAR VALUE $.01 PER SHARE
                            (SUBJECT TO ADJUSTMENT)
                           -------------------------

                           -------------------------
                    COLUMBIAN BANK, A FEDERAL SAVINGS BANK
                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON __________, 1998
                           -------------------------

         This Prospectus/Proxy Statement is being furnished to the holders of the common stock, par value $1.00 per share ("Columbian Common Stock") of Columbian Bank, a Federal Savings Bank ("Columbian" or the "Bank") in connection with the solicitation of proxies by Columbian's Board of Directors for use at its special meeting of stockholders (the "Special Meeting") to be held at _____________________, ___________, Maryland, on ________, __________, 1998 at
__:__ _.m., local time.

         The purpose of the Special Meeting and the matters to be acted upon are to consider and vote upon the proposed acquisition of Columbian by Cecil Bancorp, Inc. ("Cecil Bancorp" or the "Company") through the merger of Columbian with Columbian Interim Federal Savings Bank ("Interim"), a wholly owned subsidiary of Cecil Bancorp, with Columbian as the surviving institution, to be a wholly owned subsidiary of Cecil Bancorp (the "Merger"), in accordance with a Reorganization and Merger Agreement by and between the Company and Columbian, dated May 29, 1998 (the "Merger Agreement"), which sets forth the terms and conditions of the Merger.

         Pursuant to the Merger Agreement, each share of Columbian Common Stock outstanding at the effective date of the Merger (the "Effective Date") (except for shares owned or held by Columbian or the Company (other than in a fiduciary capacity or in any 401(k) plan of Columbian), or held by Columbian stockholders who have perfected their dissenters' rights of appraisal ("Dissenting Shares")) will be converted into the right to receive a number of shares of Company common stock, par value $.01 per share (the "Company Common Stock"), determined pursuant to an exchange ratio (the "Exchange Ratio") determined by the average of the closing price of a share of Company Common Stock (as reported by "Bloomberg Business News") for the last five days in which Company Common Stock was traded prior to OTS approval of the Merger (the "Cecil Trading Price"), and the Exchange Ratio will therefore be set as follows: (i) if the Cecil Trading Price is more than $29.375, the Exchange Ratio will be 1.5645; (ii) if the Cecil Trading Price is more than $27.00 and equal to or less than $29.375, the Exchange Ratio will be determined by dividing $45.96 by the Cecil Trading Price, and will be between 1.5645 and 1.7021; (iii) if the Cecil Trading Price is equal to or more than $20.00 and equal to or less than $27.00, the Exchange Ratio will be 1.7021; and (iv) if the Cecil Trading Price is less than $20.00, the Exchange Ratio will be determined by dividing $34.04 by the Cecil Trading Price.

         Consummation of the Merger is subject to the satisfaction of a number of conditions, including the receipt of all regulatory approvals and consents, with the satisfaction of various conditions required or mutually deemed necessary in connection with the Merger, and the approval of the Merger Agreement by the stockholders of Columbian. Applications have been filed with the appropriate regulatory authorities for the required approvals, consents and waivers. Stockholder approval of the Merger Agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Columbian Common Stock. Columbian's Board of Directors has proposed that its stockholders approve the Merger Agreement at Columbian's Special Meeting of Stockholders to be held on __________________, 1998. It is currently anticipated that a maximum of _______ shares of Columbian Common Stock will be outstanding at the

Effective Date. Based on the closing price per share of Company Common Stock on _________, 1998, of $______, each share of Columbian Common Stock would be exchanged for _______ shares of Company Common Stock. The actual number of shares to be received for each share of Columbian Common Stock at the Effective Date may be different from this amount depending on the Cecil Trading Price, as described above. In all cases, cash will be paid in lieu of fractional shares.

         The Company has filed a registration statement on Form S-4 with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Company Common Stock to be issued upon consummation of the Merger. See "Available Information." This Prospectus/Proxy Statement constitutes a prospectus of the Company with respect to the issuance of shares of Company Common Stock to the stockholders of Columbian upon consummation of the Merger.

         THE BOARD OF DIRECTORS OF COLUMBIAN BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF COLUMBIAN'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER, INCLUDING THE MERGER AGREEMENT.

         THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION OR ANY STATE SECURITIES AUTHORITY OR ANY OTHER GOVERNMENTAL AGENCY NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION OR ANY STATE SECURITIES AUTHORITY OR ANY OTHER GOVERNMENTAL AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") OR ANY OTHER GOVERNMENTAL AGENCY.

         This Prospectus/Proxy Statement and the accompanying proxy card are first being sent to the stockholders of Columbian on or about ____________, 1998.


        THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS __________, 1998

                          PROSPECTUS/PROXY STATEMENT
                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
AVAILABLE INFORMATION........................................................................................ (i)

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................................................. (i)

FORWARD-LOOKING STATEMENTS...................................................................................

SUMMARY......................................................................................................
The Special Meeting of Columbian Stockholders................................................................
The Parties to the Merger....................................................................................
The Merger...................................................................................................
Comparison of Stockholder Rights.............................................................................

SELECTED FINANCIAL DATA FOR CECIL BANCORP, INC...............................................................
Selected Consolidated Financial Information..................................................................
Consolidated Summary of Operations...........................................................................
Key Operating Ratios.........................................................................................

SELECTED FINANCIAL DATA FOR COLUMBIAN BANK,  A FEDERAL SAVINGS BANK..........................................
Selected Financial Condition Data............................................................................
Summary of Operations........................................................................................
Per Common Share.............................................................................................

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION...........................................................
Pro Forma Condensed Combined Balance Sheet...................................................................
Pro Forma Condensed Combined Statement of Earnings...........................................................
Unaudited Pro Forma Combined Per Share Data..................................................................

INFORMATION CONCERNING THE SPECIAL MEETING...................................................................
General......................................................................................................
Solicitation, Voting and Revocability of Proxies.............................................................

THE MERGER...................................................................................................
General......................................................................................................
Background of the Merger.....................................................................................
Reasons for the Merger and Recommendation of the Columbian Board of Directors................................
Opinion of Financial Advisor.................................................................................
Conversion of Columbian Common Stock.........................................................................
Treatment of Columbian Stock Options.........................................................................
Dissenters' Rights of Appraisal..............................................................................
Voting Agreement.............................................................................................
The Surviving Institution....................................................................................
Management after the Merger..................................................................................
Representations and Warranties...............................................................................
Covenants Pending the Merger.................................................................................
No Solicitation..............................................................................................
Stockholder Approval and Additional Covenants of Columbian...................................................
Additional Covenants by Cecil Bancorp........................................................................
Conditions to the Merger.....................................................................................
Stock Option Agreement.......................................................................................
Required Regulatory Approvals................................................................................
Expenses.....................................................................................................

TABLE OF CONTENTS (continued)                                                                                  PAGE
                                                                                                               ----
Closing; Effective Date......................................................................................
Employee Benefit Plans after the Merger......................................................................
Interests of Certain Persons in the Merger...................................................................
Federal Income Tax Consequences..............................................................................
Accounting Treatment.........................................................................................
Resale of Company Common Stock; Restrictions on Transfer.....................................................
Vote Required................................................................................................

CECIL BANCORP, INC...........................................................................................

COLUMBIAN BANK, A FEDERAL SAVINGS BANK ......................................................................

BUSINESS OF COLUMBIAN BANK, A FEDERAL SAVINGS BANK...........................................................

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS.......................................................................

REGULATION...................................................................................................

BENEFICIAL OWNERSHIP OF COLUMBIAN COMMON STOCK...............................................................

COMMON STOCK PRICES AND DIVIDENDS............................................................................

DESCRIPTION OF COMPANY CAPITAL STOCK.........................................................................

COMPARISON OF STOCKHOLDER RIGHTS.............................................................................

LEGAL MATTERS................................................................................................

EXPERTS......................................................................................................

INDEPENDENT ACCOUNTANTS......................................................................................

OTHER MATTERS................................................................................................

INDEX TO FINANCIAL STATEMENTS OF COLUMBIAN BANK, A FEDERAL SAVINGS BANK......................................

ANNEXES:

    Annex A -- Reorganization and Merger Agreement by and between Cecil Bancorp,
               Inc. Columbian Bank, A Federal Savings Bank (includes Stock Option Agreement as Exhibit B)
    Annex B -- Dissenters and Appraisal Rights Regulation
    Annex C -- Cecil Bancorp, Inc. Annual Report on Form 10-KSB for the Year
               Ended December 31, 1997
    Annex D -- Cecil Bancorp, Inc. Quarterly Report on Form 10-Q for the Quarter
               Ended March 31, 1998
    Annex E -- Opinion of RP Financial, LC.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS/PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR COLUMBIAN OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, OR IN THE INFORMATION SET FORTH HEREIN, SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT. THIS PROSPECTUS/PROXY STATEMENT DOES NOT COVER ANY RESALES OF COMPANY COMMON STOCK RECEIVED BY STOCKHOLDERS WHO ARE AFFILIATES OF THE COMPANY OR COLUMBIAN, WITHIN THE MEANING OF APPLICABLE SECURITIES LAWS, UPON THE CONSUMMATION OF THE MERGER, AND NO PERSON IS AUTHORIZED TO USE THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH ANY SUCH RESALE. INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT REGARDING THE COMPANY HAS BEEN FURNISHED BY THE COMPANY, AND INFORMATION HEREIN REGARDING COLUMBIAN HAS BEEN FURNISHED BY COLUMBIAN. NEITHER THE COMPANY NOR COLUMBIAN WARRANTS THE ACCURACY OR COMPLETENESS OF INFORMATION RELATING TO THE OTHER PARTY.


                             AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto) under the Securities Act relating to the shares of Company Common Stock to be issued pursuant to, and as contemplated by the Merger Agreement. This Prospectus/Proxy Statement does not contain all the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The information omitted may be obtained from the public reference facilities of the Commission or inspected and copied at the principal or regional offices of the Commission at the addresses listed below.

         The Company and Columbian are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission and the OTS, respectively. Such reports, proxy statements and other information with respect to the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60601, and World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials also can be obtained from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy statements and other information that have been filed electronically with the Commission may also be obtained from the Commission's Website, the address of which is http://www.sec.gov. Reports, proxy statements and other information with respect to Columbian may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission by the Company (File No. 0-24926) are hereby incorporated by reference in this Prospectus/Proxy Statement:

         (i) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 (also included as Annex C hereto); and

                                      (i)

         (ii) The Company's Quarterly Report on Form 10-Q and Form 10-Q/A for the quarter ended March 31, 1998 (also included as Annex D hereto); and

         (iii)    The Company's Current Report on Form 8-K dated June 4, 1998.

         THIS PROSPECTUS/PROXY STATEMENT INCORPORATES BY REFERENCE OTHER DOCUMENTS RELATING TO THE COMPANY WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE, WITHOUT CHARGE, UPON REQUEST DIRECTED TO MR. THOMAS FOARD, CECIL BANCORP'S CORPORATE SECRETARY, 127 NORTH STREET, ELKTON, MARYLAND 21921-5547, TELEPHONE (410) 398-1650. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY REQUESTED DOCUMENTS, THE REQUEST SHOULD BE MADE NO LATER THAN THE CLOSE OF BUSINESS ON __________, 1998.


                          FORWARD-LOOKING STATEMENTS

         This Prospectus/Proxy Statement contains, or incorporates by reference, other documents that contain, forward-looking statements with respect to the financial condition, results of operations and business of Cecil upon consummation of the Merger and the other transactions contemplated by the Merger Agreement, including statements relating to: (a) cost savings and accretions to reported earnings that may be realized from the Merger; (b) impacts on revenues that may result from the Merger; and (c) restructuring charges that may be incurred in connection with the Merger. These forward-looking statements involve certain risks and uncertainties. For example, see "Available Information," "Comparative Per Share Data," "Selected Historical And Pro Forma Financial Data," "The Merger," and "Unaudited Pro Forma Condensed Combined Financial Statements." Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) contemplated cost savings from the Merger cannot be timely or fully realized; (2) revenues following the Merger are lower than contemplated; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of Cecil and Columbian are greater than contemplated; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the markets in which the Cecil will be doing business, are less favorable than contemplated; or (7) legislation or changes in regulatory requirements adversely affect the businesses in which the Company would be engaged. The forward-looking statements contained in this Prospectus/Proxy Statement or incorporated herein by reference speak only as of the date as of which such statements are made, and the Company assume no duty to update these forward-looking statements to reflect new, changing or unanticipated events or circumstances. Simon, Master & Sidlow, P.A., has not compiled, examined or performed any procedures with respect to any forward-looking statements, nor have they expressed any opinion or any form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the forward-looking statements.

                                     (ii)

                                    SUMMARY

         This summary does not purport to be complete and is qualified in its entirety by the detailed information and definitions appearing elsewhere herein, the annexes hereto and documents incorporated by reference herein.

THE SPECIAL MEETING OF COLUMBIAN STOCKHOLDERS

         The Special Meeting will be held on ____________, __________, 1998 at ____________________, Havre de Grace, Maryland at __:__ _.m. At the Special Meeting, stockholders of Columbian will consider and vote upon a proposal to approve the Merger and the Merger Agreement. Stockholders of record at the close of business on _________, 1998 (the "Record Date") will be entitled to one vote for each share then so held. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Columbian Common Stock is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Columbian Common Stock is required to approve the Merger and the Merger Agreement.

         For additional information, see "Information Concerning the Special Meeting" herein.

THE PARTIES TO THE MERGER

         Cecil Bancorp, Inc. Cecil Bancorp was incorporated under the laws of the State of Maryland in July 1994. On November 10, 1994, Cecil Federal converted from mutual to stock form and reorganized into the holding company form of ownership as a wholly owned subsidiary of the Company. The Company is primarily engaged in the business of directing, planning and coordinating the business activities of Cecil Federal. The Company's common stock is registered with the Commission under the Exchange Act. The Company is classified as a unitary savings institution holding company subject to regulation by the OTS of the Department of the Treasury.

         At March 31, 1998, the Company had total assets of $67.1 million and stockholders' equity of $7.6 million, on a consolidated basis, and through Cecil Federal, had deposits of $56.1 million and net loans receivable of $54.0 million. Cecil Federal exceeds all current regulatory capital requirements.

         Cecil Federal is a community-oriented financial institution which commenced operations in 1959 as a Federal mutual savings and loan association. It converted to a Federal mutual savings bank in January 1993 and, effective November 10, 1994, Cecil Federal converted from mutual to stock form. Its deposits have been federally insured up to applicable limits, and it has been a member of the Federal Home Loan Bank ("FHLB") system since 1959. Cecil Federal's deposits are currently insured by the Savings Association Insurance Fund ("SAIF") of the FDIC and it is a member of the FHLB of Atlanta.

         Cecil Federal's primary business, as conducted through its two offices located in Elkton and North East, Maryland, is the origination of mortgage loans secured by single-family residential real estate located primarily in Cecil County, Maryland, with funds obtained through the attraction of deposits, primarily certificate accounts with terms of 60 months or less, savings accounts and transaction accounts. To a lesser extent, Cecil Federal also makes loans on commercial and multi-family real estate, construction loans on one- to four-family residences, home equity loans and land loans. Cecil Federal also makes consumer loans including education loans, personal and commercial lines of credit, automobile loans and loans secured by deposit accounts. Cecil Federal purchases mortgage-backed securities and invests in other liquid investment securities when warranted by the level of excess funds.

         Cecil Federal has two wholly owned subsidiaries, Cecil Service Corporation and Cecil Financial Services Corporation. Cecil Service Corporation's primary business is leasing agent for the North East Plaza Branch, and Cecil Financial Services Corporation offers a full range of brokerage and investment services at Cecil Federal's two branches, through a partnership with UVEST Investment Services.

                                     (iii)

         Cecil Bancorp's executive offices are located at 127 North Street, Elkton, Maryland 21921. The telephone number is (410) 398-1650.

         Columbian Bank, a Federal Savings Bank . Columbian was originally chartered by the State of Maryland in 1893. The Bank became a member of the FHLB System and obtained federal deposit insurance in October 1985. In January 1989, Columbian converted to a federal stock institution and on September 26, 1990, Columbian changed its name to Columbian Bank, a Federal Savings Bank and became a federally chartered stock savings bank.

         The Bank's principal business consists of accepting deposits from the general public and investing those funds in mortgage loans and other investments permitted to federal savings banks. The Bank's principal market area is Harford County, Maryland, which it serves through its office located in Havre de Grace, Maryland Harford County is located approximately 25 miles from Baltimore, Maryland and 20 miles from Wilmington, Delaware. Although Harford County is primarily rural, it has experienced significant population growth in recent years due to its proximity to these metropolitan areas. In terms of assets and deposits, Columbian is the smallest depository institution currently serving Harford County. The Bank is the only locally owned and operated savings bank in Havre de Grace.

         At March 31, 1998, Columbian had total assets of $30.2 million, deposits of $27.6 million, net loans receivable of $18.6 million, cash and investment securities of $10.6 million and stockholders' equity of $2.1 million.

         Columbian's executive offices are located at 303-307 St. John Street, Havre de Grace, Maryland 21078, and its main telephone number is (410) 939-2313.

THE MERGER

         General. The Merger Agreement provides for the acquisition of Columbian by Cecil Bancorp as follows: (1) Cecil Bancorp will organize Interim as a wholly owned interim federal savings bank (2) Interim will merge with and into Columbian with Columbian surviving as a wholly-owned subsidiary of Cecil Bancorp, and each outstanding share of Columbian's common stock will be automatically converted into the right to receive shares of Company Common Stock (and cash in lieu of fractional shares), based upon an exchange ratio as more fully described below and (3) the issued and outstanding shares of Interim common stock will be converted into an equal number of shares of Columbian common stock, all of which will be owned by Cecil Bancorp. Together these transactions are referred herein as the "Merger."

         The Board of Directors of Columbian considered the Merger and the terms of the Merger Agreement, including the Exchange Ratio, in light of economic, financial, legal, market and other factors and concluded that the Merger is in the best interests of Columbian and its stockholders. THE BOARD OF DIRECTORS OF COLUMBIAN UNANIMOUSLY RECOMMENDS THAT COLUMBIAN'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

         For additional information, see "The Merger -- General," "-- Background of the Merger" and "-- Reasons for the Merger and Recommendations of the Columbian Board of Directors" herein and the Merger Agreement attached as Annex A hereto.

         Conversion of Columbian Common Stock. Pursuant to the Merger Agreement, each share of Columbian Common Stock outstanding at the Effective Date (except for shares owned or held by Columbian or the Company (other than in a fiduciary capacity or in any 401(k) plan of Columbian), or Dissenting Shares) will be converted into the right to receive a number of shares of Company Common Stock, determined pursuant to the Exchange Ratio based upon the Cecil Trading Price. The Cecil Trading Price will be determined by the average of the closing price of a share of Company Common Stock (as reported by "Bloomberg Business News") for the last five days in which Company Common Stock was traded prior to OTS approval of the Merger, and the Exchange Ratio will therefore be set as follows:
(i) if the Cecil Trading Price is more than $29.375, the Exchange Ratio will be 1.5645; (ii) if the Cecil Trading Price is more than $27.00 and equal to or less than $29.375, the Exchange Ratio will be determined by dividing $45.96

                                     (iv)
by the Cecil Trading Price, and will be between 1.5645 and 1.7021; (iii) if the Cecil Trading Price is equal to or more than $20.00 and equal to or less than $27.00, the Exchange Ratio will be 1.7021; and (iv) if the Cecil Trading Price is less than $20.00, the Exchange Ratio will be determined by dividing $34.04 by the Cecil Trading Price. It is currently anticipated that a maximum of 128,053 shares of Columbian Common Stock will be outstanding at the Effective Date. Based on the closing price per share of Company Common Stock on _________, 1998, of $24.25, each share of Columbian Common Stock would be exchanged for 1.7021 shares of Company Common Stock. The actual number of shares to be received for each share of Columbian Common Stock at the Effective Date may be different from this amount depending on the Cecil Trading Price, as described above. In all cases, cash will be paid in lieu of fractional shares.

         Treatment of Stock Options. At the Effective Date, each option outstanding under Columbian's stock option plan shall be converted into an option to purchase the number of shares of Company Common Stock equal to the number of shares of Columbian Common Stock issuable immediately prior to the Effective Date upon exercise of such option (without regard to restrictions on exercisability) multiplied by the Exchange Ratio upon the same terms and conditions under the relevant option as were applicable immediately prior to the Effective Time, except that the exercise price will be equal to the exercise price of the option prior to the Effective Date divided by the Exchange Ratio. For additional information, see "The Merger -- Treatment of Columbian Stock Options" herein.

         Exchange of Stock Certificates. Prior to the Effective Date, the Company will appoint an exchange agent (the "Exchange Agent") to effect the exchange of stock certificates in connection with the Merger. As soon as practicable after the Effective Date, the Exchange Agent will send a notice and letter of transmittal to each Columbian stockholder of record at such date advising such stockholder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Columbian Common Stock in exchange for new certificates of Company Common Stock and cash in lieu of fractional shares. Promptly following receipt of such notice and transmittal form, holders of Columbian Common Stock certificates should surrender their certificates in accordance with the specified procedures. Upon surrender, each Columbian Common Stock certificate will be canceled. See "The Merger -- Conversion of Columbian Common Stock -- Exchange of Columbian Stock Certificates."

         Dissenters' Appraisal Rights. Pursuant to Section 552.14 of Title 12 of the Code of Federal Regulations, stockholders of Columbian will have dissenters' appraisal rights in connection with the Merger. Such rights will entitle stockholders who do not vote in favor of the Merger Agreement and who comply with certain other conditions to receive the appraised value of their shares of Columbian Common Stock rather than receiving the Merger Consideration. Stockholders desiring to exercise their appraisal rights should be aware that the failure to comply strictly with the provisions of Section 552.14 may result in the waiver or forfeiture of their appraisal rights. A stockholder who votes in favor of the Merger Agreement will have waived such stockholder's rights of appraisal and will nullify any previously filed written demand for appraisal. See "The Merger -- Dissenters' Rights of Appraisal" and Annex B hereto.

         Voting Agreement. Concurrent with the execution of the Merger Agreement, each of the Directors of Columbian entered into an agreement with the Company (the "Voting Agreement") to vote their shares of Columbian Common Stock in favor of the Merger Agreement and the Merger. The Voting Agreement covers the shares of Columbian Common Stock beneficially owned by each of the Columbian Directors as of May 29, 1998, as well as any shares subsequently acquired. A total of __________ shares of Columbian Common Stock (a total of _____% of the shares outstanding as of the Record Date) are covered by the Voting Agreement. See "The Merger -- Voting Agreement."

         Conditions to the Merger. The obligations of the Company and Columbian to effect the Merger are solely and jointly subject to a number of conditions including, among other things, the receipt of Columbian stockholder and regulatory approval of the Merger and receipt of an opinion with respect to the tax effects of the Merger. For additional information, see "The Merger -- Conditions to Consummation of the Merger" herein.

                                      (v)

     Required Regulatory Approvals. The Merger is subject to the approval of the OTS. Following approval of the Merger, the U.S. Department of Justice may review the Merger and raise objections on antitrust grounds. For additional information, see "The Merger -- Required Regulatory Approvals" herein.

         Termination of the Merger. The Merger Agreement may be terminated at any time before the Effective Date, whether before or after approval by Columbian stockholders, in a number of circumstances, including: (a) by mutual consent of the parties; (b) at the election of either party, if the closing of the Merger shall not have occurred on or before December 31, 1998; provided that the failure to close is not due to the failure of the terminating party to perform an obligation under the Merger Agreement; (c) by either party upon the occurrence of an event which renders satisfaction of one or more of the conditions to the obligations of the other party impossible; (d) by either party in the event of a breach by the other party of any representation, warranty or covenant contained in the Merger Agreement, which breach results in a material and adverse change as to the breaching party which would have a material adverse effect on the financial condition, business or operations of the breaching party and which breach cannot be or has not been cured within 30 days after the delivery of written notice to the breaching party of such breach; or (e) by either party if the Cecil Trading Price as determined pursuant to the Merger Agreement, is less than $17.625. For additional information, see "The Merger -- Amendment or Termination of the Merger Agreement."

         Stock Option. In connection with execution of the Merger Agreement, Cecil Bancorp and Columbian executed a Stock Option Agreement (the "Stock Option Agreement") pursuant to which Columbian granted Cecil Bancorp an option (the "Option") to purchase up to 14,993 authorized but unissued shares of Columbian Common Stock (constituting approximately 19.9 percent of the shares of Columbian Common Stock outstanding) at a price of $29.50 per share, such number of shares and exercise price being subject to adjustment under certain circumstances. The Option is exercisable only upon the occurrence and continuation of certain events that could jeopardize consummation of the Merger pursuant to the terms of the Merger Agreement. For additional information about the Stock Option Agreement, see "The Merger -- Stock Option Agreement" and the text of the Stock Option Agreement, which is attached to the Merger Agreement as Exhibit B, which agreement is attached hereto as Annex A.

         Opinion of Financial Advisor. The Board of Directors of Columbian has received a written opinion of RP Financial, LC. ("RP Financial"), Columbian's financial advisor, that, as of the date of such opinion, based upon and subject to the assumptions, factors and limitations set forth therein, the Merger Consideration is fair to the stockholders of Columbian from a financial point of view. RP Financial's opinion is updated as of the close of business on _________, 1998. A copy of RP Financial's opinion dated __________, 1998 is attached as Annex E hereto, and the description set forth herein is qualified in its entirety by reference to this opinion. See "The Merger -- Opinion of Financial Advisor."

         Interests of Certain Persons in the Merger. Certain members of Columbian's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of Columbian generally. Those interests relate to, among other things, officer's employee benefits and employment agreements, and provisions in the Merger Agreement regarding indemnification and director and officer insurance information.

         For additional information, see "The Merger -- Management after the Merger," "-- Employee Benefit Plans after the Merger" and "-- Interests of Certain Persons in the Merger" herein.

         Federal Income Tax Consequences. The Company and Columbian will rely upon an opinion of Housley Kantarian & Bronstein, P.C. to the effect that, among other things, (i) the Merger will be treated for federal income tax purposes as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) a Columbian stockholder who receives Company Common Stock in exchange for Columbian Common Stock will not give rise to gain or loss to such stockholders, except for cash received for fractional shares redeemed or for Dissenting Shares. For additional information, see "The Merger -- Federal Income Tax Consequences" herein.

                                     (vi)

         Accounting Treatment. The Merger will be accounted for as a pooling of interests transaction, in accordance with generally accepted accounting principles, so that there will not be any adjustments to the carrying value of Columbian's assets and liabilities reflecting their fair values at the date of the Merger.

COMPARISON OF STOCKHOLDER RIGHTS

         As a result of the Merger, holders of Columbian Common Stock, whose rights are presently governed by federal law and regulations and the Charter and Bylaws of Columbian, will become stockholders of the Company, a Maryland corporation. Accordingly, their rights will be governed by Maryland General Corporation Law, and the Articles of Incorporation and Bylaws of the Company. Certain differences arise from this change of governing law, as well as from distinctions between the Charter and Bylaws of Columbian and the Articles of Incorporation and Bylaws of the Company. These differences relate to the issuance of capital stock, payment of dividends, special meetings of stockholders, the rights of stockholders to dissent, vacancies on the Board of Directors, the number and term of directors, removal of directors, approval of mergers, consolidations, sale of substantially all assets and certain business combinations, limitations on acquisitions of capital stock, advance notice requirements for nominations of directors and presentation of new business at meetings of stockholders and amendment of the Charter and Bylaws of Columbian and the Articles of Incorporation and Bylaws of the Company. Further, the Company, as a general business corporation, will be able to enter into various lines of business unlike the Bank, which, as a regulated savings bank, is restricted in the businesses in which it may engage. See "The Merger -- Comparison of Stockholders' Rights."

                                     (vii)

                SELECTED FINANCIAL DATA FOR CECIL BANCORP, INC.

         Set forth below are selected consolidated financial and other data of Cecil Bancorp, Inc. This financial data should be read in conjunction with the Consolidated Financial Statements of Cecil Bancorp and Subsidiaries and notes thereto included in the Form 10-KSB for the year ended December 31, 1997 and the Form 10-Q for the quarter ended March 31, 1998, attached as Annex C and Annex D, respectively, to this Prospectus/Proxy Statement. Results for the three months ended March 31, 1998 should not be considered indicative of results to be expected for the year ended December 31, 1998.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                  AT                                AT DECEMBER 31,
                                               MARCH 31,       ----------------------------------------------------------
                                                 1998           1997         1996         1995         1994          1993
                                            --------------     ------       ------       ------       ------        -----
                                                                           (DOLLARS IN THOUSANDS)
Total amount of:
  Assets..................................  $  67,072         $  63,660    $  60,264    $  53,991    $  47,517     $44,783
  Loans receivable, net (1)...............     55,159            54,678       51,488       47,154       39,181      34,485
  Cash and investment securities..........      8,370             5,368        5,167        4,500        6,045       8,498
  Mortgage-backed securities..............      1,627             1,817        2,165          872        1,026         545
  Savings accounts........................     56,134            52,954       47,365       44,649       39,500      41,064
  Borrowings..............................      1,750             1,750        4,500        1,250           --          --
  Stockholders' Equity....................      7,592             7,484        7,053        7,031        7,073       3,216
--------------------------------------------------------------------------------------------------------------------------
Number of:
  Real estate loans outstanding...........      1,711             1,202        1,194        1,131        1,328       1,023
  Savings accounts........................      7,298             7,222        6,755        6,533        6,326       6,302
  Offices.................................          2                 2            2            2            2           2

----------
(1)      Includes loans held for sale and mortgage-servicing rights.

                                    (viii)

CONSOLIDATED SUMMARY OF OPERATIONS

                                         THREE MONTHS ENDED
                                              MARCH 31,                           YEAR ENDED DECEMBER 31,
                                        ----------------------    --------------------------------------------------------------
                                           1998         1997         1997         1996          1995        1994         1993
                                        ---------    ---------    ---------     --------      -------     ---------    ---------
                                                                              (IN THOUSANDS)
Interest income.......................  $   1,285    $   1,190    $   5,018     $  4,655      $ 3,975     $   3,218    $   3,249
Interest expense......................        640          578        2,438        2,236        1,867         1,557        1,609
Net interest income before provision
  for loan losses.....................        645          612        2,580        2,419        2,108         1,661        1,640
Provision for loan losses.............         23           10           87          103           35            34           28
                                        ---------    ---------    ---------     --------      -------     ---------    ---------
Net interest income after provision
  for loan losses.....................        622          602        2,493        2,316        2,073         1,627        1,612
Noninterest income....................         98           71          352          316          234           223          257
Noninterest expense (1)...............        476          433        1,842        2,015        1,794         1,334        1,209
Income before income taxes and
  cumulative effect of accounting
  change..............................        244          240        1,003          617          513           516          660
Federal income tax expense............         84           88          437          302          196           202          257
                                        ---------    ---------    ---------     --------      -------     ---------    ---------
Income before cumulative effect
  of accounting change................        160          152          566          315          317           314          403
Cumulative effect of accounting change         --           --           --           --           --            --           10
                                        ---------    ---------    ---------     --------      -------     ---------    ---------
Net income (2)........................  $     160    $     152    $     566     $    315      $   317     $     314    $     413
                                        =========    =========    =========     ========      =======     =========    =========
Other Comprehensive Loss
  Unrealized gain (losses) on investment
     securities, net of deferred taxes         (7)         (16)           6           11            5            (3)         N/A
                                        ---------    ---------    ---------     --------      -------     ---------    ---------
Comprehensive income..................  $     153    $     136    $     572     $    326      $   322     $     411    $     N/A
                                        =========    =========    =========     ========      =======     =========    =========
Basic earnings per common share.......  $    0.36    $    0.35    $    1.29     $   0.72      $  0.72     $    0.71    $     N/A
                                        =========    =========    =========     ========      =======     =========    =========
Diluted earnings per common share.....  $    0.36    $    0.35    $    1.28     $   0.72      $   N/A     $     N/A    $     N/A
                                        =========    =========    =========     ========      =======     =========    =========
Cash dividends paid per common share    $    0.10    $    0.10     $   0.63      $  0.56      $  0.56     $     N/A    $     N/A
                                        =========    =========    =========     ========      =======     =========    =========

---------
(1) For the year ended December 31, 1996, includes a one-time special assessment of $270,000 imposed by the Omnibus Consolidated Appropriations Act to fully fund the SAIF.
(2) After-tax effect to net income of the special assessment to fully fund the SAIF which was $166,000. Without the special assessment, net earnings would have been $481,000.

                                     (ix)

KEY OPERATING RATIOS

                                                        AT OR FOR THE
                                                     THREE MONTHS ENDED                    AT OR FOR THE
                                                           MARCH 31,                 YEAR ENDED DECEMBER 31,
                                                     --------------------       -------------------------------
                                                      1998         1997          1997         1996         1995
                                                     -------      ------        ------       ------       -----
PERFORMANCE RATIOS:
   Return on average assets (net income divided
      by average total assets).....................    1.97%       1.01%        0.90%        0.54%  (a)     0.62%

   Return on average equity (net income
      divided by average equity)...................    8.45        8.53         7.72         4.50   (b)     4.53

   Equity-to-assets ratio (average equity
      divided by average total assets).............   11.46       11.82        11.66        12.07          13.77

   Interest rate spread............................    3.81        3.91         4.01         3.90           3.88

   Net interest margin.............................    4.13        4.27         4.35         4.32           4.33

   Average interest-earning assets as a
     percentage of average interest-bearing
     liabilities...................................  107.87      109.00       108.32       110.63         111.69

ASSET QUALITY RATIOS:
   Nonperforming loans as a percentage
      of total loans...............................    0.76        0.77         1.10         0.50           0.46

   Nonperforming assets as a percentage
      of total assets..............................    1.08        0.64         0.95         0.43           0.40

   Net charge-offs to average loans................      --        0.02         0.06         0.04           0.06

   Allowance for loan losses as a
     percentage of total loans.....................    0.36        0.23         0.32         0.23           0.24

   Allowance for loan losses as a
     percentage of non-performing loans............   47.65       32.00        29.31        40.14          52.77

---------
(a) For the year ending December 31, 1996, this number is net of after-tax effect of special SAIF assessment. Without the special assessment, this ratio would have been 0.83%.
(b) For the year ending December 31, 1996, this number is net of after-tax effect of special SAIF assessment. Without the special assessment, this ratio would have been 6.88%.

                                      (x)

      SELECTED FINANCIAL DATA FOR COLUMBIAN BANK, A FEDERAL SAVINGS BANK

         Set forth below are selected financial and other data of Columbian Bank, a Federal Savings Bank. This financial data should be read in conjunction with the Financial Statements of Columbian Bank, a Federal Savings Bank and notes thereto included in this Prospectus/Proxy Statement. Results for the three months ended March 31, 1998 should not be considered indicative of results to be expected for the year ended December 31, 1998.

SELECTED FINANCIAL CONDITION DATA

                                                  AT                                AT DECEMBER 31,
                                              MARCH 31,       -----------------------------------------------------------
                                                 1998          1997         1996         1995         1994          1993
                                              ---------       ------       ------       ------       ------        -----
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total amount of:
    Interest bearing deposits in other banks  $ 1,651         $   1,638    $   1,097    $   3,003    $   2,170     $ 4,021
    Federal funds sold....................      1,009               572          200           50          100       2,850
    Investments available for sale........      2,516             2,385        2,135        2,568           --          --
    Investment held to maturity...........      2,500             2,845        4,099        3,499        6,770       3,363
    Mortgage backed securities............      2,254             2,348        3,140        4,062        4,559       5,086
    Loans receivable, net.................     18,615            18,805       18,513       17,635       15,575      14,164
    Assets................................     30,205            30,233       30,988       32,038       30,141      30,546
    Deposits..............................     27,630            27,642       28,772       29,715       27,981      28,503
    Stockholders' equity (1)..............      2,077             2,029        1,864        1,862        1,926       1,789
Book value per share......................      27.59             28.15        26.96        26.93        27.85       25.88

-----------
(1) Consists of net conversion proceeds and substantially restricted retained earnings both appropriated and unappropriated.

SUMMARY OF OPERATIONS

                                    THREE MONTHS ENDED
                                         MARCH 31,                             YEAR ENDED DECEMBER 31,
                                    -------------------       ----------------------------------------------------------
                                     1998         1997         1997           1996       1995         1994          1993
                                    ------       ------       ------         ------     ------       ------        -----
                                                                     (IN THOUSANDS)
Interest income..................   $    564     $     566    $   2,334    $   2,402    $   2,329    $   2,083     $  2,118
Interest expense.................        372           388        1,546        1,632        1,581        1,311        1,221
                                    --------     ---------    ---------    ---------    ---------    ---------     --------
Net interest income..............        192           178          788          770          748          772          897
Provision for loan losses........         --            --           --           24           77           --           42
                                    --------     ---------    ---------    ---------    ---------    ---------     --------
Net interest income after provision
    for loan losses..............        192           178          788          746          671          772          855
Other income.....................         15            13           96           59           30           34           31
Non-interest expense (1).........        147           136          634          794          761          563          563
Income tax provision (benefit)...         17            19           87          (17)         (19)          86          124
Cumulative effect of a change in
   accounting for income taxes...         --            --           --           --           --           --           25
                                    --------     ---------    ---------    ---------    ---------    ---------     --------
Net income (loss)................   $     43     $      36    $     163    $      28    $     (41)   $     157     $    225
                                    ========     =========    =========    =========    =========    =========     ========

PER COMMON SHARE
   Basic and diluted earnings
     (loss) per share before
     cumulative effect of a
     change in accounting for
     income taxes................   $   0.58     $    0.49    $    2.29    $    0.39    $   (0.58)   $    2.21     $   2.80
   Basic and diluted earnings per
      share for cumulative effect
      of a change in accounting
      for income taxes...........         --            --           --           --           --           --         0.36
                                    --------     ---------    ---------    ---------    ---------    ---------     --------
   Basic and diluted earnings
     (loss) per share............   $   0.58     $    0.49    $    2.29    $    0.39    $   (0.58)   $    2.21     $   3.16
                                    ========     =========    =========    =========    =========    =========     ========

Cash dividends paid (2)..........   $   0.10     $    0.10    $    0.30    $    0.20    $    0.40    $    0.30     $   0.30

-----------
(1) Increase for year ended December 31, 1995 is the result of accruing $200,256 to correct certain loan portfolio computational errors recently resolved.
(2) In 1998 and 1997, a 3% stock dividend was also paid.

                                     (xi)

                                    THREE MONTHS ENDED
                                         MARCH 31,                              YEAR ENDED DECEMBER 31,
                                    -------------------          ----------------------------------------------------------
                                     1998         1997            1997        1996        1995          1994         1993
                                    ------       ------          ------      ------      ------        ------       -------
                                                                      (IN THOUSANDS)
SELECTED RATIOS
    Return on Average Assets.....    0.57%        0.46%            0.53%        0.09%       (0.13)%       0.52%        0.77%
    Return on Average Equity.....    8.35         7.63             8.44         1.48        (2.19)        8.47        13.31
    Equity to Assets.............    6.88         6.08             6.71         6.02         5.81         6.39         5.86
    Dividend Pay-out Ratio.......   17.98        20.23            13.20        50.00          N/A        13.16         9.26

NUMBER OF:
    Real estate loans outstanding     329          293              339          299          283          296          268
    Savings accounts.............   2,579        2,631            2,575        2,602        2,701        2,528        2,530
    Offices open (full service)..       1            1                1            1            1            1            1

                                     (xii)

              PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)

PRO FORMA CONDENSED COMBINED BALANCE SHEET

         The following unaudited pro forma condensed combined balance sheet for Cecil Bancorp, post-Merger, has been prepared based on the historical consolidated balance sheets for Columbian and Cecil Bancorp as of March 31, 1998. This combined balance sheet gives effect to the Merger accounted for as a pooling of interests, based on each share of Columbian Common Stock exchanged on a tax-free basis for 1.7021 shares of Company Common Stock. The pro forma condensed combined balance sheet should be read in conjunction with the historical consolidated financial statements and notes thereto included elsewhere herein or incorporated herein by reference. The pro forma balance sheet is not necessarily indicative of the actual financial position that would have occurred had the Merger been consummated March 31, 1998, or that may be obtained in the future.

                                    (xiii)

                                                                    AT MARCH 31, 1998
                                             -------------------------------------------------------------
                                                                                PRO FORMA        PRO FORMA
                                             COLUMBIAN        CECIL BANCORP     ADJUSTMENTS      COMBINED
                                             ---------        -------------     -----------      ---------
                                                                          (IN THOUSANDS)
ASSETS
Cash and interest bearing cash............   $  2,082         $   4,826         $     --         $   6,908
Federal funds sold........................      1,009                --               --             1,009
Investment securities
    Securities held-to-maturity...........      2,500             3,008               --             5,508
    Securities available-for-sale.........      2,516               535               --             3,051
Mortgage-backed securities
    Securities held-to-maturity...........      2,254               378               --             2,632
    Securities available-for-sale.........         --             1,249               --             1,249
Loans held for sale.......................         --             1,094               --             1,094
Loans receivable, net.....................     18,615            53,962               --            72,577
Real estate owned.........................        374               317               --               691
Office properties, equipment and leasehold
    improvements..........................        342               642               --               984
Stock in Federal Home Loan Bank
   of Atlanta.............................        215               458               --               673
Accrued interest receivable...............        211               434               --               645
Mortgage servicing rights.................         --               103               --               103
Prepaid expenses..........................          3                59               --                62
Other assets..............................         84                 7               --                71
                                             --------         ---------         --------         ---------
    TOTAL ASSETS..........................   $ 30,205         $  67,072         $     --         $  97,277
                                             ========         =========         ========         =========
LIABILITIES
   Checks outstanding in excess of bank
      balance.............................         80                --               --                80
   Savings deposits.......................     27,630            56,134               --            83,764
   Advance payments by borrowers for
     property taxes and insurance.........        261               913               --             1,174
   Employee stock ownership debt..........         --               270               --               270
   Other liabilities......................        157               410               --               567
   Deferred taxes.........................         --                 3               --                 3
   Advances from Federal Home Loan Bank
     of Atlanta...........................         --             1,750               --             1,750
                                             --------         ---------         --------         ---------
     TOTAL LIABILITIES....................     28,128            59,480               --            82,608
                                             --------         ---------         --------         ---------
STOCKHOLDERS' EQUITY
   Common stock, $1.00 par value (Columbian)
      $.01 par value (Cecil) (1)..........         75                 5              (74)                6
   Additional paid in capital.............        523             4,000               74             4,597
   Employee stock ownership debt..........         --              (270)              --              (270)
   Deferred compensation - Management
     Recognition Plan.....................         --              (118)              --              (118)
   Retained earnings, substantially restricted  1,455             3,964               --             5,419
   Accumulated other comprehensive income.         24                11               --                35
                                             --------         ---------         --------         ---------
     TOTAL STOCKHOLDERS' EQUITY...........      2,077             7,592               --             9,664
                                             --------         ---------         --------         ---------
     TOTAL LIABILITIES AND
           STOCKHOLDERS' EQUITY...........   $ 30,205         $  67,072         $     --         $  97,277
                                             ========         =========         ========         =========

--------
(1) The pro forma adjustments to Cecil Bancorp's capital stock and paid-in capital accounts give effect to the issuance of 1.7021 shares of Company Common Stock in the Merger in exchange for each outstanding share of Columbian Common Stock. Represents the stated value of $.01 per share times the 128,153 shares of Company Common Stock deemed issued subsequent to the Merger. No consideration has been given in the pro forma amounts for cash payments made on fractional shares.

                                     (xiv)

PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

         The following unaudited pro forma condensed combined statements of earnings of the Cecil Bancorp Post-Merger have been prepared based upon the historical results of operations of Cecil Bancorp and Columbian for each of the three years ended December 31, 1997, 1996 and 1996 and for the three months ended March 31, 1998 and 1997. The pro forma condensed statements of earnings present the combined income and expense of Cecil Bancorp and Columbian and Columbian assuming the companies had been merged as of the beginning of the periods indicated. THE PRO FORMA RESULTS MAY NOT BE INDICATIVE OF THE RESULTS THAT WOULD HAVE OCCURRED IF THE MERGER HAD OCCURRED AS OF THE BEGINNING OF THE PERIODS INDICATED OR WHICH MAY BE OBTAINED IN THE FUTURE. THE PRO FORMA RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE HEREIN.

                                                             THREE MONTHS ENDED MARCH 31, 1998
                                            --------------------------------------------------------------
                                                                                PRO FORMA         COMBINED
                                             COLUMBIAN        CECIL BANCORP     ADJUSTMENTS      PRO FORMA
                                            -----------       -------------     -----------      ---------
                                                                     (IN THOUSANDS)
Interest income...........................  $       564       $   1,285         $     --         $   1,849
Interest expense..........................          372             640               --             1,012
                                            -----------       ---------         --------         ---------
Net interest income.......................          192             645               --               837
Provision for loan losses.................           --              23               --                23
                                            -----------       ---------         --------         ---------
Net interest income after
    provision for loan losses.............          192             622               --               814

Other income..............................           15              98               --               113
Noninterest expenses......................          147             476               --               623

Income before income taxes................           60             244               --               304
Income taxes..............................           17              84               --               101
                                            -----------       ---------         --------         ---------

Net income................................  $        43       $     160         $     --         $     203
                                            ===========       =========         ========         =========

--------------
(a) Based on combined weighted average shares deemed outstanding at the respective dates for Cecil Bancorp and Columbian, giving effect to the
    1.7021 exchange ratio applied to Columbian's outstanding shares. Computations are based on 570,735, 563,248, 560,016, 558,385 and 563,738 shares deemed outstanding for the three months ended March 31, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995. Diluted earnings per share for Cecil Bancorp, post-Merger is not presented based on materiality.

                                     (xv)

                                                           THREE MONTHS ENDED MARCH 31, 1997
                                            --------------------------------------------------------------
                                                                                PRO FORMA         COMBINED
                                             COLUMBIAN        CECIL BANCORP     ADJUSTMENTS      PRO FORMA
                                            -----------       -------------     -----------      ---------
                                                                          (IN THOUSANDS)
Interest income...........................  $       566       $   1,190         $     --         $   1,756
Interest expense..........................          385             578               --               966
                                            -----------       ---------         --------         ---------
Net interest income.......................          178             612               --               790
Provision for loan losses.................           --              10               --                10
                                            -----------       ---------         --------         ---------
Net interest income after
    provision for loan losses.............          178             602               --               780

Other income..............................           13              71               --                84
Noninterest expenses......................          136             433               --               569

Income before income taxes................           55             240               --               295
Income taxes..............................           19              88               --               107
                                            -----------       ---------         --------         ---------

Net income................................  $        36       $     152         $     --         $     188
                                            ===========       =========         ========         =========

--------------
(a) Based on combined weighted average shares deemed outstanding at the respective dates for Cecil Bancorp and Columbian, giving effect to the
     1.7021 exchange ratio applied to Columbian's outstanding shares. Computations are based on 570,735, 563,248, 560,016, 558,385 and 563,738 shares deemed outstanding for the three months ended March 31, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995. Diluted earnings per share for Cecil Bancorp, post-Merger is not presented based on materiality.

                                     (xvi)

                                                             YEAR ENDED DECEMBER 31, 1997
                                            --------------------------------------------------------------
                                                                                PRO FORMA         COMBINED
                                             COLUMBIAN        CECIL BANCORP     ADJUSTMENTS      PRO FORMA
                                            -----------       -------------     -----------      ---------
                                                                     (IN THOUSANDS)
Interest income...........................  $     2,334       $   5,018         $     --         $   7,352
Interest expense..........................        1,546           2,438               --             3,984
                                            -----------       ---------         --------         ---------
Net interest income.......................          788           2,580               --             3,368
Provision for loan losses.................           --              87               --                87
                                            -----------       ---------         --------         ---------
Net interest income after
    provision for loan losses.............          788           2,493               --             3,281

Other income..............................           96             352               --               448
Noninterest expenses......................          634           1,842               --             2,476

Income before income taxes................          250           1,003               --             1,253
Income taxes..............................           87             437               --               524
                                            -----------       ---------         --------         ---------

Net income................................  $       163       $     566         $     --         $     729
                                            ===========       =========         ========         =========

--------------
(a) Based on combined weighted average shares deemed outstanding at the respective dates for Cecil Bancorp and Columbian, giving effect to the
     1.7021 exchange ratio applied to Columbian's outstanding shares. Computations are based on 570,735, 563,248, 560,016, 558,385 and 563,738 shares deemed outstanding for the three months ended March 31, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995. Diluted earnings per share for Cecil Bancorp, post-Merger is not presented based on materiality.

                                    (xvii)

                                                              YEAR ENDED DECEMBER 31, 1996
                                            --------------------------------------------------------------
                                                                                PRO FORMA         COMBINED
                                             COLUMBIAN        CECIL BANCORP     ADJUSTMENTS      PRO FORMA
                                            -----------       -------------     -----------      ---------
                                                                    (IN THOUSANDS)
Interest income...........................  $     2,402       $   4,655         $     --         $   7,057
Interest expense..........................        1,632           2,236               --             3,868
                                            -----------       ---------         --------         ---------
Net interest income.......................          770           2,419               --             3,189
Provision for loan losses.................           24             103               --               127
                                            -----------       ---------         --------         ---------
Net interest income after
    provision for loan losses.............          746           2,316               --             3,062

Other income..............................           59             316               --               375
Noninterest expenses......................          794           2,015               --             2,809

Income before income taxes................           11             617               --               628
Income taxes..............................          (17)            302               --               285
                                            -----------       ---------         --------         ---------

Net income................................  $        28       $     315         $     --         $     343
                                            ===========       =========         ========         =========

--------------
(a) Based on combined weighted average shares deemed outstanding at the respective dates for Cecil Bancorp and Columbian, giving effect to the
    1.7021 exchange ratio applied to Columbian's outstanding shares. Computations are based on 570,735, 563,248, 560,016, 558,385 and 563,738 shares deemed outstanding for the three months ended March 31, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995. Diluted earnings per share for Cecil Bancorp, post-Merger is not presented based on materiality.

                                    (xviii)

                                                                YEAR ENDED DECEMBER 31, 1995
                                            --------------------------------------------------------------
                                                                                PRO FORMA         COMBINED
                                             COLUMBIAN        CECIL BANCORP     ADJUSTMENTS      PRO FORMA
                                            -----------       -------------     -----------      ---------
                                                                     (IN THOUSANDS)
Interest income...........................  $     2,329       $   3,975         $     --         $   6,304
Interest expense..........................        1,581           1,867               --             3,448
                                            -----------       ---------         --------         ---------
Net interest income.......................          748           2,108               --             2,856
Provision for loan losses.................           77              35               --               112
                                            -----------       ---------         --------         ---------
Net interest income after
    provision for loan losses.............          671           2,073               --             2,744

Other income..............................           30             234               --               264
Noninterest expenses......................          761             794               --             2,555

Income before income taxes................          (60)            513               --               453
Income taxes..............................          (19)            196               --               177
                                            -----------       ---------         --------         ---------

Net income................................  $       (41)      $     317         $     --         $     276
                                            ===========       =========         ========         =========

--------------
(a) Based on combined weighted average shares deemed outstanding at the respective dates for Cecil Bancorp and Columbian, giving effect to the
     1.7021 exchange ratio applied to Columbian's outstanding shares. Computations are based on 57-,735, 563,248, 560,016, 558,385 and 563,738 shares deemed outstanding for the three months ended March 31, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995. Diluted earnings per share for Cecil Bancorp, post-Merger is not presented based on materiality.

                                     (xix)

UNAUDITED PRO FORMA COMBINED PER SHARE DATA

         The following table presents selected per share data for the Company and Columbian on a historical and pro forma combined basis as if the Merger had been effective as of the dates or the beginning of the periods indicated.

         The Merger is expected to be accounted for as a pooling, and pro forma data is derived in accordance with such method. Such pro forma equivalent per share amounts as to net income or loss from continuing operations, dividends and book value are computed by multiplying the pro forma combined amounts by an Exchange Ratio of 1.7021. Such Exchange Ratio is based on the closing price per share of Company Common Stock on _________, 1998 of $______, and assumes that a total of 75,291 shares of Columbian Common Stock are outstanding at the Effective Date.

         Historical information for the Company and Columbian is derived from the respective consolidated financial statements incorporated by reference herein or included elsewhere herein. The pro forma results might not be indicative of the results that would have occurred if the Merger had occurred at the beginning of the periods indicated or which may be obtained in the future. The information below should be read in conjunction with such historical consolidated financial statements of the Company and the financial statements of Columbian.

                                           THREE MONTHS ENDED
                                                MARCH 31,                      YEAR ENDED DECEMBER 31,
                                         -----------------------       -------------------------------------
                                           1998           1997           1997          1996           1995
                                         --------       --------       --------      --------       --------
                                               (UNAUDITED)
Net income per common share:
  Cecil Bancorp historical.............  $     0.36     $    0.35      $   1.29      $     0.72     $    0.72
  Columbian historical.................        0.58          0.49          2.29            0.39         (0.58)
  Pro forma combined (1)...............        0.36          0.33          1.30            0.61          0.49
  Cecil Bancorp pro forma equivalent           0.36          0.33          1.30            0.61          0.49

Dividends declared per common share:
  Cecil Bancorp historical.............        0.10          0.10          0.63            0.56          0.56
  Columbian historical.................        0.10          0.10          0.30            0.20          0.40
  Pro forma combined (1)...............        0.09          0.10          0.52            0.47          0.48
  Cecil Bancorp forma equivalent.......        0.09          0.10          0.52            0.47          0.48

                                                            AT               AT
                                                        MARCH 31,        DECEMBER 31,
                                                           1998             1997
                                                      --------------     ------------
Book value per common share:
  Cecil Bancorp historical..........................    $16.15              $  15.92
  Columbian historical..............................     27.59                 28.15
  Pro forma combined (1)............................     16.16                 16.04
  Cecil Bancorp pro forma equivalent................     16.16                 16.04

-------------
(1) Per share data presented in the above table is based upon an Exchange Ratio of 1.7021 and the issuance of 128,153 and 122,687 shares of Company Common Stock for the three months ended March 31, 1998 and the year ended December 31, 1997, respectively.

                                     (xx)

                  INFORMATION CONCERNING THE SPECIAL MEETING

GENERAL

         This Prospectus/Proxy Statement is being furnished to the stockholders of Columbian as part of the solicitation of proxies by its Board of Directors from holders of the outstanding shares of Columbian Common Stock for use at the Special Meeting to be held on __________, 1998, and any adjournments thereof. This Prospectus/Proxy Statement, and the accompanying proxy card, are first being mailed to stockholders of Columbian on or about _________, 1998.

         The principal purpose of the Special Meeting is to consider and vote upon the approval of the Merger pursuant to which Columbian will become a subsidiary of Cecil Bancorp through a merger with an interim subsidiary of Cecil Bancorp, and the Merger Agreement by and among the Company and Columbian, which sets forth the terms and conditions of the Merger. See "The Merger -- Conversion of Columbian Common Stock." The Merger is subject to certain conditions, including regulatory approval of the OTS.

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

         The Board of Directors of Columbian has fixed the close of business on _________, 1998 as the record date (the "Record Date") for the determination of the Columbian stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of shares of Columbian Common Stock at the close of business on such date will be entitled to vote at the Special Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Special Meeting. On the Record Date, there were approximately ___ holders of record of the _________ shares of Columbian Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Columbian Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be treated as shares present at the Special Meeting for purposes of determining the presence of a quorum. The affirmative vote of at least two-thirds of the issued and outstanding shares of Columbian Common Stock is required to approve the Merger and the Merger Agreement. Each of the directors of Columbian has entered into a Voting Agreement with the Company in which they have agreed to vote all of the __________ shares of outstanding Columbian Common Stock beneficially owned by them (in their individual capacities) as of the Record Date FOR approval of the Merger and the Merger Agreement. See also "The Merger -- Voting Agreement."

         If the accompanying proxy card is properly executed and returned to Columbian in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AND
THE MERGER AGREEMENT. Except for procedural matters incident to the conduct of the Special Meeting, the Board of Directors of Columbian does not know of any matters other than those described in the Notice of Special Meeting that are to come before the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the Columbian proxy will vote the shares represented by such proxy on such matters as determined by a majority of Columbian's Board of Directors. Abstentions and broker non-votes will not be voted and therefore, with respect to the proposal to approve the Merger and the Merger Agreement, abstentions and broker non-votes will have the same effect as votes against approval of the proposal.

         The presence of a stockholder at the Special Meeting will not automatically revoke such stockholder's proxy. A stockholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Corporate Secretary of Columbian at its headquarters address or by attending the Special Meeting and voting in person.

         The cost of soliciting proxies for the Special Meeting will be borne by Columbian. In addition to use of the postal system, proxies may be solicited personally or by telephone or telegraph by directors, officers and employees of Columbian, who will not be specially compensated for such activities.


                                  THE MERGER

         The following information with respect to the Merger, insofar as it relates to matters contained in the Merger Agreement, including the exhibits thereto, is qualified in its entirety by reference to the full text of such agreement, which is attached as Annex A to this Prospectus/Proxy Statement and is incorporated by reference herein.

GENERAL

         The Merger Agreement provides for the acquisition of Columbian by Cecil Bancorp as follows: (1) Cecil Bancorp will organize Interim as a wholly owned interim federal savings bank (2) Interim will merge with and into Columbian with Columbian surviving as a wholly-owned subsidiary of Cecil Bancorp, and each outstanding share of Columbian's common stock will be automatically converted into the right to receive shares of Company Common Stock (and cash in lieu of fractional shares), based upon an exchange ratio as more fully described below and (3) the issued and outstanding shares of Interim common stock will be converted into an equal number of shares of Columbian Common Stock, all of which will be owned by Cecil Bancorp. For additional information regarding the Merger, see the Merger Agreement, which is attached as Annex A hereto.

BACKGROUND OF THE MERGER

         For more than 105 years, Columbian has operated as a community oriented savings institution, primarily serving the banking needs of the residents of Harford County in Northern Maryland. While Columbian's emphasis on accepting deposits from the general public and originating single-family mortgage loans has remained relatively constant over the years, the financial markets have changed considerably, especially due to the significant consolidation among financial institutions, both in Columbian's market area and nationwide. The Board of Directors has also recognized that Columbian would need to make significant investments in technology and facilities in order to continue to serve the growing Harford County market.

         These factors have caused the Board of Directors of Columbian to evaluate, from time to time, the relative merits of an affiliation with another financial institution versus continuing as an independent entity, as well as other strategies, with the goal of maximizing stockholder value, while maintaining its commitment to serving the residents of its market area. In January of 1998, the Planning Committee of Columbian discussed, as one possibility, a strategic merger with another small community bank as a means of accomplishing these goals. Discussions focused on the need to maximize the return on stockholders' equity in order to increase the price of Columbian's stock, the growth potential of Columbian as an independent entity, bank personnel issues and possible branch office expansion. The possibility of operating as a subsidiary of a larger financial institution was also discussed. A determination by the Planning Committee was made to engage RP Financial to assist Columbian in evaluating its options. In early March of 1998, RP Financial's engagement was approved by the full Board of Directors in order to assist the Board, and to determine a fair range of value for Columbian Common Stock if Columbian were to remain independent, and alternatively, in a sale of control scenario.

         Due to their overlapping market areas, Columbian President Donald F. Angert and Cecil Bancorp President Mary B. Halsey had, over the years, informally discussed the possibility of an affiliation between the institutions. The similarities in the community orientation of both institutions and the ways in which their market areas complemented each other made such a combination appear attractive. For Columbian stockholders, a business combination with Cecil Bancorp also would: (i) provide ownership in a larger financial institution with greater human resources and products and services; (ii) expand the market area served; (iii) enhance the combined institution's ability to compete; (iv) provide additional resources to direct to the potential new branch office facility in Havre de Grace, and; (v) provide for ownership in stock that is more liquid and returns a higher dividend rate than the Columbian Common Stock. In early April of 1998, Columbian, through RP Financial, received a verbal indication of interest from Cecil Bancorp suggesting a share exchange transaction in which Columbian stockholders would receive approximately $40.00 per share in Company Common Stock.

         Approximately one week thereafter, RP Financial met with Columbian's Board of Directors and addressed Columbian's fair market value as an independent institution and in a sale of control scenario. RP Financial concluded the price indicated by Cecil Bancorp was consistent with the fair market value of Columbian Common Stock in a merger scenario. Further discussion of Columbian's options resulted in the Board authorizing RP Financial to request additional information from Cecil Bancorp regarding the potential terms of a combination between the institutions.

         Approximately one week thereafter, Columbian, through RP Financial, received a written non-binding indication of interest which provided additional details of the proposed combination. In late April, Columbian authorized RP Financial and legal counsel to negotiate the terms of a definitive agreement with Cecil Bancorp. During early May, this negotiation process continued between representatives of Columbian and representatives of Cecil Bancorp.

         On May 26, 1998, Columbian's Board of Directors met with legal counsel to review and discuss the non-financial terms of the Merger Agreement. On May 27, 1998, Columbian's Board of Directors met with RP Financial to review and discuss the contents of the Merger Agreement from a financial perspective. RP Financial also provided the Board of Columbian with its written opinion that the Merger Consideration to be received by Columbian was fair from a financial point of view to Columbian's stockholders. On May 29, 1998, the Merger Agreement was executed by Columbian and Cecil Bancorp.

REASONS FOR THE MERGER AND RECOMMENDATIONS OF THE COLUMBIAN BOARD OF DIRECTORS

         The Board of Directors of Columbian believes that the terms of the Merger Agreement are fair to, and in the best interests of, Columbian and its stockholders. In addition, the Board of Directors of Columbian, by unanimous vote, approved the Merger Agreement and the transaction contemplated thereby and recommends that the stockholders of Columbian vote for approval and adoption of the Merger Agreement and the transaction contemplated thereby.

         In considering the terms and conditions of the Merger Agreement, the Board of Directors of Columbian considered a number of factors. It did not assign any relative or specific weights to the factors considered. The material factors considered were:

                  The Financial Terms and Structure of the Merger. The Board of
                  -----------------------------------------------
         Directors of Columbian is of the view that, based on historical and anticipated trading ranges for Company Common Stock, the value of the consideration to be received by the stockholders of Columbian represents a fair multiple of Columbian per share book value and earnings. The Board of Directors of Columbian believes that the Merger provides holders of the Columbian Common Stock with the opportunity to receive a premium over the prices per share of Columbian Common Stock at which individual purchases have occurred in the past and will enable them to participate as the Company stockholders, on a tax-deferred basis, in the expanded opportunities for growth and profitability made possible by the Merger. Additionally, the Board of Directors recognizes that the shares of Company Common Stock provide a somewhat more liquid investment as compared to shares of Columbian

          Common Stock. The Board of Directors of Columbian also considered that the Merger will qualify as a tax- free organization under the Code. See " -- Federal Income Tax Consequences."

                  The Non-Financial Terms of the Merger. The Board of Directors
                  -------------------------------------
         of Columbian considered the social and economic effect on the employees, depositors and customers of, and other dealings with, Cecil Bancorp and Cecil Federal, and on the communities in which Cecil Federal is located or operates. The Board of Directors of Columbian believes that the Merger and the resulting structure whereby Columbian will remain a separate subsidiary of Cecil Bancorp will result in a combined entity that is (i) committed to serving the banking and other financial needs of Columbian's depositors, employees, customers and communities, (ii) capable of competing relatively more effectively with larger financial institutions that have exerted increasing competitive pressures, (iii) well-capitalized, and (iv) emphasizes the local orientation that Columbian has exhibited over the last 105 years. Columbian's Board of Directors then concluded that the Company including Cecil Federal and Columbian would be an excellent successor to Columbian's existing owners.

         THE COLUMBIAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MERGER AGREEMENT AND THE MERGER BE ADOPTED AND APPROVED BY ALL
STOCKHOLDERS.

OPINION OF FINANCIAL ADVISOR

         The Columbian Board of Directors retained RP Financial in March 1998 as its financial advisor, which included negotiating financial terms of the Merger with Cecil Bancorp and rendering its opinion with respect to the Merger Consideration from a financial point of view to Columbian stockholders in the event Columbian entered into an agreement to be acquired. In requesting RP Financial's advice and opinion, the Columbian Board did not give any special instructions to RP Financial, nor did it impose any limitations upon the scope of the investigation that RP Financial might wish to conduct to enable it to give its opinion. RP Financial has delivered to Columbian its written opinion, dated May 27, 1998, and its updated opinion as of August __, 1998, to the effect that, based upon and subject to the matters set forth therein, as of the date thereof, the Merger Consideration is fair to the holders of Columbian Common Stock from a financial point of view. The opinion of RP Financial is directed toward the consideration to be received by Columbian stockholders and does not constitute a recommendation to any Columbian stockholder to vote in favor of approval of the Merger Agreement. A copy of the RP Financial opinion is set forth as Annex E to this Prospectus/Proxy Statement and should be read in its entirety by stockholders of Columbian. RP Financial has consented to the inclusion and description of its written opinion in this Prospectus/Proxy Statement.

         RP Financial was selected by Columbian to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities for a variety of purposes, including its expertise in connection with mergers and acquisitions of savings and loan associations, savings banks, savings and loan holding companies, commercial banks and bank holding companies. In recent years, RP Financial has provided certain planning and valuation work for Columbian. RP Financial also previously performed the annual valuation for Cecil Bancorp's employee stock ownership plan ("ESOP") since the ESOP was formed. RP Financial was engaged by Columbian on March 9, 1998, pursuant to the terms set forth in a mutually executed engagement letter ("Engagement Letter"). RP Financial estimates that it will receive from Columbian total professional fees of approximately $20,000, of which $15,000 has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the Merger. In addition, Columbian has agreed to indemnify and hold harmless to the fullest extent permitted by law, RP Financial, any affiliates of RP Financial, and the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under the Engagement Letter from and against any and all losses, claims, damages and liabilities, joint or several, that RP Financial may become obligated to pay, to which RP may become subject or for which RP Financial may become liable, in connection with any of the services rendered pursuant to or matters that are the subject or arise of the services rendered pursuant to the Engagement Letter, provided that Columbian will be under no obligation to indemnify RP Financial hereunder if a court of competent jurisdiction determines by a final nonappealable judgment that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Any time devoted by employees of RP Financial to situations for which indemnification is provided hereunder, shall be an indemnifiable cost payable by Columbian at the normal hourly professional rate chargeable by such employee. Columbian shall pay for or reimburse the reasonable expenses, including attorney's fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes to Columbian; (1) a written statement of RP Financial's good faith belief that it is entitled to indemnification hereunder; and (2) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification.

         In rendering its fairness opinion, RP Financial reviewed and analyzed the following material, the most recent of which includes: (i) the Merger Agreement including exhibits; (ii) financial and other information for Columbian, all with regard to balance and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations including (a) unaudited financial statements for the fiscal years ended December 31, 1995 through 1997;
(b) stockholder, regulatory and internal financial and other reports through March 31, 1998, (c) the most recent proxy statement for Columbian and (d) Columbian's management and Board comments regarding past and current business, operations, financial condition and future prospects; and (iii) financial and other information for Cecil Bancorp including (a) audited financial statements for the fiscal years ended December 31, 1996 and 1997, incorporated in Cecil Bancorp's Annual Report to Stockholders, (b) regulatory and internal financial and other reports through March 31, 1998, (c) Cecil Bancorp's Registration Statement on Form S-4 as filed with the Commission on July 1, 1998; and (d) Cecil Bancorp's management comments regarding past and current business, operations, financial condition and future prospects.

         In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning Columbian and Cecil Bancorp as furnished by the respective institutions to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and economic and demographic data. Columbian and Cecil Bancorp did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of Columbian or Cecil Bancorp.

         RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger as set forth in the Merger Agreement to be consummated. In rendering its opinion, RP Financial assumed that in the course of obtaining the necessary regulatory and governmental approvals for the Merger, no restriction will be imposed on Cecil Bancorp that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Merger Agreement.

         RP Financial's opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of May 27, 1998 and August __, 1998; events occurring after the most recent date could materially affect the assumptions used in preparing the opinion.

         In connection with rendering its opinion dated May 27, 1998 and updated as of August __, 1998, RP Financial performed a variety of financial analyses that are summarized below. Although the evaluation of the fairness, from a financial point of view, of the Merger Consideration was to some extent subjective based on the experience and judgment of RP Financial, and not merely the result of mathematical analyses of financial data, RP Financial relied, in part, on the financial analyses summarized below in its determinations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. RP Financial believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial took into account its assessment of general business, market, monetary, financial and economic conditions, industry performance and other matters, many of which are beyond the control of Columbian and Cecil Bancorp, as well as RP Financial's experience in securities valuation, its knowledge of financial institutions and its experience in similar transactions. With respect to the comparable transactions analysis described below, no public company utilized as a comparison is identical to Columbian and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition values of the companies concerned. The analyses were prepared solely for purposes of RP Financial providing its opinion as to the fairness of the Merger Consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results of values, which may be significantly more or less favorable than such estimates. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other.

         Comparable Transaction Analysis. RP Financial compared the Merger on the basis of stated multiples of reported earnings, tangible book value, assets and core deposit premium of Columbian implied by the Merger Consideration to be paid to the holders of Columbian Common Stock with the same ratios in pending and completed acquisitions of: (a) Maryland publicly-traded and non-publicly traded savings and loan associations and savings and loan holding companies, and
(b) MidAtlantic Region publicly-traded and non-publicly traded savings and loan associations and savings and loan holding companies.

         The Maryland acquisitions pending or completed from 1996 to date included ____ institutions with assets up to $_____ billion. The acquisition pricing ratios of this group were: (i) price/earnings ratios ranging from __.__ to __.__ times, with a median of __.__ times; (ii) price/tangible book ratios ranging from _____ to _____ percent, with a median of _____ percent; (iii) price/assets ratios ranging from __.__ to __.__ percent, with a median of __.__ percent; and (iv) core deposit premiums of __.__ to __.__ percent, with a median of __.__ percent.

         The MidAtlantic Regional acquisitions pending or completed from 1997 to date included _____ institutions with assets up to $____ billion. The acquisition pricing ratios of this group were: (i) price/earnings ratios ranging from _____ to ______ times, with a median of ______ times; (ii) price/tangible book ratios ranging from _____ to _______ percent, with a median of ______ percent; (iii) price/assets ratios ranging from ______ to _______ percent, with a median of ______ percent; and (iv) core deposit premiums of ______ to _______ percent, with a median of _____ percent.

         In comparison to both groups, Columbian was generally smaller and maintained lower levels of capitalization and profitability, both in terms of average assets and average equity. The common stock of Columbian maintained a lower level of liquidity to these groups on average. Additionally, Columbian operates a single office operation with limited products and services, compared to multi-branch operations and broader products and services of the two groups, on average. Columbian's acquisition pricing ratios for price/earnings, price/tangible book, price/assets and core deposit premium falls within the range of these two groups assuming the Merger Consideration was equivalent to the average of the closing price on the five most recent days that Cecil Bancorp stock traded through August __, 1998 ($_______). Specifically, the Merger Consideration of $_______, based on this average closing price indicated the following pricing ratios for shares of Columbian Common Stock, based on financial statements as of or for the 12 months ended March 31, 1998: _______ times core earnings; ____ percent of reported tangible book value; _____ percent of assets; and _______ percent premium on core deposits.

         No company or transaction used in this composite is identical to Columbian or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading values of the securities of the company or companies to which they are being compared.

         Discounted Cash Flow Analysis. Using a discounted cash flow analysis, RP Financial estimated the present value of future dividends based on Columbian's current payout ratio and potential growth in the payout ratio and the present value of the terminal value at the end of the fifth year under alternative strategies, reflecting a combination of a multiple to tangible book value and a multiple to earnings. Alternative strategies analyzed included a base case scenario, an increasing dividend scenario, a special dividend scenario, and increased earnings scenario and an aggressive growth scenario. The price/tangible book value and price/earnings multiples were derived from the comparable transaction analysis discussed above. The cash flows were then discounted to present values based on a discount rate selected after examining the earnings capitalization rate of publicly-traded banks, the Treasury yield curve (i.e. the risk-fee rate) and perceived investment risks in the Columbian Common Stock. The Merger Consideration exceeds the upper end of the range of discounted cash flows. For example, the present values derived from the alternative strategies incorporating a 10 percent discount rate and a terminal value based on the average of a price/tangible book value multiple of
1.70 times and an earnings multiple of 20 times, range from $______ to $______.

         Pro Forma Impact Analysis. RP Financial's analysis considered the pro forma impact of the Merger on Cecil Bancorp, including financial condition, operations, size, market area served, market capitalization of the stock and liquidity. The increased size, market capitalization and market area served is expected to position Cecil Bancorp as a more competitive institution. The increased number of shares as a result of the Merger is expected to favorably influence the liquidity of Company Common Stock. The Merger is estimated to be dilutive to Cecil Bancorp's pro forma tangible book value per share and dilutive to reported earnings per share before incorporating anticipated merger synergies and leveraging pro forma tangible capital.

         As described above, RP Financial's opinion and presentation to the Columbian Board was one of many factors taken into consideration by the Columbian Board in making its determination to approve the Merger Agreement. Although the foregoing summary describes the material components of the analyses provided by RP Financial as of May 27, 1998 and updated on August __, 1998, in connection with its opinion as of those dates, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as Annex E hereto, which Columbian's stockholders are urged to read in its entirety.

CONVERSION OF COLUMBIAN COMMON STOCK

         Exchange Ratio. Each share of Columbian Common Stock issued and outstanding at the Effective Date (other than shares owned or held by Columbian or the Company (other than in a fiduciary capacity or in any 401(k) plan of Columbian or Dissenting Shares)) will be converted into and represent solely the right to receive a number of shares of Company Common Stock determined pursuant to the Exchange Ratio based upon the Cecil Trading Price. The Cecil Trading Price will be determined by the average of the closing price of a share of Company Common Stock (as reported by "Bloomberg Business News") for the last five days in which Company Common Stock was traded prior to OTS approval of the Merger, and the Exchange Ratio will therefore be set as follows: (i) if the Cecil Trading Price is more than $29.375, the Exchange Ratio will be 1.5645;
(ii) if the Cecil Trading Price is more than $27.00 and equal to or less than $29.375, the Exchange Ratio will be determined by dividing $45.96 by the Cecil Trading Price, and will be between 1.5645 and 1.7021; (iii) if the Cecil Trading Price is equal to or more than $20.00 and equal to or less than $27.00, the Exchange Ratio will be 1.7021; and (iv) if the Cecil Trading Price is less than $20.00, the Exchange Ratio will be determined by dividing $34.04 by the Cecil Trading Price. It is currently anticipated that a maximum of _______ shares of Columbian Common Stock will be outstanding at the Effective Date. Based on the closing price per share of Company Common Stock on _________, 1998, of $______, each share of Columbian Common Stock would be exchanged for _______ shares of Company Common Stock. The actual number of shares to be received for each share of Columbian Common Stock at the Effective Date may be different from this amount depending on the Cecil Trading Price of Company Common Stock, as described above. In all cases, cash will be paid in lieu of fractional shares.

         No Fractional Shares. No fractional shares of Company Common Stock will be issued in the Merger. Instead, cash will be paid in lieu of any fractional share interests of Company Common Stock resulting from the Merger. No dividend or distribution with respect to Company Common Stock will be payable on or with respect to any fractional share interests, and no fractional share interest will entitle the owner thereof to vote or to any other rights of a stockholder of the Company. The applicable cash value of each fractional share interest will be equal to the product of such fraction multiplied by the Cecil Trading Price.

         Exchange of Columbian Stock Certificates. Prior to the Effective Date, the Company will appoint the Exchange Agent to effect the exchange of stock certificates in connection with the Merger. As soon as practicable after the Effective Date, the Exchange Agent will send a notice and transmittal form to each Columbian stockholder of record at the Effective Date whose Columbian Common Stock has been converted into Company Common Stock, advising such stockholder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Columbian Common Stock in exchange for new certificates of Company Common Stock and for cash in lieu of any fractional interest. Promptly following receipt of such notice and transmittal form, holders of Columbian Common Stock certificates should surrender their certificates in accordance with the specified procedures. Upon surrender, each Columbian Common Stock certificate will be canceled.

         Until surrendered, certificates that, prior to the Effective Date, represented outstanding shares of Columbian Common Stock will be deemed for all corporate purposes to evidence the right to receive cash in lieu of any fractional interest and the ownership of the number of whole shares of Company Common Stock into which such shares of Columbian Common Stock have been converted. Until such certificates are so surrendered, no dividend or distribution payable to holders of Company Common Stock as of any record date subsequent to the Effective Date will be paid to the holders of such certificates. However, upon surrender of such certificates, there will be paid to the record holder of the certificates of Company Common Stock issued in exchange therefor the amount of dividends or distribution that theretofore have become payable with respect to such shares of Company Common Stock along with the amount of cash, if any, payable to the holder in lieu of fractional shares. No interest will be payable with respect to such dividends or distribution or cash paid in lieu of fractional shares.

         If any certificate for shares of Company Common Stock is to be issued in a name other than the name in which the surrendered certificate is registered, it will be a condition of issuance that the certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting the transfer of such certificate either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of the certificate in a name other than the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         HOLDERS OF COLUMBIAN COMMON STOCK SHOULD NOT SURRENDER THEIR CERTIFICATES UNTIL THEY RECEIVE WRITTEN INSTRUCTIONS FROM THE EXCHANGE AGENT.

         Any shares of Columbian Common Stock owned or held by Columbian or the Company or any of its subsidiaries (other than in a fiduciary capacity or in any 401(k) plan of Columbian) at the Effective Date will cease to exist, and the certificates for such shares will be canceled.

TREATMENT OF COLUMBIAN STOCK OPTIONS

         After the Effective Date, each option outstanding under Columbian's option plan shall continue outstanding as an option to purchase, in place of the purchase of each share of Columbian Common Stock, the number of shares of Company Common Stock that would have been received by the optionee in the Merger had the option been exercised in full (without regard to any limitations contained therein on exercise) for shares of Columbian Common Stock immediately prior to the Merger upon the same terms and conditions under the relevant option as were applicable immediately prior to the Effective Date, except that the exercise price of each such option shall be adjusted to equal the exercise price which existed under the terms of such option prior to the Effective Date divided by the Exchange Ratio.

DISSENTERS' RIGHTS OF APPRAISAL

         Federal regulations entitle a stockholder who does not vote for the Merger to demand payment by Columbian of the fair or appraised value for his shares. A dissenting stockholder must deliver to Donald F. Angert, President, Columbian Bank, a Federal Savings Bank, 303-307 St. John Street, Havre de Grace, Maryland 21078, before voting on the Merger, written notice identifying himself and stating his intention thereby to demand appraisal of and payment for his shares. Such written notice must be separate from and in addition to any proxy or vote against the Merger. A proxy or vote against the Merger does not by itself constitute a demand for appraisal. In addition to making written notice of their demand appraisal, the stockholder must not vote in favor of the Merger. Stockholders who return executed but unmarked proxies will be deemed to have voted in favor of the Merger. Stockholders who abstain from voting on the Merger will not be deemed to have voted in favor of the Merger.

         Provided that such stockholder does not vote in favor of the Merger (or return an executed but unmarked proxy), and assuming the holders of the requisite number of shares approve the Merger and, then, within 10 days after the Effective Date, the Company shall (i) notify each stockholder entitled to such notice of the Effective Date, (ii) offer to pay to each such stockholder a specified price deemed by the Company to be the fair value for his shares, and
(iii) remind each dissenting stockholder that, within 60 days after the Effective Date, the stockholder must either agree with the Company on the fair value of his shares or file a petition with the OTS demanding determination of the fair market value of the shares, or the stockholder shall be deemed to have accepted the terms of the Merger. If within 60 days of the Effective Date, the fair value is agreed upon between the Company and a stockholder who is entitled to payment, such payment shall be made within 90 days of the Effective Date. Within 60 days of the Effective Date, each stockholder demanding appraisal and payment must, as a condition to exercise of his appraisal rights, submit to the Company his certificates of stock for placement of a notation thereon regarding the stockholder's demand of appraisal and payment. At any time within 60 days after the Effective Date, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms of the Merger.

         In the event that a fair value cannot be determined by the Company and a stockholder demanding appraisal and payment, an appraisal will be determined by the OTS, which shall direct payment by the Company in accordance with such appraised value upon surrender of the stockholder's stock certificate. The appraised value determined by the OTS may be more or less than the appraised value determined by the Company.

         The OTS has the right to apportion among all or some of the parties any expenses of any proceeding to demand the fair or appraised value of shares as it deems equitable. A copy of the governing federal regulation is attached hereto as Annex B and incorporated herein by reference.

         FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS UNDER FEDERAL REGULATIONS. All written demands for appraisal should be sent or delivered to Secretary, Columbian Bank, a Federal Savings Bank, 303-307 St. John Street, Havre de Grace, Maryland 21078, so as to be received prior to the vote at the Special Meeting.

         FAILURE TO COMPLY STRICTLY WITH THESE PROCEDURES WILL CAUSE THE STOCKHOLDER TO LOSE HIS DISSENTER'S RIGHTS. CONSEQUENTLY ANY STOCKHOLDER WHO DESIRES TO EXERCISE HIS DISSENTER'S RIGHTS IS URGED TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISES SUCH RIGHTS.

VOTING AGREEMENT

         As a condition to the Company entering into the Merger Agreement, each of the Directors of Columbian has entered into a Voting Agreement with the Company. The Voting Agreement provides that each of the Directors will vote all of their shares of Columbian Common Stock beneficially owned in favor of the Merger. The Voting Agreement prohibits each of the Directors from voting their shares in favor of any other merger or sale of all or substantially all of the assets of Columbian to any person other than the Company. The Voting Agreement prohibits the sale, assignment, or transfer of shares subject to the Voting Agreement. The Voting Agreement provides that it will terminate upon the earlier of (i) the Effective Date, (ii) the termination of the Merger Agreement or (iii) the abandonment of the Merger by mutual agreement of the Company and Columbian.

THE SURVIVING INSTITUTION

         In the Merger, Interim will merge into Columbian, as a result of which Columbian will be the surviving savings institution, and together with Cecil Federal, will be a subsidiary of Cecil Bancorp. The Merger will be undertaken subject to and upon the terms and conditions contained in the Merger Agreement dated May 29, 1998, and in the related Plan of Merger between Columbian and Interim. The charter and bylaws of Columbian in effect immediately before the Merger will be the charter and bylaws of Columbian immediately after the Merger and the current office of Columbian will continue to be the office of Columbian. Following the Merger, Columbian will operate as a subsidiary of Cecil Bancorp, under the name "Columbian Bank, a Federal Savings Bank." For additional information, see " --Management after the Merger," " -- Employee Benefit Plans after the Merger" and " -- Interests of Certain Persons in the Merger."

MANAGEMENT AFTER THE MERGER

         The directors of Columbian after the Merger will be the same as the directors of Columbian prior to the Merger, with the addition of Cecil Bancorp President Mary B. Halsey as an eighth director. The directors of Cecil Bancorp after the Merger will be the same as the directors of Cecil Bancorp prior to the Merger, with the addition of Columbian President Donald F. Angert and Director Robert L. Johnson to the Cecil Bancorp Board. Mr. Angert will also be added to the Cecil Federal Board of Directors. The officers of Columbian, Cecil Bancorp and Cecil Federal will not be affected by the Merger. Biographical and other information regarding the current Cecil Bancorp Directors is included in Cecil Bancorp's Form 10-KSB for the year ended December 31, 1998. Set forth below is biographical information for Mr. Angert and Mr. Johnson, each of whom has no prior relationship with Cecil Bancorp.

         Donald F. Angert was formerly the President and majority stockholder of Angert, Inc., for 21 years, a retail business with stores located in Harford County, Maryland. He has served as a director of the Columbian since 1968. He became President of Columbian in January 1989, and has been Chairman since 1994 in which capacity he presides at all meetings of the Board of Directors, appoints the Board Committees, and serves on an as-needed basis for the management of Columbian.

         Robert L. Johnson is currently employed by an agency of the United States Government located in Harford County, Maryland, and has been so employed since 1953. Since January 1989, he has served as Secretary/Treasurer of Columbian.

REPRESENTATIONS AND WARRANTIES

         Cecil Bancorp and Columbian have given certain representations and warranties to each other in the Merger Agreement relating to, among other things, the following: the validity of their organization; authorized capital; the accuracy and completeness of their financial statements, reports and material relating to them; the absence of any undisclosed liabilities, or material adverse changes in their business, financial conditions or results of operations or assets; the accuracy and completeness of information contained in this Prospectus/Proxy Statement; the quality of their respective loan portfolios; environmental hazards and claims; disclosure of financial advisory, broker, finders and similar fees; the existence of certain contracts; the absence of undisclosed material pending or threatened litigation; dividends paid and stock purchases and sales; ownership of their real property and assets; their standing under and compliance with applicable local, state and federal law and regulations; tax matters; the due authorization of the Merger Agreement; their authority to enter into the Merger Agreement and to undertake the transactions contemplated by it; eligibility for pooling of interests accounting treatment and a tax free reorganization; and the accuracy of all information provided to each other in connection with the Merger. Columbian has made additional representations as to its material contracts; labor relations, employment agreements or arrangements; and the quality of Columbian's loan portfolio. The Company has made additional representations as to the ownership, organization and status of its subsidiaries and Year 2000 status.

COVENANTS PENDING THE MERGER

         Columbian has agreed to give to the Company and its respective representatives and agents and the Company has agreed to give Columbian and its respective representatives and agents, full access (to the extent lawful) to all of the premises, books, records and employees of Columbian or Cecil, respectively, at all reasonable times, and to furnish to the other party, its agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in the Merger Agreement or on any list, schedules or certificates, to be delivered pursuant to the Merger Agreement, and such other documents, records, or information with respect to the business and properties of Columbian or Cecil upon request; provided, however, that any such inspection
                                    --------  -------
is conducted in such manner as not to interfere unreasonably with the operation of the business of the entity inspected and does not affect any of the representations and warranties under the Merger Agreement. Cecil and Columbian will give prompt written notice to the other party of any event or development which, had it existed or been known on the date of the Merger Agreement, would have been required to be disclosed under the Merger Agreement, that would cause any of its representations and warranties contained therein to be inaccurate or otherwise materially misleading, or which materially relate to the satisfaction of conditions set forth in the Merger Agreement.

         Pursuant to the Merger Agreement, and except as consented to by Cecil Bancorp in writing or as specifically allowed in the Merger Agreement, Columbian has agreed (i) to conduct its business only in the ordinary course, and maintain its books and records in accordance with past practices and not take any action that would (A) adversely affect or delay, the ability to obtain any governmental approvals of the Merger; (B) adversely affect Columbian's ability to perform its obligations under the Merger Agreement, or (C) adversely affect the Merger from being accounted for as a pooling of interests or constituting a tax-free reorganization. Further, Columbian has agreed that it will not, without the prior written consent of the Company: (i) declare, set aside or pay any dividend or make any other distribution with respect to Columbian's capital stock, or reacquire any of Columbian's outstanding shares, except that up to the Effective Date Columbian may pay its regular semi-annual cash dividend totaling not more than $16,000 through the remainder of 1998; (ii) issue or sell or buy any shares of capital stock of Columbian, except shares of Columbian common stock issued pursuant to exercise of options outstanding as of the date of the Merger Agreement or pursuant to the terms of the Stock Option Agreement; (iii) effect any stock split, stock dividend or other reclassification of Columbian's Common Stock; or (iv) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of Columbian or grant any stock appreciation or other rights with respect to shares of capital stock of Columbian.

         In addition, pursuant to the Merger Agreement, Columbian shall not, without the prior written consent of the Company: (i) sell or dispose of any assets of Columbian other than in the sale of single-family residential mortgage loans in the ordinary course of business; (ii) change or waive any provision of its charter or bylaws, except as provided in the Merger Agreement; (iii) grant to any employee of Columbian an increase in compensation, bonus or benefits except increases in compensation, bonus or benefits in the ordinary course of business to non-officer employees consistent with their past practice; (iv) adopt any new or amend or terminate any existing employment obligation, employee plans or benefit arrangements of any type; (v) authorize severance pay or other benefits for any employee of Columbian; (vi) incur any material obligation or enter into, amend or extend any material contract, except as may be necessary for Columbian to invest in government-backed securities, in accordance with past practice; (vii) engage in any lending activities not in the ordinary course consistent with past practice; (viii) form any new subsidiary; (ix) purchase any equity securities other than FHLB stock; (x) make any investment which would cause Columbian to not be a qualified thrift lender under the Home Owners' Loan Act ("HOLA"); (xi) borrow or agree to borrow any amount of funds; (xii) hire any new permanent employees except as may be consistent with past practice; (xiii) make any capital expenditures exceeding $20,000 in the aggregate except that Columbian shall be permitted to apply for and establish a branch office at Route 40 in Havre de Grace, Maryland; (xiv) establish interest and fee schedules related to Columbian's deposit products or lending products which materially differ from Columbian's past practice; (xv) merge into, consolidate with, affiliate with, or be purchased or acquired by, any other person or entity, or permit any other person or entity to be merged, consolidated or affiliated with it or be purchased or acquired by it; (xvi) make any material change in its accounting methods or practices, except changes as may be required by generally accepted accounting principles or by regulatory requirements; or (xvii) take or cause to be taken any action which would disqualify the Merger as a pooling of interests for accounting purposes or as a tax free reorganization under Section 368 of the Code.

NO SOLICITATION

         Columbian has agreed that it will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Columbian, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage, or otherwise initiate, encourage or solicit any "Takeover Proposal" (as defined below). Except as Columbian's Board of Directors' fiduciary duties may otherwise require, Columbian will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Columbian, directly or indirectly, to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal or to negotiate any Takeover Proposal with any person or entity, or to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. Further, Columbian has agreed to give prompt notice to the Company upon becoming aware of any Takeover Proposal. As defined in the Merger Agreement, a "Takeover Proposal" means any proposal, other than as contemplated by the Merger Agreement, for a merger or other business combination involving Columbian or for the acquisition of a ten percent (10%) or greater equity interest in Columbian, or for the acquisition of ten percent (10%) or more of the assets of Columbian)

STOCKHOLDER APPROVAL AND ADDITIONAL COVENANTS OF COLUMBIAN

         Columbian has further undertaken (i) to call, as soon as practicable, a meeting of its stockholders for the purpose of voting upon the Merger and related matters and in connection with such meeting, Columbian's Board of Directors shall recommend approval of the Merger, subject to their fiduciary duties, with such recommendation to be included in this Prospectus/Proxy Statement; (ii) to take all reasonable action to solicit from its stockholders proxies in favor of approval; (iii) to refrain from, without the prior approval of the Company, issuing or making, or permitting any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the other transactions contemplated thereby, except as required by law; (iv) to cooperate when issuing or making any press release, disclosure or statement with respect to the Merger or the other transactions contemplated by the Merger Agreement; (v) for its officers and directors (in their respective corporate capacities) to grant to the Company and the Resulting Association an irrevocable power of attorney to execute and deliver deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets and otherwise to carry out the purposes of the Merger Agreement; (vi) to furnish the Company, as soon as reasonably practicable after they become publicly available, its financial statements as contemplated in the Merger Agreement, to be prepared in conformity with generally accepted accounting principles ("GAAP"); (vii) to use all reasonable efforts to obtain as soon as practicable all consents and approvals of any third parties necessary or desirable for consummation of the Merger and other transactions contemplated by the Merger Agreement; (viii) to use all reasonable efforts to cause each affiliated person of Columbian for purposes of Commission Rule 145 and for purposes of qualifying the Merger for "pooling of interests" accounting treatment to deliver to the Company a written agreement which states that such person will not sell, pledge, transfer or otherwise dispose of any shares of the Company Common Stock or Columbian Common Stock now or hereafter held by such affiliated person, including, without limitation, the shares of the Company Common Stock to be received by such affiliated person, in the Merger: (A) otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder or (B) during the period commencing 30 days prior to the consummation of the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Cecil and Columbian; (ix) to update its disclosure schedule called for by the Merger Agreement five business days prior to the Effective Date, to reflect any matters which have occurred from and after the date the Merger Agreement was executed which would have been required to be described in the disclosure schedule provided at the time the Merger Agreement was executed; provided however, that no such update shall affect the conditions to the obligations of Columbian and

Cecil to consummate the transactions contemplated by the Merger Agreement and any and all changes reflected in any such update shall be considered in determining whether such conditions have been satisfied.

ADDITIONAL COVENANTS BY CECIL BANCORP

         The Company has undertaken (i) to prepare and file as soon as practicable after the date of the Merger Agreement all required applications for regulatory approval of the Merger and the other transactions contemplated by the Merger Agreement; (ii) to provide copies of each required application for regulatory approval to Columbian for review by Columbian and its counsel; (iii) to use all reasonable efforts to obtain prompt approval of each required application; (iv) to refrain from, without the prior approval of Columbian, issuing or making, or permitting any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the other transactions contemplated thereby, except as required by law; (v) to cooperate when issuing or making any press release, disclosure or statement with respect to the Merger or the other transactions contemplated by the Merger Agreement; (vi) to furnish to Columbian, as soon as reasonably practicable after they become publicly available, its financial statements for all periods prior to the Effective Date, and that such financial statements will be prepared in conformity with GAAP;
(vii) to use all reasonable efforts to obtain as soon as practicable all consents and approvals of any third parties necessary or desirable for consummation of the Merger and other transactions contemplated by the Merger Agreement; (viii) to take such necessary action, prior to the Effective Date, to cause (A) Interim to be organized as an interim Federal savings institution under the laws and regulations of the United States of America, and to ensure that Interim, after its organization and prior to the Effective Date has not, and will not engage in any activities other than in connection with, or as contemplated by the Merger Agreement, (B) Interim to become a wholly-owned subsidiary of the Company, (C) the directors and stockholder of Interim to approve the transactions contemplated by the Merger Agreement; (D) Interim to become a party to the Plan of Merger; and (E) Interim to have all corporate power and authority to consummate the transactions contemplated hereunder and to carry out all of its obligations with respect to such transactions; (ix) to use all reasonable efforts to cause each affiliated person of the Company for purposes of Commission Rule 145 and for purposes of qualifying the Merger for "pooling of interests" accounting treatment to deliver to the Company, a written agreement which states that such person will not sell, pledge, transfer or otherwise dispose of any shares of the Company Common Stock or Columbian Common Stock now or hereafter held by such affiliated person: (1) otherwise than in compliance with the applicable provisions of the 1933 Act and the rules and regulations thereunder or (2) during the period commencing 30 days prior to the consummation of the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of the Company and Columbian; (x) to refrain from taking any action between the date of the Merger Agreement and the Effective Date, that would (A) adversely affect or delay the ability to obtain the governmental approvals, (B) adversely affect the Company's ability to perform its obligations hereunder or (C) adversely affect the Merger from being accounted for as a pooling of interests or constituting a tax-free reorganization under Section 368 of the Code; (xi) to update its disclosure schedule called for by the Merger Agreement five days prior to the Effective Date, to reflect any matters which have occurred from and after the date which would have been required to be described in the disclosure schedule provided by the Company to Columbian at the time the Merger Agreement was executed; provided, however, that no such update shall affect the conditions to the obligations of Columbian and Cecil to consummate the transactions contemplated by the Merger Agreement and any and all changes reflected in any such update shall be considered in determining whether such conditions have been satisfied.

CONDITIONS TO THE MERGER

         The respective obligations of the Company and Columbian to effect the Merger are subject to the following conditions: (i) approval of the Merger Agreement and the Merger by the vote of at least two-thirds of the outstanding shares of Columbian Common Stock; (ii) the absence of any order which restrains or prohibits the Merger in any legal, administrative, arbitration, investigatory or other proceeding by any governmental or judicial or other authority; (iii) the satisfaction of all statutory and regulatory requirements for the valid consummation of the Merger and the receipt of all approvals of or the making of all filings with any governmental authority, including without limitation those of the OTS, the Federal Trade Commission, the U.S. Department of Justice, the Commission, and any state securities or blue sky authorities, and any waiting periods shall have expired; (iv) the Registration Statement shall have been declared effective and is not subject to a stop order of the Commission and, if the offer and sale of Company Common Stock is subject to the Blue Sky laws of any state, the registration with these states is not subject to a stop order of any state securities commissioner; (v) receipt of an opinion from Housley Kantarian & Bronstein, P.C. to both the Company and Columbian, in a form and content reasonably satisfactory to Cecil and Columbian, to the effect that (A) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (B) the exchange in the Merger of Columbian Common Stock for Company Common Stock will not give rise to gain or loss to stockholders of Columbian with respect to such exchange (except to the extent of any cash received for fractional shares redeemed, or Dissenting Shares), and (C) neither Columbian nor the Company will recognize gain or loss as a consequence of the Merger; (vi) the Company and Columbian shall have received a letter, dated as of the Closing, from their respective independent auditors to the effect that the Merger will qualify for pooling-of-interests accounting treatment under the Accounting Principles Board Opinion No. 16 and Commission Accounting Series Releases No. 130 and No. 135, as amended, if consummated in accordance with the Merger Agreement.

         The obligations of the Company to effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the following additional conditions: (i) there shall not have occurred any material adverse change in the financial condition, business or results of operations of Columbian other than any such change attributable to or resulting from changes in law, regulation or GAAP or interpretations thereof of general application to the banking and thrift industries; (ii) the representations and warranties of Columbian contained in the Merger Agreement shall be true and correct in all material respects at the Effective Date with the same effect as though made at the Effective Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except (A) as contemplated by the Merger Agreement, (B) as consented to in writing by the Company, or (C) for breaches of representations and warranties that would not have or reasonably be expected to have, a material adverse effect on the financial condition, business or operations of Columbian; (iii) Columbian shall have performed all obligations and complied with each covenant, in all material respects, under the Merger Agreement, on its part to be performed or complied with prior to the Effective Date, except for failures to perform or comply with such obligations and covenants which would not have or would not reasonably be expected to have, any material adverse effect on the financial condition, business or operations of Columbian and Columbian shall have delivered to Cecil Bancorp a certificate to that effect; (iv) the form and substance of all legal matters and papers delivered under the Merger Agreement shall be reasonably acceptable to the Company; (v) Columbian shall have obtained the consent or approval of each person, other than the governmental approvals, whose consent or approval shall be required in order to permit consummation of the Merger under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on Columbian or upon the consummation of the transactions contemplated by the Merger Agreement; (vi) no greater than six percent (6.0%) of the outstanding shares of Columbian Common Stock entitled to vote at the meeting of Columbian's stockholders to be held for the purpose of voting upon the Merger and related matters, shall have delivered the written notice of intent to demand payment and become Dissenting Shares pursuant to the applicable provisions of the OTS rules and regulations; (vii) Columbian shall not be a party to any pending litigation reasonably probable of being determined adversely to Columbian which would have a material adverse effect on the business, financial condition or results of operations of Columbian; (viii) all governmental approvals required hereunder to consummate the transactions contemplated hereby shall have been obtained without the imposition of any conditions which the Company reasonably and in good faith determines to be unduly burdensome upon the conduct of the business of the Company; (ix) the Company shall have received the letter agreements from all affiliated parties of Columbian; and (x) the Company shall have received from counsel to Columbian an opinion dated as of the Effective Date as specified in the Merger Agreement.

         The obligations of Columbian to effect the Merger and the other transactions contemplated by the Merger Agreement are further subject to the following additional conditions: (i) there shall not have occurred any material adverse change in the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole, other than any such change attributable to or resulting form changes in law, regulation or GAAP or interpretations thereof of general application to the banking and thrift industries; (ii) the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects at the Effective Date with the same effect as though made at the Effective Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except
(A) as contemplated by the Merger Agreement, (B) as consented to in writing by Columbian, or (C) for breaches of representations and warranties that would not have or reasonably be expected to have, a material adverse effect on the financial condition, business or operations of the Company; (iii) the Company shall have performed all obligations and complied with each covenant, in all material respects, under the Merger Agreement, on its part to be performed or complied with prior to the Effective Date, except for failures to perform or comply with such obligations and covenants which would not have or would not reasonably be expected to have, any material adverse effect on the financial condition, business or operations of the Company and its subsidiaries, taken as a whole and the Company shall have delivered to Columbian a certificate to that effect; (iv) the form and substance of all legal matters contemplated by the Merger Agreement and all related papers shall be reasonably acceptable to Columbian's counsel; (v) the Company shall not be a party to any pending litigation reasonably probable of being determined adversely to the Company which would have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole;
(vi) the Company shall have obtained from its affiliates the letter agreements from all affiliated parties of the Company (vii) the Exchange Agent shall have acknowledged in writing to Columbian receipt of the aggregate Merger Consideration (including a reasonable estimate of the amount of cash required to pay for fractional shares) for all shares of Columbian Common Stock to be acquired pursuant to the Merger Agreement; and (viii) Columbian shall have received from counsel to the Company, an opinion dated as of Effective Date as specified in the Merger Agreement.

STOCK OPTION AGREEMENT

         The summary information below concerning the material terms of the Stock Option Agreement is qualified in its entirety by reference to the full text of such agreement, attached in its entirety hereto as Exhibit B to the Merger Agreement attached hereto as Annex A.

         Under the Stock Option Agreement, Columbian has granted the Option to Cecil Bancorp to purchase up to 14,993 authorized but unissued shares of Columbian Common stock (constituting up to 19.9% of the outstanding Columbian Common stock on the date of grant of the Option and 16.7% of the shares of Columbian Common Stock that would be outstanding following the exercise of the Option) at a price of $29.50 per share. In the event of any change in Columbian Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option and the purchase price therefor will be adjusted appropriately. If any additional shares of Columbian Common Stock are issued or otherwise become outstanding after the date of the Stock Option Agreement (other than as contemplated in the Stock Option Agreement), the number of shares of Columbian Common Stock subject to the Option shall be adjusted so that, after such issuance, it does not exceed 19.9% percent of the number of shares of Columbian Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. The $29.50 exercise price was agreed to in negotiations between the parties.

         The Option is exercisable in whole or in part upon the occurrence of both a "Preliminary Purchase Event" and a "Purchase Event" (as such terms are defined below) and prior to an event which results in the termination of the Option. The Option shall terminate and be of no further force and effect upon the earliest to occur of: (i) the Effective Date of the Merger; (ii) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event, other than a termination of the Merger Agreement by Cecil Bancorp based upon a willful breach by Columbian of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (a "Default Termination"); (iii) 12 months after the termination of the Merger Agreement by Cecil Bancorp pursuant to a Default Termination; and (iv) 12 months after termination of the Merger Agreement (other than pursuant to a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event.

         A "Purchase Event" would be any of the following events: (i) any person (other than Cecil Bancorp or any subsidiary of Cecil Bancorp) shall have acquired beneficial ownership of or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of Columbian Common Stock; or (ii) without the Company's prior written consent, Columbian shall have authorized, recommended or publicly proposed, or publicly announced the intention to authorize, recommend or propose, or entered into an agreement with any person (other than the Company or any of its subsidiaries) to effect (A) a merger, consolidation or similar transaction involving Columbian or any of its subsidiaries, (B) the disposition by sale, lease, exchange or otherwise, of assets of Columbian or any of its subsidiaries representing in either case 15% or more of the consolidated assets of Columbian and its subsidiaries, or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Columbian or any of its subsidiaries (any of the foregoing, an "Acquisition Transaction")

         A "Preliminary Purchase Event" would be any of the following events:
(i) without Cecil Bancorp's prior written consent, Columbian shall have authorized, recommended or publicly proposed, or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Cecil Bancorp or any subsidiary of Cecil Bancorp) to effect (A) a merger, consolidation or similar transaction involving Columbian or any of its subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets of Columbian or any of its subsidiaries representing in either case 10% or more of the assets of Columbian or any of its subsidiaries, or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Columbian or any of its subsidiaries; (ii) any person (other than Cecil Bancorp or a Cecil Bancorp Subsidiary) shall have acquired beneficial ownership of, or the right to acquire beneficial ownership of, or any "group" shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 10% or more of the then-outstanding shares of Columbian Common Stock; (iii) any person (other than Cecil Bancorp or any subsidiary of Cecil Bancorp) shall have commenced, or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Columbian Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Columbian Common Stock (such an offer being referred to herein as a "Tender Offer" and an "Exchange Offer," respectively); (iv) (A) the holders of Columbian Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, (B) such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement or (C) Columbian's Board of Directors shall have withdrawn or modified in a manner adverse to Cecil Bancorp the recommendation of Columbian's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Cecil Bancorp or any subsidiary of Cecil Bancorp) shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (y) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (z) filed an application (or given notice), whether in draft or final form, under the HOLA, the Bank Merger Act or the Change in Bank Control Act of 1978, as amended, for approval to engage in an Acquisition Transaction; or (v) Columbian shall have intentionally and knowingly breached any representation, warranty, covenant or agreement contained in the Merger Agreement and such breach would entitle Cecil Bancorp to terminate the Merger Agreement, after (x) a bona fide proposal is made by any person (other than Cecil Bancorp or any subsidiary of Cecil Bancorp) to Columbian or its stockholders to engage in an Acquisition Transaction, (y) any person (other than Cecil Bancorp or any Subsidiary of Cecil Bancorp) states its intention to Columbian or its stockholders to make a proposal to engage in an Acquisition Transaction if the Merger Agreement terminates or (z) any person (other than Cecil Bancorp or any subsidiary of Cecil Bancorp) shall have filed an application or notice with any governmental entity to engage in an Acquisition Transaction.

         Columbian is required to notify Cecil Bancorp promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event, it being understood that the giving of such notice by Columbian shall not be a condition to the right of the holders of the Option to exercise the Option.

         In the event the holder of the Option wishes to exercise the Option, it shall send to Columbian a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise; and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the OTS, the FDIC, or any other governmental entity is required in connection with such purchase, Columbian shall cooperate with Cecil Bancorp in the filing of the required notice of application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods).

         The Stock Option Agreement also provides that Columbian may be required to repurchase the Option from Cecil Bancorp, together with any shares of Columbian Common Stock purchased by Cecil Bancorp pursuant thereto, at the election of Cecil Bancorp during the twelve months immediately following (i) the acquisition by one or more third parties of 50% or more of the outstanding shares of Columbian Common Stock (or the right to acquire 50% or more of such outstanding shares) or (ii) consummation of a transaction pursuant to an agreement under which Columbian had agreed to merge into or consolidate with a third party following which transaction Columbian will not be the continuing or surviving corporation or to sell 50% or more of the voting power of Columbian to a third party or to sell or otherwise transfer all or substantially all of Columbian's assets to a third party. The price of such repurchase is specified in the Stock Option Agreement. The Company's right to require Columbian to repurchase the Option terminates upon an event which results in termination of the Option.

REQUIRED REGULATORY APPROVALS

         The Merger is subject to the approval of the OTS. The Company has filed an application with the OTS for approval of the Merger. As of the date of this Prospectus/Proxy Statement, the approval of the OTS has not been received. There can be no assurance as to the timing of such approval, if given, or as to the conditions, if any, on which approval will be given. In addition, the approval, if and when granted, may contain conditions which the Company may find unduly burdensome. It is a condition to the Company's obligations to effect the Merger that such approval does not contain any conditions which the Company reasonably and in good faith determine to be unduly burdensome upon the conduct of the business of the Company. When such approval is received, material changes to the Merger Agreement, material conditions, or other changes of a material nature may be imposed by regulatory authorities in connection therewith which could require a resolicitation of Columbian's stockholders for approval. Following OTS approval of the Merger, the U.S. Department of Justice may review the Merger and raise objections on antitrust grounds. If the required regulatory approvals are not obtained, the Merger Agreement will be terminated, and the Merger will not occur.

EXPENSES

         Pursuant to the Merger Agreement, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated thereunder.

CLOSING; EFFECTIVE DATE

         As promptly as practicable following the approval of the Merger Agreement by Columbian's stockholders and the satisfaction or waiver of all conditions of the Merger Agreement, the closing shall take place at which the parties thereto will exchange documents required by the Merger Agreement. Immediately following the Closing, and on the same day if practicable, the Merger shall become effective at the time the articles of combination for the merger of Interim into Columbian are endorsed by the OTS, and this shall be the Effective Date of the Merger.

EMPLOYEE BENEFIT PLANS AFTER THE MERGER

         Cecil Bancorp will on and after the Effective Date, subject to the exercise of its business judgment in its sole discretion, use reasonable efforts to continue the employment of the employees of Columbian as of the Effective Date. No later than one year after the Effective Date, the continuing employees of Columbian will be eligible to receive medical, group hospitalization, dental, life and disability insurance benefits, as well as other employee benefits, under Cecil Bancorp's employee benefit plans. Except with respect to the Employee Stock Ownership Plan of Cecil Bancorp (the "ESOP") no later than one year after the Effective Date, the continuing employees of Columbian shall be entitled to participate in all employee benefit plans sponsored by Cecil Bancorp or any of the Cecil Bancorp subsidiaries to the same extent as other employees of Cecil Bancorp holding comparable positions and such employees will receive credit for their prior period of service to Columbian for purposes of determining eligibility, participation and vesting in all Cecil Bancorp or Cecil Bancorp subsidiaries employee benefit plans and for receiving other employee benefits. Until continuing employees of Columbian become participants in the Cecil Bancorp employee benefit plans, as described above, Columbian's medical, group hospitalization, dental, life and disability insurance and other employee benefit plans shall remain in effect.

         For a period of one year after the Effective Date, the continuing employees of Columbian shall be entitled to participate in Columbian's profit sharing plan, which Plan (and the benefits or assets held thereby), upon its termination, shall be for the benefit of the continuing employees of Columbian. Such Columbian profit sharing plan shall terminate upon the participation of the continuing employees of Columbian in Cecil Bancorp's retirement plan. Upon the Effective Date, the continuing employees of Columbian shall be entitled to participate in the ESOP as employees of Columbian as a subsidiary of Cecil Bancorp, provided however, that for purposes of determining eligibility for, and vesting of benefits under the ESOP, service with Columbian prior to the Effective Date shall not be treated as service with Cecil Bancorp as employer.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of Columbian's management and its Board of Directors may be deemed to have certain interests in the Merger in addition to their interests as stockholders of Columbian generally. Columbian's Board of Directors was aware of these interests and considered them, among other matters, in unanimously approving the Merger Agreement. See "-- Reasons for the Merger and Recommendation of the Columbian Board of Directors."

         Boards of Directors. Two persons presently serving on the Board of Directors of Columbian, Donald F. Angert and Robert L. Johnson, will be appointed to the Board of Directors of Cecil Bancorp, and be compensated for serving as directors of Cecil Bancorp in accordance with compensation arrangements for all other Cecil Bancorp directors.

         Donald F. Angert, President of Columbian, will be appointed to the Board of Directors of Cecil Federal and he will be compensated for service as a director of Cecil Federal in accordance with the compensation arrangements for all other Cecil Federal directors. Ms. Mary Beyer Halsey, President of Cecil Bancorp and Cecil Federal, will be appointed to the Board of Directors of Columbian and will be compensated for service as a Director of Columbian in accordance with the compensation for all other Columbian directors.

         Employment Agreement and Rabbi Trust Arrangements. In addition, the Company will enter into an employment agreement with Ms. Kathleen Guzzo, commencing at the Effective Date and continuing for a period of one year. Under this agreement, Ms. Guzzo will be employed as a Vice President of Columbian for a salary of $49,000 per annum. In addition, Rabbi Trusts previously established for the benefit of Donald F. Angert and former Columbian employee Margaret Waldron will be maintained for the benefit of such individuals.

         Indemnification; Director and Officer Insurance. Pursuant to the Merger Agreement, from and after the Effective Date, Columbian (including any successor) shall indemnify, defend and hold harmless each person who is, or who becomes prior to the Effective Date, an officer or director of Columbian against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities, judgments or amounts that are paid in settlement of (which settlement shall require the prior written consent of Cecil Bancorp and Columbian, which consent shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation whether criminal, civil or administrative (each a "Claim") in which the indemnified party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Columbian if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Merger Agreement), regardless of whether such Claim is asserted or claimed prior to, or at or after, the Effective Date to the full extent permitted under applicable federal law or under Columbian's Charter and Bylaws. Columbian shall pay expenses in advance of the final disposition of any such action or proceeding to each indemnified party to the full extent permitted by federal law.

         From and after the Effective Date, the continuing directors and officers of Columbian, shall also have indemnification rights having prospective application in accordance with applicable Federal law and be covered by the directors and officers liability insurance policy of Cecil Bancorp and its subsidiaries on a basis at least equal to the coverage provided to persons in similar positions with Cecil Bancorp or any of the Cecil Bancorp Subsidiaries. Subject to availability and a cost of no greater than $20,000, Cecil Bancorp shall permit Columbian to purchase and keep in force for a period of at least three years following the Effective Date, directors' and officers' liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by Columbian's existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Effective Date or Cecil Bancorp, at its sole election, will procure such coverage pursuant to the existing liability insurance policy of Cecil Bancorp subject to the cost limitation set forth herein.

FEDERAL INCOME TAX CONSEQUENCES

         The Company and Columbian will rely upon an opinion of Housley Kantarian & Bronstein, P.C., to the following effect (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;
(ii) no gain or loss will be recognized by Columbian or Cecil Bancorp as a result of the Merger, (iii) no gain or loss will be recognized by a stockholder of Columbian who exchanges all of such stockholder's Columbian Common Stock solely for shares of Company Common Stock; (iv) the basis of shares of Company Common Stock to be received (not including any cash received for fractional shares which are deemed received for tax purposes) by a stockholder of Columbian will be the same as the basis of the Columbian Common Stock surrendered in exchange therefor; and (v) the holding period of the shares of Company Common Stock to be received by a stockholder of Columbian will include the period during which the stockholder held the shares of Columbian Common Stock surrendered in exchange therefor, provided that such Columbian Common Stock is held as a capital asset by such stockholder at the Effective Date.

         Cash payments made to the holders of Columbian Common Stock upon the exchange thereof in connection with the Merger either for fractional shares or Dissenting Shares (other than certain exempt entities and persons) will be subject to a 31.0% backup withholding tax under federal income tax law unless certain requirements are met. Generally, the Company will be required to deduct and withhold the tax if (i) the stockholder fails to furnish a taxpayer identification number ("TIN") or fails to certify under penalty of perjury that such TIN is correct, (ii) the Internal Revenue Service ("IRS") notifies the Company that the TIN furnished by the stockholder is incorrect, (iii) the IRS notifies the Company that the stockholder has failed to report interest, dividends or original issue discount in the past, or (iv) there has been a failure by the stockholder to certify under penalty of perjury that such stockholder is not subject to the 31.0% backup withholding tax. Any amounts withheld in collection of the 31.0% backup withholding tax will reduce the federal income tax liability of the stockholders from whom such tax was withheld. The TIN of an individual stockholder is that stockholder's Social Security number.

         THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S SITUATION. EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO PARTICULAR FACTS AND

CIRCUMSTANCES WHICH MAY BE UNIQUE TO SUCH STOCKHOLDER AND NOT COMMON TO STOCKHOLDERS AS A WHOLE AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF THE COMPANY COMMON STOCK RECEIVED IN THE MERGER.

ACCOUNTING TREATMENT

         Cecil Bancorp and Columbian expect to account for the Merger under the pooling-of-interests method of accounting under GAAP, and the availability of this accounting method is a condition to Cecil Bancorp's and Columbian's respective obligation to consummate the Merger. Assuming pooling-of-interests accounting treatment, the historical basis of the assets and liabilities of Columbian and Cecil Bancorp will be combined at the Effective Date and carried forward at their previously recorded amounts, and the stockholders' equity accounts of Columbian and Cecil Bancorp will also be combined. The consolidated income and other financial statements of Cecil Bancorp issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of Cecil Bancorp and Columbian as if the Merger had taken place prior to the periods covered by such financial statements. See "Pro Forma Unaudited Financial Information."


RESALE OF COMPANY COMMON STOCK; RESTRICTIONS ON TRANSFER

         The shares of Company Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of Columbian or the Company for purposes of Rule 145 under the Securities Act (generally, individuals or entities that control, are controlled by or are under common control with Columbian or the Company). Affiliates may not sell their shares of Company Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

         Columbian and Cecil Bancorp have agreed in the Merger Agreement to use their best efforts to cause each director, executive officer and other person who is an affiliate (for purposes of Rule 145) of Columbian and Cecil Bancorp to deliver to Cecil Bancorp a written agreement intended to ensure compliance with the Securities Act.

VOTE REQUIRED

         The affirmative vote of at least a two-thirds of the outstanding Columbian Common Stock is required for Columbian's stockholders to approve the Merger Agreement and the Merger. Each share of Columbian Common Stock outstanding at the close of business on the record date for the Special Meeting, ___________, 1998, is entitled to one vote on each matter to be considered at such meeting. Each of the Directors of Columbian has entered into a Voting Agreement with the Company in which they have agreed to vote all of the __________ shares of outstanding Columbian Common Stock beneficially owned by them as of the Record Date "FOR" approval of the Merger and the Merger Agreement.

                              CECIL BANCORP, INC.

         Cecil Bancorp was incorporated under the laws of the State of Maryland in July 1994. On November 10, 1994, Cecil Federal converted from mutual to stock form and reorganized into the holding company form of ownership as a wholly owned subsidiary of the Company. The Company is primarily engaged in the business of directing, planning and coordinating the business activities of Cecil Federal. The Company Common Stock is registered with the Commission under the Exchange Act. The Company is classified as a unitary savings institution holding company subject to regulation by the OTS. At March 31, 1998, the Company had total assets of $67.1 million and stockholders' equity of $7.6 million, on a consolidated basis.

         Cecil Federal is a community-oriented financial institution which commenced operations in 1959 as a Federal mutual savings and loan association. It converted to a Federal mutual savings bank in January 1993 and, effective November 10, 1994, Cecil Federal converted from mutual to stock form. Its deposits have been federally insured up to applicable limits, and it has been a member of the FHLB system since 1959. Cecil Federal's deposits are currently insured by the SAIF of the FDIC and it is a member of the FHLB of Atlanta.

         Cecil Federal's primary business, as conducted through its two offices located in Elkton and North East, Maryland, is the origination of mortgage loans secured by single-family residential real estate located primarily in Cecil County, Maryland, with funds obtained through the attraction of deposits, primarily certificate accounts with terms of 60 months or less, savings accounts and transaction accounts. To a lesser extent, Cecil Federal also makes loans on commercial and multi-family real estate, construction loans on one- to four-family residences, home equity loans and land loans. Cecil Federal also makes consumer loans including education loans, personal and commercial lines of credit, automobile loans and loans secured by deposit accounts. Cecil Federal purchases mortgage-backed securities and invests in other liquid investment securities when warranted by the level of excess funds.

         Cecil Federal has two wholly owned subsidiaries, Cecil Service Corporation and Northeastern Service Corporation. Cecil Service Corporation's primary business is leasing agent for the North East Plaza Branch and Northeastern Service Corporation's primary business is insurance agent for mortgage life and disability insurance for Cecil Federal's mortgage loan customers.

         The Company's executive offices are located at 127 North Street, Elkton, Maryland 21921. The telephone number is (410) 398-1650.

         For additional information regarding Cecil Bancorp's business and operations, reference is made to Cecil Bancorp's Form 10-KSB for the year ended December 31, 1997 and Cecil Bancorp's 10-Q for the quarter ended March 31, 1998, attached hereto as Annex C and D, respectively.

                    COLUMBIAN BANK, A FEDERAL SAVINGS BANK

         Columbian was originally chartered by the State of Maryland in 1893. Columbian became a member of the FHLB System and obtained federal deposit insurance in October 1985. In January 1989, Columbian converted to a federal stock institution and on September 26, 1990, Columbian changed its name to Columbian Bank, a Federal Savings Bank and became a federally chartered stock savings bank.

         Columbian's principal business consists of accepting deposits from the general public and investing those funds in mortgage loans and other investments permitted to federal savings banks. Columbian's principal market area is Harford County, Maryland. Harford County is located approximately 25 miles from Baltimore, Maryland and 20 miles from Wilmington, Delaware. Although Harford County is primarily rural, it has experienced significant population growth in recent years due to its proximity to these metropolitan areas. In terms of assets and deposits, Columbian is the smallest depository institution currently serving Harford County. Columbian is the only locally owned and operated savings bank in Havre de Grace.

         At March 31, 1998, Columbian had total assets of $30.2 million, deposits of $27.6 million and stockholders' equity of $2.1 million.

         Columbian's executive offices are located at 303-307 St. John Street, Havre de Grace, Maryland 21078, and its main telephone number is (410) 939-2313.

              BUSINESS OF COLUMBIAN BANK, A FEDERAL SAVINGS BANK

LENDING ACTIVITIES

         General. The principal lending activity of Columbian is the origination of conventional mortgage loans for the purpose of purchasing or refinancing owner-occupied, one- to four-family residential properties in its primary market area. At March 31, 1998, one- to four-family mortgage loans comprised $14.3 million, or 73.32%, of Columbian's gross loan portfolio. Columbian also originates or participates in loans for the construction or renovation of commercial property and residential housing developments and occasionally originates permanent financing upon completion. In addition, Columbian originates consumer loans secured by deposits, second mortgages on residential property, or automobiles, as well as unsecured personal loans and occasionally originates loans secured by commercial and nonresidential real estate.

         Loan Portfolio Composition. Set forth below is selected data relating to the composition of Columbian's loan portfolio by type of loan at the dates indicated. At March 31, 1998, Columbian had no concentrations of loans exceeding 10% of total loans other than as disclosed below.

                                                                                    AT DECEMBER 31,
                                            AT MARCH 31,            ----------------------------------------------
                                               1998                         1997                       1996
                                         ------------------         --------------------       -------------------
                                           AMOUNT      %              AMOUNT        %            AMOUNT       %
                                         ---------  -------         ----------   -------       ----------  -------
                                                                 (DOLLARS IN THOUSANDS)
Type of Loan:
------------
  Real estate - mortgage:
     Single-family residential.........  $  14,340    73.32%        $  14,137     72.02%       $  12,993     66.83%
     Construction......................      1,184     6.05             1,655      8.43            1,562      8.03
     Home equity and second mortgages        1,447     7.40             1,583      8.06            1,584      8.15
     Commercial........................      2,422    12.38             2,067     10.53            3,058     15.73
  Consumer loans:
     Installment.......................         17     0.09                19      0.10               32      0.16
     Savings account...................        148     0.76               169      0.86              214      1.10
                                         ---------  -------         ----------   -------       ----------  -------
                                            19,558   100.00%           19,630    100.00%          19,443    100.00%
                                                     ======                      ======                     ======
Less:
   Allowance for loan losses...........       (180)                      (180)                      (180)
   Loans in process....................       (618)                      (501)                      (605)
   Deferred loan origination fees......       (145)                      (144)                      (145)
                                         ---------                  ---------                  ---------
      Total............................  $  18,615                  $  18,805                  $  18,513
                                         =========                  =========                  =========

         Loan Maturity Schedule. The following table sets forth the estimated maturity of Columbian's loan portfolio at December 31, 1997 based on their contractual terms to maturity. The table does not include any estimate of prepayments or scheduled principal repayments which significantly shorten the average life of all mortgage loans and may cause Columbian's repayment experience to differ from that shown below. Demand loans, loans having no stated maturity, and overdrafts are reported as due in one year or less.

                                                              DUE AFTER      DUE AFTER      DUE AFTER
                               DUE DURING THE YEARS ENDING    3 THROUGH      5 THROUGH     10 THROUGH     DUE AFTER
                                     DECEMBER 31,              5 YEARS       10 YEARS       15 YEARS       15 YEARS
                             -----------------------------      AFTER         AFTER          AFTER          AFTER
                              1998        1999       2000      12/31/97      12/31/97       12/31/97       12/31/97      TOTAL
                             ------      ------     ------     --------      --------       --------       --------     -------
                                                                            (IN THOUSANDS)
Real estate - mortgage:
Single-family residential... $1,435      $  116     $   346    $    879      $ 2,547         $  2,939       $  5,875    $ 14,137
Construction................  1,421         234          --          --           --               --             --       1,655
Home equity and second
  mortgages.................    613          --         137         200          278              355             --       1,583
Commercial..................    867         208          19         224           60              689             --       2,067
Consumer....................    173          --          --          15           --               --             --         188
                             ------      ------     -------    --------      -------         --------       --------    --------
     Total.................. $4,509      $  558     $   502    $  1,318      $ 2,885         $  3,983       $  5,875    $ 19,630
                             ======      ======     =======    ========      =======         ========       ========    ========

         The following table sets forth at December 31, 1997, the dollar amount of all loans due one year after December 31, 1997 which have predetermined interest rates and have floating or adjustable interest rates.

                                                                       PREDETERMINED                FLOATING OR
                                                                            RATE                 ADJUSTABLE RATES
                                                                         ----------              ----------------
                                                                                   (IN THOUSANDS)
                  Real estate - mortgage:
                     Single family residential.......................    $   12,252              $      450
                     Construction....................................            --                     234
                     Home equity and second mortgages................           970                      --
                     Commercial......................................         1,173                      27
                  Consumer...........................................            15                      --
                                                                         ----------              ----------
                         Total.......................................    $   14,410              $      711
                                                                         ==========              ==========

         One- to Four-Family Residential Lending. Columbian's principal lending activity has been the origination of loans secured by first mortgages on existing one- to four-family residences in Columbian's market area. Columbian also originates a limited number of second mortgages and home equity loans secured by one- to four-family residences. The average mortgage loan amount has been between $100,000 and $150,000. At March 31, 1998, $14.3 million, or 73.32%, of Columbian's total loans were secured by first liens on one- to four-family residences, a substantial majority of which were existing, owner-occupied, single-family residences in Columbian's market area. At March 31, 1998, $1.5 million, or 10.49%, of Columbian's one- to four-family residential loans were adjustable rate mortgages ("ARMs"), and $12.8 million, or 89.51%, carried fixed rates.

         Columbian's one- to four-family residential mortgage loans generally are for terms of 15 to 30 years, amortized on a monthly basis, with principal and interest due each month. Columbian also originates mortgages with a balloon feature which allows Columbian to elect to renegotiate the loan after fifteen years at then-prevailing interest rates. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms. Borrowers may refinance or prepay loans at their option without penalty. These loans customarily contain "due-on-sale" clauses which permit Columbian to accelerate repayment of a loan upon transfer of ownership of the mortgaged property.

         Columbian's lending policies generally limit the maximum loan-to-value ratio on one- to four-family residential mortgage loans secured by owner-occupied properties to 95% of the appraised value, with private mortgage insurance required on loans with loan-to-value ratios in excess of 80%. The maximum loan-to-value ratio on mortgage loans secured by non-owner-occupied properties is also limited to 80%.

         Columbian's fixed-rate, one- to four-family residential mortgage loans are underwritten in accordance with applicable guidelines and requirements for sale to the Federal National Mortgage Association ("FNMA") in the secondary market. Columbian also invests, to a limited extent, in loans underwritten according to Federal Home Loan Mortgage Corporation ("FHLMC") standards.

         Columbian offers one- and three-year ARMs, one- to four-family residential mortgage loans. These loans are indexed to the 52-week rate on the one-year and three-year U.S. Treasury securities, respectively, plus a margin of 200 basis points. The rates at which interest accrues on these loans are adjustable every one or three years, generally with limitations on adjustments of two percentage points per adjustment period and six percentage points over the life of the mortgage.

         The retention of ARMs in Columbian's portfolio helps reduce Columbian's exposure to increases in prevailing market interest rates. However, there are unquantifiable credit risks resulting from potential increases in costs to borrowers in the event of upward repricing of ARMs. It is possible that during periods of rising interest rates, the risk of default on ARMs may increase due to increases in interest costs to borrowers. Further, ARMs which provide for initial rates of interest below the fully indexed rates may be subject to increased risk of delinquency or default as the higher, fully indexed rate of interest subsequently replaces the lower, initial rate. In order to mitigate such risk, Columbian qualifies borrowers at a rate equal to two percentage points above any discounted introductory rate. In addition, although ARMs allow Columbian to increase the sensitivity of its interest-earning assets to changes in interest rates, the extent of this interest sensitivity is limited by the periodic and lifetime interest rate adjustment limitations and the ability of borrowers to convert the loans to fixed-rates. Accordingly, there can be no assurance that yields on Columbian's ARMs will fully adjust to compensate for increases in Columbian's cost of funds. Finally, ARMs increase Columbian's exposure to decreases in prevailing market interest rates, although decreases in Columbian's cost of funds would tend to offset this effect.

         Construction Lending. Columbian also offers construction loans to qualified developers for construction of one-to four-family residences in Columbian's market area and has purchased participation interests in construction loans from other institutions. Typically, Columbian has emphasized lending to individuals to refurnish or rehabilitate multi-family dwellings or church buildings and construction of planned residential developments. Columbian lends on a limited basis to private developers for speculative single-family housing construction. These loans generally have adjustable interest rates and are underwritten in accordance with the same standards as Columbian's mortgages on existing properties, except the loans generally provide for disbursement in stages during a construction period from six to 12 months, during which period the borrower is required to make monthly payments of accrued interest on the outstanding loan balance. Construction loans generally have a maximum loan-to-value ratio of 80%. Borrowers must satisfy all credit requirements which would apply to Columbian's permanent mortgage loan financing for the subject property. While Columbian's construction loans generally require repayment in full upon the completion of construction, Columbian occasionally makes construction loans that convert to permanent loans following construction.

         At March 31, 1998, Columbian had $1.2 million in construction loans outstanding, comprising 6.05% of Columbian's gross loan portfolio. Columbian's largest construction loan at March 31, 1998 was a $500,000 participation (of which $333,000 was outstanding at March 31, 1998) in a $3.4 million commitment to fund construction of a residential condominium project of which $2.0 million is revolving.

         Construction financing generally is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, Columbian may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, Columbian may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment. The ability of a developer to sell developed lots or completed dwelling units will depend on, among other things, demand, pricing, availability of comparable properties and economic conditions. Columbian has sought to minimize this risk by limiting construction lending to qualified borrowers in Columbian's market area, limiting the aggregate amount of outstanding construction loans and imposing a stricter loan-to-value ratio requirement than required for one- to four-family mortgage loans.

         Multi-Family and Commercial Real Estate Lending. Columbian engages in the origination of multi-family and commercial real estate loans in order to benefit from the higher origination fees and interest rates, as well as shorter terms to maturity and repricing, than could be obtained from one- to four-family mortgage loans. Multi-family and commercial property lending, however, entails significant additional risks compared with one- to four-family residential lending. For example, such loans typically involve large loan balances to single borrowers or groups of related borrowers, the payment experience on such loans typically is dependent on the successful operation of the real estate project, and these risks can be significantly impacted by supply and demand conditions in the market for multi-family residential units.

         Columbian's multi-family residential loans are primarily secured by small apartment projects within Columbian's market area. The maximum loan amounts for such loans are $500,000 and may not exceed 80% of the lesser of cost or appraised value or purchase price whichever is less. Such loans generally amortize on the basis of a 30-year period and generally require a balloon payment after three years. Columbian also makes a limited number of commercial real estate loans for terms of up to 15 years with payments of principal and interest sufficient to fully repay the loan by maturity and may also underwrite certain commercial real estate loans for a shorter term with a balloon feature. The interest rates on commercial real estate loans are negotiated on a loan-by-loan basis. At March 31, 1998, Columbian's largest commercial real estate loan was to two individuals secured by industrial warehouse units. At March 31, 1998, multi-family and commercial loans totaled $2.4 million and comprised 12.38% of Columbian's gross loan portfolio.

         Home Equity and Second Mortgage Lending. Columbian also offers home equity lines of credit and second mortgage loans. Home equity lines of credit carry a variable rate, indexed to the Prime Rate as published in the Wall Street Journal plus 2.0%, adjusted monthly or may be originated on a fixed rate basis. Second mortgage loans are offered on a fixed rate basis and require payments of principal and interest monthly. The maximum term for a home equity line of credit or second mortgage loan is 15 years. Columbian will lend up to 80% of the appraised value of the underlying property less the amount outstanding on the first mortgage. At March 31, 1998, home equity and second mortgage loans totaled $1.4 million and comprised 7.40% of Columbian's gross loans outstanding.

         Consumer Lending. Columbian's consumer loans primarily consist of loans secured by deposit accounts at Columbian, automobile loans and personal loans. At March 31, 1998, Columbian had approximately $165,000 in consumer loans, or 0.85%, of Columbian's gross loan portfolio.

         Columbian makes loans secured by deposit accounts for up to 90% of the amount of the deposit. The interest rate on these loans generally is two percentage points above the rate paid on the deposit account, and interest is billed on a monthly basis. These loans are payable on demand, and the deposit account must be pledged as collateral to secure the loan. Columbian offers both new and used automobile loans. Columbian's automobile loans are generally underwritten in amounts not to exceed the loan value of the automobile, as published by the National Automobile Dealers Association for used vehicles or the Black Invoicing Book for new automobiles. A minimum down payment of 20% is required. The terms of such loans vary based on the age of the car and the amount financed up to a maximum of 60 months.

         Consumer loans generally involve more risk than first mortgage loans. Repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance as a result of damage, loss or depreciation, and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Further, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered. These loans may also give rise to claims and defenses by a borrower against Columbian, and a borrower may be able to assert against Columbian claims and defenses which it has against the seller of the underlying collateral. In underwriting consumer loans, Columbian considers the borrower's credit history, an analysis of the borrower's income, expenses and ability to repay the loan and the value of the collateral. Columbian's risks associated with consumer loans are further minimized by the modest amount of consumer loans made by Columbian that are not secured by certificates of deposit or otherwise guaranteed as to repayment. At March 31, 1998 Columbian had only $3,000 in unsecured personal loans.

         Loan Solicitation and Processing. Columbian's loan originations are derived from a number of sources, including referrals by realtors, builders, depositors, borrowers and mortgage brokers, as well as walk in customers. Loans are originated by Columbian's personnel who receive a salary. Applications for all fixed-rate one- to four-family real estate loans are underwritten in accordance with FNMA guidelines, and all of the loan applications for other types of loans are underwritten in accordance with Columbian's own comparable guidelines.

         Upon receipt of a completed loan application from a prospective borrower, a credit report and verifications are ordered to verify specific information relating to the loan applicant's employment, income and credit standing. It is Columbian's policy to obtain an appraisal of the real estate intended to secure a proposed mortgage loan from a fee appraiser approved by Columbian. It is Columbian's policy to record a lien on the real estate securing the loan and to obtain a title insurance policy which insures that the property is free of prior encumbrances. Borrowers must also obtain hazard insurance policies prior to closing and, when the property is in a flood plain as designated by the Department of Housing and Urban Development, paid flood insurance policies. Most borrowers are also required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which Columbian makes disbursements for items such as real estate taxes.

         The Board of Directors has the overall responsibility and authority for general supervision of Columbian's loan policies. The Board has established written lending policies for Columbian. Columbian's President and chief lending officer have authority to approve all consumer loans below $25,000, and the executive committee of the Board of Directors must approve loans at or above $25,000. All mortgage loans must be approved by the full Board of Directors.

         Loan applicants are promptly notified of the decision of Columbian. It has been management's experience that substantially all approved loans are funded.

         Interest Rates and Loan Fees. Interest rates charged by Columbian on mortgage loans are primarily determined by competitive loan rates offered in its market area and minimum yield requirements for loans purchased by the FNMA.
 Mortgage loan rates reflect factors such as prevailing market interest rate levels, the supply of money available to the savings industry and the demand for such loans. These factors are in turn affected by general economic conditions, the monetary policies of the federal government, including the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the general supply of money in the economy, tax policies and governmental budget matters.

         Columbian charges fees in connection with loan commitments and originations, rate lock-ins, loan modifications, late payments and changes of property ownership and for miscellaneous services related to its loans. Loan origination fees are calculated as a percentage of the loan principal. Columbian typically receives fees of between zero and three points (one point being equivalent to 1% of the principal amount of the loan) in connection with the origination of fixed-rate and adjustable-rate residential mortgage loans. The loan origination fee, net of certain direct loan origination expenses, is deferred and accreted into income over the contractual life of the loan using the interest method. If a loan is prepaid, refinanced or sold, all remaining deferred fees with respect to such loan are taken into income at such time.

         Nonperforming Assets. When a borrower fails to make a payment on a loan, immediate steps are taken to have the delinquency cured and the loan restored to current status. Once the payment grace period has expired (in most instances 15 days after the due date), a late notice is mailed to the borrower within five business days, and a late charge of five percent of the payment is imposed, if applicable. If payment is not promptly received, the borrower is contacted by telephone, and efforts are made to formulate an affirmative plan to cure the delinquency. If a loan becomes 30 days in default, a letter is mailed to the borrower requesting payment by a specified date. If a loan becomes 60 days past due, Columbian seeks to make personal contact with the borrower and also has the collateral property inspected. If a mortgage becomes 90 days past due, a letter is sent to the borrower demanding payment by a certain date and indicating that a foreclosure suit will be filed if the deadline is not met. If payment is still not made, management may pursue foreclosure or other appropriate action.

         The following table sets forth information with respect to Columbian's nonperforming assets at the dates indicated.

                                                                             AT            AT DECEMBER 31,
                                                                         MARCH 31,      --------------------
                                                                            1998          1997         1996
                                                                        ----------      --------     -------
                                                                              (DOLLARS IN THOUSANDS)
Loans accounted for on a nonaccrual basis: (1)
   Real estate - mortgage:
      Single-family residential......................................    $    --        $    49      $    99
      Construction...................................................         --             90           --
      Home equity and second mortgages...............................         --             --           --
      Commercial.....................................................         --             --          118
   Consumer..........................................................          3              6            1
                                                                         -------        -------      -------
      Total..........................................................    $     3        $   145      $   218
                                                                         =======        =======      =======

Accruing loans which are contractually past due 90 days or more:
   Real estate - mortgage:
      Single-family residential......................................    $    --        $    --      $    --
      Construction...................................................         --             --           --
      Home equity and second mortgages...............................         --             --           --
      Commercial.....................................................         --             --           --
   Consumer..........................................................         --             --           --
                                                                         -------        -------      -------
      Total..........................................................    $    --        $    --      $    --
                                                                         =======        =======      =======

      Total nonperforming loans......................................    $     3        $   145      $   218
                                                                         =======        =======      =======

Percentage of total loans............................................       0.02%          0.74%        1.18%
                                                                         =======        =======      =======
Other nonperforming assets (2).......................................    $   374        $   284      $   483
                                                                         =======        =======      =======
Loans modified in troubled debt restructurings.......................    $    --        $    --      $    --
                                                                         =======        =======      =======

----------
(1) Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a nonaccrual loan are allocated to principal and interest in accordance with the contractual terms of the loan.
(2) Other nonperforming assets represents property acquired by Columbian through foreclosure or repossession or accounted for as a foreclosure in-substance. This property is carried at the lower of its fair market value or the principal balance of the related loan, whichever is lower.

         During the three months ended March 31, 1998, gross interest income of $120 would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the respective periods. Interest on such loans included in income as of March 31, 1998 amounted to $120.

         At March 31, 1998, Columbian did not have any loans not currently classified as nonaccrual, 90 days past due or restructured but where known information about possible credit problems of borrowers causes management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as nonaccrual, 90 days past due or restructured.

         Other nonperforming assets of $374,000 consisted of four properties acquired through foreclosure. Such properties consisted of one small multi-family and three single-family dwellings, which were carried at $299,824 at March 31, 1998 and Columbian's participation in a townhouse project, which was carried at $74,514 at March 31, 1998.

         Asset Classification and Allowances for Losses. Federal regulations require savings institutions to classify their assets on the basis of quality on a regular basis. On a monthly basis, Columbian reviews its assets to determine whether any assets require classification or re-classification. An asset is classified as "substandard" if it is determined to be inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. An asset is classified as "doubtful" if full collection is highly questionable or improbable. An asset is classified as "loss" if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a "special mention" designation, described as assets which do not currently expose a savings institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management's close attention. Assets classified as substandard or doubtful require a savings institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, a savings institution must either establish specific allowances for loan losses in the amount of the portion of the asset classified loss, or charge off such amount. Federal examiners may disagree with a savings institution's classifications. If a savings institution does not agree with an examiner's classification of an asset, it may appeal this determination to the OTS Regional Director. At March 31, 1998, Columbian had $2,479 of assets classified as substandard and no assets classified as doubtful or loss. The aggregate of the aforementioned classifications represented 0.12% of Columbian's total assets and 0.008% of Columbian's tangible regulatory capital, at March 31, 1998.

         In originating loans, Columbian recognizes that credit losses will occur and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management's policy to maintain a general allowance for loan losses based on, among other things, regular reviews of delinquencies and loan portfolio quality, character and size, Columbian's and the industry's historical and projected loss experience and current and forecasted economic conditions. Columbian increases its allowance for loan losses by charging provisions for possible losses against Columbian's income. Federal examiners may disagree with the savings institution as to the appropriate level of the institution's allowance for loan losses.

         The OTS, along with the other federal banking regulators, adopted a joint policy statement on the adequacy of general valuation allowances applicable to all federally insured depository institutions. The policy statement provides that the primary responsibility for judging the adequacy of general valuation allowances lies with management. Examiners will evaluate the methodology and process used by management to establish such allowances. In addition, examiners will judge the adequacy of the allowance by calculating whether the allowance is at least equal to the following percentages of assets:
(i) the amount of estimated credit losses estimated to result over the next twelve months from unclassified and special mention assets based on annual net charge-offs experienced during the previous two or three years; (ii) 15% of substandard assets; and (iii) 50% of doubtful assets.

         Management actively monitors Columbian's asset quality and charges off loans and properties acquired in settlement of loans against the allowances for losses on loans and such properties when appropriate and provides specific loss reserves when necessary. Although management believes it uses the best information available to make determinations with respect to the allowances for losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

         Columbian's methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses that have not been identified but can be expected to occur. Management conducts regular reviews of Columbian's loans and evaluates the need to establish general and specific allowances on the basis of this review. General allowances are established by the Board of Directors on at least a quarterly basis based on an assessment of risk in Columbian's loans taking into consideration the composition and quality of the portfolio, delinquency trends, current charge-off and loss experience, the state of the real estate market and economic conditions generally. Specific allowances are provided for individual loans, or portions of loans, when ultimate collection is considered improbable by management based on the current payment status of the loan and the fair value or net realizable value of the security for the loan. At the date of foreclosure or other repossession or at the date Columbian determines a property is an "in-substance foreclosed" property, Columbian transfers the property to real estate acquired in settlement of loans at the lower of cost or fair value, less estimated selling costs. Fair value is defined as the amount in cash or cash-equivalent value of other consideration that a real estate parcel would yield in a current sale between a willing buyer and a willing seller. At March 31, 1998, Columbian held $374,000 in real estate acquired in settlement of loans. Any amount of cost in excess of fair value is charged-off against the allowance for loan losses. Columbian records an allowance for estimated selling costs of the property immediately after foreclosure. Subsequent to acquisition, the property is periodically evaluated by management and an allowance is established if the estimated fair value of the property, less estimated costs to sell, declines. If, upon ultimate disposition of the property, net sales proceeds exceed the net carrying value of the property, a gain on sale of real estate is recorded.

                                                     THREE MONTHS ENDED
                                                          MARCH 31,                  YEAR ENDED DECEMBER 31,
                                                 ---------------------------       ---------------------------
                                                    1998             1997             1997             1996
                                                 ----------       ----------       ----------       ----------
                                                                  (DOLLARS IN THOUSANDS)
Balance at beginning of period.................  $      180       $      180       $      180       $      156

Total charge offs..............................          --               --               --               --
                                                 ----------       ----------       ----------       ----------

Total recoveries...............................          --               --               --               --
                                                 ----------       ----------       ----------       ----------

Net loans charged off..........................          --               --               --               --
                                                 ----------       ----------       ----------       ----------

Provision for loan losses......................          --               --               --               24
                                                 ----------       ----------       ----------       ----------
Balance at end of period.......................  $      180       $      180       $      180       $      180
                                                 ==========       ==========       ==========       ==========

Ratio of net charge-offs to average
   loans outstanding during the period.........      --    %         --     %              --%              --%
                                                 ==========       ==========       ==========       ==========

         The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                                           AT DECEMBER 31,
                                                                       ------------------------------------------------------
                                              AT MARCH 31, 1998                   1997                         1996
                                          -------------------------    -------------------------    -------------------------
                                                        PERCENT OF                   PERCENT OF                   PERCENT OF
                                                      LOANS IN EACH                LOANS IN EACH                LOANS IN EACH
                                                       CATEGORY TO                  CATEGORY TO                  CATEGORY TO
                                          AMOUNT       TOTAL LOANS      AMOUNT      TOTAL LOANS      AMOUNT       TOTAL LOANS
                                         --------     -------------    --------    -------------    -------     --------------
                                                                           (DOLLARS IN THOUSANDS)
Real estate loans:
   Single-family residential...........  $     37         73.32%       $     37       72.02%        $    37        66.83%
   Construction........................       105          6.05             105        8.43             105         8.03
   Home equity and second mortgages....         8          7.40               8        8.06               8         8.15
   Commercial..........................        25         12.38              25       10.53              25        15.73
Consumer...............................         5           .85               5        0.96               5         1.26
                                         --------       -------        --------    --------         -------      -------
     Total allowance for loan losses...  $    180        100.00%       $    180      100.00%        $   180       100.00%
                                         ========        ======        ========      ======         =======       ======

MORTGAGE-BACKED AND RELATED SECURITIES

      Columbian maintains a significant portfolio of mortgage-backed securities in the form of Government National Mortgage Association ("GNMA") pass-through certificates, FNMA and FHLMC participation certificates. GNMA pass-through certificates are guaranteed as to the payment of principal and interest by the full faith and credit of the U.S. Government, while FNMA and FHLMC certificates are each guaranteed by their respective agencies as to principal and interest. Mortgage-backed securities generally entitle Columbian to receive a pro rata portion of the cash flows from an identified pool of mortgages.

      Although mortgage-backed and related securities generally yield from 60 to 100 basis points less than whole loans, they present substantially lower credit risk and are more liquid than individual mortgage loans and may be used to collateralize obligations of the Bank. Because the Bank receives regular payments of principal and interest from its mortgage-backed securities, these investments provide more consistent cash-flows than investments in other debt securities which generally only pay principal at maturity. Mortgage-backed securities also help the Bank meet certain definitional tests for favorable treatment under federal banking and tax laws. See "Regulation -- Qualified Thrift Lender Test" and "Taxation."

      Mortgage-backed and related securities, however, expose the Bank to certain unique risks. In a declining rate environment, accelerated prepayments of loans underlying these securities expose the Bank to the risk that it will be unable to obtain comparable yields upon reinvestment of the proceeds. In the event the mortgage-backed security has been funded with an interest-bearing liability with a maturity comparable to the original estimated life of the mortgage-backed security, the Bank's interest rate spread could be adversely affected. Conversely, in a rising interest rate environment, the Bank may experience a lower than estimated rate of repayment on the underlying mortgages, effectively extending the estimated life of the mortgage-backed security and exposing the Bank to the risk that it may be required to fund the asset with a liability bearing a higher rate of interest. Columbian seeks to avoid interest rate risk by investing in adjustable-rate mortgage-backed securities, which constitute 42% of the mortgage-backed securities portfolio.

INVESTMENT ACTIVITIES

      Columbian is permitted under federal law to make certain investments, including investments in securities issued by various federal agencies and state and municipal governments, deposits at the FHLB of Atlanta, certificates of deposits in federally insured institutions, certain bankers' acceptances and federal funds. Columbian may also invest, subject to certain limitations, in commercial paper having one of the two highest investment ratings of a nationally recognized credit rating agency, and certain other types of corporate debt securities and mutual funds. Federal regulations require the Bank to maintain an investment in FHLB of Atlanta stock and a minimum amount of liquid assets which may be invested in cash and specified securities. From time to time, the OTS adjusts the percentage of liquid assets which savings are required to maintain.

      Columbian invests in investment securities in order to diversify its assets, manage cash flow, obtain yield and maintain the minimum levels of liquid assets required by regulatory authorities. Such investments generally include sales of federal funds, and purchases of federal government and agency securities and qualified deposits in other financial institutions. Investment decisions generally are made by the Chief Financial Officer in accordance with investment strategies approved by the Investment Committee of the Board of Directors.

      The following table sets forth the carrying value of the Bank's investment securities portfolio at the dates indicated.

                                                                             AT
                                                                         MARCH 31,          AT DECEMBER 31,
                                                                            1998          1997         1996
                                                                       --------------   --------     ------
                                                                                    (IN THOUSANDS)
Investment securities available for sale:
  Brokerage houses' promises to pay
     (secured by U.S. Treasury securities)...........................   $     --        $      --    $     465
  U.S. government and agency securities..............................      2,039            2,035        1,528
  Cash funds held in money market accounts
     with broker.....................................................        477              350          142
Securities held to maturity (1):
   U.S. government and agency securities.............................      2,500            2,845        4,099
   Mortgage-backed securities........................................      2,254            2,348        3,140
                                                                        --------        ---------    ---------
      Total investment securities....................................      7,270            7,578        9,374

Cash and cash equivalents............................................      3,091            2,686        1,605
FHLB stock...........................................................        215              215          215
                                                                        --------        ---------    ---------
      Total investments..............................................   $ 10,576        $  10,479    $  11,194
                                                                        ========        =========    =========

         The following table sets forth the scheduled maturities, carrying values, market values and average yields for the Bank's investment portfolio at March 31, 1998.

                                      ONE YEAR OR LESS       ONE TO FIVE YEARS       FIVE TO TEN YEARS    MORE THAN TEN YEARS
                                    --------------------   ---------------------  ----------------------- -------------------
                                    CARRYING   AVERAGE     CARRYING    AVERAGE    CARRYING     AVERAGE    CARRYING    AVERAGE
                                     VALUE      YIELD       VALUE       YIELD      VALUE        YIELD      VALUE       YIELD
                                    -------    -------     -------     -------    -------      -------    ------      ------
                                                                          (DOLLARS IN THOUSANDS)
Securities available for sale:
   U.S. government and agency
      securities..................  $     --    --   %     $     --    --  %      $  2,039      7.64%    $    --       --  %
   Cash funds held in money
      market accounts with
      broker......................       477     5.12            --    --               --      --            --       --

Securities held to maturity:
   U.S. government and agency
      securities..................        --     --              --    --            1,500      6.95       1,000       7.10
   Mortgage-backed securities.....        --                    702    6.13            609      5.91         943       7.30
                                    --------               --------               --------               -------
      Total.......................  $    477               $    702               $  4,148               $ 1,943
                                    ========               ========               ========               =======

                                            TOTAL INVESTMENT PORTFOLIO
                                         -------------------------------
                                         CARRYING   MARKET     AVERAGE
                                          VALUE     VALUE       YIELD
                                         -------    -----      ------
                                              (DOLLARS IN THOUSANDS)
Securities available for sale:
   U.S. government and agency
      securities..................       $  2,039   $  2,039     7.64%
   Cash funds held in money
      market accounts with
      broker......................            477        477     5.12

Securities held to maturity:
   U.S. government and agency
      securities..................          2,500      2,500     7.01
   Mortgage-backed securities.....          2,254      2,264     6.56
                                         --------   --------
      Total.......................       $  7,270   $  7,280
                                         ========   ========

DEPOSIT ACTIVITY AND OTHER SOURCES OF FUNDS

         General. Deposits are the primary source of Columbian's funds for lending and other investment purposes. In addition to deposits, the Bank derives funds from loan principal repayments, interest payments and maturing investments. Loan repayments and interest payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by prevailing market interest rates and money market conditions. Borrowings from the FHLB of Atlanta may be used to supplement the Bank's available funds.

         Deposits. Columbian attracts deposits principally from within its market area by offering a variety of deposit instruments, including passbook and statement accounts and certificates of deposit which range in term from 91 days to ten years. Deposit terms vary, principally on the basis of the minimum balance required, the length of time the funds must remain on deposit and the interest rate. Columbian also offers Individual Retirement Accounts ("IRAs"). Columbian's policies are designed primarily to attract deposits from local residents through the Bank's branch network rather than from outside the Bank's market area. Columbian also holds deposits from various municipal and other governmental agencies. Columbian does not accept deposits from brokers due to their rate sensitivity. Columbian's interest rates, maturities, service fees and withdrawal penalties on deposits are established by management on a periodic basis. Management determines deposit interest rates and maturities based on the Bank's funds acquisition and liquidity requirements, the rates paid by the Bank's competitors, the Bank's growth goals and applicable regulatory restrictions and requirements.

         Savings deposits in the Bank at March 31, 1998 were represented by the various types of savings programs described below.

INTEREST       MINIMUM                                                    MINIMUM          BALANCES   PERCENTAGE OF
  RATE           TERM                     CATEGORY                         AMOUNT      IN THOUSANDS   TOTAL SAVINGS
-------        -------                    --------                        -------      ------------   -------------
3.56%          None                 Regular passbook                      $      25     $   1,962        7.10%
4.09           None                 Money market passbook                     5,000         1,023        3.70
4.52           None                 Statement savings                        10,000         3,997       14.47
2.76           None                 NOW accounts                                500           961        3.48


                                    Term Certificates
                                    -----------------
4.19           6 months             Fixed rate, Fixed term                      500            62        0.22
5.35           12 months            Fixed rate, Fixed term                      500           576        2.09
5.50           13 months            Fixed rate, Fixed term                      500         3,513       12.71
5.60           18 months            Fixed rate, Fixed term                      500         3,010       10.89
5.84           19 months            Fixed rate, Fixed term                      500           826        2.99
5.96           25 months            Fixed rate, Fixed term                      500         1,529        5.53
5.44           30 months            Fixed rate, Fixed term                      500           138        0.50
6.20           37 months            Fixed rate, Fixed term                      500           788        2.85
6.44           42 months            Fixed rate, Fixed term                      500           491        1.78
6.30           49 months            Fixed rate, Fixed term                      500           334        1.21
6.89           60 months            Fixed rate, Fixed term                      500         7,348       26.59
6.78           61 months            Fixed rate, Fixed term                      500         1,065        3.86
5.97           1 year               IRA, Fixed rate, Fixed term                 500             7        0.03
                                                                                        ---------     -------
                                                                                        $  27,630      100.00%
                                                                                        =========      ======

         The following table sets forth the term certificates in the Bank classified by rates at the dates indicated.

                                                                     AT                   AT DECEMBER 31,
                                                                  MARCH 31,        -----------------------------
                    RATE                                            1998              1997               1996
                    ----                                         ----------        ----------         ----------
                                 (IN THOUSANDS)
                     4.00 -  5.99%.............................  $   10,953        $   10,943         $   10,978
                     6.00 -  7.99%.............................       8,734             8,995              9,799
                                                                 ----------        ----------         ----------
                                                                 $   19,687        $   19,938         $   20,777
                                                                 ==========        ==========         ==========

         The following table sets forth the amount and maturities of term certificates at March 31, 1998.

                                                                  AMOUNT DUE
                                  -------------------------------------------------------------------------
                                  LESS THAN                                          AFTER
RATE                              ONE YEAR        1-2 YEARS        2-3 YEARS       3 YEARS          TOTAL
----                              --------        ---------        ---------       -------         --------
                                                                (IN THOUSANDS)
 4.00 -  5.99%..................  $   7,120       $    2,875     $      429      $      529       $   10,953
 6.00 -  7.99%..................      4,349            2,847            938             600            8,734
                                  ---------       ----------     ----------      ----------       ----------
                                  $  11,469       $    5,722     $    1,367      $    1,129       $   19,687
                                  =========       ==========     ==========      ==========       ==========


         The following table indicates the amount of the Bank's term certificates of $100,000 or more by time remaining until maturity as of March 31, 1998.

                                                                                TERM
                            MATURITY PERIOD                                CERTIFICATES
                            ---------------                                ------------
                                                                          (IN THOUSANDS)
                            Three months or less.......................   $        --
                            Over three through six months..............            --
                            Over six through 12 months.................           990
                            Over 12 months.............................         1,703
                                                                          -----------
                                Total..................................   $     2,693
                                                                          ===========

         Borrowings. Savings deposits historically have been the primary source of funds for Columbian's lending, investment and general operating activities. Columbian is authorized, however, to use advances from the FHLB of Atlanta to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB of Atlanta functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member of the FHLB system, the Bank is required to own stock in the FHLB of Atlanta and is authorized to apply for advances. Advances are made pursuant to several different programs, each of which has its own interest rate and range of maturities. Advances from the FHLB of Atlanta are secured by the Bank's stock in the FHLB and a blanket pledge of the Bank's mortgage loan and mortgage-backed securities portfolios. At March 31, 1998, the Bank had no advances outstanding from the FHLB of Atlanta.

TAXATION

         Federal Income Taxation. Savings institutions are subject to the provisions of the Code in the same general manner as other corporations. However, prior to recent legislation, institutions such as Columbian which meet certain definitional tests and other conditions prescribed by the Code, benefitted from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deduction, loans are separated into "qualifying real property loans," which generally are loans secured by interests in certain real property, and nonqualifying loans, which are all other loans. The bad debt reserve deduction with respect to nonqualifying loans must be based on actual loss experience. The amount of the bad debt reserve deduction with respect to qualifying real property loans may be based upon actual loss experience (the "experience method") or a percentage of taxable income determined without regard to such deduction (the "percentage of taxable income method").

         Columbian generally elected to use the method which has resulted in the greatest deductions for federal income tax purposes. Under the experience method, the bad debt deduction for an addition to the reserve for qualifying real property loans is an amount determined under a formula based generally on the bad debts actually sustained by a savings institution over a period of years. Under the percentage of taxable income method, the bad debt reserve deduction for qualifying real property loans is computed as a percentage, which Congress has reduced from as much as 60% in prior years to 8% of taxable income, with certain adjustments, effective for taxable years beginning after 1986. The allowable deduction under the percentage of taxable income method (the "percentage bad debt deduction") for taxable years beginning before 1987 was scaled downward in the event that less than 82% of the total dollar amount of the assets of an institution were within certain designated categories. When the percentage method bad debt deduction was lowered to 8%, the 82% qualifying assets requirement was lowered to 60%. For all taxable years, there is no deduction in the event that less than 60% of the total dollar amount of the assets of an institution falls within such categories.

         Earnings appropriated to Columbian's bad debt reserve and claimed as a tax deduction are not available for the payment of cash dividends or for distribution to stockholders (including distributions made on dissolution or liquidation), unless the Bank includes the amount in taxable income, along with the amount deemed necessary to pay the resulting federal income tax.

         Legislation enacted in 1996 repealed the percentage of taxable income method of calculating the bad debt reserve. Savings associations, like the Bank, which have previously used that method are required to recapture into taxable income post-1987 reserves in excess of the reserves calculated under the experience method over a six-year period beginning with the first taxable year beginning after December 31, 1995. The start of such recapture may be delayed until the third taxable year beginning after December 31, 1995 if the dollar amount of the institution's residential loan originations in each year is not less than the average dollar amount of residential loan originated in each of the six most recent years disregarding the years with the highest and lowest originations during such period. For purposes of this test, residential loan originations would not include refinancings and home equity loans. Columbian has provided deferred taxes for the amount of the recapture.

         Beginning with the first taxable year beginning after December 31, 1995, savings institutions, such as the Bank, will be treated the same as commercial banks. Institutions with $500 million or more in assets will only be able to take a tax deduction when a loan is actually charged off. Institutions with less than $500 million in assets will still be permitted to make deductible bad debt additions to reserves, but only using the experience method.

         For taxable years beginning after June 30, 1986, the Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI") and is payable to the extent such AMTI exceeds an exemption amount. The Code provides that an item of tax preference is the excess of the bad debt deduction allowable for a taxable year pursuant to the percentage of taxable income method over the amount allowable under the experience method. The other items of tax preference that constitute AMTI include (a) tax-exempt interest on newly-issued (generally, issued on or after August 8, 1986) private activity bonds other than certain qualified bonds and (b) for taxable years including

1987 through 1989, 50% of the excess of (i) the taxpayer's pre-tax adjusted net book income over (ii) AMTI (determined without regard to this latter preference and prior to reduction by net operating losses). For taxable years beginning after 1989, this latter preference has been replaced by 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over (ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses). For any taxable year beginning after 1986, net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum taxes may be used as credits against regular tax liabilities in future years. In addition, for taxable years after 1986, corporations, including savings institutions, are also subject to an environmental tax equal to 0.12% of the excess of AMTI for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2.0 million. Columbian is not currently paying any amount of alternative minimum tax but may, depending on future results of operations, be subject to this tax.

         Columbian's income tax returns have not been audited by the IRS for the past five years.

         State and Local Income Taxation. The State of Maryland imposes an income tax of approximately 7% on income measured substantially the same as federally taxable income. In addition, Maryland imposes a franchise tax at a rate of 0.013% of the withdrawable value of the deposits that a savings institution holds in Maryland as of December 31 each year.

COMPETITION

         Columbian faces strong competition both in originating real estate, consumer and other loans and in attracting deposits. Columbian competes for real estate and other loans principally on the basis of interest rates, the types of loans it originates and the quality of service it provides to borrowers. Its competition in originating loans comes primarily from other savings institutions, commercial banks and mortgage bankers making loans secured by real estate located in the Bank's market area. Commercial banks, credit unions and finance companies provide vigorous competition in consumer lending. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

PERSONNEL

         As of March 31, 1998, Columbian had eight full-time employees and one part-time employee, none of whom was represented by a collective bargaining agreement. Management believes its relations with its employees are good.

PROPERTIES

         The following table sets forth certain additional information regarding the Bank's office facilities as of March 31, 1998.

                                         YEAR OPENED                   SQUARE FOOTAGE        NET BOOK VALUE
                                         -----------                   --------------        --------------
MAIN OFFICE:
303-307 St. John Street
Havre de Grace, Maryland  21078               1970                           3,355             $   127,539

         Columbian also owns a parcel of land on Route 40 near Havre de Grace which it acquired in fiscal year 1995 for approximately $200,000. Such land is being held for a possible future branch location.

         The net book value of Columbian's office furniture, fixtures and equipment was $14,901 at March 31, 1998.

LEGAL PROCEEDINGS

         Although the Bank from time to time is involved in various legal proceedings in the normal course of business, there are no material legal proceedings to which the Bank is a party or to which its property is subject.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

         Columbian's results of operations are primarily dependent on the amount of its net interest income, which is the difference between the interest income from its earning assets, primarily loans and investments, and the interest expense on its deposits. Net income is affected significantly by general economic and competitive conditions, policies of federal regulators and by the level of non-interest expenses, such as employee salaries and benefits, and other income, such as loan related fees and fees on deposit related services.

ASSET/LIABILITY MANAGEMENT

         Columbian's net interest income is sensitive to changes in interest rates, as the rates paid on its interest-bearing liabilities generally change faster than the rates earned on interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates and increase in periods of falling interest rates.

         To mitigate the impact of changing interest rates on its net interest income, Columbian manages its interest sensitivity and asset/liability products through a committee which consists of the President and two members of the Board of Directors (the "Financial and Operational Policies and Procedures Committee"). The Financial and Operational Policies and Procedures Committee reports to the Board of Directors of the Bank.

         One objective of the Financial and Operational Policies and Procedures Committee is to manage the interest rate sensitivity of the Bank through the determination and adjustment of the asset/liability composition and pricing strategies. The Committee then monitors the impact of the interest rate risk and earnings consequences of such strategies for consistency with the Bank's liquidity needs, growth and capital adequacy. Columbian's principal strategies to reduce its interest rate risks are (i) the origination of adjustable-rate loans, (ii) the maintenance of liquidity in excess of regulatory requirements and (iii) competitive pricing of deposit products for longer term funds and reasonable pricing compared to alternative sources of funds.

         Since 1984, Columbian has had a policy of originating fixed rate loans, adjustable rate loans or loans with a balloon feature. In 1993 and 1995, the Bank originated Acquisition, Development and Construction loans for the construction of residential housing. A portion of these loans were participated to other institutions. Columbian has also purchased participating interest in construction of residential housing from other institutions. Adjustable rate mortgage loans have interest rates that adjust every one or three years at the option of the Bank with a cap limited to 2% per year with a life cap of 6%. Residential ARMs have rates based on the 52 week Treasury Bill rates, whereas commercial loans are based on prime rate plus one to three percentage points. Balloon mortgages granted by the Bank contain an optional call provision at the end of three years on commercial loans and fifteen years on residential mortgage loans, at which time the Bank may elect to renegotiate the term of the loan at then current interest rates. Because interest rates on ARMs adjust at specified intervals in accordance with their contractual terms and market interest rates frequently change, the interest rates on ARMs do not always directly correspond with market interest rates.

         Although Columbian continues to be vulnerable to rising interest rates, management believes that its policies on asset/liability and interest rate risk have tended to mitigate vulnerability.

NET PORTFOLIO VALUE

         In order to encourage savings associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates.

NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. Columbian, based on asset size and risk-based capital, has been informed by the OTS that it is exempt from this rule. Nevertheless, the following table presents the Bank's NPV at March 31, 1998, as calculated by the OTS, based on information provided to the OTS by the Bank.

                                                                                    NPV AS % OF PV
                         NET PORTFOLIO VALUE                                          OF ASSETS
                       -------------------------                              --------------------------
    CHANGE             (DOLLARS IN THOUSANDS)                                    NPV
   IN RATES            $AMOUNT        $CHANGE(1)         %CHANGE(2)            RATIO(3)        CHANGE(4)
   --------            ---------     ----------          ----------           --------        ----------
   +400 bp             $   1,184     $   (1,789)            (60.17)%          $   3.93        $  (593)  bp
   +300 bp                 1,685         (1,288)            (43.82)               5.59           (427)  bp
   +200 bp                 2,186           (787)            (26.47)               7.25           (261)  bp
   +100 bp                 2,579           (394)            (13.23)               8.56           (130)  bp
      0 bp                 2,973             --                 --                9.86             --
   -100 bp                 3,154            181               6.08               10.46             60   bp
   -200 bp                 3,335            362              12.16               11.06            120   bp
   -300 bp                 3,418            445              14.99               11.34            148   bp
   -400 bp                 3,502            529              17.81               11.62            176   bp

----------
(1) Represents the excess (deficiency) of the estimated NPV assuming the indicated change in interest rates minus the estimated NPV assuming no change in interest rates.
(2) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.
(3)  Calculated as the estimated NPV divided by average total assets.
(4) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

                                                                         AT
                                                                      MARCH 31,
                                                                        1998
                                                                      ---------
         ***Risk Measures: 200 bp rate shock***

         Pre-Shock NPV Ratio: NPV as % of PV of Assets                   9.86%

         Exposure Measure: Post-Shock NPV Ratio                          7.25%

         Sensitivity Measure: Change in NPV Ratio                        2.61   bp

         Columbian is subject to interest rate risk and, as can be seen above, changes in interest rates may reduce the Bank's NPV. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk.

         Certain shortcomings are inherent in the preceding NPV tables since the data reflect hypothetical changes in NPV based upon assumptions used by the OTS to evaluate the Bank as well as other institutions. Based on the tables, net interest income should increase with an instantaneous 100 basis point increase in interest rates while net interest income should decline with instantaneous declines in interest rates.

         In times of decreasing interest rates, fixed rate assets could increase in value and the lag in repricing of interest rate sensitive assets could be expected to have a positive effect on the Bank.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

         The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid at the date and for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

                                                                                   THREE MONTHS ENDED MARCH 31,
                                                                  -------------------------------------------------------------
                                                    AT MARCH 31,             1998                              1997
                                                       1998       ----------------------------   ------------------------------
                                               -----------------                       AVERAGE                          AVERAGE
                                                          YIELD/  AVERAGE              YIELD/     AVERAGE                YIELD/
                                               BALANCE     COST   BALANCE   INTEREST    COST      BALANCE   INTEREST     COST
                                               -------    ------  -------   --------   -------   --------   --------    -------
                                                                            (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable (1).....................  $   18,615   8.39%  $  18,768  $   400     8.53%    $  18,442    $    394     8.55%
  Investment securities available for sale        2,516   7.04       2,501       40     6.40         2,123          39     7.35
  Investment securities - held to
      maturity (2).........................       2,715   7.03       3,144       54     6.87         3,645          56     6.15
  Mortgage-backed securities...............       2,254   6.39       2,293       37     6.45         2,921          47     6.44
  Other interest-earning assets (3)........       2,660   5.73       2,148       33     6.15         2,333          30     5.14
                                             ----------          ---------  -------              ---------    --------
           Total interest-earning assets ..      28,760   7.74      28,854      564     7.82        29,464         566     7.68
                                                                            -------                           --------
Non-interest-earning assets................       1,445              1,318                           1,511
                                             ----------          ---------                       ---------
           Total assets....................  $   30,205          $  30,172                       $  30,975
                                             ==========          =========                       =========

Interest-bearing liabilities:
  Deposits:
      NOW accounts.........................  $      961   2.76%  $     936        6     2.56     $     793           5     2.52
      Savings deposits.....................       6,982   4.06       7,041       68     3.86         7,286          72     3.95
      Certificates of deposit..............      19,687   5.88      19,947      298     5.98        20,934         311     5.94
                                             ----------          ---------  -------              ---------    --------
           Total interest-bearing liabilities    27,630   5.33      27,924      372     5.33        29,013         388     5.34
                                                                            -------                           --------
Non-interest-bearing liabilities...........         498                188                              74
                                             ----------          ---------                       ---------
           Total liabilities...............      28,128             28,112                          29,087
Stockholders' equity.......................       2,077              2,060                           1,888
                                             ----------          ---------                       ---------
          Total liabilities and stockholders'
              equity.......................  $   30,205          $  30,172                       $  30,975
                                             ==========          =========                       =========
Net interest income........................                                 $   192                           $    178
                                                                            =======                           ========
Interest rate spread (4)...................               2.41%                         2.49%                              2.34%
                                                         =====                       =======                           ========
Net yield on interest-earning assets (5)...                                             0.66%                              0.60%
                                                                                     =======                           ========
Ratio of average interest-earning assets
  to average interest-bearing liabilities..                                           103.33%                            101.55%
                                                                                      ======                             ======

---------
(1)  Includes nonaccrual loans.
(2)  Includes investment securities and FHLB stock.
(3)  Includes Federal Funds and interest-bearing deposits in other banks.
(4) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

                                                                               YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------------------------------------------
                                                                    1997                                   1996
                                                     ----------------------------------    --------------------------------------
                                                                                AVERAGE                                  AVERAGE
                                                      AVERAGE                   YIELD/      AVERAGE                       YIELD/
                                                      BALANCE     INTEREST       COST       BALANCE       INTEREST         COST
                                                     ---------    ---------     -------    ----------    ----------      --------
                                                                                (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Loans receivable (1)............................  $   18,829   $    1,654      8.78%     $   18,622    $    1,651       8.87%
   Investment securities available for sale........       2,100          156      7.43           2,555           187       7.32
   Investment securities - held to maturity (2)....       3,371          243      7.21           3,800           231       6.08
   Mortgage-backed securities......................       2,674          158      5.91           3,558           228       6.41
   Other interest-earning assets (3)...............       2,333          123      5.27           1,857           105       5.65
                                                     ----------   ----------                ----------    ----------
        Total interest-earning assets..............      29,307        2,334      7.96          30,392         2,402       7.90
Non-interest-earning assets........................       1,350                                  1,150
                                                     ----------                             ----------
        Total assets...............................  $   30,657                             $   31,542
                                                     ==========                             ==========

Interest-bearing liabilities:
  Deposits:
    NOW accounts...................................  $      934   $       25      2.68%     $      743    $       20       2.69%
    Savings deposits...............................       7,110          288      4.05           7,249           292       4.03
   Certificates of deposit.........................      20,489        1,234      6.02          21,606         1,320       6.11
                                                     ----------   ----------                ----------    ----------
        Total interest-bearing liabilities.........      28,533        1,547      5.42          29,598         1,632       5.51
                                                                  ----------                              ----------
Non-interest-bearing liabilities...................         192                                     48
                                                     ----------                             ----------
        Total liabilities..........................      28,725                                 29,646
Stockholders' equity...............................       1,932                                  1,896
                                                     ----------                             ----------
        Total liabilities and stockholders' equity.  $   30,657                             $   31,542
                                                     ==========                             ==========

Net interest income................................               $      787                              $      770
                                                                  ==========                              ==========

Interest rate spread (4)...........................                               2.54%                                    2.39%
                                                                               =======                                   ======
Net yield on interest-earning assets (5)...........                               2.69%                                    2.53%
                                                                               =======                                  =======
Ratio of average interest-earning assets to
   average interest-bearing liabilities............                             102.71%                                  102.68%
                                                                                ======                                   ======

-----------
(1)   Includes non-accrual loans.
(2)   Includes investment securities and FHLB stock.
(3)   Includes Federal Funds and interest-bearing deposits in other banks.
(4) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

RATE/VOLUME ANALYSIS

   The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rates (change in rate multiplied by old volume).

                                    THREE MONTHS ENDED MARCH 31,                       YEAR ENDED DECEMBER 31,
                                    ----------------------------   ----------------------------------------------------------------
                                      1998       VS.       1997       1997        VS.      1996      1996         VS.         1995
                                    ----------------------------   -------------------------------  -------------------------------
                                           INCREASE (DECREASE)            INCREASE (DECREASE)             INCREASE (DECREASE)
                                                DUE TO                           DUE TO                         DUE TO
                                    ----------------------------   -------------------------------  -------------------------------
                                    VOLUME       RATE      TOTAL   VOLUME       RATE         TOTAL  VOLUME       RATE         TOTAL
                                    ------       ----      -----   ------       ----         -----  ------       ----         -----
                                                                           (IN THOUSANDS)
Interest income:
    Loans receivable.............   $      7   $     (1)  $     6   $    17   $    (14)    $     3    $   130    $     7    $   137
    Investment securities -
      available for sale (1).....          2         (1)        1       (34)         3         (31)        12         (9)         3
    Investment securities - held
     to maturity.................        (11)         9        (2)      (19)        31          12         17        (46)       (29)

    Mortgage-backed securities...        (10)        --       (10)      (53)       (17)        (70)       (50)        16        (34)

    Other interest-earning assets         --          3         3        24         (6)         18         (2)        (2)        (4)

                                    --------   --------   -------   -------   --------     -------    -------    -------    -------
        Total interest-earning
            assets...............        (12)        10        (2)      (65)        (3)        (68)       107        (34)        73
                                    --------   --------   -------   -------   --------     -------    -------    -------    -------

Interest expense:
   Deposits......................        (15)        (1)      (16)      (68)       (17)        (85)        35         16         51
                                    --------   --------   -------   -------   --------     -------    -------    -------    -------
        Total interest-bearing
            liabilities..........        (15)        (1)      (16)      (68)       (17)        (85)        35         16         51
                                    --------   --------   -------   -------   --------     -------    -------    -------    -------

Change in net interest income....   $      3   $     11   $    14   $     3   $     14     $    17    $    72    $   (50)   $    22
                                    ========   ========   =======   =======   ========     =======    =======    =======    =======

------------
(1) Investment securities - available for sale were transferred from investment securities - held to maturity at December 31, 1995.

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 1998 AND DECEMBER 31, 1997
AND 1996

    Total assets of the Bank were $30,204,681 as of March 31, 1998, compared to $30,233,114 at December 31, 1997, a decrease of $28,433 or .09%. The decrease was primarily attributable to decreases in investments held to maturity of $345,416 or 12.14%, loans receivable of $189,175 or 1.01% and mortgage-backed securities of $94,302 or 4.02%. The decreases in total assets were partially offset by increases in federal funds sold of $437,775 or 76.57%, investments available for sale of $130,000 or 5.46% and foreclosed real estate of $90,000 or 31.65%.

    Total liabilities of the Bank at March 31, 1998 were $28,127,617, compared to $28,204,362 at December 31, 1997, a decrease of $76,745 or 0.27%. The decrease in total liabilities was primarily attributable to a decrease in checks outstanding in excess of bank balance of $130,861 or 62.09%. The decrease was partially offset by an increase in the balance of advance payment by borrowers for taxes and insurance of $84,640 or 47.92%. Increases in advance payment by borrowers for taxes and insurance can be expected to continue until July when property taxes become due and funds are disbursed.

    Stockholders' equity was $2,077,064 as of March 31, 1998, compared to $2,028,752, an increase of $48,312 or 2.38%. The increase was the result of net income of $43,279 for the three-month period ended March 31, 1998 and the proceeds from stock options exercised of $10,800, partially offset by the payment of a cash dividend of $7,782. An increase to unrealized gains on investment securities of $2,015 also increased stockholders' equity.

    Total assets at December 31, 1997 decreased by $755,119 or 2.44% to $30,233,114 from $30,988,233 at December 31, 1996. The decrease was primarily the result of a decrease in investments held to maturity of $1,253,865 and mortgage backed securities of $792,520 partially off-set by an increase in interest-bearing deposits in other banks of $541,079 and the loan portfolio of $291,797. Liabilities decreased by $919,583 or 3.16% to $28,204,362 at December 31, 1997 from $29,123,945 at December 31, 1996. The decrease was primarily the result of a decline in deposits of $1,129,937 partially off-set by an increase in checks outstanding in excess of bank balance of $210,759. Stockholders' equity increased $164,464 as the result of net income and an increase in net unrealized gains on available for sale investments, in excess of cash dividends paid.

    The changes in the statement of financial condition were the result of using a portion of the proceeds from the Bank's maturing investments and repayments on mortgage backed securities to fund deposit outflows.

COMPARISON OF THE RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

    General. Net income for the three month period ended March 31, 1998 was $43,279 or $0.58 per share, compared to $35,860 or $0.49 per share for the same period in 1997, an increase of $7,419 or 20.69%. The increase was the result of a decrease in interest expense. A decrease in interest income and an increase in non-interest expenses partially offset the items that increased net income.

    Net interest income increased $13,863 or 7.79% to $191,762 for the three-month period ended March 31, 1998, from $177,899 for the same period in 1997.

    Columbian's net interest income is sensitive to changes in interest rates, as the rates paid on its interest-bearing liabilities generally change faster than the rates earned on interest-earning assets. Accordingly, an increase in interest rates could adversely affect net interest income and net income.

    Interest Income. Total interest income decreased insignificantly for the three month period ended March 31, 1998 to $563,983, compared to $565,895 for the same period in 1997. Interest on mortgage backed securities decreased by $9,340 or 20.06% to $37,224 for the three months ended March 31, 1998 from $46,564 during the same period in 1997. The decrease is attributable to a decline in the average balance of mortgage backed securities of $628,150 or 21.51% and a 12 basis point drop in the weighted average rate, for the three month period ended March 31, 1998, compared to the same period in 1997. A slight decrease in interest on investments held to maturity also contributed to the decline. Such decreases were partially off-set by a slight increase in interest on loans, investments available for sale and other interest-earning assets for the three month period ended March 31, 1998, compared to the same period in 1997.

    Interest Expense. Total interest expense for the three months ended
March 31, 1998 declined by $15,775 or 4.07% to $372,221, compared to $387,996 for the same period in 1997. The average balance of deposits held during the first three months of 1998 decreased by $1,102,528 or 3.82%, compared to the same period in 1997, resulting in a decline in interest paid to depositors.

    Provision for Loan Losses. Columbian's management continually monitors and adjusts its loan loss reserve based upon its analysis of the loan portfolio. Reserves are increased by a charge to income, the amount of which depends upon the analysis of the portfolio and management's estimate of the changing risks inherent in its portfolio and the conditions in the real estate market and the economy, generally. No provision for loan losses was made for either the three months ended March 31, 1998 or 1997, respectively. No charges were made against the Bank's reserves during the three months ended March 31, 1998 or 1997.

    Other Income. Other income consists of service charges, late charges and other miscellaneous operating income. Other income increased insignificantly to $15,389 for the three months ended March 31, 1998, compared to $13,029 for the three months ended March 31, 1997.

    Non-interest Expense. Non-interest expense for the three months ended
March 31, 1998 increased $10,369 or 7.82% to $146,737 compared to $136,098 for the same period in 1997. The increase was primarily the result of an increase in salaries and other related expenses, data processing and legal expenses. Salaries and other related expenses increased due to general salary increases and an increase in health insurance premiums. Legal expenses increased as a result of the additional costs associated with the public filing now required since the Bank has reregistered its stock.

    Income Taxes. Columbian's income tax expense for the three months ended March 31, 1998 was $17,135 compared to $18,970 for the same period in 1997.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND
1996

    General. Columbian's net income increased by $135,258 to $162,862, or $2.29 per share, in 1997 from $27,604, or $0.39 per share, in 1996. Net income was significantly impacted in 1996 by nonrecurring events. All financial institutions whose deposits are insured by the SAIF incurred a one-time special assessment to recapitalize the SAIF. Columbian's special assessment was $186,000 which reduced net income on an after tax basis by $116,000 in 1996. Had this event not occurred net income for 1996 would have been $143,604. Net income also increased in 1997 because the Bank experienced a decline in interest expense, increasing net interest income, a reduction in the provision for losses on loans and gain on the sale of a building, all of which are more fully described below.

    Net Interest Income. Net interest income increased by $17,163 or 2.23% to $787,469 in 1997 from $770,306 in 1996. The increase was primarily attributable to a decline in interest-bearing liabilities and the rate paid on them. Average interest-bearing liabilities decreased by $1,064,892 in 1997 from 1996. The resultant increase in net interest income was also enhanced by a decrease of 9 basis points in the average cost of interest-bearing liabilities. The increase in net interest income was reduced by a decrease in average interest-earning assets balances by $1,086,068 in 1997, compared to 1996.

    As previously indicated, if interest rates increase generally, it could be expected that the Bank's interest rate spread will narrow, and net interest income would be adversely affected.

    Interest Income. Interest on loans increased insignificantly in 1997, as compared to 1996. An increase in the average balances of loans receivable of approximately $207,000 was off-set by a decrease in the yield of 9 basis points.

    Interest on available for sale investments declined $30,839 or 16.53% to $155,686 in 1997 from $186,525 in 1996. The decrease was the result of a decline in the average balance of available for sale investments of approximately $455,000. This was slightly off-set by an increase of 11 basis points in the yield.

    Interest earned on investments held to maturity increased by $12,002 or 5.19% to $243,279 in 1997 from $231,277 in 1996. An increase in the yield of 113 basis points to 7.22% in 1997 from 6.08% in 1996 was the primary reason for the increase. The increase was somewhat mitigated by a decline in the average volume of held to maturity investments. Columbian held an average of $3.4 million of investments in 1997, compared to $3.8 million in 1996.

    Interest on mortgage backed securities decreased by $70,083 or 30.76% to $157,782 in 1997 from $227,865 in 1996. The decrease was primarily due to a drop in the average balance of approximately $884,000 in 1997 compared to 1996, coupled with a decrease of 50 basis points in the average yield on such securities.

    Interest earned on other interest-earning assets, including federal funds sold and interest-bearing deposits in other banks, increased by $17,507 or 16.60% to $122,979 in 1997 from $105,472 in 1996. This increase was due to an increase in the average balance of other interest-earning assets of approximately $476,000, off-set slightly by a decrease of 38 basis points in yield.

    Interest Expense. Interest on deposits decreased by $85,481 or 5.24% to $1,546,456 in 1997 from $1,631,937 in 1996. The decline in the interest expense was attributable to a decrease in the average balance of deposits held of approximately $1,065,000 in 1997, compared to 1996. Columbian also reduced interest rates slightly. The weighted average rate paid to depositors was 5.42% in 1997 compared to 5.51% in 1996, a decrease of 9 basis points.

    Provision for Loan Losses. Columbian's management continually monitors and adjusts its loan loss reserve based upon its analysis of the loan portfolio. Reserves are increased by a charge to income, the amount of which depends upon the analysis of the portfolio and management's estimate of the changing risks inherent in its portfolio and the relative softness in the real estate market and the economy, generally. No provision was made in 1997 and a provision of $24,000 was established for 1996. No loans were charged against reserves in either 1997 or 1996.

    Gain on Sale of Premises and Equipment. During 1997, the Bank sold a building attached to its main office that it had been renting. The building was sold for $129,295 and had a book value of $84,526, resulting in a gain of $44,769. Rental income on this building for 1996 was approximately $9,200.

  Other Income. Other income represents service charges, late charges and other miscellaneous operating income. Other income decreased insignificantly in 1997, as compared to 1996.

    Non-interest Expenses. Non-interest expenses decreased by $161,790 or 20.34% to $633,636 in 1997 from $795,426 in 1996. The decrease was primarily attributable to a special one-time deposit insurance premium assessment of $186,000, which was imposed on all institutions with SAIF-insured deposits to help recapitalize the SAIF in 1996. Deposit insurance premiums have also been reduced as a result of the recapitalization of the deposit insurance fund. Professional fees decreased by $12,348 or 21.43% to $45,262 in 1997 from $57,610 in 1996. The decrease in professional fees was attributable to certain expenses incurred by the Bank in responding to an unsolicited takeover bid and in re-registering the Columbian Common Stock under the Exchange Act in 1996. Decreases in non-interest expense were partially off-set by an increase in salaries and other related expenses of $43,784 or 17.67% and other expenses of $23,308 or 19.74%. The increase in salaries and other related expenses was due to general salary increases and an increase in the cost of employee benefits such as health insurance. The increase in other expenses was due to an increase in outside services and office supplies.

    Provision for Income Taxes. The provision for income taxes increased by $104,901 to $87,448 in 1997, compared to a benefit of $17,453 in 1996. The provision increase was attributable to an increase in net income earned in 1997.

LIQUIDITY AND CAPITAL RESOURCES

    As a member of the FHLB System, the Bank is required by regulation to maintain, for each calendar month, a daily average balance of cash and eligible liquid investments of not less than 5% of the average daily balance of its net withdrawable savings and borrowings (due in one year or less) during the preceding calendar month. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10%. Columbian's liquidity ratio was 23.32% at March 31, 1998 compared to 22.37% at December 31, 1997 and 18.40% at December 31, 1996.

    Columbian's sources of liquidity have included principal and interest payments on loans and mortgage backed securities, interest payments and maturities of investment securities, and deposit inflows. Columbian uses funds to originate loans, purchase mortgage backed securities and investments and pay deposit withdrawals and operating expenses. Liquidity management in financial institutions may be difficult at times because loans and other investments are made for long term purposes and are funded by deposits which are withdrawable on demand or short and intermediate term borrowings. Deposit outflows could occur or growth may be restricted by such factors as excessive interest rates paid by competitors, as well as investors seeking higher rates of returns through equity investments. During 1997, deposits fell $1,129,937 or 3.93% to $27,642,195 from $28,772,132 in 1996. Deposits declined an additional $12,000 during the three months ended March 31, 1998. The decline in the Bank's deposit base may be attributable to investors seeking higher returns through other investment vehicles. Columbian's deposits decreased during 1996 in the amount of $943,100. Columbian has the ability to reduce its commitment for new loan originations or borrow significantly should the need arise.

    Columbian provided cash from operating activities in the amount of $159,802 in 1997, compared to cash used in operating activities in the amount of $248,165 in 1996. The increase in cash flows from operating activities was attributable to an increase in net income. During the three months ended March 31, 1998, operating activities provided $45,366 compared to using $127,837 in cash during the three months ended March 31, 1997.

    Columbian's cash flows from loan repayments and prepayments were approximately $2.9 million in 1997 and $2.3 million in 1996. Repayments on mortgage backed securities decreased to $782,000 in 1997, as compared to $920,000 in 1996, as the portfolio balance is decreasing. Investments held to maturity of $3.2 million matured and $2.0 million were purchased. New loan originations were approximately $3.2 million in 1997 and $3.7 million in 1996 and were the Bank's most significant cash outflow. During the three months ended March 31, 1998, investing activities provided $415,319 in cash flows compared to $311,773 during the three months ended March 31, 1997.

    Management monitors projected liquidity needs and determines the level desirable, based in part on Columbian commitments to make loans and management's assessments of Columbian's ability to generate funds. Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, as well as adverse publicity relating to the savings and loan industry and similar matters. Columbian is currently able to fund its operation internally. Additional sources of liquidity are available to the Bank which include the ability to utilize FHLB of Atlanta advances and the ability borrow against mortgage backed and investment securities. Management believes it has ample cash flows and liquidity to meet its loan commitments in the amount of $800,000 as of March 31, 1998. At March 31, 1998, Columbian had sufficient liquidity to meet mortgage loan commitments of $775,000 and home equity lines of $25,000.

YEAR 2000 COMPLIANCE

    A great deal of information has been disseminated about the global computer problem that may occur in the year 2000 which would affect the speed and accuracy of the data processing that is essential to the Bank's operations. Columbian is conducting a thorough review of its internal systems as well as the efforts of outside data processing service providers. The progress of the plan is monitored by the board of directors. Columbian began testing internal PC based applications beginning in February 1998. Columbian will need to replace several outdated teller terminal units and other computers at a cost of approximately $50,000 of which a significant portion will be capitalized. The greatest potential for problems, however, concerns the data processing provided by the Bank's third party service bureau. The service bureau is providing quarterly updates of its compliance progress and has advised the Bank that it expects to resolve this problem before the year 2000. Columbian is in the process of developing a contingency plan to deal with the potential that the service bureau is unable to bring its systems into compliance by September 30, 1998. Columbian believes that it would be able to engage another service provider if necessary if the current provider is unable to resolve this problem in time. There can be no assurance in this regard, however, and it is possible that as a result the Bank could experience data processing delays, errors or failures, all of which could have a material adverse impact on its financial condition and results of operations.

    In February 1998, the OTS performed an on-site examination of the Bank's year 2000 compliance efforts and has indicated that the Bank has achieved moderate progress toward achieving year 2000 compliance and that its management and board have placed adequate emphasis on this issue.



                                  REGULATION

REGULATION OF COLUMBIAN AND CECIL FEDERAL

    As federally chartered savings institutions, Cecil Federal and Columbian are subject to extensive regulation by the OTS. Their lending activities and other investments must comply with various federal regulatory requirements. The OTS periodically examines both institutions for compliance with various regulatory requirements. The FDIC also has the authority to conduct special examinations of both institutions because their deposits are insured by the SAIF. Cecil Federal and Columbian must file reports with OTS describing their activities and financial condition. They are also subject to certain reserve requirements promulgated by the Federal Reserve Board. This supervision and regulation is intended primarily for the protection of depositors. In addition, as a savings institution holding company, the Company is also subject to OTS regulation, examination, supervision and reporting requirements. Certain of these regulatory requirements are referred to below or appear elsewhere herein.

    Regulatory Capital Requirements. Under OTS capital standards, savings institutions must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 3% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to 8% of risk-weighted assets. Regulatory tangible, core and total capital are not calculated in accordance with generally accepted accounting principles. The OTS regulation defines core capital as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and "qualifying supervisory goodwill," less intangible assets other than certain qualifying supervisory goodwill and certain mortgage servicing rights. At March 31, 1998, neither Columbian nor Cecil Federal had any qualifying supervisory goodwill or mortgage servicing rights. Tangible capital is the same as core capital, except it excludes qualifying supervisory goodwill and other intangible assets other than certain mortgage servicing rights.

    The OTS capital rule requires that core and tangible capital be further reduced by an amount equal to a savings institution's debt and equity investments in any subsidiary engaged in activities not permissible for national banks, other than a subsidiary engaged in activities undertaken as agent for customers or in mortgage banking activities and certain subsidiary depository institutions or their holding companies ("nonincludable subsidiary"). At March 31, 1998, neither Columbian nor Cecil Federal had any investments in or extensions of credit to subsidiaries engaged in activities not permissible for national banks.

    Adjusted total assets are a savings association's total assets as determined under generally accepted accounting principles adjusted for certain goodwill amounts and increased by a pro rated portion of the assets of subsidiaries in which the savings association holds a minority interest and which are not engaged in activities for which the capital rules require deduction of its debt and equity investments. Adjusted total assets are reduced by the amount of assets that have been deducted from capital, the portion of the savings association's investments in subsidiaries that must be deducted from capital under the capital rules and, for purposes of the core capital requirement, qualifying supervisory goodwill.

    In determining compliance with the risk-based capital requirement, a savings association is allowed to use both core capital and supplementary capital provided the amount of supplementary capital used does not exceed the savings association's core capital. Supplementary capital is defined to include certain preferred stock issues, nonwithdrawable accounts and pledged deposits that do not qualify as core capital, certain approved subordinated debt, certain other capital instruments and a portion of the savings association's general loss allowances. Total core and supplementary capital are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and by the amount of the savings association's high loan-to-value ratio land loans and non-residential construction loans and equity investments other than those deducted from core and tangible capital. At March 31, 1998, neither Columbian nor Cecil Federal had any high ratio land or nonresidential construction loans and had no equity investments for which OTS regulations require deduction from total capital.

    The risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each on-balance-sheet asset and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. Under the OTS risk-weighting system, cash and securities backed by the full faith and credit of the U.S. Government are given a 0% risk weight. Mortgage-backed securities issued, or fully guaranteed as to principal and interest, by the FNMA or FHLMC are assigned a 20% risk weight. One- to four-family first mortgages not more than 90 days past due with loan-to-value ratios under 80%, multi-family mortgages (maximum 36 dwelling units) with loan-to-value ratios under 80% and average annual occupancy rates over 80%, and certain qualifying loans for the construction of one- to four-family residences pre-sold to home purchasers are assigned a risk weight of 50%. Consumer loans, commercial loans, non-qualifying mortgage loans, most commercial real estate loans, repossessed assets and assets more than 90 days past due, as well as all other assets not specifically categorized, are assigned a risk weight of 100%. The portion of equity investments not deducted from core or supplementary capital is assigned a 100% risk-weight. OTS capital regulations require savings institutions to maintain minimum total capital, consisting of core capital plus supplemental capital, equal to 8.0% of risk-weighted assets.


    The table below presents Columbian's capital position relative to its various regulatory capital requirements at March 31, 1998.
                                                                                         PERCENT OF
                                                                                 AMOUNT   ASSETS(1)
                                                                                ------    --------
                                                                                (DOLLARS IN THOUSANDS)
 Tangible capital............................................................   $2,053        6.80%
 Tangible capital requirement................................................      453        1.50
                                                                                ------       -----
  Excess.....................................................................   $1,600        5.30%
                                                                                ======       =====

 Core capital................................................................   $2,053        6.80%
 Core capital requirement....................................................      905        3.00
                                                                                ------       -----
  Excess.....................................................................   $1,148        3.80%
                                                                                ======       =====

 Total capital (i.e., core and supplementary capital)........................   $2,156       15.30%
 Risk-based capital requirement..............................................    1,125        8.00
                                                                                ------       -----
  Excess.....................................................................   $1,031        7.30%
                                                                                ======       =====

--------------
(1) Based upon adjusted total assets for purposes of the tangible core capital requirements, and risk-weighted assets for purposes of the risk-based capital requirements.

    The table presents Cecil Federal's capital position relative to its various regulatory capital requirements at March 31, 1998.


                                                                                         PERCENT OF
                                                                                AMOUNT    ASSETS(1)
                                                                                ------    --------
                                                                              (DOLLARS IN THOUSANDS)
 Tangible capital............................................................   $7,324       10.91%
 Tangible capital requirement................................................    1,006        1.50
                                                                                ------       -----
  Excess.....................................................................   $6,315        9.40%
                                                                                ======       =====

 Core capital................................................................   $7,324       10.91%
 Core capital requirement....................................................    2,684        3.00
                                                                                ------       -----
  Excess.....................................................................   $4,640        7.91%
                                                                                ======       =====

 Total capital (i.e., core and supplementary capital)........................   $7,522       18.56%
 Risk-based capital requirement..............................................    3,243        8.00
                                                                                ------       -----
  Excess.....................................................................   $4,279       10.56%
                                                                                ======       =====

--------------
(1) Based upon adjusted total assets for purposes of the tangible core capital requirements, and risk-weighted assets for purposes of the risk-based capital requirements.

    OTS risk-based capital rules require savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. A savings institution's interest rate risk is measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution is considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. A savings institution with a greater than normal interest rate risk is required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

    The OTS calculates the sensitivity of a savings institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from a savings institution's total capital is based on the institution's Thrift Financial Report filed two quarters earlier. Institutions with less than $300 million in assets and a risk-based capital ratio above 12%, like Columbian and Cecil Federal, generally are exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS will require any exempt institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis and may be subject to an additional capital requirement based upon its level of interest rate risk as compared to its peers. Based upon calculations as of March 31, 1998, neither Columbian nor Cecil Federal was required to deduct an interest-rate risk capital component from total capital.

    In addition to requiring generally applicable capital standards for savings associations, the Director of OTS is authorized to establish the minimum level of capital for a savings association at such amount or at such ratio of capital-to-assets as the Director determines to be necessary or appropriate for such association in light of the particular circumstances of the association. Such circumstances would include a high degree of exposure to interest rate risk, prepayment risk, credit risk, concentration of credit risk and certain risks arising from non-traditional activities. The Director of OTS may treat the failure of any savings association to maintain capital at or above such level as an unsafe or unsound practice and may issue a directive requiring any savings association which fails to maintain capital at or above the minimum level required by the Director to submit and adhere to a plan for increasing capital. Such an order may be enforced in the same manner as an order issued by the FDIC.

    Prompt Corrective Regulatory Action. Under the Federal Deposit
Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized" institution) may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The capital restoration plan must include a guarantee by the institution's holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters, under which the holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. A "significantly undercapitalized" institution, as well as any undercapitalized institution that did not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. In their discretion, the federal banking regulators may also impose the foregoing sanctions on an undercapitalized institution if the regulators determine that such actions are necessary to carry out the purposes of the prompt corrective action provisions. If an institution's ratio of tangible capital to total assets falls below a "critical capital level," the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

    The federal banking regulators, including the OTS, have adopted uniform regulations implementing the prompt corrective action provisions of FDICIA. Under such regulations, the federal banking regulators measure a depository institution's capital adequacy on the basis of the institution's total risk-based capital ratio (the ratio of its total capital to risk-weighted assets), Tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets) and leverage ratio (the ratio of its core capital to adjusted total assets). Under the regulations, a savings institution that is not subject to an order or written directive to meet or maintain a specific capital level is deemed "well capitalized" if it also has: (i) a total risk-based capital ratio of 10% or greater; (ii) a Tier 1 risk-based capital ratio of 6.0% or greater; and (iii) a leverage ratio of 5.0% or greater. An "adequately capitalized" savings institution is an institution that does not meet the definition of well capitalized and has: (i) a total risk-based capital ratio of 8.0% or greater; (ii) a Tier 1 capital risk-based ratio of 4.0% or greater; and
(iii) a leverage ratio of 4.0% or greater (or 3.0% or greater if the institution has a composite 1 CAMELS rating). An "undercapitalized" savings institution is an institution that has (i) a total risk-based capital ratio less than 8.0%; or
(ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0% (or 3.0% if the institution has a composite 1 CAMELS rating). A "significantly undercapitalized" savings institution is defined as an institution that has: (i) a total risk-based capital ratio of less than 6.0%; or
(ii) a Tier 1 risk-based capital ratio of less than 3.0%; or (iii) a leverage ratio of less than 3.0%. A "critically undercapitalized" savings institution is defined as an institution that has a ratio of "tangible equity" to total assets of less than 2.0%. Tangible equity is defined as core capital plus cumulative perpetual preferred stock (and related surplus) less all intangibles other than qualifying supervisory goodwill and certain purchased mortgage servicing rights. The OTS may reclassify a well capitalized savings institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category if the OTS determines, after notice and an opportunity for a hearing, that the institution is in an unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any CAMELS rating category. Both Columbian and Cecil Federal are classified as well capitalized under the prompt corrective action regulations.

    The table below presents Columbian's capital position at March 31, 1998 corrective action regulations.


                                                     PERCENT OF
                                           AMOUNT     ASSETS (1)
                                           ------     ---------
                                         (DOLLARS IN THOUSANDS)
Tangible equity.........................   $2,053        6.80%
Tangible equity requirement.............      453        1.50
                                           ------       -----
 Excess.................................   $1,600        5.30%
                                           ======       =====

Tier 1 or leverage capital..............   $2,053        6.80%
Tier 1 or leverage capital requirement..      905        3.00
                                           ------       -----
 Excess.................................   $1,148        3.80%
                                           ======       =====

Tier 1 risk-based capital...............   $2,053       14.60%
Tier 1 risk-based capital requirement...      844        4.00
                                           ------       -----
 Excess.................................   $1,209       10.60%
                                           ======       =====

Risk-based capital......................   $2,156       15.30%
Risk-based capital requirement..........    1,125        8.00
                                           ------       -----
 Excess.................................   $1,031        7.30%
                                           ======       =====

----------------
(1) Based upon adjusted total assets for purposes of the tangible equity and Tier 1 or leverage capital requirements, and risk-weighted assets for purposes of the Tier 1 risk-based and risk-based capital requirements.

    The table below presents Cecil Federal's capital position at March 31, 1998 relative to its various minimum regulatory capital requirements under the prompt corrective action regulations.


                                                     PERCENT OF
                                           AMOUNT     ASSETS(1)
                                           ------     --------
                                         (DOLLARS IN THOUSANDS)
Tangible equity.........................   $7,324       10.91%
Tangible equity requirement.............    1,006        1.50
                                           ------       -----
 Excess.................................   $6,318        9.40%
                                           ======       =====

Tier 1 or leverage capital..............   $7,324       10.91%
Tier 1 or leverage capital requirement..    2,684        3.00
                                           ------       -----
 Excess.................................   $4,640        7.91%
                                           ======       =====

Tier 1 risk-based capital...............   $7,324       10.91%
Tier 1 risk-based capital requirement...    2,684        4.00
                                           ------       -----
 Excess.................................   $4,640        6.91%
                                           ======       =====

Risk-based capital......................   $7,522       18.56%
Risk-based capital requirement..........    3,243        8.00
                                           ------       -----
 Excess.................................   $4,279       10.56%
                                           ======       =====

-----------------
(1) Based upon adjusted total assets for purposes of the tangible equity and Tier 1 or leverage capital requirements, and risk-weighted assets for purposes of the Tier 1 risk-based and risk-based capital requirements.


    Safety and Soundness Standards. Under FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994 (the "CDRI Act"), each Federal banking agency is required to establish safety and soundness standards for institutions under its authority. The final rule and the guidelines went into effect on August 9, 1995. The guidelines require depository institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution's business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure, and asset growth. The guidelines further provide that depository institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and should take into account factors such as comparable compensation practices at comparable institutions. If the appropriate federal banking agency determines that a depository institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A depository institution must submit an acceptable compliance plan to its primary federal regulator within 30 days of receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions. Management of each of Columbian and Cecil Federal believes that their respective institution already meets substantially all the standards adopted in the interagency guidelines, and therefore does not believe that implementation of these regulatory standards has materially affected its operations.

    Additionally under FDICIA, as amended by the CDRI Act, the federal banking agencies are required to establish standards relating to the asset quality and earnings that the agencies determine to be appropriate. On July 10, 1995, the federal banking agencies, including the OTS and the Federal Reserve Board, issued proposed guidelines relating to asset quality and earnings. Under the proposed guidelines, an FDIC insured depository institution should maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves. Management of each of Columbian and Cecil Federal believes that the asset quality and earnings standards, in the form proposed by the banking agencies, would not have a material effect on the operations of their respective institutions.

    Liquidity Requirements. Federal thrifts are required to maintain average daily balances of liquid assets (cash, certain time deposits, bankers' acceptances, highly rated corporate debt and commercial paper, securities of certain mutual funds, and specified United States government, state or federal agency obligations) equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable savings deposits plus short-term borrowings. Monetary penalties may be imposed for failure to meet liquidity requirements. The average daily liquidity and short-term liquidity ratios of Columbian at March 31, 1998 were 23.32% and 22.37%, respectively, substantially all of which qualified as short-term liquidity and the average daily liquidity and short-term liquidity ratios of Cecil Federal at March 31, 1998 were 14.96% and 15.08%, respectively. A substantial sustained decline in savings deposits could adversely affect either institution's liquidity which could result in restricted operations and additional borrowings from the FHLB.

    Deposit Insurance. Columbian and Cecil Federal are required to pay assessments based on a percent of its insured deposits to the FDIC for insurance of its deposits by the SAIF. Under the Federal Deposit Insurance Act, the FDIC is required to set semi-annual assessments for SAIF-insured institutions at a level necessary to maintain the designated reserve ratio of the SAIF at 1.25% of estimated insured deposits or at a higher percentage of estimated insured amounts that the FDIC determines to be justified for that year by circumstances indicating a significant risk of substantial future losses to the SAIF.

    Under the FDIC's risk-based deposit insurance assessment system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period, institutions are assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- using the same percentage criteria as in the prompt corrective action regulations. See "-- Prompt Corrective Regulatory Action." Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund.

    The FDIC has adopted a new assessment schedule for SAIF deposit insurance pursuant to which the assessment rate for well-capitalized institutions with the highest supervisory ratings have been reduced to zero and institutions in the lowest risk assessment classification are assessed at the rate of 0.27% of insured deposits. Until December 31, 1999, however, SAIF-insured institutions, will be required to pay assessments to the FDIC at the rate of 6.5 basis points to help fund interest payments on certain bonds issued by the Financing Corporation ("FICO") an agency of the federal government established to finance takeovers of insolvent thrifts. During this period, BIF members will be assessed for these obligations at the rate of 1.3 basis points. After December 31, 1999, both BIF and SAIF members will be assessed at the same rate for FICO payments.

    Qualified Thrift Lender Test. A savings institution that does not meet the Qualified Thrift Lender ("QTL") test must either convert to a bank charter or comply with the following restrictions on its operations: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the institution shall be restricted to those of a national bank; (iii) the institution shall not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the institution ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

    To qualify as a QTL, a savings institution must either qualify as a "domestic building and loan association" under the Code or maintain at least 65% of its "portfolio assets" in Qualified Thrift Investments. Portfolio assets are defined as total assets less intangibles, property used by a savings institution in its business and liquidity investments in an amount not exceeding 20% of assets. Qualified Thrift Investments consist of (i) loans, equity positions or securities related to domestic, residential real estate or manufactured housing and educational, small business and credit card loans; and (ii) subject to an aggregate 20% of portfolio assets limit, shares of stock in the FHLMC and the FNMA, loans for personal, family, household purposes, 50% of the dollar amount of residential mortgage loans originated and sold within 90 days of origination, and 200% of an institution's investments in loans to finance "starter homes" and loans for construction, development or improvement of housing and community service facilities or for financing small businesses in "credit-needy" areas. In order to maintain QTL status, the savings institution must maintain a weekly average percentage of Qualified Thrift Investments to portfolio assets equal to 65% on a monthly average basis in nine out of 12 months. A savings institution that fails to maintain QTL status will be permitted to requalify once, and if it fails the QTL test a second time, it will become immediately subject to all penalties as if all time limits on such penalties had expired. Failure to qualifying as a QTL results in a number of sanctions, including the imposition of certain operating restrictions imposed on national banks and a restriction on obtaining additional advances from the FHLB system. Upon failure to qualify as a QTL for two years, a savings institution must convert to a commercial bank.

    At March 31, 1998, approximately 67% and 93.83% of Columbian's and Cecil Federal's assets, respectively, were invested in Qualified Thrift Investments, which was in excess of the percentage required to qualify the Bank under the QTL test .

    Limits on Loans to One Borrower. Savings institutions generally are subject to the lending limits applicable to national banks. With certain limited exceptions, a savings institution's loans and extensions of credit outstanding to any borrower (including certain related entities of the borrower) at any one time shall not exceed 15% of the unimpaired capital and surplus of the institution. A savings institution may lend an additional amount, equal to 10% of unimpaired capital and surplus, if such loan is fully secured by readily marketable collateral. Savings institutions are additionally authorized to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or, by order of the Director of OTS, in an amount not to exceed the lesser of $30,000,000 or 30% of unimpaired capital and surplus to develop residential housing, provided: (i) the purchase price of each single-family dwelling in the development does not exceed $500,000; (ii) the savings institution is in compliance with its fully phased-in capital requirements; (iii) the loans comply with applicable loan-to-value requirements, and; (iv) the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus. The lending limits generally do not apply to purchase money mortgage notes taken from the purchaser of real property acquired by the savings institution in satisfaction of debts previously contracted if no new funds are advanced to the borrower and the institution is not placed in a more detrimental position as a result of the sale. Certain types of loans are excepted from the lending limits, including loans secured by savings deposits. The loans-to-one borrower limits have not had a significant impact on the operations of either institution. At March 31, 1998, regulatory loan-to-one-borrower limits of Columbian and Cecil Federal were $500,000 and $1.1 million, respectively. Neither institution had any lending relationships in excess of their respective limit.

    Dividend Restrictions. Under regulations of the OTS, neither institution may pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors at the time of its conversion to stock form. In addition, savings institution subsidiaries of savings and loan holding companies are required to give the OTS 30 days' prior notice of any proposed declaration of dividends to the holding company.

    Federal regulations impose additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by savings institutions. Under these regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Institution") is generally permitted without OTS approval, after notice, to make capital distributions during a calendar year in the amount of up to the greater of (i) 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its capital-to-assets ratio exceeded its fully phased-in capital requirement to assets ratio at the beginning of the calendar year, or
(ii) 75% of its net income for the previous four quarters. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements (a "Tier 2 Institution") is permitted to make capital distributions without OTS approval of between up to 75% of its net income for the previous four quarters, less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements (a "Tier 3 Institution") is prohibited from making any capital distributions without the prior approval of the OTS. Tier 1 Institutions that have been notified by the OTS that they are in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Institution. Unless the OTS determines that Cecil Federal is an institution requiring more than normal supervision, Cecil Federal expects to be authorized to pay dividends in accordance with the provisions of the OTS regulations discussed above as a Tier 1 Institution.

    Under the OTS' prompt corrective action regulations, both institutions are also prohibited from making any capital distributions if after making the distribution, the Bank would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%.

    In addition to the foregoing, earnings of Columbian and Cecil Federal appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to their respective stockholders without payment of taxes at the then current tax rate on the amount of earnings removed from the reserves for such distributions. See "Taxation."

    Federal Home Loan Bank System. The FHLB System consists of 12 district
FHLBs subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The FHLBs provide a central credit facility primarily for member institutions. Both Columbian and Cecil Federal are members of the FHLB of Atlanta. As such, they are required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount at least equal to 1% of the aggregate unpaid principal of their home mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB of Atlanta, whichever is greater. Both Columbian and Cecil Federal were in compliance with this requirement with investments in FHLB of Atlanta stock at March 31, 1998, of $214,600 and $457,700, respectively. The FHLB of Atlanta serves as a reserve or central bank for its member institutions within its assigned district. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It offers advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB of Atlanta. Long-term advances may only be made for the purpose of providing funds for residential housing finance. Cecil Federal utilized short term advances from the FHLB of Atlanta during the year.

    Federal Reserve System. Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves equal to 3% on the first $47.8 million of transaction accounts, plus 10% on all remaining transaction accounts. This percentage is subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. At March 31, 1998, both Columbian and Cecil Federal met their reserve requirements.

REGULATION OF THE COMPANY

    The Company is registered as a savings and loan holding company with the OTS and subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, Cecil Federal is subject to certain restrictions in its dealings with the Company and affiliates thereof. Upon consummation of the Merger, Columbian will become subject to these restrictions.

    Activities Restrictions. The Board of Directors of the Company presently operates the Company as a unitary savings and loan holding company. There are generally no restrictions on the activities of a unitary savings and loan holding company. However, if the Director of OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness, or stability of its subsidiary savings association, the Director of OTS may impose such restrictions as deemed necessary to address such risk and limiting (i) payment of dividends by the savings association, (ii) transactions between the savings association and its affiliates, and (iii) any activities of the savings association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings association. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet the QTL test, then such unitary holding company shall also presently become subject to the activities restrictions applicable to multiple holding companies and unless the savings association requalifies as a Qualified Thrift Lender within one year thereafter, register as, and become subject to, the restrictions applicable to a bank holding company.

    Upon consummation of the Merger, the Company will become a multiple savings and loan holding company. The activities of the Company will thereupon be subject to further restrictions. Among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings association is permitted to commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity, upon prior notice to, and no objection by the OTS, other than (i) furnishing or performing management services for a subsidiary savings association, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution, (iv) holding or managing properties used or occupied by a subsidiary savings institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by the FSLIC by regulation as of March 5, 1987 to be engaged in by multiple holding companies or (vii) those activities authorized by the Federal Reserve Board as permissible for bank holding companies, unless the Director of OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the Director of OTS prior to being engaged in by a multiple holding company. The activities authorized by OTS regulation for multiple savings and loan holding companies as of March 5, 1987 include a variety of activities including, among other things, the origination, purchasing, sale and servicing of various loans, the provision of clerical services primarily for affiliates, the provision of certain other management services to affiliates and other multiple holding companies, and underwriting or reinsuring credit life insurance in connection with extensions of credit by a savings association subsidiary or another savings and loan holding company or subsidiary thereof. The OTS has also approved various real estate-related activities for multiple holding companies, including the acquisition of unimproved lots or the acquisition of unimproved real estate for prompt development and subdivision, the development, subdivision and construction of improvement of acquired real estate for sale or rental, the acquisition of improved real estate and mobile homes to be held for rental or sale, the acquisition of improved real estate for remodeling, rehabilitation, modernization, renovation, or demolition or rebuilding for sale or rental, and the maintenance and management of improved real estate. In the event any savings association subsidiary of a multiple savings and loan holding company fails to satisfy the QTL Test and does not requalify within one year, however, the holding company will be required to register as a bank holding company and become subject to the more stringent activity limitations applicable to bank holding companies.

    Transactions with Affiliates. Transactions between savings associations and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings association is any company or entity which controls, is controlled by or is under common control with the savings association. In a holding company context, the parent holding company of a savings association (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the savings association. Generally, Sections 23A and 23B (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings association may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or
(ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings association. Upon consummation of the Merger, as long as the Company owns more than 80% of the voting stock of both Columbian and Cecil Federal, the institutions will not be subject to the restrictions on transactions with affiliates in dealing with each other. Section 106 of the Bank Holding Company Act of 1956, as amended, (the "BHCA") which also applies to the Bank prohibits the Bank from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain exceptions.

    Savings associations are also subject to the restrictions contained in
Section 22(h) of the Federal Reserve Act on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to an executive officer and to a greater than 10% stockholder of a savings association and certain affiliated entities of either, may not exceed, together with all other outstanding loans to such person and affiliated entities the association's loan to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus and an additional 10% of such capital and surplus for loans fully secured by certain readily marketable collateral). Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% stockholders of a savings association, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the association with any "interested" director not participating in the voting. The Federal Reserve Board has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval if required, as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Further, the Federal Reserve Board pursuant to Section 22(h) requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons. Section 22(h) also generally prohibits a depository institution from paying the overdrafts of any of its executive officers or directors.

    Section 22(g) of the Federal Reserve Act requires that loans to executive officers of depository institutions not be made on terms more favorable than those afforded to other borrowers, requires approval for such extensions of credit by the board of directors of the institution, and imposes reporting requirements for and additional restrictions on the type, amount and terms of credits to such officers. In addition, Section 106 of the BHCA prohibits extensions of credit to executive officers, directors, and greater than 10% stockholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

    Restrictions on Acquisitions. Savings and loan holding companies are generally prohibited from acquiring, without prior approval of the Director of OTS, (i) control of any other savings association or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary. Except with the prior approval of the Director of OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may also acquire control of any savings association, other than a subsidiary savings association, or of any other savings and loan holding company.

    The Director of OTS may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if: (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office in the state of the institution to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act; or (iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

    The OTS regulations permit federal associations to branch in any state or states of the United States and its territories. Except in supervisory cases or when interstate branching is otherwise permitted by state law or other statutory provision, a federal association may only establish an out-of-state branch under such OTS regulation if (i) the federal association qualifies as a Qualified Thrift Lender or a "domestic building and loan association" under
(S)7701(a)(19) of the Code and the total assets attributable to all branches of the association in the state would qualify such branches taken as a whole for treatment as a Qualified Thrift Lender or for treatment as a domestic building and loan association and (ii) such branch would not result in (a) formation of a prohibited multi-state multiple savings and loan holding company or (b) a violation of certain statutory restrictions on branching by savings association subsidiaries of banking holding companies. Federal associations generally may not establish new branches unless the association meets or exceeds minimum regulatory capital requirements. The OTS will also consider the association's record of compliance with the Community Reinvestment Act of 1977 in connection with any branch application.

    The BHCA specifically authorizes the Federal Reserve Board to approve an application by a bank holding company to acquire control of any savings association. Pursuant to rules promulgated by the Federal Reserve Board, owning, controlling or operating a savings association is a permissible activity for bank holding companies, if the savings association engages only in deposit-taking activities and lending and other activities that are permissible for bank holding companies.

    A bank holding company that controls a savings association may merge or consolidate the assets and liabilities of the savings association with, or transfer assets and liabilities to, any subsidiary bank which is a member of the BIF with the approval of the appropriate federal banking agency and the Federal Reserve Board. The resulting bank will be required to continue to pay assessments to the SAIF at the rates prescribed for SAIF members on the deposits attributable to the merged savings association plus an annual growth increment. In addition, the transaction must comply with the restrictions on interstate acquisitions of commercial banks under the BHCA.

                BENEFICIAL OWNERSHIP OF COLUMBIAN COMMON STOCK

    The following tables set forth information with respect to the shares of Columbian Common Stock beneficially owned by (1) those persons who were beneficial owners of more than 5.0% of the outstanding shares of Columbian Common Stock, (2) Columbian's directors and certain executive officers, and (3) all directors and executive officers of Columbian as a group.


PRINCIPAL STOCKHOLDERS
                                   AMOUNT AND NATURE OF              PERCENT OF SHARES
                                  BENEFICIAL OWNERSHIP                 OF COLUMBIAN
   NAME AND ADDRESS               OF COLUMBIAN COMMON                   COMMON STOCK
  OF BENEFICIAL OWNER           STOCK AT THE RECORD DATE(1)            OUTSTANDING(2)
  -------------------           ---------------------------            --------------
Donald F. Angert                            5,352  (3)                    7.10%
1 Chesapeake Drive
Havre de Grace, Maryland  21078

Joseph W. Ayres                             4,125                         5.47%
3824 Deckerts Lane
Baltimore, Maryland  21236

Arthur L. Gilbert                           5,352  (3)                    7.10%
802 John Smith Street
Havre de Grace, Maryland  21078

Kathleen G. Guzzo                           4,291  (3)                    5.69%
303-307 St. John Street
Havre de Grace, Maryland  21078

Warren Kantor Profit Sharing Plan           4,243                         5.63%
409 South 3rd Street
Philadelphia, Pennsylvania  19147

Albert F. Simpson                           4,777                         6.33%
716 Revolution Street
Havre de Grace, Maryland  21078

Wilbur B. Pearce                            5,351 (3)(4)                  7.10%
303-307 St. John Street
Havre de Grace, Maryland  21078

George C. Pensell                           4,243                         5.63%
217 Congress Road
Havre de Grace, Maryland  21078

Cecil Bancorp, Inc.                        14,993 (5)                    16.67%
127 North Street
Elkton, Maryland  21921

                         (footnotes on following page)

(footnotes for table on previous page)
-------------
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Columbian Common Stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares of Columbian Common Stock.
(2) In calculating the percentage ownership of each named individual and the group, the number of shares outstanding includes any shares of Columbian Common Stock which the individual or the group has the right to acquire within 60 days of the Record Date.
(3) Includes 1,077 shares which the named individual has the right to acquire pursuant to the exercise of stock options.
(4)      Includes 1,030 shares held in trust.
(5) Concurrent with the execution of the Merger Agreement, Cecil Bancorp received the Option to purchase 14,993 shares of Columbian Common Stock. The Option is exercisable in limited circumstances. See "The Merger -- Stock Option Agreement."


MANAGEMENT

                                                  SHARES OF COLUMBIAN                PERCENT OF SHARES
                                                     COMMON STOCK                      OF COLUMBIAN
                                                 BENEFICIALLY OWNED AT                 COMMON STOCK
NAME                                              THE RECORD DATE(1)(2)               OUTSTANDING(3)
----                                             -------------------------            --------------
Laurie O. Thoner                                       2,107     (4)                        2.92%
Kathleen G. Guzzo                                      4,167     (4)                        5.78
Dr. William Brendle                                    3,137     (4)                        4.35
Donald F. Angert                                       5,197     (4)                        7.21
Arthur L. Gilbert                                      5,197     (4)                        7.21
Robert L. Johnson                                      2,107     (5)                        2.92
Wilbur B. Pierce                                       5,197     (4)(6)                     7.21

All Executive Officers and Directors
   as a Group (7 persons)                             27,501     (7)                       37.61%

---------------
(1)      As of the Record Date.
(2) For the definition of "beneficial ownership," see footnote 1 to the table in the section entitled "Voting Securities and Principal Holders Thereof." Unless otherwise noted, all shares are owned directly by the named individuals or by their spouses and minor children, over which shares the named individuals exercise shared voting and investment power.
(3) In calculating percentage ownership for a given individual, the number of shares of Columbian Common Stock outstanding includes unissued shares subject to options exercisable within 60 days of the Record Date held by that individual.
(4) Includes 1,077 shares which may be purchased pursuant to the exercise of stock options within 60 days of the Record Date. (5) Includes 150 shares which may be purchased pursuant to the exercise of stock options within 60 days of the Record Date.
(6)      Includes 1,030 shares held in trust.
(7) Includes 6,612 shares which may be purchased by executive officers and directors as a group pursuant to the exercise of stock options.

                       COMMON STOCK PRICES AND DIVIDENDS

CECIL BANCORP

    Trading in the Common Stock. The Company Common Stock is listed over-the-counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc. and on the NASDAQ "Bulletin Board" under the symbol "CECB." There are currently _______ shares of Company Common Stock outstanding and approximately _________ holders of record of the Company Common Stock (not including shares held in "street name") as of __________, 1998.

    The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters indicated and since the common stock's issuance on November 10, 1994.



                             HIGH BID (1)  LOW BID (1)  DIVIDENDS PAID
                             ------------  -----------  ---------------
         FISCAL 1996:
           First Quarter           15.00        14.50          0.10 (2)
           Second Quarter          15.00        15.00          0.08
           Third Quarter           15.75        15.00          0.08
           Fourth Quarter          15.75        15.00          0.30 (3)

         FISCAL 1997:
           First Quarter           16.00        16.00          0.10
           Second Quarter          18.75        17.00          0.10
           Third Quarter           17.75        17.50          0.10
           Fourth Quarter          20.00        18.25          0.33 (4)

         FISCAL 1998:
           First Quarter           23.50        21.00          0.10
           Second Quarter          24.625       23.50          0.10

-------------
(1) Quotations reflect inter-dealer price, without retail mark-up, mark-down or commissions, and may not represent actual transactions.
(2)      Includes special dividend of $.02 per share.
(3)      Includes special dividend of $.20 per share.
(4)      Includes special dividend of $.23 per share.


    Dividend Restrictions. Under regulations of the OTS, the Bank is not permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below regulatory capital requirements, or the amount then required for the liquidation account established for the benefit of certain depositors of the Bank at the time of its conversion to stock form. In addition, savings institution subsidiaries of savings and loan holding companies such as the Company are required to give the OTS 30 days' prior notice of any proposed declaration of dividends to the holding company.

    Federal regulations impose additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by the Bank. Under these regulations, a savings institution such as the Bank that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Association") is generally permitted without OTS approval, after notice, to make capital distributions during a calendar year in the amount of (i) up to 100% of its net earnings to date during the calendar year plus an amount that would reduce by one-half the amount by which its capital-to-assets ratio exceeded its fully phased-in capital requirement to assets ratio at the beginning of the calendar year, or (ii) 75% of its net income for the previous four quarters. In addition to the foregoing, earnings of the Bank appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to the Company without payment of taxes at the then current tax rate by the Bank on the amount of earnings removed from the reserves for such distributions.

    Although the Company is not subject to these restrictions, the Company's primary source of funds for payment of dividends, in addition to the 50% of the net proceeds retained from the conversion to stock form, are dividends from the Bank. The Company intends to make full use of this favorable tax treatment afforded to the Bank and Company and does not contemplate use of any earnings of the Bank in a manner which would limit the Bank's bad debt deduction or create federal tax liabilities.

    On May 28, 1998, the last trading day preceding the public announcement of the execution of the Merger Agreement, the reported closing price of Company Common Stock was $24.62 per share. On _________, 1998, the closing sale price of Company Common Stock was $______ per share.

COLUMBIAN

    Market Information. At the present time, there is no established market in which shares of Columbian Common Stock are regularly traded, nor are there any uniformly quoted prices for such shares. The most recent trade in Columbian Common Stock known to management of Columbian was 128 shares at $12.00 per share on November 18, 1997.

    On May 28, 1998, the last trading day preceding the public announcement of the execution of the Merger Agreement, the reported closing sale price of Columbian Common Stock was $_______ per share. On _________, 1998, the closing sale price for Columbian Common Stock was $______ per share.

    Dividends. Cash dividends in the amount of $0.30 and $0.20 per share were paid to stockholders during the years ended December 31, 1997 and 1996, respectively. In addition, Columbian paid a 3.0% per share stock dividend during the year ended December 31, 1997.

    The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank's regulatory capital to be reduced below
(1) the amount required for the liquidation account established in connection with its stock conversion; or (2) the regulatory capital requirements imposed by the OTS. OTS regulations limit the payment of dividends and other capital distributions by the Bank. The Bank is able to pay dividends during a calendar year without regulatory approval to the extent of the greater of (i) all its net income determined on the basis of generally accepted accounting principles for the calendar year, plus an amount which will reduce by one-half its surplus capital ratio at the beginning of the year or (ii) 75% of net income for the last four calendar quarters.

                     DESCRIPTION OF COMPANY CAPITAL STOCK

    The Company is authorized to issue 4,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock par value $.01 per share (the "Preferred Stock"). As of _________, 1998, _________ shares of Company Common Stock were issued and outstanding and an additional ___________ shares of Company Common Stock were reserved for issuance pursuant to various Company stock benefit plans. THE COMPANY COMMON STOCK REPRESENTS NONWITHDRAWABLE CAPITAL, IS NOT BE AN ACCOUNT OF AN INSURABLE TYPE AND IS NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. The discussion below highlights the material rights and terms with respect to the Company's capital stock.

COMMON STOCK

    Voting Rights. Each share of Company Common Stock has the same relative rights and is identical in all respects with every other share of the Company Common Stock. The holders of the Company Common Stock possess exclusive voting rights in the Company, except to the extent that shares of Preferred Stock issued in the future may have voting rights, if any. Each holder of shares of Company Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of the Company Common Stock. For information regarding a possible reduction in voting rights, see "Certain Anti-Takeover Provisions in the Articles of Incorporation and Bylaws -- Restrictions on Acquisitions of Securities."

    Dividends. The Company from time to time declares dividends to the holders of the Company Common Stock, who are entitled to share equally in any such dividends. For information as to the Company's payment of cash dividends in prior periods and limitations on the payment of cash dividends, see "Common Stock Prices and Dividends -- Cecil Bancorp."

    Liquidation. In the event of any liquidation, dissolution or winding up of Cecil Federal, the Company, as holder of all of Cecil Federal's capital stock, would be entitled to receive all assets of Cecil Federal after payment of all debts and liabilities of Cecil Federal and after distribution of the balance in the liquidation account established at the time of Cecil Federal's conversion from mutual to stock form. In the event of a liquidation, dissolution or winding up of the Company, each holder of shares of the Company Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, a pro rata portion of all assets of the Company available for distribution to holders of the Company Common Stock. If any shares of Preferred Stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of the Company Common Stock.

    Restrictions on Acquisition of the Company Common Stock; Anti-takeover Provisions. For information regarding limitations on acquisition of shares of the Company Common Stock, see "Comparison of Stockholder Rights -- Certain Anti-Takeover Provisions in Cecil Bancorp's Articles of Incorporation and Bylaws."

    Other Characteristics. Holders of the Company Common Stock do not have preemptive rights with respect to any additional shares of the Company Common Stock which may be issued. The Company Common Stock is not subject to call for redemption, and the outstanding shares of the Company Common Stock, when issued and upon receipt by the Company of the full purchase price therefor, will be fully paid and nonassessable.

SERIAL PREFERRED STOCK

    None of the 1,000,000 authorized shares of Preferred Stock of the Company have been issued. The Board of Directors of the Company is authorized to issue Preferred Stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The Preferred Stock may rank prior to the Company Common Stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors has no present intention to issue any Preferred Stock.

                       COMPARISON OF STOCKHOLDER RIGHTS

    Introduction. As a result of the Merger, holders of Columbian Common Stock, whose rights are presently governed by federal law and Columbian's Federal Stock Charter and Bylaws, will become stockholders of the Cecil, a Maryland corporation. Accordingly, the rights of Columbian stockholders will be governed by the Maryland General Corporation Law, and the Articles of Incorporation and Bylaws of Cecil Bancorp. Certain differences arise from this change of governing law, as well as from distinctions between the Charter and Bylaws of Columbian and the Articles of Incorporation and Bylaws of Cecil Bancorp. The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but summarizes certain significant differences.

    Issuance of Capital Stock. Columbian's Federal Stock Charter authorizes the issuance of 2,000,000 shares of capital stock, 1,500,000 shares of which are Columbian Common Stock and 500,000 shares of serial preferred stock, par value of $1.00 per share. The Articles of Incorporation of Cecil Bancorp authorize the issuance of 5,000,000 shares of capital stock, 4,000,000 shares of which are Company Common Stock and 1,000,000 shares of which are Preferred Stock. At _________ __, 1998, there were _______ shares of Columbian Common Stock outstanding and _______ shares of Company Common Stock outstanding. Under Columbian's Federal Stock Charter, shares of capital stock may not be issued directly or indirectly to officers, directors or controlling persons of Columbian (other than as part of a general public offering or as qualifying shares to a director) unless the issuance or the plan under which they would be issued is approved by a majority of the votes eligible to be cast. No similar restriction is contained in Cecil Bancorp's Articles of Incorporation. Cecil Bancorp's Articles of Incorporation authorize the issuance of additional shares of stock up to the amount authorized as approved by the board of directors without the approval of the stockholders.

    Under both Columbian's Federal Stock Charter and Cecil Bancorp's Articles of Incorporation, each may issue additional shares without stockholder approval. Issuing additional shares of serial preferred stock up to the prescribed amounts could have a possible anti-takeover effect.

    Payment of Dividends. Federal regulations impose certain limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by Columbian. Under these regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distributions, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Association") is generally permitted, after notice, to make capital distributions during a calendar year in the amount equal to the greater of: (a) 75% of its net income for the previous four quarters; or
(b) up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its ratio of total capital to assets exceeded the ratio of its fully phased-in capital requirement to its assets at the beginning of the calendar year. A savings institution with total capital in excess of current minimum capital ratio requirements but not in excess of the fully phased-in requirements (a "Tier 2 Association") is permitted, after notice, to make capital distributions without OTS approval of up to 75% of its net income for the previous four quarters, less dividends already paid for such period, depending on the savings institution's level of risk-based capital. A savings institution that fails to meet current minimum capital requirements (a "Tier 3 Association") is prohibited from making any capital distributions without the prior approval of the OTS. Tier 1 Associations that have been notified by the OTS that they are in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Association, unless the OTS determines that such treatment is not necessary to ensure the associations safe and sound operation. Columbian is a Tier 1 Association. Columbian also is prohibited from making any capital distributions, including dividends, if after making the distribution, Columbian would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%.

    In addition to the foregoing, earnings of Columbian appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to a holding company without payment of taxes at the then current tax rate by Columbian on the amount of earnings removed from the reserves for such distributions. Finally, Columbian is not permitted to pay dividends on its capital stock if its regulatory capital would thereby reduced below the remaining balance of the liquidation account which was established for the benefit of certain depositors of Columbian at the time of its conversion to stock form.

    Cecil Bancorp is not subject to regulatory restrictions on the payment of dividends to stockholders, although Cecil Federal as a federally chartered thrift is. Generally, under the Maryland General Corporation Law, no dividends may be paid if, after giving effect to the dividend, (i) Cecil Bancorp would not be able to pay its indebtedness as it becomes due in the usual course of business, (ii) Cecil Bancorp's total assets would be less than the sum of its total liabilities, plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the rights of those stockholders who have superior preferential rights upon dissolution of Cecil Bancorp to those receiving the distribution. Although Cecil Bancorp will not be subject to the restrictions applicable to Columbian regarding dividend payments to its stockholders, the restrictions on Columbian's and Cecil Federal's ability to pay dividends to Cecil Bancorp may affect Cecil Bancorp's ability to pay dividends.

    Special Meetings of Stockholders. Special meetings of stockholders of Columbian generally may be called by the chairman of the board, the president, a majority of the Board of Directors or upon the written request of the holders of not less than ten percent (10%) of all the outstanding capital stock entitled to vote at the meeting. In comparison, Cecil Bancorp's Articles of Incorporation and Bylaws provide that special meetings of stockholders may only be called by Cecil Bancorp's Board of Directors, a duly appointed committee of the Board of Directors, or by the secretary of Cecil Bancorp upon the written request of the holders of not less than 25% of all the votes entitled to be cast at the meeting.

    Rights of Stockholders to Dissent. Columbian stockholders have dissenters' appraisal rights in connection with a plan of merger or consolidation to which Columbian is a party. Stockholders of Cecil Bancorp similarly have dissenters' appraisal rights in connection with certain business combinations.

    Vacancies on the Board of Directors. Any vacancy on the Board of Directors of Columbian may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum, and any director so appointed is to serve until the next election of directors by stockholders. Additionally, any directorship of Columbian to be filled by reason of an increase in the number of directors may be filled for a term of office to expire at the next election of directors by the stockholders. The Articles of Incorporation of Cecil Bancorp also provide that vacancies on the board and newly created directorships may be filled by a majority vote of the stockholders or the directors than in office. A director of Cecil Bancorp so chosen by the stockholders shall hold office for the balance of the term then remaining and a director so chosen by the remaining directors shall hold office until the next annual meeting of stockholders.

    Number and Term of Directors. Columbian's Federal Stock Charter provides that the number of directors, as stated in the Bylaws, shall not be less than seven nor more than fifteen. Columbian's Bylaws provide that its Board of Directors shall consist of seven members and shall be divided into three equal classes which shall each be elected for three-year terms. Cecil Bancorp's Articles of Incorporation provide that its Board of Directors shall consist of not less than five nor more than fifteen members, as set forth in its Bylaws. Cecil Bancorp's Bylaws presently set the number of directors at eight persons. Cecil Bancorp's Board is also be divided into three classes which are elected for three-year terms.

    Removal of Directors. Columbian's Bylaws and OTS Regulations provide that at a meeting of stockholders called expressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors, but if less than the entire board is to be removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part. Whenever the holders of the shares of any class are entitled to elect one or more directors pursuant to the provisions of Columbian's Charter, the provisions shall apply, with respect to the removal of a director or directors so elected, by the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole. The Articles of Incorporation of Cecil Bancorp provide that any one director or the entire Board of Directors may be removed with or without cause, at any time, by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors.

    Consideration of Noneconomic Factors. Cecil Bancorp's Articles of Incorporation provide that, in determining what is in the best interests of Cecil Bancorp and of the stockholders, when evaluating a business combination, or a tender or exchange offer, the board of directors of Cecil Bancorp shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant; (i) the social and economic effects of the transaction on Cecil Bancorp and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which Cecil Bancorp and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or entity, and the possible effect of such conditions upon Cecil Bancorp and its subsidiaries and the other elements of the communities in which Cecil Bancorp and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or entity and its or their management. Columbian does not have a similar provision in its Charter.

    Approval of Mergers, Consolidations, Sale of Substantially All Assets and Certain Business Combinations. Under present OTS regulations, the approval of the holders of at least two-thirds of the outstanding shares of common stock is required for a merger, consolidation or sale of assets, except that no stockholder approval is required by the resulting federal stock institution when the transaction involves, among other things, the issuance of shares of common stock amounting to 15% or fewer of the shares of the resulting federal stock institution's common stock outstanding immediately prior to the transaction. Under the Maryland General Corporation Law, mergers, consolidations and sales of substantially all of the assets of a Maryland corporation must generally be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of stock entitled to vote thereon.

    Cecil Bancorp's Articles of Incorporation require the approval of the holders of (i) at least 80% of Cecil Bancorp's outstanding shares of voting stock, and (ii) at least a majority of outstanding shares of voting stock, not including shares held by a "Related Person," (defined below), to approve certain "Business Combinations" (defined below). The supermajority vote required to approve a "Business Combination" with a "Related Person" does not apply where the proposed transaction has been approved in advance by a majority of those members of Cecil Bancorp's Board of Directors, who are unaffiliated with the Related Person and who were directors prior to the time when the Related Person became a Related Person (the "Continuing Directors"), and such approval is obtained at a meeting with a quorum of Continuing Directors. The term "Related Person" is defined to include any individual, corporation, partnership or other person or entity which together with its "affiliates" (as that term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act), "beneficially owns" (as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act) in the aggregate 10% or more of the outstanding shares of Company Common Stock; and any "affiliate" of any such individual, corporation, partnership or other person or entity. A "Business Combination" is defined to include (i) any merger or consolidation of Cecil Bancorp with or into a Related Person; (ii) any sale, lease, exchange, transfer of other disposition, including without limitation, a mortgage, or any other capital device of all or any Substantial Part (more than 25 percent of the total assets of Cecil Bancorp, as of the end of its most recent fiscal year) of the assets of Cecil Bancorp (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person; (iii) any sale, lease, exchange, transfer or other deposition of all or any Substantial Part of the assets of a Related Person to Cecil Bancorp or a subsidiary of Cecil Bancorp;
(iv) the issuance of any securities of Cecil Bancorp or a subsidiary of the Corporation to a Related Person; (v) the acquisition by Cecil Bancorp or a subsidiary of Cecil Bancorp of any securities of a Related Person; (vi) any reclassification of the common stock of Cecil Bancorp, or any recapitalization involving the common stock of Cecil Bancorp; and (vii) any agreement, contract or other arrangement providing for any of the above transactions.

    Maryland's Business Combination Statute restricts certain transactions between a Maryland corporation (or its majority owned subsidiaries), and a holder of 10% or more of the corporation's outstanding voting stock, together with affiliates or associates thereof (an "Interested Stockholder"). For a period of five years following the date that a stockholder becomes an Interested Stockholder, Maryland's Business Combination Statute generally prohibits the following types of transactions between a corporation and an Interested Stockholder (unless certain conditions, described below, are met): (i) mergers, consolidations or share exchanges; (ii) sales, leases, exchanges or other dispositions other than in the ordinary course of business or pursuant to a dividend, in any twelve-month period, of assets having an aggregate book value of 10% or more of the total market value of the outstanding stock of the corporation or of its net worth; (iii) issuances or transfers by the corporation or any subsidiary thereof of any equity securities of the corporation or any subsidiary thereof having a market value of 5% or more of the total market value of the outstanding stock of the corporation; (iv) the adoption of a proposal or plan of liquidation or dissolution of the corporation in which anything other than cash will be received by the Interested Stockholder or any affiliate of any Interested Stockholder; (v) any reclassification of securities, or recapitalization of the corporation, or any merger, consolidation, or share exchange of the corporation with any of its subsidiaries which has the effect, directly or indirectly, in one transaction a series of transactions, of increasing by 5% or more of the total number of shares, the proportionate amount of the outstanding shares of any class of equity securities of the corporation or any subsidiary thereof which is owned by an Interested Stockholder; and (vi) the receipt by any Interested Stockholder or any affiliate thereof of the benefit, directly or indirectly, (except proportionately as a stockholder) of any loan, advance, guarantee, pledge, or other financial assistance or any tax credit or other tax advantage provided by the corporation or any of its subsidiaries. Additionally, after the five-year moratorium on business combinations has expired, a business combination must (i) be recommended by the board of directors and approved by (a) 80% of the votes entitled to be cast by outstanding shares of voting stock, and (b) two-thirds of votes entitled to be cast by outstanding shares of voting stock other than the voting stock held by the Interested Stockholder, or (ii) meet the rigorous fair price requirements of the business combination statute, or (iii) qualify for one of the statutory exemptions. This restriction does not apply if before such person becomes an Interested Stockholder, the Board of Directors approves the transaction in which the Interested Stockholder becomes an Interested Stockholder or approves the business combination, or a statutory exemption applies. A Maryland corporation may exempt itself from the requirements of the statute by adopting an amendment to its Articles of Incorporation. In this regard, Cecil Bancorp's Articles of Incorporation provide that Maryland's Business Combination Statute is not applicable to a business combination which has been approved by a majority of Continuing Directors obtained at a meeting with a quorum of Continuing Director. Columbian does not have a similar provision.

    Limitations on Voting Rights of Certain Stockholders. Columbian's
Federal Stock Charter does not contain any currently effective limitations on the acquisition of Columbian Common Stock. Section 8 of Columbian's Federal Stock Charter provided, that for a period of three years from the date of consummation of Columbian's conversion from mutual to stock form of ownership (the "Conversion"), no person was permitted to acquire or offer to acquire the beneficial ownership of more than 10% of any class of an equity security of Columbian. However, Columbian completed the Conversion more than three years ago. Consequently, the 10% ownership limitation in Columbian's Federal Stock Charter is no longer applicable. Cecil Bancorp's Articles of Incorporation provide that if any person acquires the "beneficial ownership" of more than 10% of any class of equity security of Cecil Bancorp, then, with respect to each vote in excess of 10%, the record holders of voting stock of Cecil Bancorp beneficially owned by such person shall be entitled to cast only one-hundredth of one vote with respect to each vote in excess of 10% of the voting power of the outstanding shares of voting stock of Cecil Bancorp which such record holders would otherwise be entitled to cast without giving effect to the provision, and the aggregate voting power of such record holders shall be allocated proportionately among such record holders. For purposes of this limitation, beneficial ownership is determined with reference to the regulations of the Commission which define beneficial ownership generally as the power to vote or the power to dispose of securities and generally would not include the power to vote pursuant to revocable proxies solicited in accordance with the Commission proxy rules. An exception from the restriction is provided if the acquisition of more than 10% of the securities received the prior approval by a majority vote of the Company's Continuing Directors. Under Cecil Bancorp's Articles of Incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically. In order to prevent the imposition of such restrictions, the Board of Directors must take affirmative action approving in advance a particular offer to acquire or acquisition.

    Control Share Acquisitions. The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third;
(ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions for shares acquired through descent or distribution, in satisfaction of a pledge or in a merger, consolidation or share exchange to which the corporation is a party. The control share acquisition statute applies to any Maryland corporation with 100 or more beneficial owners of its stock other than a close corporation or an investment company.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

    Unless the charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except for those which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provides otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

    Advance Notice Requirements for Nominations of Directors and Presentation of New Business at Meetings of Stockholders. Columbian's Bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice with Columbian's secretary at least five days in advance of the meeting. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

    Cecil Bancorp's Articles of Incorporation provide that a stockholder wishing to make nominations or proposals generally must give written notice to the secretary of Cecil Bancorp not less than 30 nor more than 60 days before the meeting, together with certain information relating to the nomination or new business (except where the notice to stockholders by Cecil Bancorp is less than 40 days, then nominations by stockholders may be sent on the 10 day after the notice was mailed by Cecil Bancorp).

    Amendment of Charter, Articles of Incorporation and Bylaws. Columbian's Federal Stock Charter provides that it may be amended only if the amendment is first proposed by Columbian's Board of Directors, then preliminarily approved by the OTS and thereafter approved by the holders of a majority of the votes eligible to be cast at a legal meeting. Cecil Bancorp's Articles of Incorporation may be replaced, altered, removed or amended by the vote of the holders of a majority of the outstanding shares of Cecil Bancorp Common Stock, except for Articles IX (Meetings of Stockholders; Cumulative Voting), X (Notice for Nominations and Proposals), XI (Directors), XII (Removal of Directors), XIII (Acquisition of Capital Stock), XIV (Approval of Certain Business Combinations), XV (Evaluation of Business Combinations), XVI (Limitation of Officers' and Directors' Liability), XVII (Indemnification), XVIII

(Amendment of Bylaws), and XIX (Amendment of Articles of Incorporation), which require the affirmative vote of 80% of the outstanding shares of Cecil Bancorp Common Stock, entitled to vote generally in the election of directors cast at a meeting called for that purpose, in order to be amended, except where a majority of the Continuing Directors approves such repeal, alteration, recission or amendment then action may be taken by the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote generally in the election of directors. The Bylaws of Columbian may be amended by the vote of either a majority of the Board of Directors or the holders of a majority of the outstanding shares of Columbian Common Stock. The Bylaws of Cecil Bancorp may be repealed, altered, amended or rescinded by a vote of two-thirds of the Board of Directors or by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or recission is included in the notice of such meeting).

                                 LEGAL MATTERS

    The legality of the Company Common Stock to be issued pursuant to the Merger Agreement will be passed upon for the Company by Housley Kantarian & Bronstein, P.C., Washington, D.C.

    Certain other legal matters in connection with the Merger will be passed upon for the Company by Housley Kantarian & Bronstein, P.C., Washington, D.C., and for Columbian by Kutak Rock, Washington, DC.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated in this Prospectus/Proxy Statement by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 have been audited by Simon, Master & Sidlow, independent auditors, as stated in their report, which is incorporated by reference herein and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of Columbian as of December 31, 1997 and for each of the years in the period ended December 31, 1997, included elsewhere in this Prospectus/Proxy Statement have been audited by Anderson Associates, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement, and are included in reference upon the report of such term given upon their authority as experts in accounting and auditing.


                            INDEPENDENT ACCOUNTANTS

    Representatives of Anderson Associates, Columbian's independent certified public accountants, are expected to be present at the Special Meeting to respond to stockholder's questions and, as a result, will not have an opportunity to make a statement at the Special Meeting.


                                 OTHER MATTERS

    The Columbian Board of Directors is not aware of any business to come before the Special Meeting other than those matters described in this Prospectus/Proxy Statement. However, if any other matter should properly come before the Special Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

                                                   INDEX TO FINANCIAL STATEMENTS
                                             OF COLUMBIAN BANK, A FEDERAL SAVINGS BANK


                                                                                                                        Page
                                                                                                                        ----
Independent Auditors' Report......................................................................................

Statement of Financial Condition as of  December 31, 1997 and 1996................................................

Statement of Operations for the Years Ended December 31, 1997 and 1996............................................

Statement of Stockholders' Equity for the Years Ended December 31, 1997 and 1996..................................

Statement of Cash Flows for the Years Ended December 31, 1997 and 1996............................................

Notes to Financial Statements.....................................................................................


Statement of Financial Condition as of March 31, 1998 and December 31, 1997.......................................

Statement of Operations for the Three Months Ended March 31, 1998 and 1997........................................

Statement of Cash Flows for the Three Months Ended March 31, 1998 and 1997........................................

Notes to Financial Statements.....................................................................................

                           ANDERSON ASSOCIATES, LLP

                         Certified Public Accountants
                               7621 Fitch Lane
                          Baltimore, Maryland 21236
                                 410-882-8050


                         INDEPENDENT AUDITOR'S REPORT
                         ----------------------------



Board of Directors
Columbian Bank, A Federal Savings Bank
Havre de Grace, Maryland

     We have audited the accompanying statements of financial condition of Columbian Bank, A Federal Savings Bank as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the two years in the two year period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Columbian Bank, A Federal Savings Bank at December 31, 1997 and 1996, and the results of its operations and cash flows for each of the two years in the two year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                           /s/ Anderson Associates LLP

March 11, 1998
Baltimore, Maryland

                    COLUMBIAN BANK, A FEDERAL SAVINGS BANK
                    --------------------------------------
                           Havre de Grace, Maryland
                           ------------------------

                       STATEMENTS OF FINANCIAL CONDITION
                       ---------------------------------

                                                          December 31,
                                                          ------------
                                                      1997           1996
                                                      ----           ----
            ASSETS
            ------
Cash                                                $   476,225  $   307,495
Interest bearing deposits in other banks              1,638,421    1,097,342
Federal funds sold                                      571,703      200,000
Investments available for sale (Note 2)               2,385,665    2,134,783
Investments held to maturity (Note 2)                 2,845,260    4,099,125
Mortgage backed securities (Note 3)                   2,347,893    3,140,413
Loans receivable - net (Note 4)                      18,804,532   18,512,735
Foreclosed real estate                                  284,339      483,188
Accrued interest receivable - loans                     112,067      108,208
                            - investments                71,410       72,295
                            - mortgage backed
                               securities                12,905       19,998
Premises and equipment - net (Note 6)                   346,510      451,573
Federal Home Loan Bank of Atlanta stock at cost
 (Note 7)                                               214,600      214,600
Prepaid and refundable income taxes                       6,921       75,399
Deferred income taxes (Note 12)                          72,924       60,933
Other assets                                             41,739       10,146
                                                    -----------  -----------

Total assets                                        $30,233,114  $30,988,233
                                                    ===========  ===========

   LIABILITIES AND STOCKHOLDERS' EQUITY
   ------------------------------------

Liabilities
-----------
   Checks outstanding in excess of bank balance     $   210,759  $    -
   Deposits (Note 8)                                 27,642,195   28,772,132
   Advance payment by borrowers for taxes and
    insurance                                           176,624      169,284
   Income taxes payable (Note 12)                        12,953       -
   Other liabilities                                    161,831      182,529
                                                    -----------  -----------
                                                     28,204,362   29,123,945
   Commitments and contingencies (Notes 4 and 11)
Stockholders' Equity
--------------------
   Common stock par value $1 per share; authorized
    80,000 shares: issued and outstanding 72,080
    and 69,140 shares, respectively                      72,080       69,140
   Paid in surplus                                      490,316      463,856
   Retained earnings (substantially restricted)
    (Note 11)                                         1,444,680    1,323,710
   Net unrealized gain on investments available for
    sale net of taxes                                    21,676        7,582
                                                    -----------  -----------

Total stockholders' equity                            2,028,752    1,864,288
                                                    -----------  -----------

Total liabilities and stockholders' equity          $30,233,114  $30,988,233
                                                    ===========  ===========

The accompanying notes to financial statements are an integral part of these statements.

                    COLUMBIAN BANK, A FEDERAL SAVINGS BANK
                    --------------------------------------
                           Havre de Grace, Maryland
                           ------------------------

                           STATEMENTS OF OPERATIONS
                           ------------------------

                                                        For Years Ended
                                                           December 31,
                                                   -------------------------
                                                       1997       1996
                                                       ----       ----
Interest Income
---------------
   Interest on loans (Note 4)                      $1,654,199    $1,651,104
   Interest on available for sale investments         155,686       186,525
   Interest on held to maturity investments           243,279       231,277
   Interest on mortgage backed securities             157,782       227,865
   Other interest income                              122,979       105,472
                                                   ----------    ----------
Total interest income                               2,333,925     2,402,243

Interest Expense
----------------
   Interest on deposits (Note 8)                    1,546,456     1,631,937
                                                   ----------    ----------

Net interest income                                   787,469       770,306
Provision for losses on loans (Note 4)                 -             24,000
                                                   ----------    ----------
Net interest income after provision for loan
 losses                                               787,469       746,306

Other Income
------------
   Gain on sale of premises and equipment              44,769        -
   Net gain on sale of investments (Note 2)            -              5,573
   All other income                                    51,708        53,698
                                                   ----------    ----------
                                                       96,477        59,271

Non-Interest Expenses
---------------------
   Salaries and other related expenses                291,539       247,755
   Occupancy                                           33,684        36,650
   Deposit insurance premiums (Note 8)                 27,039       250,073
   Advertising                                          7,958         6,355
   Data processing                                     37,005        33,507
   Legal expenses                                      49,740        45,375
   Professional fees                                   45,262        57,610
   Other expenses                                     141,409       118,101
                                                   ----------    ----------
Total non-interest expenses                           633,636       795,426
                                                   ----------    ----------

Income before income tax provision (benefit)          250,310        10,151

Income tax provision (benefit) (Note 12)               87,448       (17,453)
                                                   ----------    ----------

Net income                                         $  162,862    $   27,604
                                                   ==========    ==========

Basic and diluted earnings per share (Note 1)      $     2.29    $      .39
                                                   ==========    ==========

The accompanying notes to financial statements are an integral part of these statements.

                    COLUMBIAN BANK, A FEDERAL SAVINGS BANK
                    --------------------------------------
                           Havre de Grace, Maryland
                           ------------------------

                      STATEMENTS OF STOCKHOLDERS' EQUITY
                      ----------------------------------
                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                ----------------------------------------------

                                                                                Net Unrealized
                                                                                   Gain on
                                  Common         Paid-In        Retained          Investments           Stockholders'
                                  Stock          Surplus        Earnings       Available for Sale          Equity
                                  ------         --------       ---------      ------------------       -------------
December 31, 1995                  $69,140        $463,856       $1,309,934          $ 18,771            $1,861,701

Net income for year ended
 December 31, 1996                   -                -              27,604              -                   27,604
Cash dividend                        -                -             (13,828)             -                  (13,828)
Change in unrealized gain on
 investments available for
 sale (net of tax)                   -                -                -              (11,189)              (11,189)
                                   -------        --------       ----------          --------            ----------

December 31, 1996                   69,140         463,856        1,323,710             7,582             1,864,288

Net income for year ended
 December 31, 1997                   -                -             162,862              -                  162,862
Cash dividend                        -                -             (21,492)             -                  (21,492)
Stock options exercised                900           8,100             -                 -                    9,000
Stock dividend                       2,040          18,360          (20,400)             -                      -
Change in unrealized gain on
 investments available for
 sale (net of tax)                   -                -                -               14,094                14,094
                                   -------        --------       ----------          --------            ----------

December 31, 1997                  $72,080        $490,316       $1,444,680          $ 21,676            $2,028,752
                                   =======        ========       ==========          ========            ==========

The accompanying notes to financial statements are an integral part of these statements.

                    COLUMBIAN BANK, A FEDERAL SAVINGS BANK
                    --------------------------------------
                           Havre de Grace, Maryland
                           ------------------------

                           STATEMENTS OF CASH FLOWS
                           ------------------------

                                                           For Years Ended
                                                             December 31,
                                                      -------------------------
                                                         1997          1996
                                                         ----          ----
Operating Activities
--------------------
   Net income                                         $  162,862    $   27,604
   Adjustments to Reconcile Net Income to
    Net Cash Provided by Operating Activities
    -----------------------------------------
      Accretion of discount and amortization
       of premiums                                        10,394      (179,221)
      Amortization of deferred loan fees                 (22,929)      (32,194)
      Loan fees deferred                                  21,913        28,194
      Provision for losses on loans                       -             24,000
      Net gain on sale of investments                     -             (5,573)
      Provision for depreciation                          20,537        23,388
      Gain on sale of premises and equipment             (44,769)       -
      Decrease (increase) in accrued interest
       receivable                                          4,119       (22,036)
      Increase (decrease) in refundable and deferred
       income taxes                                       47,013       (20,087)
      Decrease (increase) in other assets                (31,593)          287
      (Decrease) increase in income taxes payable         12,953        (5,375)
      Decrease in other liabilities                      (20,698)      (87,152)
                                                       ---------    ----------
         Net cash provided (used) by operating
          activities                                     159,802      (248,165)


Cash Flows from Investing Activities
------------------------------------
   Purchase of available for sale securities            (868,839)   (1,500,000)
   Proceeds from sale of available for sale
    securities                                            -          1,488,184
   Proceeds from maturities of available for sale
    securities                                           641,525       632,000
   Purchases of held to maturity investments          (1,994,844)     (600,000)
   Proceeds from maturity of held to maturity
    investments                                        3,249,126        -
   Principal collected on mortgage backed securities     781,709       920,025
   Longer term loans originated                       (3,199,409)   (3,703,202)
   Principal collected on longer term loans            2,935,889     2,342,495
   (Increase) decrease in short-term loans                58,297       (37,582)
   Proceeds from sales of foreclosed real estate         188,378        -
   Funds advanced on foreclosed real estate              (75,087)       -
   Investment in premises and equipment                   -             (2,462)
   Proceeds from sale of premises and equipment          129,295        -
                                                     -----------   -----------
         Net cash provided (used) by investing
          activities                                   1,846,040      (460,542)

                    COLUMBIAN BANK, A FEDERAL SAVINGS BANK
                    --------------------------------------
                           Havre de Grace, Maryland
                           ------------------------

                           STATEMENTS OF CASH FLOWS
                           ------------------------

                                                                     For Years Ended
                                                                       December 31,
                                                                --------------------------
                                                                   1997           1996
                                                                   ----           ----
Cash Flows From Financing Activities
------------------------------------
  Increase in checks outstanding in excess of
   bank balance                                                  $  210,759     $     -
  Net increase (decrease) in demand deposits,
   money market and passbook accounts and advances
   by borrowers for taxes and insurance                            (283,252)        719,804
  Decrease in certificates of deposit                              (839,345)     (1,665,775)
  Proceeds from exercise of stock options                             9,000           -
  Decrease in dividends payable                                       -             (13,828)
  Cash dividends paid on common stock                               (21,492)        (13,828)
                                                                 ----------     -----------
       Net cash used by financing activities                       (924,330)       (973,627)
                                                                 ----------     -----------

(Decrease) increase in cash and cash equivalents                  1,081,512      (1,682,334)
Cash and cash equivalents at beginning of year                    1,604,837       3,287,171
                                                                 ----------     -----------

Cash and cash equivalents at end of year                         $2,686,349     $ 1,604,837
                                                                 ==========     ===========

The Following is a Summary of
 Cash and Cash Equivalents
 -------------------------
   Cash                                                          $  476,225     $   307,495
   Interest bearing deposits in other banks                       1,638,421       1,097,342
   Federal funds                                                    571,703         200,000
                                                                 ----------     -----------

Cash and cash equivalents reflected on the
 statement of cash flows                                         $2,686,349     $ 1,604,837
                                                                 ==========     ===========

Supplemental Disclosure of Cash Flows Information:
   Net Cash Paid During the Year For:

       Interest expense                                          $1,546,456     $ 1,631,937

       Income taxes                                              $   76,250     $    48,750

Transfer from loans to foreclosed
  real estate                                                    $    -         $   483,188

Transfer from foreclosed real estate to loans                    $   85,558     $     -

Stock dividend                                                   $   20,400     $     -

The accompanying notes to financial statements are an integral part of these statements.

                    COLUMBIAN BANK, A FEDERAL SAVINGS BANK
                    --------------------------------------
                           Havre de Grace, Maryland
                           ------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------
                          DECEMBER 31, 1997 AND 1996
                          --------------------------

Note 1 - Summary of Significant Accounting Policies
         ------------------------------------------

         A. Business - The Bank's primary business activity is the acceptance of deposits from the general public and the use of the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

         B. Basis of Financial Statement Presentation - The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of foreclosed real estate. See Note F & H below for a discussion of the determination of those estimates.

         C. Investments Available for Sale - Available for sale securities consist of brokerage houses promises to pay, secured by government treasuries and cash funds held in money market account with broker. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of shareholders' equity until realized. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. The Bank recognizes gains and losses from sales of securities using the specific identification method.

         D. Investments and Mortgage Backed Securities Held to Maturity - Investments and mortgage backed securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recogized in interest income using the interest method over the period to maturity.

         E. Loans Receivable - Net - Loans receivable are stated at unpaid principal balances, less undisbursed loans in process, deferred loan origination fees and the allowance for loan losses, since management has the ability and intention to hold them to maturity.

COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

         F. Allowance for Loan Losses - An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under generally accepted accounting principles. Actual results could differ significantly from those estimates. Management believes the allowance for losses on loans is in accordance with generally accepted accounting principles. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

             Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When a payment is received on a loan on non-accrual status, the amount received is allocated to principal and interest in accordance with the contractual terms of the loan.

         G. Loan Origination Fees - Beginning December 1988, loan origination fees have been reflected in accordance with Statement of Financial Accounting Standards ("SFAS") No. 91 on a prospective basis. This Statement requires that loan origination fees and certain direct loan origination costs be deferred and be recognized over the contractual life of the related loan as an adjustment of yield.

COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

         H. Foreclosed Real Estate - Real estate acquired through or in the process of foreclosure is recorded at the lower of cost or fair value. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described under the caption "Allowance for Loan Losses". In the event of a subsequent decline, management provides an additional allowance, to reduce real estate acquired through foreclosure to fair value less estimated disposal cost. Expenses incurred on foreclosed real estate prior to disposition are charged to expense.

         I. Premises and Equipment - Premises and equipment are recorded at cost. Depreciation is computed on the straight-line method, based on the useful lives of the respective assets.

         J. Income Taxes - Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         K. Stock-Based Compensation - The Bank has elected to continued the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock.

         L. Cash and Cash Equivalents - Cash and cash equivalents in the statement of cash flows include cash, federal funds sold and interest-bearing deposits in other banks due in less than ninety days.

         M. Basic and Diluted Earnings Per Common Share - Basic and diluted earnings per common share for the years ended December 31, 1997 and 1996 are determined by dividing net income by the weighted average number of shares outstanding of 71,182 and 71,180, respectively, as retoractively adjusted for a 4% stock dividend. Options to purchase 6,639 and 6,489 shares of common stock at an average cost of $10.07 per share were outstanding at December 31, 1997 and 1996, respectively, but were not included in the computation because they had no effect. The basic and dilutive computations were the same.

                               Shares        Fraction       Weighted
    Dates Outstanding        Outstanding     of Period   Average Shares
    -----------------        -----------     ---------   --------------
January 1 to December 30       71,180    x   364/365         70,985
Options exercised                 900
                               ------
December 31                    72,080    x   1/365              197
                                                             ======
Weighted average shares                                      72,182
                                                             ======

COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

         N. Certain prior years' amounts have been reclassified to conform to the current year's method of presentation.

Note 2 - Investment Securities
         ---------------------

             Investment securities have been classified in the statements of financial condition according to management's intent. The carrying amount of securities and their approximate fair values at December 31 were as follows:

                                                   Gross       Gross
                                  Amortized      Unrealized  Unrealized     Fair
                                    Cost           Gains       Losses      Value
                                  ---------      ----------  ----------    -----
    December 31, 1997:

Available for Sale Investments:

U.S. Government and Federal
 Agencies
  Due from five to ten years      $2,000,000     $ 35,315    $    -     $2,035,315
Cash funds held in money market
 account with broker                 350,350        -             -        350,350
                                  ----------     --------    ---------  ----------
                                  $2,350,350     $ 35,315    $    -     $2,385,665
                                  ==========     ========    =========  ==========

Held to Maturity Investments:

U.S. Government and Federal
---------------------------
 Agencies
 --------
  Due beyond five years           $2,845,260     $  1,291    $  4,286   $2,842,265
                                  ==========     ========    ========   ==========

                                     F-10

COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------


Note 2 - Investment Securities - Continued
         ---------------------

                                                              Gross          Gross
                                            Amortized      Unrealized     Unrealized      Fair
                                               Cost           Gains         Losses       Value
                                            ----------     -----------    -----------    ------
     December 31, 1996:

Available for Sale Investments:


Brokerage Houses Promises to Pay
 Secured by Government Treasuries
  due within 12 months                       $  481,511     $   _          $16,371        $  465,140

U.S. Government and Federal Agencies
  Due from five to ten years                  1,500,000      28,118            -           1,528,118
Cash funds held in money market
 account with broker                            141,525         -              -             141,525
                                             ----------     -------        -------        ----------
                                             $2,123,036     $28,118        $16,371        $2,134,783
                                             ==========     =======        =======        ==========

Held to Maturity Investments:

U.S. Government and Federal Agencies
------------------------------------
   Due within 12 months                      $1,000,000     $   -          $    74        $  999,926
   Due beyond 12 months but within
    five years                                1,000,000       1,547            -           1,001,547
   Due beyond five years                      2,099,125       1,574          8,035         2,092,664
                                             ----------     -------        -------        ----------
                                             $4,099,125     $ 3,121        $ 8,109        $4,094,137
                                             ==========     =======        =======        ==========

          No gross gain or losses were realized during the year ended December 31, 1997. In 1996, gross realized gains and gross realized losses on sales of available for sale investments were $7,230 and $1,657, respectively.

Note 3 - Mortgage Backed Securities
         --------------------------

          Mortgage backed securities at December 31 consist of the following:

                                                            December 31,
                                                      -----------------------
                                                         1997           1996
                                                         ----           ----
     GNMA participating certificates                   $1,009,703     $1,219,954
     FHLMC participating certificates                     897,141      1,214,998
     FNMA participating certificates                      418,399        489,475
     REMIC                                                  -            182,525
                                                       ----------     ----------
                                                        2,325,243      3,106,952
         Net - unamortized premiums
                 and discounts                             22,650         33,461
                                                       ----------     ----------
                                                       $2,347,893     $3,140,413
                                                       ==========     ==========

COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------


Note 3 - Mortgage Backed Securities - Continued
         --------------------------

             The amortized cost and fair value of mortgage backed securities are as follows as of December 31, 1997 and 1996.

                                                    Gross        Gross
                                   Amortized     Unrealized   Unrealized        Fair
                                     Cost          Gains        Losses          Value
                                   ---------     ----------   ----------      ----------

                                                    December 31, 1997
                                   -----------------------------------------------------
GNMA participating certificates    $1,019,533    $  26,156    $  -           $1,045,689
FHLMC participating certificates      904,815        -           7,764          897,051
FNMA participating certificates       423,545        1,638       7,477          417,706
                                   ----------    ---------    --------       ----------
                                   $2,347,893    $  27,794    $ 15,241       $2,360,446
                                   ==========    =========    ========       ==========

                                                    December 31, 1996
                                   -----------------------------------------------------

GNMA participating certificates    $1,236,797    $   -        $ 47,151       $1,189,646
FHLMC participating certificates    1,228,470        -          18,818        1,209,652
FNMA participating certificates       495,077       2,819       12,741          485,155
REMIC                                 180,069       1,909         -             181,978
                                   ----------    --------     --------       ----------
                                   $3,140,413    $  4,728     $ 78,710       $3,066,431
                                   ==========    ========     ========       ==========

              No gains or losses were realized during the years ended December 31, 1997 and 1996.

              Certain mortgage backed securities including REMICs are subject to significant prepayment risks. In periods of declining interest rates mortgages may be repaid more rapidly than anticipated resulting in greater amortization of premiums and reduced yields. In addition, the Bank may be unable to reinvest at an interest rate comparable to the rate on the prepaying mortgage backed security. In contrast, in periods of increasing interest rates, market values of mortgage backed securities, including REMICs, will decline. Since principal payments on REMICs do not commence upon purchase of the investment, REMICs are more susceptible to market value fluctuations. Cash flows from the REMICs include interest only for one or more years and principal and interest payments thereafter provided by mortgage backed securities guaranteed by FNMA and backed by residential mortgages. All interest payments on the Bank's REMIC are at fixed rates. Management anticipates full recoverability of the principal balance of the REMIC.

COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------


Note 4 - Loans Receivable
         ----------------

            The composition of loans is as follows:

                                                             December 31,
                                                             ------------
                                                          1997          1996
                                                          ----          ----
         Real estate mortgages - primarily
          single family residences                    $14,136,652   $12,993,097
         Construction                                   1,655,200     1,561,611
         Home equity and second mortgages -
          residential                                   1,583,458     1,584,099
         Commercial real estate                         2,067,201     3,058,393
         Consumer installment loans                        18,503        31,991
         Loans secured by savings accounts                169,008       213,817
                                                      -----------   -----------
                                                       19,630,022    19,443,008


            Less
            ----
               Loan loss allowance                       (180,000)     (180,000)
               Undisbursed portion of loans in process   (501,183)     (604,950)
               Deferred loan origination fees            (144,307)     (145,323)
                                                      -----------   -----------
                                                         (825,490)     (930,273)
                                                      -----------   -----------
                                                      $18,804,532   $18,512,735
                                                      ===========   ===========

            Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area. Commercial and construction loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

            Substantially all of the Bank's loans receivable are mortgage loans secured by residential and commercial real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 95% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multifamily residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------


Note 4 - Loans Receivable - Continued
         ----------------

             Impaired loans as defined by SFAS No. 114 are summarized as follows for the years ended December 31:


                                                            December 31,
                                                            ------------
                                                          1997          1996
                                                          ----          ----
         Recorded investment                           $144,702      $117,358
         Allowance for loan losses                       -             -


             Impaired loans as defined by SFAS No. 114 for which interest income has been reduced are as follows for the years ended December 31:

                                                          1997          1996
                                                          ----          ----
         Aggregate recorded investment                 $114,887      $117,358
                                                       ========      ========

         Interest income that would have been
          recorded                                     $ 16,882      $ 13,050
         Interest income recognized                       6,322         6,900
                                                       --------      --------
             Interest income not recognized            $ 10,560      $  6,150
                                                       ========      ========

            The Bank was not committed to fund additional amounts on these loans.

            Non-accrual loans that are not subject to SFAS No. 114 for which interest has been reduced amount to approximately $29,815 and $100,412 at December 31, 1997 and 1996, respectively.

            Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended December 31 are summarized below:

                                                               December 31,
                                                       ------------------------
                                                           1997          1996
                                                           ----          ----
         Interest income that would have been recorded   $  5,034      $  8,591
         Interest income recognized                         3,878          -
                                                         --------      --------
              Interest income not recognized             $  1,156      $  8,591
                                                         ========      ========

            The following is a summary of the allowance for loan losses:

                                                               December 31,
                                                         ----------------------
                                                           1997          1996
                                                           ----          ----
         Balance beginning                               $180,000      $156,000
         Provision for losses on loans                       -           24,000
                                                         --------      --------
         Balance ending                                  $180,000      $180,000
                                                         ========      ========

COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------



Note 4 - Loans Receivable - Continued
         ----------------

            An analysis of the activity with respect to loans to officers and directors was as follows:


                                                          For Years Ended
                                                            December 31,
                                                        --------------------
                                                          1997        1996
                                                          ----        ----
         Beginning balance.............                 $352,434    $195,718
         Additions.....................                    -         324,000
         Deductions....................                  (21,900)   (167,284)
                                                         -------     -------
         Ending balance................                 $330,534    $352,434
                                                         =======     =======

            The loans are secured by real property and savings accounts.

            The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to make loans and lines of credit and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments. The Bank's exposure to credit loss from non-performance by the other party to the financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

            Unless otherwise noted, the Bank requires collateral or other security to support financial instruments with off-balance-sheet credit risk.


                                                            Contract Amount at
         Financial Instruments Whose Contract              ---------------------
          Amounts Represent Credit Risk                         December 31,
         --------------------------------------            ---------------------
                                                             1997        1996
                                                             ----        ----
         Loan commitments                                  $154,500     $414,000
         Home equity lines of credit                        775,733      641,471

            The Bank's outstanding commitments to make loans secured by real estate, exclusive of the undisbursed portion of loans in process and the undrawn portion of home equity lines of credit, at December 31, 1997, consisted of a $154,500 of fixed rate loans from 7.75% to 8.25% and no adjustable rate loans. As of December 31, 1996, loan commitments consisted of $316,000 of fixed rate loans from 7.50% to 8.50% and $98,000 of adjustable rate loans at 8.50%.

            Home equity loans are loan commitments to individuals as long as there is no violation of any condition established in the contract. Commitments under home equity lines expire fifteen years after the date the loan closes and are secured by real estate. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------

Note 4 -  Loans Receivable - Continued
          ----------------

                The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial position at December 31, 1997 as a liability for credit loss.

Note 5 -  Loan Servicing
          --------------

                Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at December 31 are summarized as follows:

                                                               December 31,
                                                         -----------------------
                                                               1997     1996
                                                               ----     ----
           Mortgage loan portfolio serviced for other
              investors                                   $1,960,462  $2,586,420
                                                          ==========  ==========


Note 6 - Premises and Equipment
         ----------------------

                Premises and equipment at December 31 are summarized by major classification as follows:


                                                 December 31,        Estimated
                                                 ------------          Useful
                                               1997        1996        Lives
                                               ----        ----      ---------
         Land                                 $213,812   $213,812
         Building                               47,008    152,228       30 Years
         Building improvements                 212,749    212,749    10-30 Years
         Furniture, fixtures and equipment     109,060    109,060     3-15 Years
                                              --------   --------
                                               582,629    687,849
         Accumulated depreciation             (236,119)  (236,276)
                                              --------   --------
                                              $346,510   $451,573
                                              ========   ========

Note 7 - Investment in Federal Home Loan Bank of Atlanta Stock
         -----------------------------------------------------

                The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") in an amount equal to at least 1% of the unpaid principal balances of the Bank's residential mortgage loans or 1/20 of its outstanding advances from the FHLB, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value.

COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------


Note 8 - Deposits
         --------

            Deposits are composed of the following:

                                                                                      December 31,
                                                             -------------------------------------------------------------
                                                                         1997                           1996
                                                             ------------------------------  -----------------------------
                                                                                 Weighted                       Weighted
                                                                                 Average                        Average
                                                                  Amount          Rate            Amount         Rate
                                                                  ------         --------         ------        --------
       N.O.W. accounts                                         $ 1,014,488         2.83         $   731,990       2.66
       Savings accounts                                          6,689,774         4.18           7,262,864       4.18
       Term certificates                                        19,937,933         6.22          20,777,278       6.17
                                                               -----------                      -----------
                                                               $27,642,195                      $28,772,132
                                                               ===========                      ===========


          Scheduled maturities of term certificates are as follows:

                                                                                      December 31,
                                                             -------------------------------------------------------------
                                                                         1997                           1996
                                                             ------------------------------  -----------------------------
                                                                  Amount            %             Amount           %
                                                                  ------         --------         ------        --------
Less than 1 year                                               $10,560,133         53.0%        $ 9,749,042       46.9%
More than 1 year through 2 years                                 6,880,628         34.5           6,137,224       29.6
More than 2 years through 3 years                                1,926,277          9.7           3,289,552       15.8
After 3 years                                                      570,895          2.8           1,601,460        7.7
                                                               -----------        -----         -----------      -----
                                                               $19,937,933        100.0%        $20,777,278      100.0%
                                                               ===========        =====         ===========      =====

       The aggregate amount of jumbo certificates with a minimum denomination of $100,000 was approximately $2,888,799 and $3,249,957 at December 31, 1997 and
   1996, respectively. Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund.

   Interest Expense on Deposits
   ----------------------------

                                                                   For Years Ended
                                                                     December 31,
                                                             --------------------------
                                                                 1997          1996
                                                             ------------  ------------
       N.O.W. accounts                                        $   24,970    $   20,310
       Savings accounts                                          287,671       292,115
       Term certificates                                       1,233,815     1,319,512
                                                              ----------    ----------
                                                              $1,546,456    $1,631,937
                                                              ==========    ==========

COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------

Note 8 - Deposits - Continued
         --------

            Deposit Insurance Reform. Currently, there are two deposit insurance funds maintained by the Federal Deposit Insurance Corporation ("FDIC"), the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"). The Bank's deposits are insured by SAIF. Legislation has been passed concerning the Deposit Insurance Reform that required the Bank to pay a one-time assessment of
 .657% of insured deposits at March 31, 1995, which was approximately $186,000. The Bank's SAIF deposit insurance premiums were reduced to .064% of insured deposits beginning January 1, 1997 from the current rate of .23% of insured deposits. BIF and SAIF may be merged on January 1, 1999.

Note 9 - Profit Sharing Plan
         -------------------

           The Bank has in effect a profit sharing plan for full-time employees who have completed one full year of service with the Bank. The Bank may make annual contributions of up to 15% of its payroll. The plan does not provide for employee contributions. Each participant in the plan becomes fully vested after five consecutive years of service under the plan and upon retirement receives the contributions on behalf of the participant and the earnings thereon. During the year ended December 31, 1997, the Bank made contributions of $5,750. For the year ended 1996, the Bank made no contributions to the plan.

Note 10- Common Stock and Organization Structure
         ---------------------------------------

           In April of 1994, the shareholders approved a Stock Option and Incentive Plan pursuant to which options to purchase up to 13,828 shares of the Bank's authorized but unissued common stock were reserved for future issuance. Options granted under the Plan may be incentive stock options within the meaning of Section 422 of the Internal Revenue Code. Currently outstanding options are exercisable at $10 per share, market value at the date of grant.

           The following table summarizes the status of and changes in the Bank's stock option plan during the past two years, as retroactively adjusted for the Bank's 3% stock dividend.

                                             Weighted                          Weighted
                                             Average                           Average
                                             Exercise        Options           Exercise
                               Options        Price       Exercisable           Price
                               -------      ---------     -----------          --------
Outstanding at end of 1995      4,790        $ 9.71          4,790             $ 9.71
Granted                         1,699          9.71
Exercised                           -
                               -------
Outstanding at end of 1996      6,489          9.71          6,489             $ 9.71
Granted                         1,050         12.00          1,050             $12.00
Exercised                        (900)         9.71
                               -------
Outstanding at end of 1997      6,639        $10.07          6,639             $10.07
                               =======

COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------


Note 10- Common Stock and Organization Structure - Continued
         ---------------------------------------

            SFAS No. 123 requires the Bank to make certain disclosures as if the fair value method of accounting had been applied to the Bank's stock option grants made subsequent to 1994. Accordingly, the Bank's estimated the grant date fair value of each option awarded in 1997 and 1996 using the Black-Scholes Option-Pricing model with the following relevant assumptions: dividend yield of 3.0%, risk-free interest rate of 5.92% and 6.62%, respectively, and expected lives of 7.64 and 8.25 years. The assumption for expected volatility was zero due to the lack of any stock trades at prices other than $12 and $10 for the year ended December 31, 1997 and 1996, respectively. Had 1997 and 1996 compensation cost been determined including the weighted-average estimate of fair value of each option granted of $2.64 and $2.36, the Bank's net income would be reduced to proforma amount of $161,160 and $24,407, respectively. Proforma earnings per share would be $2.26 and $.34 in 1997 and 1996, respectively.

Note 11- Retained Earnings
         -----------------

            Under the regulatory capital requirements of the Office of Thrift Supervision ("OTS"), savings banks are required to maintain minimal capital requirements by satisfying three capital standards: a tangible capital requirement, a leverage ratio requirement and a risk-based capital requirement. Under the tangible capital requirement, the Bank's tangible capital (the amount of stock and retained earnings computed under generally accepted accounting principles) must be equal to 1.5% of adjusted total assets. Under the leverage ratio requirement, the Bank's core capital must be equal to 3.0% of adjusted total assets. In addition, under the risk-based capital requirement, the Bank must maintain core and supplemental capital (core capital plus any general loss reserves) equal to 8% of risk-weighted assets (total assets plus off-balance-sheet items multiplied by the appropriate risk weights).

            The Federal Deposit Insurance Corporation Improvement Act (FDICIA) of 1991 was signed into law on December 19, 1991, and regulations implementing the prompt corrective action provisions became effective on December 12, 1992. The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized". Institutions categorized as "undercapitalized" or lower are subject to certain restrictions, including the requirement to file a capital plan with its primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other

COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------

Note 11 - Retained Earnings - Continued
          -----------------

          things. To be considered "well capitalized" an institution must generally have a leverage capital ratio of at least 5%, a tier one risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At December 31, 1997, the Bank met the criteria required to be considered "well capitalized" under this regulation

              As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank's category.

               The following table presents the Bank's capital position based on the December 31, 1997 financial statements.



                                                                                        To Be Well
                                                                                      Capitalized Under
                                                           For Capital               Prompt Corrective
                                Actual                   Adequacy Purposes            Action Provisions
                          --------------------       -----------------------    --------------------------
                           Amount          %           Amount           %            Amount            %
                           ------         --           ------          --            ------           --
Tangible (1)             $2,007,076       6.6%       $  453,172         1.5%       $  N/A             N/A
Tier I capital (2)        2,007,076      15.1%          N/A             N/A           795,675         6.0%
Core (1)                  2,007,076       6.6%          906,343         3.0%        1,510,572         5.0%
Risk-weighted (2)         2,110,076      15.9%        1,060,900         8.0%        1,326,125        10.0%

      (1) To adjusted total assets.
      (2) To risk-weighted assets.


COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------

Note 11 -  Retained Earnings - Continued
           ----------------

               The following table presents the calculation of risk-based capital and tangible assets used to determine the Bank's capital position.

                                                                      December 31,
                                                                         1997
                                                                      ------------
           Total stockholders' equity                                 $ 2,028,752
               Less: Unrealized gain on securities
                      available for sale net of applicable
                      income taxes                                         21,676
                                                                      ------------
           Tangible and core capital                                    2,007,076
               General valuation allowance                                103,000
                                                                      ------------
           Risk-based capital                                         $ 2,110,076
                                                                      ===========
           Total assets                                               $30,233,114
               Less: Unrealized gain on securities
                      available for sale                                   21,676
                                                                      ------------
           Tangible and adjusted tangible assets                      $30,211,438
                                                                      ===========
           Risk-weighted assets                                       $13,261,245
                                                                      ===========

               The OTS has adopted an interest rate component to the regulatory capital requirements effective January 1, 1994. The rule requires additional capital to be maintained if the Bank's interest rate risk exposure, measured by the decline in the market value of the Bank's net portfolio value, exceeds 2% of assets as a result of a 200 basis point shift in interest rates. As of December 31, 1997, the Bank is not subject to the interest rate risk requirement.

               For the purpose of granting to eligible savings account holders a priority in the event of future liquidation, the Bank established a special account at the time of conversion to the stock form of ownership in an amount equal to its total retained earnings at January 27, 1989. In the event of future liquidation of the Bank (and only in such an event), an eligible account holder who continues to maintain his savings account shall be entitled to receive a distribution from the special account. The amount of the special account will be decreased in an amount proportionately corresponding to decreases in the savings account balances of eligible account holders on each subsequent annual determination date. The balance of the special account at December 31, 1997 is included in retained earnings. No dividends may be paid to the stockholders if such dividends would reduce regulatory capital of the Bank below the amount required for the special account.

COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------


Note 11- Retained Earnings - Continued
         -----------------

            OTS regulations limit the payment of dividends and other capital distributions by the Bank. The Bank is able to pay dividends during a calendar year without regulatory approval to the extent of the greater of (i) an amount which will reduce by one-half its surplus capital ratio at the beginning of the year plus all its net income determined on the basis of generally accepted accounting principles for that calendar year or (ii) 75% of net income for the last four calendar quarters.

            The Bank is restricted in paying dividends on its stock to the greater of the restrictions described in the preceding paragraph, or an amount that would reduce its retained earnings below its regulatory capital requirement, the accumulated bad debt deduction, or the liquidation account described in the second preceding paragraph.

            The Bank was allowed a special bad debt deduction limited generally to 8% of otherwise taxable income for the year beginning January 1, 1988 through December 31, 1995. Beginning January 1, 1996 the percentage of taxable income method of computing the Bank's tax bad debt deduction is no longer allowed and the amount by which the tax reserve for bad debts exceeds such amount at December 31, 1987 must be recaptured over a six year period. A tax liability has been established for the recapture. If the amounts which qualified as deductions for federal income tax purposes prior to December 31, 1987 are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate. Retained earnings at December 31, 1997 and 1996 include $253,000, for which no provision for federal income tax has been provided. The unrecorded deferred income tax liability on the above amount was approximately $98,000.

Note 12- Income Taxes
         ------------

            The income tax provision (benefit) consists of the following for the years ended December 31:

                                                          December 31,
                                                     ------------------------
                                                        1997          1996
                                                     ----------    ----------
         Current expense (benefit)                    $108,912      $(72,765)
         Deferred (benefit) expense                    (21,464)       55,312
                                                      --------      --------
           Total tax provision (benefit)              $ 87,448      $(17,453)
                                                      ========      ========

COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------


Note 12- Income Taxes - Continued
         ------------

            The amount computed by applying the statutory federal income tax rate to income before federal taxes is less than the taxes provided for the following reasons:

                                                    For Years Ended December 31,
                                               ----------------------------------------------
                                                      1997                      1996
                                               ---------------------    ---------------------
                                                            Percent                  Percent
                                                           of Pretax                of Pretax
                                                Amount      Income       Amount      Income
                                               ---------   ---------    ---------   ---------
Statutory federal
 income tax rate                               $ 85,105      34.00      $  3,451       34.00
Decrease Resulting From
-----------------------
   Surtax exemption                              (4,916)     (1.96)       (4,936)     (48.63)
State tax net of federal income tax benefit      11,623       4.64          (331)      (3.26)
Other adjustments                                (4,364)     (1.74)      (15,637)    (154.05)
                                               --------      -----      --------     -------
                                               $ 87,448      34.94      $(17,453)    (171.94)
                                               ========      =====      ========     =======

            The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                                December 31,
                                                        ----------------------------
                                                            1997            1996
                                                        ------------    ------------
Deferred Tax Assets:
   Deferred loan origination fees                         $ 13,168        $ 18,682
   Loan loss allowance                                      67,482          63,828
   Reserve for uncollected interest                          4,392           5,228
   Tax basis of foreclosed real estate in
    excess of book                                          16,168               -
   Deferred compensation                                    18,664          14,386
   Other                                                     7,205           4,522
                                                          --------        --------
       Total gross deferred tax assets                     127,079         106,646

Deferred Tax Liabilities:
   Federal Home Loan Bank of Atlanta stock dividends        26,880          25,425
   Tax reserves for bad debt                                13,636          16,122
   Net unrealized appreciation on available for
    sale securities                                         13,639           4,166
                                                          --------        --------
       Total gross deferred tax Liabilities                 54,155          45,713
                                                          --------        --------
   Net deferred tax assets                                $ 72,924        $ 60,933
                                                          ========        ========

COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------

Note 13 - Disclosure About Fair Value of Financial Instruments
          ----------------------------------------------------

              The estimated fair values of the Bank's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

              The carrying amount is a reasonable estimate of fair value for cash, federal funds and interest-bearing deposits in other banks due to the short-term nature of these investments. Fair value is based upon market prices quoted by dealers for investment securities and estimates using bid prices published in financial newspapers for mortgage backed securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, except for adjustable rate mortgages which were considered to be at market rates. These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities.

              The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business, including mortgage loan commitments and undisbursed home equity lines of credit. The fixed rate loan commitments were a blended rate based on the relative risk of the properties involved and the undisbursed home equity lines of credit are at adjustable rates. Accordingly, all the off-balance sheet items are considered to be at market.

              The estimated fair values of the Bank's financial instruments are as follows:


                                                                     December 31, 1997
                                                     -------------------------------------------
                                                         Carrying                  Estimated
                                                          Value                    Fair Value
                                                        ---------                  ----------
Financial Assets
----------------
   Cash, interest-bearing deposits
     in other banks and federal funds                 $ 2,686,349                 $ 2,686,349
   Investment securities available for
     sale                                               2,385,665                   2,385,665
   Investment securities held to
     maturity                                           2,845,260                   2,842,265
   Mortgage backed securities                           2,347,893                   2,360,446
   Loans receivable                                    18,804,532                  18,129,000
   Federal Home Loan Bank of Atlanta
     stock                                                214,600                     214,600

                                     F-24

COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------
DECEMBER 31, 1997 AND 1996
--------------------------


Note 13-  Disclosure About Fair Value of Financial Instruments - Continued
          ----------------------------------------------------


                                                       December 31, 1997
                                                   -------------------------
                                                    Carrying      Estimated
                                                      Value       Fair Value
                                                    --------      ----------
          Financial Liabilities
          ---------------------
             Deposits                               $27,642,195   $27,704,262

          Off-Balance Sheet
          -----------------
             Loan commitments and home equity
              lines of credit                       $    -        $   903,233

Note 14-  Recent Accounting Pronouncements
          --------------------------------

             FASB Statement on Reporting Comprehensive Income - In June 1997, FASB issued SFAS No. 130, which establishes standards for reporting and display of comprehensive income and its components. This Statement is effective for fiscal years beginning after December 15, 1997. Management believes the adoption of this Statement will not have a material effect on the Bank's financial statements.

             FASB Statement on Disclosures About Segments of an Enterprise and Related Income - In June 1997, FASB issued SFAS No. 131, which establishes standards for the way public companies report information about operating segments in the annual and interim financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. Management believes the adoption of this Statement will not have a material effect on the financial statements of the Bank.

             FASB Statement on Employers Disclosures About Pensions and Other Postretirement Benefits - In February 1998, FASB issued SFAS No. 132 which standardizes disclosure requirements for pensions and postretirement benefits. This Statement is effective for fiscal years beginning after December 15, 1997. Management believes the adoption of this Statement will not have a material effect on the financial statements of the Bank.

                     COLUMBIAN BANK A FEDERAL SAVINGS BANK
                     -------------------------------------
                           Havre de Grace Maryland
                           -----------------------

                       STATEMENTS OF FINANCIAL CONDITION
                       ---------------------------------


                                                     March 31,      December 31,
                                                     --------       -----------
                                                       1998             1997
                                                       ----             ----
                                                     (Unaudited)
       ASSETS
       ------
Cash                                                 $   431,158    $   476,225
Interest bearing deposits in other banks               1,650,843      1,638,421
Federal funds sold                                     1,009,478        571,703
Investments available for sale                         2,515,965      2,385,665
Investments held to maturity                           2,499,844      2,845,260
Mortgage backed securities                             2,253,591      2,347,893
Loans receivable - net                                18,615,357     18,804,532
Foreclosed real estate                                   374,339        284,339
Accrued interest receivable - loans                      115,286        112,067
                            - investments                 83,285         71,410
                            - mortgage backed
                               securities                 12,324         12,905
Premises and equipment - net                             342,250        346,510
Federal Home Loan Bank of Atlanta stock at cost          214,600        214,600
Prepaid and refundable income taxes                        2,607          6,921
Deferred income taxes                                     71,990         72,924
Other assets                                              11,764         41,739
                                                     -----------    -----------

Total assets                                         $30,204,681    $30,233,114
                                                     ===========    ===========

   LIABILITIES AND STOCKHOLDERS' EQUITY
   ------------------------------------
Liabilities
-----------
  Checks outstanding in excess of bank balance       $    79,898    $   210,759
  Deposits                                            27,629,843     27,642,195
  Advance payment by borrowers for taxes and
   insurance                                             261,164        176,624
  Income taxes payable                                     3,526         12,953
  Other liabilities                                      153,086        161,831
                                                     -----------    -----------
  Commitments and contingencies                       28,127,617     28,204,362

Stockholders' Equity
--------------------
  Common stock par value $1 per share; authorized
   1,500,000 shares; issued and outstanding
   75,291 and 72,080 shares, respectively                 75,291         72,080
  Paid in surplus                                        523,189        490,316
  Retained earnings (substantially restricted)         1,454,893      1,444,680
  Accumulated other comprehensive income                  23,691         21,576
                                                     -----------    -----------

Total stockholders' equity                             2,077,064      2,028,652
                                                     -----------    -----------

Total liabilities and stockholders' equity           $30,204,681    $30,233,114
                                                     ===========    ===========


The accompanying notes to financial statements are an integral part of these statements.

                    COLUMBIAN BANK, A FEDERAL SAVINGS BANK
                    --------------------------------------
                           Havre de Grace, Maryland
                           ------------------------

                     STATEMENTS OF OPERATIONS (UNAUDITED)
                     ------------------------------------

                                                          For Three Months Ended
                                                                 March 31,
                                                          ----------------------
                                                            1998         1997
                                                            ----         ----
Interest Income
---------------
  Interest on loans                                       $400,073     $393,655
  Interest on available for sale investments                39,771       39,400
  Interest on held to maturity investments                  53,586       56,336
  Interest on mortgage backed securities                    37,224       46,564
  Other interest income                                     33,329       29,940
                                                          --------     --------
Total interest income                                      563,983      565,895

Interest Expense
----------------
  Interest on deposits                                     372,221      387,996
                                                          --------     --------

Net interest income                                        191,762      177,899

Other Income
------------
  All other income                                          15,389       13,029

Non-Interest Expenses
---------------------
  Salaries and other related expenses                       73,960       69,674
  Occupancy                                                  6,933        8,260
  Deposit insurance premiums                                 6,924        5,712
  Advertising                                                1,054          423
  Data processing                                           10,572        6,417
  Legal expenses                                            11,068        8,963
  Professional fees                                          9,000        8,500
  Other expenses                                            27,226       28,149
                                                          --------     --------
Total non-interest expenses                                146,737      136,098
                                                          --------     --------

Income before income tax provision                          60,414       54,830
Income tax provision                                        17,135       18,970
                                                          --------     --------

Net income                                                  43,279       35,860

Other Comprehensive Income
--------------------------
  Unrealized holding gains (losses) on investments
   available for sale net of taxes                           2,015      (10,356)
                                                         ---------     --------

Comprehensive income                                     $  45,294     $ 25,504
                                                         =========     ========
Basic and diluted earnings per share                     $     .58     $    .49
                                                         =========     ========

The accompanying notes to financial statements are an integral part of these statements.

                    COLUMBIAN BANK, A FEDERAL SAVINGS BANK
                    --------------------------------------
                           Havre de Grace, Maryland
                           ------------------------

                     STATEMENTS OF CASH FLOWS (UNAUDITED)
                     ------------------------------------

                                                     For Three Months Ended
                                                             March 31,
                                                     ----------------------
                                                        1998         1997
                                                        ----         ----
Operating Activities
--------------------
  Net income                                         $    43,279  $   36,860
  Adjustments to Reconcile Net Income to
  Net Cash Provided by Operating Activities
  -----------------------------------------
    Accretion of discount and amortization
     of premium on investment securities                    -         (7,560)
    Accretion of discount and amortization of
     premium on mortgage backed securities                   (30)        387
    Amortization of deferred loan fees                    (5,641)     (7,546)
    Loan fees deferred                                     6,808       3,376
    Gain on sale of investment                            (4,583)      -
    Provision for depreciation                             4,260       5,577
    Increase in accrued interest receivable on loans      (3,219)    (14,356)
    Increase in accrued interest receivable on
     investments and mortgage backed securities          (11,294)    (55,553)
    Decrease in prepaid and refundable and deferred
     income taxes                                          3,983      18,971
    Decrease (increase) in other assets                   29,975     (22,800)
    Decrease in income taxes payable                      (9,427)      -
    Decrease in other liabilities                         (8,745)    (84,193)
                                                     -----------  ----------
       Net cash provided (used) by operating
        activities                                        45,366    (127,837)


Cash Flows from Investing Activities
------------------------------------
  Purchase of available for sale securities             (127,020)      -
  Sale of available for sale securities                    -           7,154
  Purchases of held to maturity investments           (1,800,000)   (995,000)
  Proceeds from maturity of held to maturity
   investments                                         2,150,000   1,000,000
  Principal collected on mortgage backed
   securities                                             94,332     262,936
  Longer term loans originated                        (2,079,424)   (735,900)
  Principal collected on longer term loans             2,154,795     718,916
  (Increase) decrease in short-term loans                 22,636      (7,613)
  Proceeds from sale of foreclosed real estate             -          61,280
                                                     -----------  ----------
        Net cash provided by investing activities        415,319     311,773


                    COLUMBIAN BANK, A FEDERAL SAVINGS BANK
                    --------------------------------------
                           Havre de Grace, Maryland
                           ------------------------

                     STATEMENTS OF CASH FLOWS (UNAUDITED)
                     ------------------------------------

                                                          For Three Months Ended
                                                                 March 31,
                                                          ----------------------
                                                            1998          1997
                                                            ----          ----
Cash Flows From Financing Activities
------------------------------------
  Proceeds from exercise of stock options                $   10,800  $    -
  Net increase in demand deposits, money
   market and passbook accounts                             238,836     253,789
  Decrease in certificates of deposit                      (251,188)   (298,950)
  Increase in advances by borrowers for taxes
   and insurance                                             84,640      81,897
  Cash dividends paid on common stock                        (7,782)     (7,256)
  Decrease in checks outstanding in excess of
   bank balance                                            (130,861)      -
                                                         ----------  ----------
     Net cash provided (used) by financing activities       (55,555)     29,480
                                                         ----------  ----------

Increase in cash and cash equivalents                       405,130     213,416
Cash and cash equivalents at beginning of period          2,686,349   1,604,837
                                                         ----------  ----------

Cash and cash equivalents at end of period               $3,091,479  $1,818,253
                                                         ==========  ==========

The Following is a Summary of
Cash and Cash Equivalents
-----------------------------
  Cash                                                   $  431,158  $  406,031
  Interest bearing deposits in other banks                1,650,843   1,062,222
  Federal funds                                           1,009,478     350,000
                                                         ----------  ----------

Cash and cash equivalents reflected on the
 statement of cash flows                                 $3,091,479  $1,818,253
                                                         ==========  ==========

Supplemental Disclosure of Cash Flows Information:
  Net Cash Paid During the Period For:

     Interest expense                                    $  370,882  $  387,976

  Stock dividends                                        $   25,284  $   20,400

  Net loan amount transferred to foreclosed real
   estate                                                $   90,000  $   -

The accompanying notes to financial statements are an integral part of these statements.

                    COLUMBIAN BANK, A FEDERAL SAVINGS BANK
                    --------------------------------------
                           Havre de Grace, Maryland
                           ------------------------

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                   -----------------------------------------
Note 1 - Business
         --------

              The Bank's primary business activity is the acceptance of deposits from the general public and the use of the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Note 2 - Basis of Financial Statement Presentation
         -----------------------------------------

              The financial statements have been prepared in conformity with generally accepted accounting principles, but do not include all information necessary for a complete presentation. However, all adjustments (which consist only of normal recurring accruals) which, in the opinion of management, are necessary for a fair presentation of the unaudited financial statements have been included in the results of operations for the three months ended March 31, 1998 and 1997, respectively. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate owned.

              During the three month period ended March 31, 1998, the Bank implemented the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130. The Statement addresses the standards for reporting and presentation of comprehensive income. Comprehensive income is defined as "the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources".

Note 3 - Cash Flow Presentation
         ----------------------

              For purposes of the statements of cash flows, cash and cash equivalents include cash and amounts due from depository institutions and investments in federal funds.

COLUMBIAN BANK, A FEDERAL SAVINGS BANK
--------------------------------------
Havre de Grace, Maryland
------------------------

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
-----------------------------------------


Note 4 - Basic and Diluted Earnings Per Share
         ------------------------------------

              Basic and diluted earnings per common share for the three months ended March 31, 1998 and 1997 are determined by dividing net income of $43,279 and $35,860, respectively, by the weighted averaged number of shares outstanding of 74,912 and 73,260, respectively, as retroactively adjusted for a 3% stock dividend. Options to purchase 5,699 and 7,566 shares of common stock at an average cost of $9.79 per share were outstanding at March 31, 1998 and 1997, respectively, but were not included in the computation because they had no effect. The basic and dilutive computations were the same.

                                     Shares       Fraction        Weighted
           Dates Outstanding       Outstanding    of Period      Average Shares
           -----------------       -----------    ---------      --------------
         January 1 to January 31      74,155   x     1/3             24,718
         Options exercised             1,136
                                      ------
         February 1 to March 31       75,291   x     2/3             50,194
                                                                     ------
         Weighted average shares                                     74,912

                                                                         ANNEX A

                       ---------------------------------


                      REORGANIZATION AND MERGER AGREEMENT

                                  BY AND AMONG

                              CECIL BANCORP, INC.

                                      AND

                     COLUMBIAN BANK, A FEDERAL SAVINGS BANK



                            DATED AS OF MAY 29, 1998


                       ---------------------------------

                      REORGANIZATION AND MERGER AGREEMENT

================================================================================

     THIS REORGANIZATION AND MERGER AGREEMENT ("Agreement") is dated as of May 29, 1998, by and among CECIL BANCORP, INC., a Maryland corporation ("Cecil") and COLUMBIAN BANK, A FEDERAL SAVINGS BANK, a federal savings bank ("Columbian").


                                   BACKGROUND

     The parties have determined that it would be desirable and in their respective best interests, including the best interests of their respective shareholders, for (i) Cecil to organize Columbian Interim Federal Savings Bank ("NewSub") as a wholly owned interim federal savings bank subsidiary of Cecil, to merge with and into Columbian (the "Merger"), pursuant to which each of the issued and outstanding shares of common stock of Columbian ("Columbian common stock") shall automatically by operation of law be converted into a number of shares of common stock of Cecil and cash for fractional shares as set forth herein (the "Merger Consideration") and the issued and outstanding shares of NewSub common stock shall be converted by operation of law into an equal number of newly issued shares of Columbian common stock all of which shall be owned by Cecil, and (ii) following the Merger, Columbian shall survive the Merger and operate as a wholly-owned subsidiary of Cecil under its present name and title with its own board of directors for a period of at least three years thereafter.

     The parties have determined that it would be in the best interests of their respective stockholders to combine their respective companies through a tax-free, stock-for-stock merger so that their respective stockholders will have an equity ownership in the combined entity.

     It is intended that (i) for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code, and
(ii) the Merger shall qualify for pooling of interests accounting treatment under generally accepted accounting principles.

     Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Cecil's willingness to enter into this Agreement, each of the directors of Columbian has entered into a voting agreement in the form attached hereto as Exhibit A.

     As a condition and as an inducement to Cecil's willingness to enter into this Agreement, Cecil and Columbian are entering into a stock option agreement (in the form attached hereto as Exhibit B) pursuant to which Columbian is granting to Cecil an option to purchase shares of Columbian common stock.

     NOW THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                         THE MERGER AND RELATED MATTERS

     1.1  Creation of NewSub.  In order to effect the Merger provided for
          ------------------
herein, Cecil shall cause NewSub to be organized as an interim federal savings bank under the laws of the United States, all (except for directors' qualifying shares, if any) of the issued and outstanding stock of which shall be owned by Cecil. As soon as practical following its organization, Cecil shall cause NewSub to approve and adopt a Plan of Merger with respect to the Merger (which shall be in the form attached as Exhibit 1.1 hereto).

     1.2  The Merger.  On the Effective Date (as defined in Section 1.3 hereof),
          ----------
NewSub shall be merged with and into Columbian. The Merger shall be effected in accordance with any and all applicable provisions of federal law including the rules and regulations of the Office of Thrift Supervision ("OTS"). At the Effective Date, the separate existence and corporate organization of NewSub shall cease and Columbian shall thereafter continue as the surviving corporate entity under the laws of the United States under the name of "Columbian Bank, A Federal Savings Bank." Columbian after the Effective Date is sometimes referred to in this Agreement as the "Resulting Association." At and after the Effective Date, (i) the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights and immunities of Columbian shall continue in effect and be unimpaired by the merger, (ii) the separate corporate existence of NewSub shall cease, and (iii) Columbian shall succeed, without other transfer, to all the rights and property of NewSub and shall be subject to all the debts and liabilities of NewSub in the same manner as if Columbian had itself incurred them. All rights of creditors and all liens upon the property of each of Columbian and NewSub shall be preserved unimpaired by the Merger, provided that such liens upon property of NewSub shall be limited to the property affected thereby immediately prior to the Effective Date. Each savings account in Columbian at the Effective Date will constitute a savings account in the Resulting Association equivalent in withdrawable amount to the withdrawal value thereof, and subject to the same terms and conditions as such savings account in Columbian at the Effective Date. The liquidation account of Columbian shall not be affected by the Merger. From and after the Effective Date, any action or proceeding by or against NewSub may be prosecuted to judgment, which shall bind the Resulting Association, or the Resulting Association may be proceeded against or substituted in its place.

     1.3  Effective Date of the Merger.  Upon satisfaction or waiver (in
          ----------------------------
accordance with the provisions of this Agreement) of each of the conditions set forth in Article V herein, Columbian and NewSub shall execute and cause to be filed Articles of Combination, and such certificates or further documents as shall be required by the OTS, with the OTS and with such other federal or state regulatory agencies as may be required in the opinion of legal counsel for Cecil and Columbian under applicable law, rules and regulations. Upon approval by the OTS and endorsement of such Articles of Combination by the OTS, the Merger and other transactions contemplated by this Agreement shall become effective. The Effective Date for all purposes hereunder shall be the date of such endorsement by the OTS. The Merger shall not be effective unless and until it is approved by the OTS.

     1.4  Charter and Bylaws.  On the Effective Date, the Charter and Bylaws of
          ------------------
Columbian shall be and continue to be the Charter and Bylaws of the Resulting Association unless and until the same shall be amended in accordance with applicable law.

     1.5  Conversion of Shares.
          --------------------

          (a) (i) On the Effective Date, by virtue of the Merger and without any action on the part of Cecil or Columbian or the holders of shares of Cecil or Columbian common stock, each outstanding share of Columbian common stock issued and outstanding at the Effective Date (except for Dissenting Shares (as such term is defined in paragraph (b) below) and shares referred to in subparagraph (a)(ii) of this Section 1.5, but including shares held in any 401(k) plan of Columbian or held by Columbian in a fiduciary capacity) shall be converted into the Merger Consideration and exchanged for the right to receive a number of shares of Cecil common stock (the "Exchange Ratio") to be determined as follows (subject to adjustment as set forth in subparagraph (a)(v) of this Section 1.5):

          (1) If the Cecil Trading Price (to be determined as described below) is more than $29.375, the Exchange Ratio shall be 1.5645;

          (2) If the Cecil Trading Price is more than $27.00 and equal to or less than $29.375, the Exchange Ratio shall be determined by dividing $45.96 by the Cecil Trading Price;

          (3) If the Cecil Trading Price is equal to or more than $20.00 and equal to or less than $27.00, the Exchange Ratio shall be 1.7021;

          (4) If the Cecil Trading Price is less than $20.00, the Exchange Ratio shall be determined by dividing $34.04 by the Cecil Trading Price.


          For purposes of this Agreement, the "Cecil Trading Price" shall be equal to the average of the closing price of a share of Cecil common stock (as reported by the "Bloomberg Business News" Service ) for the last five days on which shares of Cecil common stock were traded prior to the date of approval of the Merger by the OTS.

          (ii) Any shares of Columbian common stock which are owned or held by Columbian (except shares held in any 401(k) plan of Columbian or held in a fiduciary capacity) or by Cecil or any of Cecil's subsidiaries (other than in a fiduciary capacity) at the Effective Date shall cease to exist, and the certificates for such shares shall as promptly as practicable be canceled and no shares of capital stock of Cecil shall be issued or exchanged therefor.

          (iii) Each share of common stock of NewSub issued and outstanding immediately prior to the Effective Date shall be canceled and converted into one share of common stock of Columbian.

          (iv) At the Effective Date, the holders of certificates representing shares of Columbian common stock shall cease to have any rights as stockholders of Columbian, except the right to receive the Merger Consideration as provided herein.

          (v) If the holders of Cecil common stock shall have received or shall have become entitled to receive, without payment therefor, during the period commencing on the date hereof and ending with the Effective Date, additional shares of common stock or other securities for their stock by way of a reorganization, recapitalization, stock split, stock dividend, reverse stock split reclassification, combination of shares or similar corporate rearrangement in the capitalization of Cecil ("Stock Adjustment"), then the Exchange Ratio shall be proportionately adjusted to take into account such Stock Adjustment.

          (b) Any shares of Columbian common stock held by a holder who dissents from the Merger and becomes entitled to obtain payment for the value of such shares of Columbian common stock pursuant to the applicable provisions of the rules and regulations of the OTS shall be herein called "Dissenting Shares."
Any Dissenting Shares shall not, after the Effective Date, be entitled to vote for any purpose or receive any dividends or other distributions and shall not be entitled to receive the Merger Consideration; provided, however, that shares of Columbian common stock held by a dissenting stockholder who subsequently withdraws a demand for payment, fails to comply fully with the requirements of the rules and regulations of the OTS, or otherwise fails to establish the right of such stockholder to be paid the value of such stockholders' shares under the rules and regulations of the OTS shall be deemed to be converted into the right to receive the Merger Consideration pursuant to the terms and conditions referred to above.

          (c) At the Effective Date, by virtue of the Merger without any action on the part of any holder of any option, each option to purchase or other right with respect to shares of Columbian common stock pursuant to stock options, stock appreciation rights or other rights, including stock awards ("Columbian Options") granted by Columbian under its stock option plans, as set forth in
Exhibit 1.5 hereto, and which are outstanding at the Effective Date, whether or not exercisable, shall be converted into and become rights with respect to Cecil common stock, and Cecil shall assume each Columbian Option, in accordance with the terms of the plan under which it was issued and the stock option or other agreement by which it is evidenced, except that from and after the Effective Date, (i) each Columbian Option assumed by Cecil may be exercised solely for shares of Cecil common stock (or cash in the case of stock appreciation rights),
(ii) the number of shares of Cecil common stock subject to such Columbian Option shall be equal to the number of shares of Columbian common stock subject to such Columbian Option immediately prior to the Effective Date multiplied by the Exchange Ratio provided that any fractional shares so resulting shall be rounded down to the nearest whole share, and (iii) the per share exercise price under each such Columbian Option shall be adjusted by dividing the per share exercise price under each such Columbian Option by the Exchange Ratio and rounding up to the nearest cent. In addition, notwithstanding the clauses (ii) and (iii) of the first sentence of this Section 1.5(c), each Columbian Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code. Cecil and Columbian agree to take all necessary steps to effectuate the foregoing provisions of this 1.5(c) including, on the part of Cecil, reserving a sufficient number of shares of Cecil common stock for issuance pursuant to the exercise of stock options as contemplated herein and filing an appropriate registration statement with the Securities and Exchange Commission ("SEC") not later than the Effective Date with respect to the shares of Cecil common stock subject to such options and to make such other filings required under federal and state securities laws not later than the Effective Time to permit the exercise of such options and the sale of shares received thereunder after the Effective Time, and Cecil shall continue to make such filings thereafter as may be necessary to permit the continued exercise of options and sale of shares.

          (d) In approving this Agreement, Columbian and the Stock Option Committee appointed by the Board of Directors of Columbian in accordance with paragraph 5(a) of the Columbian 1994 Stock Option and Incentive Plan agree not to permit the holders of options outstanding under such plan to receive cash upon the "Change in Control" of Columbian in an amount equal to the excess of the "Market Value" of the Columbian common stock subject to such option over the "Exercise Price" of the shares subject to such option in accordance with Section 12 of the 1994 Stock Option and Incentive Plan.

     1.6  Directors and Officers.  The directors of the Resulting Association,
          ----------------------
who shall hold office until their resignation or removal or until their successors have been elected and qualified in accordance with law and the Resulting Association's Charter and Bylaws, shall be eight in number and shall include the seven directors of Columbian as of the Effective Date and Mary B. Halsey, who shall be appointed as a Director of the Resulting Association, and shall be compensated for service as a Director of the Resulting Association in accordance with the compensation arrangement for all other Resulting Association Directors. The officers of Columbian as of the Effective Date, shall be the initial officers of the Resulting Association after the Effective Date. The names, residence addresses and terms of the initial Directors of the Resulting Association are set forth in Exhibit 1.6 hereto. Notwithstanding anything to the contrary herein, the Bylaws of Columbian shall be amended prior to the Effective Date to increase the number of directors of Columbian to eight, which shall be effective on the Effective Date, upon the filing of amended bylaws with the OTS.

     1.7  Offices of the Resulting Association.  Immediately after the Effective
          ------------------------------------
Date, the Resulting Association shall continue its business at the office location(s) identified in Exhibit 1.7 hereto.

      1.8 Authorization for Issuance of Cecil Common Stock; Exchange of
          -------------------------------------------------------------
Certificates.
------------

          (a) Cecil shall reserve for issuance a sufficient number of shares of its common stock for the purpose of issuing its shares to Columbian's shareholders in accordance with this Article I. Immediately prior to the Effective Date, Cecil shall make available for exchange or conversion, by transferring to an exchange agent appointed by Cecil (the "Exchange Agent") for the benefit of the holders of Columbian common stock: (i) such number of whole shares of Cecil common stock as shall be issuable in connection with the payment of the aggregate Merger Consideration (as computed pursuant to Section 1.5 herein, and as may be evidenced by a certificate therefor), and (ii) such funds as may be payable in lieu of fractional shares of Cecil common stock (as provided in Section 1.9 herein).

          (b) After the Effective Date, holders of certificates theretofore evidencing outstanding shares of Columbian common stock (other than Dissenting Shares and as provided in Section 1.5(a)(ii)), upon surrender of such certificates to the Exchange Agent, shall be entitled to receive certificates representing the number of whole shares of Cecil common stock into which shares of Columbian common stock theretofore represented by the certificates so surrendered shall have been converted, as provided in Section 1.5 hereof, and cash payments in lieu of fractional shares as provided in Section 1.9 hereof.
As soon as practicable after the Effective Date, the Exchange Agent will send a notice and transmittal form to each Columbian shareholder of record at the Effective Date whose Columbian stock shall have been converted into Cecil common stock advising such shareholder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Columbian common stock in exchange for new certificates for Cecil common stock and for cash payable in lieu of any fractional interest.
Upon surrender, each certificate evidencing Columbian common stock and cash for fractional shares, if any, shall be canceled. The Exchange Agent shall make such cancellation and exchanges of Columbian common stock for Cecil common stock (and cash, as appropriate) for a period of one year from the Effective Date.

          (c) Until surrendered as provided in this Section 1.8 hereof, each outstanding certificate which, prior to the Effective Date, represented Columbian common stock (other than Dissenting Shares and shares canceled at the Effective Date pursuant to Section 1.5(a)(ii) hereof) will be deemed for all corporate purposes to evidence ownership of the number of whole shares of Cecil common stock into which the shares of Columbian common stock formerly represented thereby were converted and the right to receive cash in lieu of any fractional interest. However, until such outstanding certificates formerly representing Columbian common stock are so surrendered, no dividend or distribution payable to holders of record of Cecil common stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distribution, without interest, theretofore paid with respect to such whole shares of Cecil common stock, but not paid to such holder, and which dividends or distribution had a record date occurring on or subsequent to the Effective Date and the amount of any cash, without interest, payable to such holder in lieu of fractional shares pursuant to Section 1.9 hereof. After the Effective Date, there shall be no further registration of transfers on the records of Columbian of outstanding certificates formerly representing shares of Columbian common stock and, if a certificate formerly representing such shares is presented to Cecil, it shall be forwarded to the Exchange Agent for cancellation and exchange for certificates representing shares of Cecil common stock, and cash for fractional shares as herein provided. The Exchange Agent shall make such cancellation and exchanges of Columbian Common Stock (and cash, as appropriate) for a period of one year from the Effective Date.

          (d) All shares of Cecil common stock and cash in lieu of any fractional share issued and paid upon the surrender for exchange of Columbian common stock in accordance with the above terms and conditions shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Columbian common stock.

          (e) If any new certificate for Cecil common stock is to be issued in the name other than that in which the certificate surrendered in exchange thereof is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate for shares of Cecil common stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (f) In the event any certificate for Columbian common stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Cecil common stock and cash in lieu of fractional shares, if any, as may be required pursuant hereto; provided, however, that Cecil may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Cecil, Columbian, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

      1.9 No Fractional Shares.  Notwithstanding any term or provision hereof,
          --------------------
no fractional shares of Cecil common stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in exchange for any shares of Columbian common stock; no dividend or distribution with respect to Cecil common stock shall be payable on or with respect to any fractional share interests; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder of Cecil. In lieu of such fractional share interest, any holder of Colombian common stock who would otherwise be entitled to a fractional share of Cecil common stock will, upon surrender of his certificate or certificates representing Columbian common stock outstanding immediately prior to the Effective Date, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction of the share to which such holder would otherwise be entitled, multiplied by the Cecil Trading Price as determined pursuant to Section 1.5(a) of this Agreement. For the purposes of determining any such fractional share interests, all shares of Cecil common stock received by the holders of Columbian common stock shall be combined so as to calculate the maximum number of whole shares of Cecil common stock issuable to such Columbian shareholder in the Merger.

      1.10     Shareholders' Approval.  The Board of Directors of Columbian
               ----------------------
shall, within 45 days of the effective date of the Registration Statement, submit the Merger to its shareholders for approval (the "Shareholders Approval"). The affirmative approval of the holders of at least two-thirds of the issued and outstanding shares of Columbian common stock entitled to vote shall be required for such approval.

      1.11     Registration Statement; Prospectus/Proxy Statement.
               --------------------------------------------------

          (a) For the purposes (i) of registering the Cecil common stock to be issued to holders of Columbian common stock in connection with the Merger with the SEC and with applicable state securities authorities, (ii) of submitting the Merger to its shareholders for the Shareholders Approval, and (iii) of preparing for filing with the OTS the proxy materials for consideration of the Merger by Columbian stockholders, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), including the prospectus/proxy statement satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933 (the "1933 Act") and the Securities Exchange Act of 1934 (the "1934 Act") and the rules and regulations thereunder (such prospectus/proxy statement or information statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").

          (b) Cecil shall furnish such information concerning Cecil and the Cecil Subsidiaries (as defined in Section 3.1 hereof) as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to such corporations, to comply with Section 1.11(a) hereof. Cecil agrees to promptly advise Columbian if at any time prior to the Columbian shareholders meeting any information provided by Cecil in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Cecil shall promptly file with the SEC, and furnish to Columbian for filing with the OTS and for distribution to shareholders of Columbian, such supplemental information as may be necessary in order to cause such Prospectus/Proxy Statement, insofar as it relates to Cecil and the Cecil Subsidiaries, to comply with Section 1.11(a).

          (c) Columbian shall furnish Cecil with such information concerning Columbian as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Columbian, to comply with Section 1.11(a) hereof. Columbian agrees to promptly advise Cecil if at any time prior to the Columbian shareholders meeting any information provided by Cecil with the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide Cecil with the information needed to correct such inaccuracy or omission. Columbian shall furnish Cecil with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Columbian, to comply with
Section 1.11(a).

          (d) Cecil shall as expeditiously as possible file the Registration Statement with the SEC and applicable state securities agencies. Cecil shall use all reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable state securities laws at the earliest practicable date. Columbian authorizes Cecil to utilize in the Registration Statement the information concerning Columbian provided to Cecil for the purpose of inclusion in the Prospectus/Proxy Statement. Columbian shall have the right to review and comment on the form of proxy statement included in the Registration Statement as well as those portions containing or describing information concerning Columbian. Cecil shall advise Columbian promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Cecil shall furnish Columbian with copies of all such documents. Prior to the Effective Date or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the 1933 Act.

          (e) Columbian and Cecil shall consult with each other in order to determine whether any directors, officers or shareholders of Columbian may be deemed to be "affiliates" of Columbian or Cecil ("affiliated persons") within the meaning of Rule 145 of the SEC promulgated under the 1933 Act. All shares of Cecil common stock issued to such Columbian affiliated persons in connection with the Merger shall bear a legend upon the face thereof stating that transfer of the securities is or may be restricted by the provisions of the 1933 Act and/or pooling of interests accounting requirements, and notice shall be given to Cecil's transfer agent of such restriction, provided that such legend shall be removed by delivery of a substitute certificate without such legend if such Columbian affiliated person shall have delivered to Cecil a copy of a letter from the staff of the SEC or an opinion of counsel, in form and substance satisfactory to Cecil, to the effect that such legend is not required for purposes of the 1933 Act, and, in any event, at any time after the expiration of two years from the Effective Date unless, in the opinion of counsel for Cecil, such person was an "affiliate" of Cecil within the meaning of Rule 145 within three months prior to the expiration of such two year period. So long as shares of such Cecil common stock bear such legend, no transfer of such Cecil common stock shall be allowed unless and until the transfer agent is provided with such information as may reasonably be requested by counsel for Cecil to assure that such transfer will not violate applicable provisions of the 1933 Act, or rules, regulations or policies of the SEC and the SEC's rules relating to pooling of interests accounting treatment. Notwithstanding anything to the contrary herein, if the Merger qualifies for pooling of interests accounting treatment shares of Cecil common stock issued to such affiliates of Columbian and shares of Cecil common stock held by persons who are affiliates of Cecil immediately prior to the Effective Time shall not be transferable until such time as financial results covering at least 30 days of combined operations of

Cecil and Columbian have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies.

      1.12   Cooperation; Regulatory Approvals.  The parties shall cooperate
             ---------------------------------
and use reasonable best efforts to complete the transactions contemplated hereunder at the earliest practicable date. Each party shall use their best efforts to cause each of their affiliates and subsidiaries to cooperate, in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the OTS, Federal Trade Commission ("FTC"), Department of Justice ("DOJ"), SEC, other regulatory authorities, holders of the voting shares of common stock of Columbian, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Agreement. At the date hereof, none of the parties is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained.

      1.13   Closing.  If (i) this Agreement has been duly approved by the
             -------
shareholders of Columbian, and (ii) all relevant conditions of this Agreement have been satisfied or waived, a closing (the "Closing") shall take place as promptly as practicable thereafter at the principal office of Cecil, or at such other place as the parties may agree, at which the parties hereto will exchange certificates, opinions, letters and other documents as required hereby and will make the filing described in Section 1.3 hereof. Such Closing will take place as soon as practicable as agreed by the parties, provided, however, that the
                                                 --------  -------
Closing shall be no more than thirty (30) days after the satisfaction or waiver of all conditions and/or obligations contained in Article V of this Agreement.

      1.14   Closing of Transfer Books.  At the Effective Date, the transfer
             -------------------------
books for Columbian common stock shall be closed, and no transfer of shares of Columbian common stock shall thereafter be made on such books.

      1.15   Possible Alternative Structures.  Notwithstanding anything to the
             -------------------------------
contrary contained in the Agreement, Cecil shall be entitled to revise the structure of the transactions contemplated herein, provided, however, that no
                                                   --------  -------
such change shall (A) alter or change the amount or kind of consideration to be issued to holders of Columbian common stock as provided for in this Agreement,
(B) adversely affect the tax treatment to Columbian shareholders, (C) adversely affect the qualification of the Merger as a pooling of interests for accounting and financial reporting purposes, (D) affect the ability of Columbian to continue as a separate entity for at least a three-year period following the Effective Date or (E) materially impede or delay consummation of the transactions contemplated herein.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF COLUMBIAN

     Columbian represents and warrants to Cecil that, except as disclosed in
Schedule I delivered by Columbian to Cecil concurrently with or prior to the date of execution of this Agreement:

     2.1  Organization, Good Standing, Authority, Insurance, Etc.  Columbian is
          ------------------------------------------------------
a savings association duly organized, validly existing and in good standing under the laws of the United States. Columbian does not have any equity or other interest in any "subsidiary" within the meaning of Section 10(a)(1)(G) of the Home Owners' Loan Act ("HOLA") or in any other company, entity, partnership, joint venture or similar organization. Columbian has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. Columbian has delivered to Cecil a true, complete and correct copy of the charter and the bylaws of Columbian. Columbian is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failure to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Columbian. Columbian is a member in good standing of the Federal Home Loan Bank of Atlanta and all eligible accounts issued by Columbian are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted under applicable law. Columbian is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the rules and regulations thereunder.

     The minute books of Columbian contain complete and accurate records of all meetings and other corporate actions held or taken of its shareholders and Boards of Directors (including the committees of such Boards).

     2.2  Capitalization.  The authorized capital stock of Columbian consists of
          --------------
(i) 1,500,000 shares of common stock, par value $1.00 per share, of which 75,343 shares were issued and outstanding as of the date of this Agreement, and (ii) 500,000 shares of preferred stock, par value $1.00 per share, of which no shares were issued and outstanding as of the date of this Agreement. All outstanding shares of Columbian common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for outstanding options under the 1994 Stock Option and Incentive Plan ("Stock Option Plan") (the number of which are as set forth in Section 2.2 of Schedule I) and such option granted by Columbian to Cecil pursuant to this Agreement and under the terms and conditions set forth in the related agreement appended hereto as Exhibit B, there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any of Columbian's capital stock and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind (collectively, "Contract") to which Columbian or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of Columbian's capital stock. A true and complete copy of the Stock Option Plan, as in effect on the date of this Agreement, is attached as Section 2.2 of Schedule I.

     2.3  Financial Statements and Regulatory Reports.
          -------------------------------------------

          (a) Columbian has delivered to Cecil: (i) Statements of Financial Condition, Statements of Operations, Statements of Stockholders' Equity and Statements of Cash Flows of Columbian as of and for the years ended December 31, 1997 and 1996, certified by Anderson Associates, LLP; and (ii) a statement of condition, statement of operations, statement of stockholders' equity and statement of cash flows of Columbian for the three-month period ended March 31, 1998. Each of the foregoing financial statements fairly presents the consolidated financial condition, assets, liabilities and results of operations of Columbian, at their respective dates and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto and subject, in the case of interim financial statements, to normal recurring year-end adjustments, which are not material in any case or in the aggregate and the absence of notes.

          (b) Columbian previously delivered, or will deliver, to Cecil the Columbian regulatory reports, consisting of the thrift financial reports, consolidated reports of condition and income, and accompanying schedules, filed by Columbian with the OTS for each calendar quarter, beginning with the quarter ended December 31, 1994, through the Effective Date ("Regulatory Reports"). The Regulatory Reports have been, or will be, prepared in accordance with applicable accounting principles and practices, and were true and correct in all material respects.

     2.4  Absence of Undisclosed Liabilities.  Except (i) as disclosed in
          ----------------------------------
Section 2.4 of Schedule I, (ii) as reflected, noted or adequately reserved against in the financial statements referred to in Section 2.3(a) herein, or
(iii) for deposits incurred in the ordinary course of business consistent with past practice, Columbian does not have any material liabilities (whether accrued, absolute, contingent or otherwise) of specific application to Columbian.

     2.5  Absence of Changes.  Since December 31, 1997, Columbian has conducted
          ------------------
its business in the ordinary course of business and, except as disclosed in
Section 2.5 of Schedule I, Columbian has not undergone any change in condition (financial or otherwise), assets, liabilities, business or operations, other than changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse. Without limiting the foregoing, except as disclosed in Section 2.5 of Schedule I, since December 31, 1997:

          (i) Columbian has not issued, sold, granted, conferred or awarded (or agreed to issue, sell, grant, confer or award) any of its equity securities (except shares of Columbian common stock issued pursuant to exercise of options previously granted under the Columbian Stock Option Plan), or options to acquire its equity securities, or any corporate debt securities which would be classified under generally accepted accounting principles as long-term debt on the balance sheets of Columbian; (ii) Columbian has not effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization; (iii) Columbian has not discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iv)

     Columbian has not sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its material properties or assets; (v) except as required by contract or law, Columbian has not (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract, (C) entered into, terminated, or substantially modified any of the Employee Plans (as defined in Section
     2.15 hereafter) or (D) agreed to do any of the foregoing; (vi) Columbian has not suffered any material damage, destruction, or loss, whether as a result of misappropriation, theft, fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any regulatory authority, flood, windstorm, embargo, riot, or other casualty or event, and whether or not covered by insurance; and (vii) Columbian has not canceled or compromised any debt, except for debts of $5,000 or less, individually or in the aggregate, charged off or compromised in accordance with the past practice of Columbian.

     2.6  Dividends, Distributions and Stock Purchases and Sales.  Except as
          ------------------------------------------------------
disclosed in Section 2.6 of Schedule I, since December 31, 1997, Columbian has not declared, set aside, made or paid any dividend or other distribution in respect of Columbian common stock, or purchased, issued or sold any shares of Columbian common stock.

     2.7  Prospectus/Proxy Statement.  At the time the Prospectus/Proxy
          --------------------------
Statement is mailed to the shareholders of Columbian for the solicitation of proxies for the approval of the Merger and at all times subsequent to such mailing up to and including the time of such approval, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to Columbian shareholders, Columbian common stock, this Agreement, the Merger and all other transactions contemplated hereby, will:

          (a) Comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act and the rules and regulations under the 1933 Act and the 1934 Act; and

          (b) Not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

     2.8  No Broker's or Finder's Fees.  Except as set forth in Section 2.8 of
          ----------------------------
Schedule I, no agent, broker, investment banker, person or firm acting on behalf or under authority of Columbian is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby.

     2.9  Contracts.  Each written or oral contract entered into by Columbian
          ---------
(other than deposit and loan contracts with customers entered into by Columbian in the ordinary course of business) which involves aggregate payments or receipts in excess of $5,000 per year or which cannot be fully performed within six months from the date hereof, including without limitation every agreement, lease, license, indenture, mortgage and other commitment to which Columbian is a party or by which it or any of its properties may be bound (all such contracts involving annual payments in excess of $5,000, or which cannot be fully preformed within such six month period, are being collectively referred to herein as "Material Contracts") is identified in Section 2.9 of Schedule I. Except as disclosed in Section 2.9 of Schedule I, all Material Contracts are valid and in full force and effect.

     2.10   Litigation.  Except as disclosed in Section 2.10 of Schedule I: (i)
            ----------
there is no litigation, investigation or proceeding pending or, to the knowledge of the senior officers of Columbian, threatened that involves Columbian or any of its properties; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental authority or arbitration tribunal issued against or with the consent of Columbian.

     2.11   Compliance with Law.  Columbian is in compliance in all material
            -------------------
respects with all laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except for failures to comply, which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Columbian, and Columbian has not received notice from any federal, state or local government or governmental agency of any material violation of any of the above.

     2.12   Corporate Actions.
            -----------------

            (a) The Board of Directors of Columbian has duly approved and authorized its officers to execute and deliver this Agreement, the Plan of Merger and the Stock Option Agreement and to take all action necessary to consummate the Merger and the other transactions contemplated hereby and thereby.

            (b) The Board of Directors of Columbian has taken all necessary action to exempt this Agreement, the Plan of Merger and the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Plan of Merger and the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from (i) any applicable state takeover laws, (ii) any state laws limiting or restricting the voting rights of stockholders, (iii) any state laws requiring a stockholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," "interested stockholder" or person or entity of similar type and (iv) any provision in its charter or bylaws (A) restricting or limiting stock ownership or the voting rights of stockholders or (B) requiring a stockholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," "interested stockholder" or person or entity of similar type.

     2.13   Authority.  Except as set forth in Section 2.13 of Schedule I, the
            ---------
execution, delivery and performance of this Agreement by Columbian does not violate any of the provisions of, or constitute a breach or default under or give any person the right to terminate or accelerate payment or performance under the charter or bylaws of Columbian, any regulatory restraint on the acquisition of Columbian or control thereof (subject to receipt of all required regulatory approvals), or any contract, agreement, lease, note, bond, mortgage, indenture, deed, license or other instrument or obligation to which Columbian is a party or is subject or by which any of its properties or assets is bound. Columbian has all requisite corporate power and authority to enter into this Agreement and the Plan of Merger, and to perform its obligations hereunder and thereunder, subject to the receipt of the approval of Columbian's shareholders required under applicable law and regulations and subject to receipt of all required regulatory approvals. This Agreement constitutes the valid and binding obligation of Columbian and is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights generally and general principles of equity.

     2.14   Labor Relations and Employment Agreements.  Columbian is not a party
            -----------------------------------------
to or bound by any collective bargaining agreement. To the knowledge of Columbian's senior officers, Columbian is not the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Columbian to bargain with any labor organization as to wages or conditions of employment, nor are there any labor disputes pending, or to the knowledge of the senior officers of Columbian threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of Columbian. Except as disclosed in Section 2.14 of Schedule I, Columbian does not have any employment contract, severance agreement, deferred compensation agreement, consulting agreement or similar obligation ("Employment Obligation") with any director, officer, employee, consultant or agent. Except as disclosed in Section 2.14 of Schedule I, Columbian does not have any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 162, 280G or any other section of the Code.

     2.15   Employee Benefits.
            -----------------

           (a) Columbian does not maintain any funded deferred compensation plans (including profit sharing, pension, savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Employee Plans"), other than any plans set forth in Section 2.15 of Schedule I. Columbian has not incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. To the knowledge of Columbian, the Employee Plans intended to be qualified under Section 401(a) of the Code are so qualified, and Columbian is not aware of any fact which would adversely affect the qualified status of such plans. Except as set forth in Section 2.15 of Schedule I, Columbian does not (a) provide health, medical, death or survivor benefits to any former employee or beneficiary thereof, or (b) maintain any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements").

          (b) To the knowledge of Columbian, (i) no condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; (ii) no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by Columbian; and (iii) Columbian has not incurred or does not expect to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA.

     2.16 Property and Assets.  Columbian has good and marketable title to all
          -------------------
of its real property reflected in the financial statements at December 31, 1997, referred to in Section 2.3 herein, or acquired subsequent thereto, free and clear of any lien, claim, charge, restriction or encumbrance (collectively, "Encumbrance"), except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent, (c) customary title exceptions that have no material adverse effect upon the value of such property, (d) property sold or transferred in the ordinary course of business since the date of such financial statements, (e) pledges or liens incurred in the ordinary course of business and (f) as otherwise specifically indicated in Section 2.16 of Schedule I. Columbian enjoys peaceful and undisturbed possession under all material leases for the use of real property under which it is the lessee; all of such leases are valid and binding and in full force and effect, and Columbian is not in default in any material respect under any such lease. All property and assets material to its business and currently used by Columbian are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

     2.17 Tax Matters.
          -----------

          (a) Except as set forth in Section 2.17 of Schedule I, Columbian has duly and properly filed all federal, state, local and other tax returns required to be filed by it and has made timely payments of all taxes due and payable, whether disputed or not; the current status of audits of such returns by the Internal Revenue Service ("IRS") and other applicable agencies is as set forth in Section 2.17 of Schedule I; and, except as set forth in Section 2.17 of
Schedule I, there is no agreement by Columbian for the extension of time or for the assessment or payment of any taxes payable. Except as set forth in Section
2.17 of Schedule I, neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Columbian, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is Columbian aware of any basis for any such assertion or claim.

            (b) Adequate provision for any federal, state, local, or foreign taxes due or to become due for Columbian for any period or periods through and including December 31, 1997, has been made and is reflected on the December 31, 1997 Columbian financial statements and has been or will be made with respect to periods ending after December 31, 1997.

     2.18   Environmental Matters.  Except as set forth in Section 2.18 of
            ---------------------
Schedule I, none of the assets of Columbian (defined for purposes of this subsection as the real property and tangible personal property owned or leased by Columbian as of the date of this Agreement and as of the Effective Date) contain any hazardous materials (defined as any substance whose nature and/or quantity or existence, use, manufacture or effect render it subject to federal, state or local regulation as potentially injurious to public health or welfare, including, without limitation, friable asbestos or PCBs ("Hazardous Materials")), and Columbian shall provide, as part of Section 2.18 of Schedule I, any and all documentation regarding hazardous materials and any of its assets or properties. Except as set forth in Section 2.18 of Schedule I, to Columbian's best knowledge without inquiry, no collateral securing any loan made by Columbian contains any Hazardous Materials, and Columbian shall provide, as part of Section 2.18 of Schedule I, any documentation regarding hazardous materials and any of its loans. Except as set forth in Section 2.18 of Schedule I, Columbian is not aware of, nor has Columbian received written notice from any governmental or regulatory body of, any past, present or future conditions, activities, practices or incidents which may interfere with or prevent compliance or continued compliance with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to the knowledge of Columbian's senior officers, threatened against Columbian relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

     2.19   Governmental Approvals and Other Conditions.  Columbian is not aware
            -------------------------------------------
of any reason why (i) the regulatory approvals that are required to be obtained by Cecil in connection with the transactions contemplated herein should not be granted, or (ii) such regulatory approvals should be conditioned on any requirement restricting or limiting Cecil's future ability to carry on its business and that of its banking subsidiaries (including Columbian), or (iii) any of the conditions precedent as specified in Article V to consummate the transactions contemplated herein are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

     2.20   SEC Filings. No registration statement, prospectus, proxy statement,
            -----------
schedule or report (taken together with any amendments thereto) filed and not withdrawn since January 1, 1996 by Columbian with the SEC under the 1933 Act or the 1934 Act, on the date of effectiveness (in the case of such registration statements or prospectuses) or on the date of filing (in the case of such reports or schedules) or on the date of mailing (in the case of such proxy statements), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, (in the case of any prospectus in light of the circumstances under which they were made) not misleading.

     2.21   Asset Classification.
            --------------------

            (a) Section 2.21(a) of Schedule I sets forth a list, accurate and complete in all material respects, of each loan, extension of credit and other asset of Columbian that has been adversely designated, criticized or classified by Columbian or any regulatory authority as of March 31, 1998, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized through the date hereof by any representative of any government entity as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Columbian before the date hereof.

            (b) All evidences of indebtedness reflected as assets in the balance sheet of Columbian as of December 31, 1997, or acquired since such date, are (except with respect to those assets which are no longer assets of Columbian) binding obligations of the respective obligors named therein except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought, and the payment of no material amount thereof (either individually or in the aggregate with other evidences of indebtedness) is subject to any defenses which have been threatened or asserted against Columbian. All such indebtedness which is secured by an interest in real property is secured by a valid and perfected mortgage lien having the priority specified in the loan documents. Except as set forth in Section 2.21(b) of Schedule I, all loans originated or purchased by Columbian were at the time entered into and at all times since in compliance in all material respects with all applicable laws (including, without limitation, all consumer protection laws) and regulations. Columbian administers its loan and investment portfolios (including, but not limited to, adjustments to adjustable mortgage loans) in accordance with all applicable laws and regulations and the terms of applicable instruments. The records of Columbian regarding all loans outstanding on its books are accurate in all material respects and the risk classification system has been established in accordance with the applicable regulatory requirements.

     2.22   Community Reinvestment Act.  Columbian's rating pursuant to its most
            --------------------------
recent examination by federal regulatory authorities pursuant to the provisions of the Community Reinvestment Act was a "satisfactory" or better. Columbian has not received any comment letters relating to its Community Reinvestment Act Statement or is otherwise aware of any adverse reaction to such statement.

     2.23   Loan Portfolio. The allowance for loan losses reflected and shown,
            --------------
or to be shown, on the balance sheets contained in the financial statements provided for in Section 2.3(a) hereof are and will be with respect to financial statements dated after the date hereof adequate to provide for all known and reasonably anticipated possible losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding and accrued interest receivable on non-performing loans as of the date of such balance sheet, in accordance with the requirements of generally accepted accounting principles. No regulatory authority has requested Columbian to increase the allowance for loan losses during or since 1996 that has not been responded to in a manner satisfactory to such regulatory authority.

     2.24   Pooling of Interests and Tax Free Reorganization. Columbian knows of
            ------------------------------------------------
no reason relating to it why the Merger would not qualify as a pooling of interests for accounting purposes or as a tax-free reorganization under the Code.

     2.25   Exceptions to Representations and Warranties.  On or before the date
            --------------------------------------------
hereof, Columbian has delivered to Cecil its disclosure schedules contained in
Schedule I, setting forth, among other things, exceptions to any and all of its representations and warranties in this Article II, provided that the mere inclusion of an exception in Schedule I shall not be deemed an admission by Columbian that such an exception represents a material fact, event or circumstance or would result in a material adverse effect or material adverse change.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF CECIL

     Cecil represent and warrant to Columbian that, except as disclosed in
Schedule II delivered by Cecil to Columbian concurrently with or prior to the date of execution of this Agreement:

     3.1  Organization, Good Standing, Authority, Insurance, Etc.  Cecil is a
          ------------------------------------------------------
corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland and is duly registered as a "savings and loan holding company" under the HOLA. Section 3.1 of Schedule II lists each "subsidiary" of Cecil within the meaning of Section 10(a)(1)(G) of HOLA (individually a "Cecil Subsidiary" and collectively the "Cecil Subsidiaries"). Each of the Cecil Subsidiaries is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. Cecil and each Cecil Subsidiary have all requisite power and authority and are duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. Cecil and each Cecil Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Cecil and the Cecil Subsidiaries, taken as a whole. Each Cecil Subsidiary that is a federally insured savings institution ("Bank Subsidiary") is a member in good standing of its applicable Federal Home Loan

Bank, and all eligible accounts issued by such institution are insured by the Savings Association Insurance Fund to the maximum extent permitted under applicable law. Each Bank Subsidiary is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the rules and regulations thereunder.

       3.2  Capitalization.  The authorized capital stock of Cecil consists of
            --------------
(i) 4,000,000 shares of common stock, par value $0.01 per share, of which 470,182 shares were issued and outstanding as of the date of this Agreement, and
(ii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding as of the date of this Agreement. All outstanding shares of Cecil common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of Cecil common stock to be issued upon the Merger will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.2 of Schedule II, there are no options, convertible securities, warrants or other rights (preemptive or otherwise) to purchase or acquire any of Cecil's capital stock and no oral or written agreement, arrangement, understanding, plan or instrument of any kind (collectively, "Cecil Contract") to which Cecil or any of its affiliates is subject with respect to the issuance, voting or sale of issued and unissued shares of Cecil's capital stock.

        3.3  Ownership of Subsidiaries. All the outstanding shares of the
             -------------------------
capital stock of the Cecil Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by Cecil or a Cecil Subsidiary free and clear of any Encumbrance. There are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any Cecil Subsidiary and no Contracts to which Cecil or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Cecil Subsidiaries.

        3.4  Financial Statements.  Cecil has delivered to Columbian: (i)
             --------------------
Consolidated Statements of Financial Condition, Consolidated Statements of Income, Consolidated Statement of Changes in Stockholders' Equity, and Consolidated Statements of Cash Flows of Cecil and the Cecil Subsidiaries as of and for the years ended December 31, 1997 and 1996, certified by Simon Master & Sidlow, P.A. and (ii) Consolidated Statements of Financial Condition, Consolidated Statements of Income, Consolidated Statements of Changes in Stockholders' Equity and Consolidated Statements of Cash Flows of Cecil and the Cecil Subsidiaries as of and for the three-month period ended March 31, 1998. Each of the foregoing financial statements fairly presents the consolidated financial position, assets, liabilities and results of operations of Cecil and the Cecil Subsidiaries at their respective dates and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto and subject, in the case of the interim financial statements, to normal recurring year-end adjustments, which are not material in any case or in the aggregate and the absence of notes.

     3.5  Absence of Undisclosed Liabilities.  Except (i) as disclosed in
          ----------------------------------
Section 3.5 of Schedule II, (ii) as reflected, noted or adequately reserved against in the financial statements referred to in Section 3.4 herein, or (iii) for deposits incurred in the ordinary course of business consistent with past practice, Cecil and the Cecil Subsidiaries do not have any material liabilities (whether accrued, absolute, contingent or otherwise) of specific application to Cecil or the Cecil Subsidiaries.

     3.6  Absence of Changes.  Since December 31, 1997, Cecil and the Cecil
          ------------------
Subsidiaries have conducted their respective businesses in the ordinary course of business and, except as disclosed in Section 3.6 of Schedule II, Cecil and the Cecil Subsidiaries have not undergone any change in condition (financial or otherwise), assets, liabilities, business or operations, other than changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse on a consolidated basis.

     3.7  Prospectus/Proxy Statement.  At the time the Prospectus/Proxy
          --------------------------
Statement is mailed to the shareholders of Columbian for the solicitation of proxies for the approval of the Merger and at all times subsequent to such mailing up to and including the time of such approval, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to Cecil (including the Cecil Subsidiaries) and its shareholders, Cecil common stock, this Agreement, the Merger and all other transactions contemplated hereby, will:

          (a) Comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act and the rules and regulations under the 1933 Act and the 1934 Act; and

          (b) Not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

     3.8  Litigation.  Except as disclosed in Section 3.8 of Schedule II: (i)
          ----------
there is no litigation, investigation or proceeding pending or, to the knowledge of the senior officers of Cecil, threatened, that involves Cecil or any Cecil Subsidiary or any of their respective properties and that, if determined adversely, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of Cecil or any of its Subsidiaries; or (ii) there are no outstanding orders, writs, injunctions, decrees, consent agreements, memoranda of understanding or other directives of any federal, state or local court or governmental authority or of any arbitration tribunal against or with the consent of Cecil or any Cecil Subsidiary that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations of Cecil and the Cecil Subsidiaries, taken as a whole, or restrict in any material manner the right of Cecil or any Cecil Subsidiary to conduct its business as presently conducted.

     3.9  No Broker's or Finder's Fees.  Except as set forth in Section 3.9 of
          ----------------------------
Schedule II, no agent, broker, investment banker, person or firm acting on behalf or under authority of Cecil or any of the Cecil Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby.

     3.10  Compliance With Law.  Cecil and the Cecil Subsidiaries are in
           -------------------
compliance in all material respects with all laws and regulations applicable to their respective operations or with respect to which compliance is a condition of engaging in the business thereof, except for failures to comply, which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Cecil and the Cecil Subsidiaries, taken as a whole, and Cecil has not received notice from any federal, state or local government or governmental agency of any material violation of any of the above.

     3.11  Corporate Actions.  The Board of Directors of Cecil has duly
           -----------------
authorized its officers to execute and deliver this Agreement, the Stock Option Agreement and the Plan of Merger and approve the Plan of Merger and to take all action necessary to consummate the Merger and the other transactions contemplated hereby and thereby. The shareholders of Cecil are not required to approve the Merger or any of the other transactions contemplated by this Agreement. In its capacity as sole shareholder of NewSub, Cecil will approve the Merger. All corporate authorizations by the Board of Directors of Cecil required for the consummation of the Merger and the transactions contemplated hereby have been obtained.

     3.12  Authority.  Except as set forth in Section 3.12 of Schedule II, the
           ---------
execution, delivery and performance of this Agreement by Cecil and the Plan of Merger by NewSub does not violate any of the provisions of, or constitute a breach or default under or give any person the right to accelerate payment or performance under the articles of incorporation or bylaws of Cecil or the articles of incorporation, charter or bylaws of any other Cecil Subsidiary. Cecil and NewSub have all requisite corporate power and authority to enter into this Agreement and, with respect to NewSub, the Plan of Merger, and to perform their obligations hereunder and thereunder, subject to receipt of all required regulatory approvals. This Agreement constitutes the valid and binding obligation of Cecil and NewSub, and is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors' rights generally and general principles of equity.

     3.13  Property and Assets.  Cecil and the Cecil Subsidiaries have good and
           -------------------
marketable title to all of their real property reflected in the financial statements at December 31, 1997, referred to in Section 3.4 herein, or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent, (c) customary title exceptions that have no material adverse effect upon the value of such property, (d) property sold or transferred in the ordinary course of business since the date of such financial statements, (e) pledges or liens incurred in the ordinary course of business and (f) as otherwise specifically indicated in Section 3.13 of Schedule II. Cecil and the Cecil Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect, and neither Cecil nor any Cecil Subsidiary is in default in any material respect under any such lease. All property and assets material to their business and currently used by Cecil and the Cecil Subsidiaries are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

     3.14 Tax Matters.
          -----------

          (a) Except as set forth in Section 3.14 of Schedule II, Cecil and each of the Cecil Subsidiaries have duly and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; the current status of audits of such returns by the IRS and other applicable agencies is as set forth in Section 3.14 of Schedule II; and, except as set forth in Section 3.14 of
Schedule II, there is no agreement by Cecil or any Cecil Subsidiary for the extension of time or for the assessment or payment of any taxes payable. Except as set forth in Section 3.14 of Schedule II, neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Cecil, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is Cecil aware of any basis for any such assertion or claim.

          (b) Adequate provision for any federal, state, local or foreign taxes due or to become due for Cecil or any of the Cecil Subsidiaries for any period or periods through and including December 31, 1997 has been made and is reflected on the December 31, 1997 Cecil consolidated financial statements.

     3.15  Environmental Matters.  Except as set forth in Section 3.15 of
           ---------------------
Schedule II, none of the assets of Cecil and the Cecil Subsidiaries (defined for purposes of this subsection as the real property and tangible personal property owned or leased by Cecil or any Cecil Subsidiary as of the date of this Agreement and as of the Effective Date) contain any Hazardous Materials, and Cecil and the Cecil Subsidiaries shall provide, as part of Section 3.15 of
Schedule II, any documentation regarding hazardous materials and any of its assets or properties. Except as set forth in Section 3.15 of Schedule II, to Cecil's best knowledge without inquiry, no collateral securing any loan made by Cecil or any Cecil Subsidiary contains any Hazardous Materials and Cecil and the Cecil Subsidiaries shall provide, as part of Section 3.15 of Schedule II, any documentation regarding hazardous materials and any of its loans. Neither of Cecil nor any Cecil Subsidiary is aware of, nor has Cecil or any Cecil Subsidiary received written notice from any governmental or regulatory body of any past, present or future conditions, activities, practices or incidents which may interfere with or prevent compliance or continued compliance with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to the knowledge of Cecil's senior officers, threatened against Cecil or any Cecil Subsidiary relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

     3.16  SEC Filings.  No registration statement, prospectus, proxy statement,
           -----------
schedule or report (taken together with any amendments thereto) filed and not withdrawn since January 1, 1996 by Cecil with the SEC under the 1933 Act or the 1934 Act, on the date of effectiveness (in the case of such registration statements or prospectuses) or on the date of filing (in the case of such reports or schedules) or on the date of mailing (in the case of such proxy statements), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein (in the case of any prospectus in light of the circumstances under which they were made), not misleading.

     3.17  Governmental Approvals and Other Conditions.  Cecil is not aware any
           -------------------------------------------
reason why (i) the regulatory approvals that are required to be obtained by it in connection with the transactions contemplated herein should not be granted, or (ii) such regulatory approvals should be conditioned on any requirement that would present a significant impediment to its future ability to carry on business and that of its banking subsidiaries, or (iii) any of the conditions precedent as specified in Article V to the obligations to consummate the transactions contemplated herein are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

     3.18  Community Reinvestment Act.  The rating of Cecil Federal Savings Bank
           --------------------------
pursuant to its most recent examination by federal regulatory authorities pursuant to the provisions of the Community Reinvestment Act was a "satisfactory" or better. Neither Cecil nor Cecil Federal Savings Bank has received any comment letters relating to its Community Reinvestment Act Statement or is otherwise aware of any adverse reaction to such statement.

     3.19  Pooling of Interests and Tax Free Reorganization.  Cecil knows of no
           ------------------------------------------------
reason relating to it why the Merger would not qualify as a pooling of interests for accounting purposes or as a tax-free reorganization under the Code.

     3.20  Dividends, Distributions and Stock Purchases and Sales.  Except as
           ------------------------------------------------------
disclosed in Section 3.20 of Schedule II, since December 31, 1997, Cecil has not declared, set aside, made or paid any dividend or other distribution in respect of Cecil common stock, or purchased, issued or sold any shares of Cecil common stock.

     3.21  Litigation.  Except as disclosed in Section 3.21 of Schedule II: (i)
           ----------
there is no litigation, investigation or proceeding pending or, to the knowledge of the senior officers of Cecil threatened that involves Cecil or any of its properties: (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental authority or arbitration tribunal issued against or with the consent of Cecil.

     3.22  Loan Portfolio. The allowance for loan losses reflected and shown, or
           --------------
to be shown, on the balance sheets contained in the financial statements provided for in Section 3.4 hereof, are and will be with respect to financial statements dated after the date hereof adequate to provide for all known and reasonably anticipated possible losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding and accrued interest receivable on non-performing loans as of the date of such balance sheet, in accordance with the requirements of generally accepted accounting principles.
No regulatory authority has requested Cecil to increase the allowance for loan losses during or since 1996 that has not been responded to in a manner satisfactory to such regulatory authority.

     3.23  Asset Classification.  Section 3.23 of Schedule II sets forth a list,
           --------------------
accurate and complete in all material respects, of each loan, extension of credit and other asset of Cecil Federal Savings Bank that has been adversely designated, criticized or classified by Cecil Federal Savings Bank or any regulatory authority as of March 31, 1998, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized through the date hereof by any representative of any government entity as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Cecil Federal Savings Bank before the date hereof.

     3.24  Year 2000.  Cecil or a Cecil Subsidiary has developed and implemented
           ---------
a program to address, on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by the Company may be unable to recognize and perform properly date sensitive functions involving certain dates prior to and any date after December 31, 1999) and reasonably anticipates that it will, on a timely basis, successfully resolve the Year 2000 Problem for all material computer applications used by Cecil. Expenses associated with resolving Year 2000 Problem technology issues are not expected to have a material adverse effect on the financial condition or results of operations of Cecil and the Cecil Subsidiaries, taken as a whole.

     3.25 Exceptions to Representations and Warranties.  On or before the date
          --------------------------------------------
hereof, Cecil has delivered to Columbian its disclosure schedules contained in
Schedule II, setting forth, among other things, exceptions to any and all of its representations and warranties in this Article III, provided that the mere inclusion of an exception in Schedule II shall not be deemed an admission by Cecil that such an exception represents a material fact, event or circumstance or would result in a material adverse effect or material adverse change.

                                   ARTICLE IV

                                   COVENANTS

     4.1  Investigations; Access and Copies; Notification of Event or
          -----------------------------------------------------------
Developments;  Between the date of this Agreement and the Effective Date,
------------
Columbian agrees to give to Cecil and its representatives and agents, and Cecil agrees to give to Columbian and its representatives and agents, full access (to the extent lawful) to all of the premises, books, records and employees of Columbian or Cecil, respectively, at all reasonable times, and to furnish the other party its agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Article II (by Columbian) or Article III (by Cecil) of this Agreement or on any list, schedule or certificate delivered or to be delivered in connection therewith, and such other documents, records, or information with respect to the business and properties of it as Columbian or Cecil, respectively, shall from time to time reasonably request; provided,
                                                                 --------
however, that any such inspection (a) shall be conducted in such manner as not
-------
to interfere unreasonably with the operation of the business of the entity inspected and (b) shall not affect any of the representations and warranties hereunder. Cecil and Columbian will give prompt written notice to the other party of any event or development (x) which, had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (y) which would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading, or (z) which materially relate to the satisfaction of the conditions set forth in
Article V of this Agreement.

     4.2  Conduct of Business of Columbian.  Between the date of this Agreement
          --------------------------------
and the Effective Date, and except as otherwise consented to by Cecil in writing, which consent shall not be unreasonably withheld, Columbian agrees:

          (a) That, except as otherwise set forth in Section 4.2 hereof, Columbian shall conduct its business only in the ordinary course, and maintain its books and records in accordance with past practices and not take any action that would materially (i) adversely affect or delay the ability to obtain the Governmental Approvals (as defined in Section 5.1(c) hereof), (ii) adversely affect Columbian's ability to perform its obligations hereunder or (iii) adversely affect the Merger from being accounted for as a pooling of interests or constituting a tax-free reorganization;

          (b) That Columbian shall not, without the prior written consent of Cecil (i) declare, set aside or pay any dividend or make any other distribution with respect to Columbian's capital stock or reacquire any of Columbian's outstanding shares, except that up to the Effective Date, Columbian shall be allowed to pay its regular semi-annual cash dividend totaling not more than $16,000 through the remainder of 1998; (ii) issue or sell or buy any shares of capital stock of Columbian, except shares of Columbian common stock issued pursuant to exercise of options outstanding as of the date of this Agreement pursuant to the Stock Option Plan or pursuant to the terms of the Stock Option Agreement; (iii) effect any stock split, stock dividend or other reclassification of Columbian's common stock; or (iv) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of Columbian or grant any stock appreciation or other rights with respect to shares of capital stock of Columbian;

          (c) That Columbian shall not, without the prior written consent of Cecil (which consent shall not be unreasonably withheld): (i) sell or dispose of any assets of Columbian other than the sale of single-family residential mortgage loans in the ordinary course; (ii) change or waive any provision of its charter or bylaws, except as set forth in Section 1.6; (iii) grant to any employee of Columbian an increase in compensation, bonus or benefits except increases in compensation, bonus or benefits in the ordinary course of business to non-officer employees consistent with their past practice; (iv) adopt any new or amend or terminate any existing Employment Obligation, Employee Plans or Benefit Arrangements of any type, (v) authorize severance pay or other benefits for any employee of Columbian; (vi) incur any material obligation or enter into, amend or extend any Material Contract, except as may be necessary for Columbian to invest in government-backed securities, in accordance with past practice;
(vii) engage in any lending activities not in the ordinary course consistent with past practice; (viii) form any new subsidiary; (ix) purchase any equity securities other than Federal Home Loan Bank stock; (x) make any investment which would cause Columbian to not be a qualified thrift lender under Section 10(m) of the HOLA; (xi) borrow or agree to borrow any amount of funds; (xii) hire any new permanent employees except as may be consistent with past practice;
(xiii) make any capital expenditures exceeding $20,000 in the aggregate except that Columbian shall be permitted to apply for and establish a branch office at Route 40 in Havre de Grace, Maryland; (xiv) establish interest and fee schedules related to Columbian's deposit products or lending products which materially differ from Columbian's past practice; (xv) merge into, consolidate with, affiliate with, or be purchased or acquired by, any other person or entity, or permit any other person or entity to be merged, consolidated or affiliated with it or be purchased or acquired by it; (xvi) make any material change in its accounting methods or practices, except changes as may be required by generally accepted accounting principles or by regulatory requirements; or (xvii) take or cause to be taken any action which would disqualify the Merger as a pooling of interests for accounting purposes or as a tax free reorganization under Section 368 of the Code.

     4.3  No Solicitation.  Columbian will not authorize or permit any officer,
          ---------------
director, employee, investment banker, financial consultant, attorney, accountant or other representative of Columbian, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage, or otherwise initiate, encourage or solicit any "Takeover Proposal" (as such term is defined below). Except as Columbian's Board of Directors' fiduciary duties may otherwise require, Columbian will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Columbian, directly or indirectly, (A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal; (B) to negotiate any Takeover Proposal with any person or entity; or (C) to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. As used in this Agreement with respect to Columbian, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving Columbian or for the acquisition of a ten percent (10%) or greater equity interest in Columbian, or for the acquisition of ten percent (10%) or more of the assets of Columbian. Columbian shall notify Cecil immediately upon it or any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of it receiving, or it becoming aware of the possible receipt of a Takeover Proposal or having contact initiated with it by any party other than the Cecil regarding a Takeover Proposal.

     4.4  Shareholder Approval.  Columbian shall call the meeting of its
          --------------------
shareholders to be held for the purpose of voting upon the Merger and related matters, as soon as practicable. In connection with such meeting, Columbian's Board of Directors shall recommend approval of the Merger, subject to their fiduciary duties, and the recommendation of Columbian's Board of Directors shall be reflected in the Prospectus/Proxy Statement. Columbian shall take all reasonable action to solicit from its shareholders proxies in favor of approval. In exercising its fiduciary duties, Columbian's Board of Directors may consider whether Columbian has received an opinion of RP Financial, LC dated within five days of mailing of the Proxy Statement/Prospectus to Columbian shareholders stating that the Merger Consideration is fair to Columbian shareholders from a financial point view (Columbian hereby agreeing that it shall use all commercially reasonable efforts to obtain such opinion from RP Financial, LC and, if not forthcoming therefrom within a reasonable period of time following a request made therefor, to obtain such opinion from at least one such other reasonably acceptable investment banking firm); provided, further, however, that the Columbian Board of Directors shall not be required to make such recommendation if it reasonably determines in good faith not to so recommend, because to so recommend would constitute a violation of the Board's fiduciary duties under applicable law, as determined by the Board of Directors with the assistance of counsel, Kutak Rock, Washington, D.C.

     4.5  Filing of Regulatory Applications.  Cecil shall prepare and file as
          ---------------------------------
soon as practicable after the date hereof all required applications for regulatory approval of the Merger and the other transactions contemplated herein. Cecil shall provide copies of each such application to Columbian for review by Columbian and its counsel prior to the proposed date of filing. Cecil shall use all reasonable efforts to obtain prompt approval of each required application.

     4.6  Publicity.  Neither Cecil nor Columbian shall, without the prior
          ---------
approval of the other, issue or make, or permit any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the other transactions contemplated hereby, except as required by law. The parties shall cooperate when issuing or making any press release, disclosure or statement with respect to the Merger or the other transactions contemplated hereby.

     4.7  Cooperation Generally.  If, at any time after the Effective Date,
          ---------------------
Cecil or the Resulting Association shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Resulting Association its right, title or interest in, to or under any of the rights, properties or assets of Columbian or otherwise carry out the purposes of this Agreement, Columbian and its officers and directors shall be deemed to have granted to the Cecil and the Resulting Association an irrevocable power of attorney (in their respective corporate capacities) to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in the Resulting Association and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Resulting Association and Cecil are authorized in the name of Columbian or otherwise to take any and all such action.

     4.8  Additional Financial Statements and Reports.  As soon as reasonably
          -------------------------------------------
practicable after they become publicly available, Columbian shall furnish to Cecil its financial statements as contemplated in Section 2.3 herein, and Cecil shall furnish to Columbian Cecil's consolidated financial statements as contemplated in Section 3.4 herein, in each case, for all periods prior to the Effective Date. Such financial statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition, results of operations and cash flows of Columbian and Cecil, respectively, subject, in the case of unaudited financial statements, to (a) normal year-end audit adjustments, (b) any other adjustments described therein and (c) the absence of notes which, if presented, would not differ materially from those included in its most recent audited consolidated balance sheet.

     4.9  Consents of Third Parties.  Each of Columbian and Cecil shall use all
          -------------------------
reasonable efforts to obtain as soon as practicable all consents and approvals of any third parties necessary or desirable for consummation of the Merger and other transactions contemplated by this Agreement.

     4.10  NewSub.  Prior to the Effective Date, Cecil will take such necessary
           ------
action to cause (i) NewSub to be organized as an interim Federal savings institution under the laws and regulations of the United States of America, and to ensure that NewSub, after its organization and prior to the Effective Date has not, and will not engage in any activities other than in connection with, or as contemplated by this Agreement, (ii) NewSub to become a wholly-owned subsidiary of Cecil, (iii) the directors and stockholder of NewSub to approve the transactions contemplated by this Agreement; (iv) NewSub to become a party to the Plan of Merger; and (v) NewSub to have all corporate power and authority to consummate the transactions contemplated hereunder and to carry out all of its obligations with respect to such transactions.

     4.11  Affiliates Agreements.  Columbian and Cecil shall use all reasonable
           ---------------------
efforts to cause each affiliated person of Columbian and Cecil for purposes of SEC Rule 145 and for purposes of qualifying the Merger for "pooling of interests" accounting treatment to deliver to Cecil, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders meeting called by Columbian to approve this Agreement, a written agreement, in the form of Exhibit 4.11 hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Cecil common stock or Columbian common stock now or hereafter held by such affiliated person, including, without limitation, the shares of Cecil common stock to be received by such affiliated person, in the Merger: (1) otherwise than in compliance with the applicable provisions of the 1933 Act and the rules and regulations thereunder or (2) during the period commencing 30 days prior to the consummation of the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Cecil and Columbian.

      4.12  Forbearances of Cecil.  Between the date of this Agreement and the
            ---------------------
Effective Date, Cecil shall not take any action that would (i) adversely affect or delay the ability to obtain the Governmental Approvals (as defined in Section 5.1(c) hereof), (ii) adversely affect Cecil's ability to perform its obligations hereunder or (iii) adversely affect the Merger from being accounted for as a pooling of interests or constituting a tax-free reorganization under Section 368 of the Code.

      4.13  Update Disclosures.  Five business days prior to the Effective
            ------------------
Date, Columbian and Cecil shall update Schedule I and Schedule II, respectively, hereto by notice to Cecil and Columbian, respectively, to reflect any matters which have occurred from and after the date hereof which, if existing on the date hereof, would have been required to be described therein; provided, however, that no such update shall affect the conditions to the obligations of Columbian and Cecil to consummate the transactions contemplated hereby, and any and all changes reflected in any such update shall be considered in determining whether such conditions have been satisfied.


                                   ARTICLE V

                           CONDITIONS OF THE MERGER;
                            TERMINATION OF AGREEMENT

      5.1 General Conditions.  The obligations of Cecil and Columbian to effect
          ------------------
the Merger shall be subject to the following conditions:

          (a) Stockholder Approval.  The holders of the outstanding shares of
              --------------------
Columbian common stock shall have approved this Agreement, the Plan of Merger and the Merger by the vote of at least two-thirds of the outstanding Columbian common stock.

          (b) No Proceedings.  No order shall have been entered and remain in
              --------------
force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, "Proceedings") by any governmental or judicial or other authority.

          (c) Government Approvals.  To the extent required by applicable law or
              --------------------
regulation, all approvals of or filings with any governmental authority (collectively, "Governmental Approvals"), including without limitation those of the OTS, the Federal Trade Commission, the U.S. Department of Justice, the Securities and Exchange Commission, and any state securities or blue sky authorities, shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Merger. All other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied.

          (d) Registration Statement.  The Registration Statement shall have
              ----------------------
been declared effective and shall not be subject to a stop order of the SEC and, if the offer and sale of Cecil's common stock in the Merger pursuant to this Agreement is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

          (e) Federal Tax Opinion.  Receipt of an opinion of Housley Kantarian &
              -------------------
Bronstein to both Cecil and Columbian, in a form and content reasonably satisfactory to Cecil and Columbian, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code,
(ii) the exchange in the Merger of Columbian common stock for Cecil common stock will not give rise to gain or loss to shareholders of Columbian with respect to such exchange (except to the extent of any cash received for fractional shares redeemed, or shares of dissenting stockholders), and (iii) neither Columbian nor Cecil will recognize gain or loss as a consequence of the Merger. Each of Cecil and Columbian shall provide a letter setting forth the facts, assumptions and representations on which such counsel may rely in rendering its opinion.

          (f) Accountants' Pooling Letter.  Each party shall have received a
              ---------------------------
letter, dated as of the Closing, from its independent auditors to the effect that the Merger will qualify for pooling-of-interests accounting treatment under the Accounting Principles Board Opinion No. 16 and SEC Accounting Series Releases No. 130 and No. 135, as amended, if consummated in accordance with this Agreement.

     5.2  Conditions to Obligations of Cecil.  The obligations of Cecil to
          ----------------------------------
effect the Merger and the other transactions contemplated herein shall be subject to the following additional conditions:

          (a) No Material Adverse Change.  Between the date of this Agreement
              --------------------------
and the Effective Date, there shall not have occurred any material adverse change in the financial condition, business or results of operations of Columbian other than any such change attributable to or resulting from changes in law, regulation or generally accepted accounting principles or interpretations thereof of general application to the banking and thrift industries.

          (b) Representations and Warranties to be True; Fulfillment of
              ---------------------------------------------------------
Covenants and Conditions.  The representations and warranties of Columbian shall
------------------------
be true in all material respects at the Effective Date with the same effect as though made at the Effective Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); except (1) as contemplated by this Agreement, (2) as consented to in writing by Cecil or (3) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the financial condition, business or operations of Columbian; Columbian shall have performed all obligations and complied with each covenant, in all material respects, under this Agreement on its part to be performed or complied with at or prior to the Effective Date except for failures to perform or comply with such obligations and covenants which would not have, or would not reasonably be expected to have, any material adverse effect on the financial condition, business or operations of Columbian; and Columbian shall have delivered to Cecil a certificate, dated the Effective Date and signed by its chief executive officer and chief financial officer, to such effect.

          (c) Acceptance of Legal Matters.  The form and substance of all legal
              ---------------------------
matters contemplated hereby and all papers delivered hereunder shall be reasonably acceptable to counsel to Cecil.

          (d) Consents Under Agreements.  Columbian shall have obtained the
              -------------------------
consent or approval of each person (other than the Governmental Approvals) whose consent or approval shall be required in order to permit consummation of the Merger under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on Columbian or upon the consummation of the transactions contemplated hereby.

          (e) Dissenters Rights.  No greater than six percent (6.0%) of the
              -----------------
outstanding Columbian common stock entitled to vote at the meeting of Columbian's stockholders to be held for the purpose of voting upon the Merger and related matters, shall have delivered the written notice of intent to demand payment and become Dissenting Shares pursuant to the applicable provisions of the OTS rules and regulations.

          (f) No Litigation.  Columbian shall not be a party to any pending
              -------------
litigation, reasonably probable of being determined adversely to Columbian, which would have a material adverse effect on the business, financial condition or results of operations of Columbian.

          (g) Regulatory Approval.  All Governmental Approvals required
              -------------------
hereunder to consummate the transactions contemplated hereby shall have been obtained without the imposition of any conditions which Cecil reasonably and in good faith determines to be unduly burdensome upon the conduct of the business of Cecil.

          (h) Affiliate Letters.  Cecil shall have received the letter
              -----------------
agreements from all affiliated persons of Columbian as contemplated in Section
4.11 herein.

          (i) Opinion of Counsel.  Cecil shall have received from counsel to
              ------------------
Columbian an opinion dated as of the Effective Date covering the following matters:

              (i) Columbian is a federal saving bank, validly existing, and in good standing under the laws of the United States of America;

              (ii) This Agreement has been duly authorized, executed and delivered by Columbian and (assuming this Agreement is a binding obligation of Cecil) constitutes a valid and binding obligation of Columbian enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion; and

              (iii) To the actual knowledge of such counsel, no consent or approval, which has not already been obtained from any governmental authority, is required for execution and delivery by Columbian of this Agreement or consummation of the Merger.

     Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Columbian or appropriate government officials; (ii) may be limited to federal law and the laws of the State of Maryland and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991).

     5.3  Conditions to Obligations of Columbian.  The obligations of Columbian
          --------------------------------------
to effect the Merger and the other transactions contemplated herein shall be subject to the following additional conditions:

          (a) No Material Adverse Change.  Between the date of this Agreement
              --------------------------
and the Effective Date, there shall not have occurred any material adverse change in the financial condition, business or results of operations of Cecil and the Cecil Subsidiaries, taken as a whole, other than any such change attributable to or resulting from changes in law, regulation or generally accepted accounting principles or interpretations thereof of general application to the banking and thrift industries.

          (b) Representations and Warranties to be True; Fulfillment of
              ---------------------------------------------------------
Covenants and Conditions.  The representations and warranties of Cecil shall be
------------------------
true in all material respects at the Effective Date with the same effect as though made at the Effective Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except
(i) as contemplated by this Agreement, (2) as consented to in writing by Columbian or (3) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the financial condition, business or operations of Cecil; Cecil shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on its part to be performed or complied with at or prior to the Effective Date except for failure to perform or comply with such obligations and covenants which would not have, or would not reasonably be expected to have, any material adverse effect on the financial condition, business or operations of Cecil and the Cecil Subsidiaries, taken as a whole; and Cecil shall have delivered to Columbian a certificate, dated the Effective Date and signed by its chief executive officer and chief financial officer, to such effect.

          (c) Acceptance of Legal Matters.  The form and substance of all legal
              ---------------------------
matters contemplated hereby and all papers delivered hereunder shall be reasonably acceptable to counsel to Columbian.

          (d) No Litigation.  Cecil shall not be a party to any pending
              -------------
litigation, reasonably probable of being determined adversely to Cecil, which would have a material adverse effect on the business, financial condition or results of operations of Cecil and the Cecil subsidiaries, taken as a whole.

          (e) Affiliate Letters.  Cecil shall have obtained from its affiliates
              -----------------
the letter agreements from all affiliated persons of Cecil as contemplated in
Section 4.11 herein.

          (f)  Receipt of Consideration.  The Exchange Agent in its fiduciary
               ------------------------
capacity shall have acknowledged in writing to Columbian receipt of the aggregate Merger Consideration (including a reasonable estimate of the amount of cash required to pay for fractional shares) for all shares of Columbian common stock to be acquired hereunder.

          (g) Opinion of Counsel.  Columbian shall have received from counsel to
              ------------------
Cecil, an opinion dated as of Effective Date covering the following matters:

              (i) Cecil is a Maryland corporation, validly existing and in good standing under the laws of the State of Maryland;

              (ii) This Agreement has been duly authorized, executed and delivered by Cecil and (assuming this Agreement is a binding obligation of Columbian) constitutes a valid and binding obligation of Cecil enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion;

              (iii) To the actual knowledge of such counsel, no consent or approval, which has not already been obtained from any governmental authority, is required for execution and delivery by Cecil of this Agreement or consummation of the Merger; and

              (iv) The shares of Cecil common stock to be issued to the Columbian stockholders and delivered in exchange for their Columbian common stock will be, upon consummation of the Merger in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable.

     Such opinions may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Cecil or appropriate government officials; (ii) may be limited to federal law and the laws of the State of Maryland and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991).

     5.4  Termination of Agreement and Abandonment of Merger.  This Agreement
          --------------------------------------------------
may be terminated at any time before the Effective Date, whether before or after approval thereof by shareholders of Columbian, as provided below:

          (a) Mutual Consent.  By mutual consent of the parties, evidenced by
              --------------
their written agreement.

          (b) Breach.  At any time prior to the Effective Time, by Cecil or
              ------
Columbian, if its Board of Directors so determines by a majority of the members of its entire Board, in the event of either (i) a breach by the other party of any representation, warranty or covenant contained herein which breach results in a material and adverse change as to the breaching party which would have a material adverse effect on the financial condition, business or operations of the breaching party (and its subsidiaries taken as a whole, if applicable) and which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

          (c) Closing Delay.  At the election of either party, evidenced by
              -------------
written notice, if the Closing shall not have occurred on or before December 31, 1998, or such later date as shall have been agreed to in writing by the parties; provided, however, that the right to terminate under this Section 5.4(b) shall
--------  -------
not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before the date of such written notice.

          (d) Conditions to Cecil's Performance Not Met.  By Cecil upon delivery
              -----------------------------------------
of written notice of termination to Columbian if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Cecil to effect the Merger set forth in Sections 5.1 and
5.2 and noncompliance is not waived by Cecil; provided, however, that the right to terminate under this paragraph shall not be available to Cecil where its failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before the date of such written notice.

          (e) Conditions to Columbian's Performance Not Met.  By Columbian upon
              ---------------------------------------------
delivery of written notice of termination to Cecil if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Columbian to effect the Merger set forth in Sections 5.1 and 5.3 and noncompliance is not waived by Columbian; provided, however, that the right to terminate under this paragraph shall not be available to Columbian where its failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before the date of such written notice.

          (f) Cecil Trading Price.  By Cecil or Columbian if the Cecil Trading
              -------------------
Price as determined pursuant to Section 1.5(a) of this Agreement, is less than $17.625.

                                   ARTICLE VI

                TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES;
                           THIRD PARTY BENEFICIARIES

     6.1  Termination; Lack of Survival of Representations and Warranties.  In
          ---------------------------------------------------------------
the event of the termination and abandonment of this Agreement pursuant to
Section 5.4 of this Agreement, this

Agreement shall become void and have no effect, except that (i) the provisions of Sections 2.8 and 3.9 (Brokers and Finders), 4.6 (Publicity), 6.2 (Expenses) and 8.2 (Confidentiality) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 5.4(c), 5.4(d) or 5.4(e) of this Agreement shall not relieve the breaching party from liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     The representations, warranties and agreements of the parties set forth in this Agreement shall not survive the Effective Date, and shall be terminated and extinguished at the Effective Date, and from and after the Effective Date none of the parties hereto shall have any liability to any other party on account of any breach or failure of any of those representations, warranties and agreements; provided, however, that the foregoing clause shall not (i) apply to
            --------  -------
agreements of the parties which by their terms are intended to be performed after the Effective Date, and (ii) shall not relieve any person for liability for fraud, deception or intentional misrepresentation.

     6.2  Payment of Expenses.  Each of the parties hereto shall bear and pay
          -------------------
all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

     6.3  Third Party Beneficiaries.  This Agreement is not intended to confer
          -------------------------
nor does it confer upon any person other than the parties hereto any rights or remedies hereunder, except with respect to the Merger Consideration upon consummation of the Merger and except as contemplated in Sections 7.1 and 7.2 herein (each of which shall be enforceable by the party intended to be benefitted thereby).

                                  ARTICLE VII

                           CERTAIN FURTHER AGREEMENTS

     7.1  Employees and Benefits.
          ----------------------

          (a) (i) Cecil shall on and after the Effective Date, subject to the exercise of its business judgment in its sole discretion, use reasonable efforts to continue the employment of the employees of Columbian as of the Effective Date.

              (ii) No later than one year after the Effective Date, the continuing employees of Columbian shall be eligible to receive medical, group hospitalization, dental, life and disability insurance benefits, as well as other employee benefits, under Cecil's employee benefit plans. Except with respect to the Employee Stock Ownership Plan of Cecil (which is the subject of Section 7.1(a)(iv) below), the continuing employees of Columbian, no later than one year after the Effective Date, shall be entitled to participate in all employee benefit plans sponsored by Cecil or any of the Cecil Subsidiaries to the same extent as other employees of Cecil holding comparable positions and such employees shall receive credit for their prior period of service to Columbian for purposes of determining eligibility, participation and vesting in all Cecil or Cecil Subsidiaries employee benefit plans and for receiving other employee benefits. Until continuing employees of Columbian become participants in the Cecil employee benefit plans, as described above, Columbian's medical, group hospitalization, dental, life and disability insurance and other employee benefit plans shall remain in effect.

          (iii) For a period of one year after the Effective Date, the continuing employees of Columbian shall be entitled to participate in Columbian's profit sharing plan, which Plan (and the benefits or assets held thereby), upon its termination, shall be for the benefit of the continuing employees of Columbian. Such Columbian profit sharing plan shall terminate upon the participation of the continuing employees of Columbian in Cecil's retirement plan. In addition, the Rabbi Trust maintained by Columbian for the benefit of Margaret Waldren, shall be honored in accordance with its terms.

          (iv) Upon the Effective Date, the continuing employees of Columbian shall be entitled to participate in the Cecil Employee Stock Ownership Plan ("ESOP") as employees of the Resulting Association, a subsidiary of Cecil, provided however, that for purposes of determining eligibility for, and vesting of benefits under the ESOP, service with Columbian prior to the Effective Date shall not be treated as service with Cecil as employer, and service with the Resulting Association as continuing employees after the Effective Date, shall be treated as service with Cecil as employer.

          (v) Two persons presently serving on the Board of Directors of Columbian, Donald F. Angert and Robert L. Johnson, shall be appointed to the Board of Directors of Cecil. Such persons will be compensated for serving as directors of Cecil in accordance with compensation arrangements for all other Cecil directors.

          (vi) Mr. Donald F. Angert shall be appointed to the Board of Directors of Cecil Federal Savings Bank and he shall be compensated for service as a director of Cecil Federal Savings Bank in accordance with the compensation arrangements for all other Cecil Federal Savings Bank directors.

          (vii) Ms. Kathleen G. Guzzo shall be offered an employment agreement with Columbian, to be effective upon the Effective Date, in the form attached as
Exhibit 7.1 hereto; and Mr. Donald F. Angert shall be allowed to continue to defer his income under his deferred compensation agreement with Columbian, and the Rabbi Trust established for the benefit of Mr. Angert shall be honored in accordance with its terms.

     7.2  Indemnification and Insurance.
          -----------------------------

          (a) From and after the Effective Date, Columbian (including any successor thereto) shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date, an officer or director of Columbian (the "Indemnified Parties") against all losses, claims, damages, costs, expenses

(including attorney's fees), liabilities, judgments or amounts that are paid in settlement of (which settlement shall require the prior written consent of Cecil and Columbian, which consent shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation whether criminal, civil or administrative (each a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Columbian if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, or at or after, the Effective Date (the "Indemnified Liabilities") to the full extent permitted under (i) applicable federal law in effect as of the date hereof or as amended applicable to a time prior to the Effective Date or (ii) under Columbian's Charter and Bylaws. Columbian shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by federal law in effect as of the date hereof or as amended applicable to a time prior to the Effective Date upon receipt of any undertaking required by applicable law. Any Indemnified Party wishing to claim indemnification hereunder upon learning of any Claim, shall notify Cecil and Columbian promptly after learning of any Claim (but the failure so to notify Cecil and Columbian shall not relieve them from any liability which they may have under this Section 7.2(a) except to the extent such failure materially prejudices Cecil or Columbian) and shall deliver to Columbian the undertaking, if any, required by applicable law.

          (b) From and after the Effective Date, the continuing directors and officers of Columbian, (i) shall also have indemnification rights having prospective application in accordance with applicable Federal law and (ii) shall be covered by the directors and officers liability insurance policy of Cecil and its subsidiaries on a basis at least equal to the coverage provided to persons in similar positions with Cecil or any of the Cecil Subsidiaries.

          (c) The obligations of Cecil and Columbian provided under paragraphs
(a) and (b) of this Section 7.2 are intended to be the joint and several obligations of Cecil and Columbian and to benefit, and be enforceable against Cecil and Columbian directly by, the Indemnified Parties, and shall be binding on all respective successors and permitted assigns of Cecil and Columbian.

          (d) Subject to availability and a cost of no greater than $20,000, Cecil shall permit Columbian to purchase and keep in force for a period of at least three years following the Effective Date, directors' and officers' liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by Columbian's existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the Effective Date or Cecil, at its sole election, will procure such coverage pursuant to the existing liability insurance policy of Cecil subject to the cost limitation set forth herein.

                                  ARTICLE VIII

                                    GENERAL

     8.1  Amendments.  Subject to applicable law, this Agreement may be amended,
          ----------
whether before or after any relevant approval of shareholders, by an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the parties hereto, provided that, after
                                                           -------------
the adoption of the Agreement by the shareholders of Columbian, no such amendment without further shareholder approval may change the amount or form of the consideration to be received by Columbian shareholders in the Merger.

     8.2  Confidentiality.  All information disclosed hereafter by any party to
          ---------------
this Agreement to any other party to this Agreement, including, without limitation, any information obtained pursuant to Section 4.1 hereof, shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated, all in accordance with the terms of the existing confidentiality agreements between the parties (collectively, the "Confidentiality Agreements"). In the event of the termination of this Agreement, each party shall return upon request to the other party all documents (and reproductions thereof) received from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information subject to the confidentiality requirement set forth above.

     8.3  Governing Law.  This Agreement and the legal relations between the
          -------------
parties shall be governed by and construed in accordance with the laws of the State of Maryland without taking into account any provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

     8.4  Notices.  Any notices or other communications required or permitted
          -------
hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, addressed, if to Cecil or Columbian, to

          Cecil          Cecil Bancorp, Inc.
                         127 North Street
                         Elkton, Maryland  21921
                         Attn:  Mary B. Halsey, President

          with copy to:  Housley Kantarian & Bronstein, P.C.
                         1220 19th Street, N.W., Suite 700
                         Washington, D.C.  20036
                         Attn:  Howard S. Parris, Esquire

          Columbian      Columbian Bank, A Federal Savings Bank
                         303-307 St. John Street
                         Havre de Grace, Maryland  21078
                         Attn:  Donald F. Angert, President
          with copy to:  Kutak Rock
                         1101 Connecticut Avenue, N.W., Suite 1000
                         Washington, D.C.  20036
                         Attn:  Paul D. Borja, Esquire

or such other address as shall be furnished in writing by any such party, and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that the notice of change of address shall not be deemed to have been given until received by the addressee).
Notices may also be sent by telegram, telex, facsimile transmission or hand delivery and in such event shall be deemed to have been given as of the date received.

     8.5  No Assignment.  This Agreement may not be assigned by any of the
          -------------
parties hereto, by operation of law or otherwise, except as contemplated hereby.

     8.6  Headings.  The description heading of the several Articles and
          --------
Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     8.7  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

     8.8  Construction and Interpretation.  Except as the context otherwise
          -------------------------------
requires, (a) all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and (b) all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation.

     8.9  Entire Agreement.  This Agreement, together with the schedules, lists,
          ----------------
exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 8.1, constitutes the entire agreement of the parties, and supersedes any prior written or oral agreement or understanding among any of the parties hereto pertaining to the Merger, except that the Confidentiality Agreements shall remain in full force and effect as contemplated in Section 8.2 herein and except with respect to the Stock Option Agreement. This Agreement is not intended to confer upon any other persons any rights or remedies hereunder except as expressly set forth herein.

     8.10  Severability.  Whenever possible, each provision of this Agreement
           ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunder duly authorized, all as of the date set forth above.


CECIL BANCORP, INC.                        COLUMBIAN BANK, A FEDERAL
                                           SAVINGS BANK


By:                                        By:
   --------------------------                ----------------------------
Name: Mary Beyer Halsey                    Name: Donald F. Angert
Title: President                           Title: President

                                   EXHIBIT A

                                VOTING AGREEMENT


                                    May 29, 1998

Cecil Bancorp, Inc.
127 North Street
Elkton, Maryland  21921

Ladies and Gentlemen:

     The undersigned is a director of Columbian Bank, A Federal Savings Bank ("Columbian") and is the beneficial holder of shares of common stock of Columbian ("Columbian Common Stock").

     Columbian and Cecil Bancorp, Inc. ("Cecil") are considering the execution of a Reorganization and Merger Agreement ("Agreement") contemplating that Cecil will organize a wholly owned interim federal savings bank subsidiary of Cecil ("Subsidiary"), to merge with and into Columbian (the "Merger"), pursuant to which each of the issued and outstanding shares of Columbian Common Stock shall automatically by operation of law be converted into a number of shares of common stock of Cecil as set forth in the Agreement and the issued and outstanding shares of Subsidiary Common Stock shall be converted by operation of law into an equal number of newly issued shares of Columbian common stock all of which shall be owned by Cecil, and following the Merger, Columbian shall survive the Merger and operate as a wholly owned subsidiary of Cecil under its present name and title. The execution of the Agreement is subject in the case of Cecil to the execution and delivery of this letter agreement ("letter agreement"). In consideration of the substantial expenses that Cecil will incur in connection with the transactions contemplated by the Agreement and in order to induce Cecil to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his capacity as a shareholder of Columbian and not in his capacity as a director of Columbian (in which capacity as a director his fiduciary duties shall apply), as follows:

     1. The undersigned, while this letter agreement is in effect, shall vote or cause to be voted all of the shares of Columbian Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, at the Special Meeting of Columbian's stockholders to be called and held following the date hereof, for the approval of the Agreement and the Merger.

     2. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Cecil shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

     3. The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his capacity as a shareholder of Columbian and shall not in any way limit or affect actions the undersigned may take in his capacity as a director of Columbian.

     4. This letter agreement shall automatically terminate upon termination of the Agreement in accordance with its terms.

     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

                              Very truly yours,


                              ---------------------------
                              Signature



                              ---------------------------
                              Name (please print)



Accepted and agreed to as of
the date first above written:

CECIL BANCORP, INC.


By:
   -----------------------------
   Its

                                   EXHIBIT B

                             STOCK OPTION AGREEMENT


     Stock Option Agreement, dated as of May 29, 1998 (the "Agreement"), by and between Cecil Bancorp, Inc. ("Grantee") , and Columbian Bank, A Federal Savings Bank ("Issuer").

                                  WITNESSETH:

     WHEREAS, Issuer and Grantee have entered into a Reorganization and Merger Agreement dated as of May 29, 1998 (the "Merger Agreement"), providing for, among other things, the merger of Issuer with a to-be-formed subsidiary of Grantee (the "Merger"); and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant to Grantee the Option (as hereinafter defined); and

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1.  DEFINED TERMS.   Capitalized terms which are used but not defined
herein shall have the meanings ascribed to such terms in the Merger Agreement.

     2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 14,993 shares (as adjusted as set forth herein) (the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares) of Common Stock, par value $1.00 per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (the "Purchase Price") of $29.50 provided, however, that in no event shall the number of Option Shares for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock without giving effect to any shares subject to or issued pursuant to the Option.

     3.  EXERCISE OF OPTION.

     (a) Provided that (i) Grantee or Holder (as hereinafter defined), as applicable, shall not be in material breach of the agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, Holder may exercise the Option, in whole or in part, but only if both a Preliminary Purchase Event (as hereinafter defined) and a Purchase Event (as hereinafter defined) shall have occurred; provided, that the Option shall terminate and be of no further force and effect upon the earliest to occur of:

       (A) the Effective Date of the Merger;

       (B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as hereinafter defined), other than a termination of the Merger Agreement by Grantee based upon a willful breach by Issuer of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (a "Default Termination"),

       (C) 12 months after the termination of the Merger Agreement by Grantee pursuant to a Default Termination; and

       (D) 12 months after termination of the Merger Agreement (other than pursuant to a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event;

provided further, that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 3) within six (6) months following such Purchase Event; and provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable laws, including without limitation the Home Owners Loan Act, as amended ("HOLA"), and the Bank Merger Act, as amended ("Bank Merger Act"). The term "Holder" shall mean the holder or holders of the Option from time to time. The Grantee is the initial Holder. The rights set forth in Section 8 hereof shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth above.

     (b) As used herein, a "Purchase Event" means any of the following events:

       (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, any "group" (as such term is defined in Section 13(d) (3) of the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of Issuer Common Stock.

       (ii) the occurrence of the Preliminary Purchase Event described in clause (i) of subsection (c) of this Section 2, except that the percentage referred to in clause (C) thereof shall be 15%.

     (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

       (i) without Grantee's prior written consent, Issuer shall have authorized, recommended or publicly proposed, or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect
     (A) a merger, consolidation or similar transaction involving Issuer or any of its subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets of Issuer or any of its subsidiaries representing in either case 10% or more of the consolidated assets of Issuer and its subsidiaries, or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Issuer or any of its subsidiaries (any of the foregoing an "Acquisition Transaction"); or

       (ii) any person (other than the Grantee or a Grantee Subsidiary) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of, or the right to acquire beneficial ownership of, any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 10% or more of the then-outstanding shares of Issuer Common Stock.

       (iii) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
     Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" and an "Exchange Offer," respectively); or

       (iv) (A) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, (B) such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement or (C) Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (y) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (z) filed an application (or given notice), whether in draft or final form, under the HOLA, the Bank Merger Act or the Change in Bank Control Act of 1978, as amended, for approval to engage in an Acquisition Transaction; or

       (v) Issuer shall have intentionally and knowingly breached any representation, warranty, covenant or agreement contained in the Merger Agreement and such breach would entitle Grantee to terminate the Merger Agreement pursuant to (S)5.4(b) of the Merger Agreement after (x) a bona fide proposal is made by any person (other than Grantee or any subsidiary of Grantee) to Issuer or its stockholders to engage in an Acquisition Transaction, (y) any person (other than Grantee or any Subsidiary of Grantee) states its intention to Issuer or its stockholders to make a proposal to engage in an Acquisition Transaction if the Merger Agreement terminates or (z) any person (other than Grantee or any subsidiary of Grantee) shall have filed an application or notice with any governmental entity to engage in an Acquisition Transaction.

     As used in this Agreement, "person" shall have the meaning specified in
Section 3(a)(9) and 13(d)(3) of the Exchange Act.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of
                      --------------
any Preliminary Purchase Event or Purchase Event, it being understood that the
------------------------------
giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.

     (e) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to
------------
purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the Office of Thrift Supervision ("OTS"), the Federal Deposit Insurance Corporation, or any other governmental entity is required in connection with such purchase, Issuer shall cooperate with Grantee in the filing of the required notice of application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods).

     4.  PAYMENT AND DELIVERY OF CERTIFICATES.

     (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to Issuer at the address of Issuer specified in Section 12(f) hereof.

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to

Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

       THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED MAY 29, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY ISSUER OF A WRITTEN REQUEST THEREFOR.

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

     (d) Upon the giving by Holder to Issuer of the written notice of exercise of the Option provided for under Section 3(e), the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to Issuer, Holder shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Holder.

     (e) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event prior approval of or notice to any governmental entity is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to such governmental entity as it may require) in order to permit Holder to exercise the Option and Issuer duly and effectively to issue shares of Issuer Common Stock pursuant hereto, and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.

     5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee (and Holder, if different that Grantee) as follows:

     (a) DUE AUTHORIZATION. Issuer has a requisite corporate power and authority to enter into this Agreement, and subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer, and this Agreement has been duly executed and delivered by Issuer.

     (b) NO VIOLATIONS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Issuer with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its Charter or Bylaws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligations to which Issuer is a party, or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Issuer or any of its properties or assets.

     (c) AUTHORIZED STOCK. Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance upon exercise of the Option that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock at any time and from time to time purchasable upon exercise of the Option, and all such shares, upon issuance pursuant to the Option, will be duly and validly issued, fully paid and nonassessable, and will delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever and not subject to any preemptive rights.

     6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee, and this Agreement has been duly executed and delivered by Grantee.

     7.  ADJUSTMENT UPON CHANGES IN ISSUER CAPITALIZATION, ETC.

     (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transactions so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option has been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

     (b) In the event that Issuer shall enter into an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transactions shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and condition set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, of any of (x) the Acquiring Corporation (as hereinafter defined), (y) any person that controls the Acquiring Corporation or
(z) in the case of a merger described in clause (ii), Issuer (such person being referred to as "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. Substitute Option Issuer also shall enter into an agreement with Holder in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of Substitute Option per share of Substitute Common Stock (the "Substitute Option Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

       (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, or (iii) the transferee of all or substantially all of Issuer's assets (or a substantial part of the assets of its subsidiaries taken as a whole).

       (2) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

       (3) "Assigned Value" shall mean the highest of (w) the price per share of Issuer Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (x) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (y) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the consolidation, merger or sale in question and (z) in the event of a sale of all or substantially all of Issuer's assets or deposits, an amount equal to (i) the sum of the price paid in such sale for such assets (and/or deposits) and the current market value of the remaining assets of Issuer, as determined by a nationally-recognized investment banking firm selected by Holder, divided by (ii) the number of shares of Issuer Common Stock outstanding at such time. In the event that a Tender Offer or an Exchange Offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally-recognized investment banking firm selected by Holder.

       (4) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the Issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Holder may elect.

     (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

     (g) Issuer shall not enter into any transaction described in Section 7(b) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitations, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

     8.  REPURCHASE AT THE OPTION OF HOLDER.

     (a) Subject to the last sentence of Section 3(a), at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 12 months immediately thereafter, Issuer shall repurchase from Holder (i) the Option and (ii) all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this
Section 8 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

       (i) the aggregate Purchase Price paid by Holder for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

       (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

       (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

     (b) If Holder exercises its rights under this Section 8, Issuer shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the OTS, the Federal Deposit Insurance Corporation or any other governmental entity is required in connection with the payment of all or any portion of the Section

8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the OTS, the Federal Deposit Insurance Corporation or any other governmental entity disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Holder. If the OTS, the Federal Deposit Insurance Corporation or any other governmental entity prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by the OTS, the Federal Deposit Insurance Corporation or other governmental entity, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Holder shall notify Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase.

     Notwithstanding anything herein to the contrary, all of Grantee's rights under this Section 8 shall terminate on the date of termination of the Option pursuant to Section 3(a).

     (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), or (iii) the highest sales price per share of Issuer Common Stock during the year preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally-recognized investment banking firm selected by Holder, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally-recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

     (d) As used herein, a "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), Section 7(b)(ii) or Section 7(b)(iii) shall be consummated.

     9.  REGISTRATION RIGHTS.

     (a) DEMAND REGISTRATION RIGHTS.  Issuer shall, subject to conditions of
Section 9(c), if requested by any Holder, as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Holder in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

     (b) ADDITIONAL REGISTRATION RIGHTS. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Holder of its intention to do so and, upon the written request of Holder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Holder), Issuer will cause all such shares for which a Holder shall have requested participation in such registration to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 under the Securities Act or any successor form; provided, further, however, that such election pursuant to clause (i) may only be made on time. If some but not all the shares of Issuer Common Stock with respect to which Issuer shall have received requests for registration pursuant to this Section 9(b) shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among Holders permitted to register their shares of Issuer Common Stock in connection with such registration pro rata in the proportion that the number of shares requested to be registered by each such Holder bears to the total number of shares requested to be registered by all such Holders then desiring to have Issuer Common Stock registered for sale.

     (c) CONDITIONS TO REQUIRED REGISTRATION. Issuer shall use all reasonable efforts to cause each registration statement referred to in Section 9(a) to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective; provided, however, that Issuer may delay any registration or Option Shares required pursuant to Section 9(a) for a period not exceeding 90 days if Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to Section 9(a):

       (i) prior to the earliest of (A) termination of the Merger Agreement pursuant to the terms thereof, and (B) a Purchase Event or a Preliminary Purchase Event;

       (ii) on more than one occasion during any calendar year and on more than two occasions in total;

       (iii) within 90 days after the effective date of a registration referred to in Section 9(b) pursuant to which the Holder or Holders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and

       (iv) unless a request therefor is made to Issuer by the Holder or Holders of at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding.

     In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, provided, however, that Issuer shall not be required to consent to general jurisdiction or to qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

     (d) EXPENSES. Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses, accounting expenses, legal expenses and printing expenses incurred by it) in connection with each registration pursuant to Section 9(a) or (b) and all other qualifications, notification or exemptions pursuant to Section 9(a) or (b). Underwriting discounts and commissions relating to Option Shares, fees and disbursements of counsel to the Holder(s) of Option Shares being registered and any other expenses incurred by such Holder(s) in connection with any such registration shall be borne by such Holder(s).

     (e) INDEMNIFICATION. In connection with any registration under Section 9(a) or (b), Issuer hereby indemnifies each Holder, and each underwriter thereof, including each person, if any, who controls such Holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Holder, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such Holder or such underwriter, as the case may be, expressly for such use.

     Promptly upon receipt by a party indemnified under this Section 9(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 9(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but, except to the extent of any actual prejudice to the indemnifying party, the failure to so notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 9(e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in wich case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligations to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

     If the indemnification provided for in this Section 9(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the selling Holders and the underwriters from the offering of the securities and also the relative fault of Issuer, the selling Holders and the underwriters in connection with the statement or omissions which results in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall the selling Holders be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(g) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any Holder to indemnify shall be several and not joint with other Holders.

     In connection with any registration pursuant to Section 9(a) or (b) above, Issuer and each selling Holder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this Section 9(e).

     (f) MISCELLANEOUS REPORTING. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Holder(s) in accordance with and to the extent permitted by any rule or regulation permitting nonregistered sales of securities promulgated by the Commission from time to time, including, without limitation, Rule 144A. Issuer shall at its expense provide the Holder with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

     (g) ISSUER TAXES. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save any Holder harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

     10. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on NASDAQ/NMS or any securities exchange, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on NASDAQ/NMS or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

     11. DIVISION OF OPTION. Upon the occurrence of a Purchase Event or a Preliminary Purchase Event, this Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of the Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) maybe exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     12.  MISCELLANEOUS

     (a) EXPENSES. Except as otherwise provided in Section 9, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; SEVERABILITY. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (ii) is not intended to confer upon any person other than the parties hereto (other than the indemnified parties under Section 9(e) and any transferee of the Option Shares or any permitted transferee of this Agreement pursuant to Section 12(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section
7), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without regard to any applicable conflicts of law rules.

     (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or sent by overnight mail service or mailed by registered or certified mail (return receipt requested) postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

     If to Grantee:      Cecil Bancorp, Inc.
                         127 North Street
                         Elkton, Maryland  21921
                         Attn:  Mary B. Halsey, President

     With a required copy to:   Housley Kantarian & Bronstein, P.C.
                                1220 19th Street, N.W., Suite 700
                                Washington, D.C.  20036
                                Attn:  Howard S. Parris, Esquire

     If to Issuer:              Columbian Bank, A Federal Savings Bank
                                303-307 St. John Street
                                Havre de Grace, Maryland  21078
                                Attn:  Donald F. Angert, President

     With a required copy to:   Kutak Rock
                                1101 Connecticut Avenue, N.W., Suite 1000
                                Washington, D.C.  20036
                                Attn:  Paul D. Borja, Esquire

     (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successor and assigns.

     (i) FURTHER ASSURANCES. In the event of any exercise of the Option by Holder, Issuer and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                 CECIL BANCORP, INC.


                                 By:
                                    ------------------------
                                    Mary Beyer Halsey
                                    President


                                 COLUMBIAN BANK, A FEDERAL
                                  SAVINGS BANK


                                 By:
                                    ------------------------
                                    Donald F. Angert
                                    President

                                                                         ANNEX B

                        DISSENTER AND APPRAISAL RIGHTS

    DISSENTER AND APPRAISAL RIGHTS IN A FEDERAL STOCK SAVINGS AND LOAN ASSOCIATION ARE GOVERNED BY SECTION 552.14 OF TITLE 12 OF THE CODE OF FEDERAL REGULATIONS, THE TEXT OF WHICH IS REPRODUCED BELOW:

Sec. 552.14  DISSENTER AND APPRAISAL RIGHTS.

    (a) RIGHT TO DEMAND PAYMENT OF FAIR OR APPRAISED VALUE. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with Sec. 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

    (b) EXCEPTIONS. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to Sec. 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ or any combination of such shares of stock and cash.

    (c) PROCEDURE -- (1) NOTICE. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.

    (2) DEMAND FOR APPRAISAL AND PAYMENT. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

    (3) NOTIFICATION OF EFFECTIVE DATE AND WRITTEN OFFER. Within ten days after the effective date of the combination, the resulting association shall:

    (i) Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

    (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

    (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

    (4) ACCEPTANCE OF OFFER. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

    (5) PETITION TO BE FILED IF OFFER NOT ACCEPTED. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

    (6) STOCK CERTIFICATES TO BE NOTED. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

    (7) WITHDRAWAL OF DEMAND. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

    (8) VALUATION AND PAYMENT. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

    (9) COSTS AND EXPENSES. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

    (10) VOTING AND DISTRIBUTION. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

    (11) STATUS. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                                                         ANNEX C

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                         ----------------------------

                                  FORM 10-KSB

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     For the fiscal year ended December 31, 1997


[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     For the transition period from ________ to ________

                        Commission File Number: 0-24926

                              CECIL BANCORP, INC.
                ----------------------------------------------
                (Name of Small Business Issuer in its Charter)

               Maryland                              52-1883546
    ----------------------------------        ----------------------
    (State or Other Jurisdiction of             (I.R.S. Employer
    Incorporation or Organization)              Identification No.)

   127 North Street, Elkton, Maryland                21921-5547
----------------------------------------      ----------------------
(Address of Principal Executive Offices)             (Zip Code)

     Registrant's telephone number, including area code:   (410) 398-1650
                                                          ----------------

     Securities registered pursuant to Section 12(b) of the Exchange Act:
                                Not applicable
                                --------------

     Securities registered pursuant to Section 12(g) of the Exchange Act:
                    Common Stock, par value $.01 per share
                    --------------------------------------
                               (Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the
past 90 days.     Yes   X       No
                      -----        -----

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to
this Form 10-KSB.    [X]

As of March 10, 1998, the registrant had 470,182 shares of Common Stock issued and outstanding. The aggregate market value of shares held by nonaffiliates on such date was $9,400,329 based on the closing sale price of $23.50 per share of the Registrant's Common Stock on March 10, 1998. For purposes of this calculation, it is assumed that the 70,167 shares held by directors and officers of the Registrant, are shares held by affiliates.

Transitional small business disclosure format (check one):   Yes        No   X
                                                                 -----     -----


                      DOCUMENT INCORPORATED BY REFERENCE

1. Portions of the Annual Report to Stockholders for the year ended December 31, 1997 (the "Annual Report"). (Parts I and II).
2. Portions of the Proxy Statement for the Registrant's 1998 Annual Meeting of Stockholders (the "Proxy Statement"). (Part III)

                                    PART I

ITEM 1.  DESCRIPTION OF BUSINESS
--------------------------------

GENERAL

     CECIL BANCORP, INC. Cecil Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Maryland in July 1994. On November 10, 1994, Cecil Federal Savings Bank ("Cecil Federal" or the "Bank") converted from mutual to stock form and reorganized into the holding company form of ownership as a wholly owned subsidiary of the Company. As a result of the conversion and reorganization, the Company issued and sold 481,361 shares of its common stock at a price of $10.00 per share to its depositors, borrowers, stock benefit plans and the public, thereby recognizing net proceeds of $4,315,057. The Company's common stock is registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company is classified as a unitary savings institution holding company subject to regulation by the Office of Thrift Supervision ("OTS") of the Department of the Treasury.

     The Company's main office and telephone number are the same as Cecil Federal's (see below). At December 31, 1997, the Company had total assets of $63.7 million and stockholders' equity of $7.4 million, on a consolidated basis.

     The Company is primarily engaged in the business of directing, planning and coordinating the business activities of Cecil Federal. Accordingly, the information set forth in this report, including financial statements and related data, relates primarily to the Bank and its subsidiaries. In the future, the Company may become an operating company or acquire or organize other operating subsidiaries, including other financial institutions. Currently, the Company does not maintain offices separate from those of Cecil Federal or employ any persons other than its officers who are not separately compensated for such service.

     CECIL FEDERAL SAVINGS BANK. Cecil Federal is a community-oriented financial institution which commenced operations in 1959 as a Federal mutual savings and loan association. It converted to a Federal mutual savings bank in January 1993 and, effective November 10, 1994, Cecil Federal converted from mutual to stock form, with the sale and issuance of 100,000 shares of its Common Stock to the Company. Its deposits have been federally insured up to applicable limits, and it has been a member of the Federal Home Loan Bank ("FHLB") system since 1959. Cecil Federal's deposits are currently insured by the Savings Association Insurance Fund ("SAIF") of the FDIC and it is a member of the FHLB of Atlanta.

     Cecil Federal's primary business, as conducted through its two offices located in Elkton and North East, Maryland, is the origination of mortgage loans secured by single-family residential real estate located primarily in Cecil County, Maryland, with funds obtained through the attraction of deposits, primarily certificate accounts with terms of 60 months or less, savings accounts and transaction accounts. To a lesser extent, Cecil Federal also makes loans on commercial and multi-family real estate, construction loans on one- to four-family residences, home equity loans and land loans. Cecil Federal also makes consumer loans including education loans, personal and commercial lines of credit, automobile loans and loans secured by deposit accounts. Cecil Federal purchases mortgage-backed securities and invests in other liquid investment securities when warranted by the level of excess funds.

     The Bank has two wholly owned subsidiaries, Cecil Service Corporation and Northeastern Service Corporation. Cecil Service Corporation's primary business is leasing agent for the North East Plaza Branch and Northeastern Service Corporation's primary business is insurance agent for mortgage life and disability insurance for Cecil Federal's mortgage loan customers.

     Cecil Federal's business strategy is to operate as an independent community-oriented savings bank dedicated to residential mortgage lending, and, to a lesser extent, construction and consumer lending, funded primarily by
retail deposits.   Cecil Federal has sought to implement this strategy by (1)
emphasizing residential mortgage lending through the origination of adjustable-rate mortgage loans; (2) investing in adjustable-rate and short-term liquid investments; (3) reducing interest rate risk exposure by better matching asset and liability maturities and rates; (4) maintaining asset quality; (5) containing operating expenses; and (6) maintaining a high level of capital combined with moderate growth.

     At December 31, 1997, Cecil Federal had total assets of $63.7 million, deposits of $53.0 million, net loans receivable of $54.7 million, cash and investment securities of $5.4 million and retained earnings of $7.4 million. Cecil Federal's tangible capital to assets ratio at December 31, 1997 was 11.2%. Cecil Federal exceeds all current regulatory capital requirements.

MARKET AREA

     Cecil Federal's home office is located in the town of Elkton, Maryland, which is in Cecil County. Cecil Federal operates one full service branch office in North East, Maryland, which is also in Cecil County. Cecil Federal considers Cecil County to be its primary market area as substantially all of its lending and deposit gathering functions are performed within Cecil County.

     Cecil Federal attracts deposits through two full service offices in Cecil County, Maryland each with drive-through facilities. Cecil Federal's main office in Elkton has served as Cecil Federal's largest single source of deposits. Elkton is the County seat and has a population of 9,800. Elkton is a center for commerce and industry, education and health care for the County. Cecil Federal's full service branch is located in the North East Shopping Plaza in North East. North East has a population of 1,913 and is geographically located in the center of Cecil County. The population of Cecil County was 71,347 as of the 1990 census.

     Major employers in Cecil County are Perry Point Veterans Hospital, medical services; W.L. Gore & Associates, GORE-TEX fabric products; Union Hospital, medical services; Thiokol Corporation; Blue Chip Products, automotive products; Terumo Medical, medical products; as well as State, County and Local Governments.

     Cecil County is located in the extreme northeast of the Chesapeake Bay, at the crux of four states - Maryland, Delaware, Pennsylvania and New Jersey. Elkton is located about 50 miles from Philadelphia and Baltimore. One-fifth of the U.S. population resides within 300 miles of the County. Interstate I-95, the main north-south East Coast artery, bisects the County. In addition, the four lane U.S. 40 parallels the Interstate. Cecil County has over 200 miles of waterfront between 5 rivers and the Chesapeake Bay.

LENDING ACTIVITIES

     GENERAL. Cecil Federal's primary business is the origination of mortgage loans secured by single-family residential real estate located primarily in
Cecil County, Maryland.   To a lesser extent, Cecil Federal also makes loans on
commercial and multi-family real estate, construction loans on one- to four-family residences, home equity loans and land loans. Cecil Federal also makes consumer loans including education loans, personal and commercial lines of credit, automobile loans, and loans secured by deposit accounts.

ANALYSIS OF LOAN AND MORTGAGE-BACKED SECURITIES PORTFOLIO

     Set forth below is selected data relating to the composition of Cecil Federal's loan and mortgage-backed securities portfolio by type of loan and type of security at the dates indicated. At December 31, 1997, Cecil Federal had no concentrations of loans exceeding 10% of total loans other than as disclosed below.

                                                                                At December 31,
                                            ----------------------------------------------------------------------------------------

                                                  1997              1996              1995              1994              1993
                                            ----------------  ----------------  ----------------  ----------------  ----------------

                                            Amount      %     Amount      %     Amount      %     Amount      %     Amount      %
                                            -------  -------  -------  -------  -------  -------  -------  -------  -------  -------

                                                                             (Dollars in thousands)
Type of Loan
------------
Real estate loans:
  Construction loans (1)..................  $ 3,134    5.89%  $ 2,920    5.87%  $   867    1.87%  $ 1,132    2.89%  $ 1,517    4.40%

  One- to four-family residential (2)(3)..   42,840   80.51    41,800   83.97    40,273   86.64    33,421   85.30    30,325   87.94
  Multi-family residential................    1,066    2.00       100     .20       103     .22       106     .27       109     .32
  Land....................................    1,390    2.61     1,569    3.15     2,070    4.45     2,081    5.31       832    2.41
  Commercial..............................    2,470    4.64     2,675    5.37     1,635    3.52     1,347    3.44       831    2.41

Commercial business loans.................    1,621    3.05       695    1.40       613    1.32       439    1.12       289     .84

Consumer loans:
  Automobile loans........................      819    1.54       655    1.32       569    1.22       291     .74        64     .19
  Education loans.........................       75     .14        87     .17        85     .18        60     .15        50     .14
  Savings account loans...................      542    1.02       632    1.27       604    1.30       543    1.39       582    1.69
  Home improvement loans..................        9     .02        12     .02        23     .05        48     .12        34     .10
  Personal loans..........................    1,775    3.33     1,769    3.56     1,542    3.32     1,100    2.81       695    2.02
                                            -------  ------   -------  ------   -------  ------   -------  ------   -------  ------
      Subtotal loans......................   55,741  104.75    52,914  106.30    48,384  104.09    40,568  103.54    35,328  102.46
Less:
  Loans held for sale.....................    1,363   (2.56)    1,708    3.43       671    1.44
  Loans in process........................      893   (1.68)    1,260    2.53       945    2.03     1,102    2.81       624    1.82
  Discounts and other.....................      100    (.19)       48     .10       172     .37       179     .46       130     .38
  Loan loss reserve.......................      174    (.32)      118     .24       114     .25       106     .27        89     .26
                                            -------  ------   -------  ------   -------  ------   -------  ------   -------  ------
     Total loans..........................   53,211  100.00%   49,780  100.00%   46,482  100.00%  $39,181  100.00%  $34,485  100.00%

                                            =======  ======   =======  ======   =======  ======   =======  ======   =======  ======
Mortgage-backed securities................  $ 1,817           $ 2,165           $   872           $ 1,026           $   545
                                            =======           =======           =======           =======           =======
     Total loans and mortgage-backed
       securities.........................  $55,028           $51,945           $47,354           $40,207           $35,030
                                            =======           =======           =======           =======           =======
-------------------------

(1)  All construction loans were for residential properties.
(2)  Includes home equity loans.
(3)  Includes loans held for sale.

     ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LENDING. The primary emphasis of Cecil Federal's lending activity is the origination of conventional mortgage loans on one- to four-family residential dwellings. Most loans are originated in amounts up to $150,000, on single-family properties located in Cecil Federal's primary market area of Cecil County, Maryland. As of December 31, 1997, loans on one- to four-family residential properties accounted for approximately 80.51% of Cecil Federal's loan portfolio. Cecil Federal makes conventional mortgage loans, as well as loans guaranteed by the Farmers' Home Association ("FmHA") and loans originated under the Maryland Community Development Administration ("CDA") loan program.

     Cecil Federal's mortgage loan originations are generally for terms of 15, 20 and 30 years, amortized on a monthly basis with interest and principal due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms as borrowers may refinance or prepay loans at their option, without penalty. Conventional residential mortgage loans granted by Cecil Federal customarily contain "due-on-sale" clauses which permit Cecil Federal to accelerate the indebtedness of the loan upon transfer of ownership of the mortgaged property.

     Cecil Federal uses standard Federal Home Loan Mortgage Corporation ("FHLMC") documents, to allow for the sale of loans in the secondary mortgage market. Cecil Federal's lending policies generally limit the maximum loan-to-value ratio on mortgage loans secured by owner-occupied properties to 90% of the lesser of the appraised value or purchase price of the property, with the condition that private mortgage insurance is required on loans with a loan-to-value ratio in excess of 80%. Loans originated under FmHA and CDA programs have loan-to-value ratios of up to 100% due to the guarantees provided by those agencies. The substantial majority of loans in Cecil Federal's loan portfolio have loan-to-value ratios of 80% or less.

     Cecil Federal, since the early 1980s, has offered adjustable-rate mortgage loans with terms of up to 30 years. Adjustable-rate loans offered by Cecil Federal include loans which reprice every one, three or five years and provide for an interest rate which is based on the interest rate paid on U.S. Treasury securities of a corresponding term. Cecil Federal also offers a loan product which provides for a fixed interest rate for the first ten years, and then converts to a one year adjustable rate loan.

     Cecil Federal retains all adjustable-rate mortgages it originates, which are designed to reduce Cecil Federal's exposure to changes in interest rates. Cecil Federal's adjustable rate mortgages include caps on increases or decreases of 2% per year, and 6% over the life of the loan. The retention of adjustable-rate mortgage loans in Cecil Federal's loan portfolio helps reduce Cecil Federal's exposure to increases in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to the borrower as a result of repricing of adjustable-rate mortgage loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest cost to the borrower.

     Cecil Federal also originates conventional fixed-rate mortgages with terms of 15, 20 or 30 years. Cecil Federal has originated all fixed-rate mortgage loans in recent years for sale in the secondary mortgage market, and a substantial majority of all fixed-rate loans originated since 1990 have been sold, primarily to the Federal Home Loan Mortgage Corporation ("FHLMC"), with servicing retained by Cecil Federal. Management assesses its fixed rate loan originations on an ongoing basis to determine whether the Bank's portfolio position warrants the loans being sold or held in the Bank's portfolio.

     During the year ended December 31, 1997, Cecil Federal originated $5.5 million in adjustable-rate mortgage loans and $2.2 million in fixed-rate mortgage loans (of which $1.7 million of fixed-rate mortgage loans were sold in the secondary mortgage market). Approximately 19.70% of all loan originations during 1997 were refinancings of loans already in Cecil Federal's loan portfolio. At December 31, 1997, Cecil Federal's loan portfolio included $35.3 million in adjustable rate one- to four-family residential mortgages or 66.35% of Cecil Federal's loan portfolio, and $7.5 million in fixed rate one- to four-family residential loans or 14.10% of Cecil Federal's portfolio.

     Cecil Federal also offers second mortgage loans. These loans are secured by a junior lien on residential real estate. The total of first and second liens may not exceed an 80% loan to value ratio. Loans have terms of 5, 10 and 15 years and have fixed rates. As of December 31, 1997, Cecil Federal had $4.1 million outstanding in second mortgage loans.

     During the first quarter of 1995, Cecil Federal began offering home equity
lines of credit.   These loans are secured by a junior lien on residential real estate. Customers are approved for a line of credit which provides for an interest rate which varies monthly and customers pay 2% of the balance per month. At December 31, 1997, Cecil Federal had $1.0 million in outstanding home equity loans.

     CONSTRUCTION LENDING. Cecil Federal's construction lending has primarily involved lending to individuals for construction of single-family residences, although Cecil Federal does lend to builders, and has, on occasion, loaned funds for the construction of commercial properties and multi-family real estate. All loans for the construction of speculative sale homes have a loan value ratio of not more than 75%. Substantially all construction loans originated convert to a permanent loan. Cecil Federal has financed the construction of non-residential properties on a case by case basis. At December 31, 1997, the loan portfolio included $3.1 million in loans secured by properties under construction.

     A substantial majority of Cecil Federal's construction loans (except loans to builders) are structured to convert to permanent loans upon completion of construction, and usually have an initial construction loan term of six months prior to converting to a permanent loan. Cecil Federal originated $0.7 million in construction loans during the year ended December 31, 1997. Loan proceeds are disbursed during the construction phase according to a draw schedule based on the stage of completion. Construction projects are inspected by Cecil Federal's officers. Construction loans are underwritten on the basis of the estimated value of the property as completed and loan-to-value ratios must conform to the requirements for the permanent loan.

     LAND LOANS. Cecil Federal also, from time to time, originates loans secured by raw land. Land loans originated to individuals have a term of up to 10 years and interest rates adjust every one, three or five years. Land loans originated to developers have terms of up to three years. All land loans have a loan-to-value ratio not exceeding 75%. In September 1997, Cecil Federal originated its largest loan for $725,000, which is secured by raw land. This loan is for a one-year term with a 56% loan to value ratio. This loan is to an experienced developer of residential building lots. In June 1997, Cecil Federal committed to a $500,000 participation with Susquehanna Bank for the property known as Beacon Point. The loan has a two-year term, with a 15% loan to value ratio. This project is a joint venture between two experienced residential building lot developers. Both loans were current as of December 31, 1997.
Cecil Federal may expand its lending on raw land, as market conditions allow, to qualified borrowers, experienced in the development and sale of raw land. At December 31, 1997 Cecil Federal had $1.3 million in land loans outstanding, or 2.61% of Cecil Federal's loan portfolio.

     RISKS OF CONSTRUCTION LENDING AND LAND LOANS. Loans involving construction financing and loans on raw land have a higher level of risk than loans for the purchase of existing homes since collateral values, land values, development costs and construction costs can only be estimated at the time the loan is approved. Cecil Federal has sought to minimize its risk in construction lending and in lending for the purchase of raw land by offering such financing primarily to builders and developers to whom Cecil Federal has loaned funds in the past and to persons who intend to occupy the completed structure. The Bank also limits construction lending and loans on raw land to the Cecil County market area, with which management is familiar. All construction loans and loans on raw land in Cecil Federal's loan portfolio were performing according to their terms at December 31, 1997.

     MULTI-FAMILY AND COMMERCIAL REAL ESTATE LENDING. Cecil Federal's permanent multi-family and commercial real estate loans are secured by improved property such as office buildings, apartment buildings and retail establishments which are located in Cecil Federal's primary market area. At December 31, 1997, loans secured by multi-family (i.e., more than four units) totaled $1,066,000, or 2.00%, of Cecil Federal's total loan portfolio and loans secured by commercial properties constituted approximately $2.4 million, or 4.64%, of Cecil Federal's total loan portfolio.

     Multi-family and commercial real estate loans generally have terms of 20 years, and provide for interest rate adjustments every one, three or five years. Multi-family and commercial mortgages are generally made in amounts not exceeding 75% of the lesser of the appraised value or purchase price of the property. All of Cecil Federal's multi-family and commercial property loans require regular payments of principal and interest.

     Loans secured by multi-family and commercial real estate generally are larger and involve greater risks than one- to four-family residential mortgage loans. Because payments on loans secured by such properties are often dependent on successful operation or management of the properties, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. Cecil Federal seeks to minimize these risks in a variety of ways, including limiting the size and loan-to-value ratios of its multi-family and commercial real estate loans and, restricting such loans to its primary market area.

     COMMERCIAL BUSINESS LOANS. Cecil Federal offers commercial business loans and both secured and unsecured loans and letters of credit, or lines of credit for businesses located in its primary market area. Most business loans have a six month term, while lines of credit can remain open for longer periods. All owners, partners and officers must sign the loan agreement. The security for a business loan depends on the amount borrowed, the business involved and the strength of the borrower's firm and position. At December 31, 1997 Cecil Federal had $1,621,000 outstanding in commercial business loans.

     Commercial business lending entails significant risk, as the payments on such loans may depend upon the successful operation or management of the business involved. Although Cecil Federal attempts to limit its risk of loss on such loans by limiting the amount and the term, and by requiring personal guarantees of principals of the business (when additional guarantees are deemed necessary by management and such guarantees are allowed by regulation), the risk of loss on commercial business loans is substantially greater than the risk of loss from residential real estate lending.

     CONSUMER LENDING. Consumer loans comprise the second largest category of loans outstanding for Cecil Federal. Cecil Federal's consumer loans consist of automobile loans, savings account loans, education loans and home improvement loans and other consumer loans. At December 31, 1997, the consumer loan portfolio totaled $3.2 million, or 6.05%, of total loans. Consumer loans are generally offered for terms of up to five years at fixed interest rates. Management expects to continue to promote consumer loans as part of its strategy to provide a wide range of personal financial services to its customers and as a means to increase the yield on Cecil Federal's loan portfolio.

     Cecil Federal makes loans for automobiles and recreational vehicles, both new and used, directly to the borrowers. The loans can be for up to 100% of the purchase price or the retail value listed by the National Automobile Dealers Association. The terms of the loans are determined by the age and condition of the collateral. Collision insurance policies are required on all these loans, unless the borrower has substantial other assets and income. At December 31, 1997, the total amount of automobile loans was $819,000.

     Cecil Federal makes savings account loans for up to 90% of the amount of the depositor's savings account balance. The maximum amount of the loan takes into consideration the amount of interest due. The term of the loan is either interest due monthly on demand, or a term loan not to exceed 5 years. The interest rate is 2% higher than the rate being paid on the savings account.

     Cecil Federal's education loans are made to existing deposit customers, in amounts of up to $10,000, and are paid out over four years, with $2,500 disbursed per year. Interest is payable annually until the student leaves school and amortization over an eight year period then begins.

     Cecil Federal also makes other consumer loans, which may or may not be secured. The term of the loans usually depends on the collateral. Unsecured loans usually do not exceed $100,000 and have a term of no longer than 12 months. At December 31, 1997, the total amount of other consumer loans (which consist of personal loans) was $1,775,000.

     Consumer loans are generally originated at higher interest rates than residential mortgage loans but also tend to have a higher risk than residential loans due to the loan being unsecured or secured by rapidly depreciable assets. Despite these risks, Cecil Federal's level of consumer loan delinquencies generally has been low. No assurance can be given, however, that Cecil Federal's delinquency rate on consumer loans will continue to remain low in the future.

     MORTGAGE-BACKED SECURITIES. Due to reduced opportunities for loan originations in Cecil Federal's market area and pursuant to its asset/liability management strategy, Cecil Federal has invested excess funds in mortgage-backed securities. At December 31, 1997, the total investment in mortgage-backed securities was $1,817,000. In April 1994, Cecil Federal purchased $750,000 in fixed-rate FHLMC participation certificates with a maturity of 5 years, an estimated life of 3 years, yielding approximately 6.0%. In September 1996, the Bank also purchased $1,750,000 in fixed-rate participation certificates with a maturity of 5 years, an estimated life of 3 years, yielding approximately 6.82%.

     Prepayments in Cecil Federal's mortgage-backed securities portfolio may be affected by declining and rising interest rate environments. In a low and falling interest rate environment, prepayments would be expected to increase.
In such an event, Cecil Federal's fixed-rate securities purchased at a premium price could result in actual yields that are lower than anticipated yields. Additionally, the increased principal payments received may be subject to reinvestment at lower rates. Conversely, in a period of rising rates, prepayments would be expected to decrease, which would make less principal available for reinvestment at higher rates. Cecil Federal has historically invested in mortgage-backed securities as an alternative investment to supplement its lending efforts and maintain compliance with certain regulatory requirements. See "Regulation -- Qualified Thrift Lender Test." Further, under the OTS's risk-based capital requirement, FHLMC mortgage-backed securities have a risk weight of 20%, in contrast to the 50% risk weight carried by one- to four-family performing residential loans. See "Regulation of the Bank -- Regulatory Capital Requirements." Mortgage-backed securities may also be used as collateral for borrowings and through repayments, as a source of liquidity. Further, since they have relatively short terms, Cecil Federal's mortgage-backed securities are helpful in limiting Cecil Federal's interest rate risk. Cecil Federal's mortgage-backed securities purchases decreased in recent months in response to increased loan demand.

LOAN MATURITY SCHEDULE

     The following table sets forth certain information at December 31, 1997 regarding the dollar amount of loans maturing in Cecil Federal's portfolio based on their contractual terms to maturity, including scheduled repayments of principal. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.

                                                           Due after       Due after         Due after
                                 Due during the year       3 through       5 through        10 through     Due after 15
                                 ending December 31,     5 years after   10 years after   15 years after   years after
                               ----------------------    December 31,     December 31,     December 31,    December 31,
                                1998    1999    2000         1997             1997             1997            1997        Total
                               ------  ------  ------    -------------   --------------   --------------   ------------   -------
                                                         (In thousands)

Real estate mortgage (1)(2)    $  400  $  794  $ 188        $  836           $4,357           $5,490          $35,701     $47,766
Real estate construction (1)..  2,734     400     --            --               --               --               --       3,134
Consumer and commercial
 business.................      2,321     481    629         1,120              290               --               --       4,841
                               ------  ------  -----        ------           ------           ------          -------     -------
    Total..................    $5,455  $1,675  $ 817        $1,956           $4,647           $5,490          $35,701     $55,741
                               ======  ======  =====        ======           ======          =======         ========     =======

-------------------------

(1)  Loans are not net of loans in process and discounts.
(2)  Includes loans held for sale.



     The next table sets forth at December 31, 1997, the dollar amount of all loans due after December 31, 1997 which have predetermined interest rates and have floating or adjustable interest rates.

                            Predetermined    Floating or
                                Rates      Adjustable Rates
                            -------------  ----------------
                                   (In thousands)
Real estate mortgage......      $ 9,705         $38,061
Real estate construction..        3,134              --
Consumer and commercial
 business.................        3,391           1,450
                                -------         -------
  Total...................      $16,230         $39,511
                                =======         =======

     LOAN SOLICITATION AND PROCESSING. Upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to verify specific information relating to the loan applicant's employment, income and credit standing. An appraisal of the real estate intended to secure the proposed loan is undertaken by a qualified fee appraiser approved by Cecil Federal. The Board of Directors of Cecil Federal has the responsibility and authority for general supervision over the lending policies of Cecil Federal. The Board has established written lending policies for Cecil Federal and has delegated to its Loan Committee the authority to approve all loans of up to $200,000. Secured loans of up to $50,000 and unsecured loans of up to $25,000 may be approved by Chief Executive Officer Mary Halsey or Chief Operating Officer Brian Hale. Secured loans of up to $25,000 and unsecured loans of up to $15,000 may be approved by Vice President Feltman. Assistant Secretary Slijepcevic may approve secured loans of up to $25,000 and unsecured loans up to $5,000. Branch managers may approve secured loans up to $10,000 and unsecured loans up to $2,500. The Loan Committee consists of Chief Executive Officer Halsey, Senior Vice President Hale, Vice President Feltman, two or three directors and the chairman of the Appraisal Committee. All loans over $200,000 must be approved by the full Board of Directors. Interest rates on approved loans are subject to change if the loan is not funded within 60 days after approval, unless a written commitment has been made for a longer period. It has been management's experience that substantially all approved loans are funded.

     The aggregate amount of loans which a federal institution may make on the security of liens on non-residential real property may not exceed 400% of the institution's capital as determined under the capital standards mandated by FIRREA. In addition, FIRREA authorizes the Director of OTS to permit federal savings institutions to exceed the 400% of capital limit in certain circumstances. This restriction has not had a material impact on Cecil Federal's operations.

     With certain limited exceptions, the maximum amount the Bank may lend to any borrower (including certain related entities of the borrower) at any one time may not exceed 15% of the unimpaired capital and surplus of the institution, plus an additional 10% of unimpaired capital and surplus for loans fully secured by readily marketable collateral. The Home Owners' Loan Act ("HOLA") additionally authorizes savings institutions to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or, by order of the Director of the OTS, in an amount not to exceed the lesser of $30,000,000 or 30% of unimpaired capital and surplus to develop residential housing, provided
(i) the purchase price of each single-family dwelling in the development does not exceed $500,000, (ii) the savings institution is in compliance with the fully phased-in capital requirements, (iii) the loans comply with applicable loan-to-value requirements, and (iv) the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus. HOLA also authorizes loans to any one borrower to finance sales of real property acquired in satisfaction of debts in an amount up to 50% of unimpaired capital and surplus. Loans-to-one-borrower limits do not apply to purchase money notes taken from the purchaser of real property acquired by the institution in satisfaction of debts previously contracted if no new funds are advanced to the borrower and the savings association is not placed in a more detrimental position as the result of such sale. Under these limits, at December 31, 1997, Cecil Federal's loans-to-one borrower cannot exceed $1,102,850. At December 31, 1997, the largest amount loaned or committed to one borrower by Cecil Federal was $1,159,400 which was in compliance with the Bank's loan to one borrower limit at that time. This amount consisted of 19 single family dwellings and one non-residential property. At December 31, 1997, the second largest loan or committed to one borrower was $986,400. This amount consisted of 13 single family dwellings and one non-residential property.

     LOAN ORIGINATIONS AND SALES. Loan originations are derived from a number of sources. Residential mortgage loan originations primarily come from walk-in customers and referrals by realtors, depositors and borrowers. Applications are taken at both offices, but are processed in Cecil Federal's main office, and submitted for approval, as noted above.

     Cecil Federal has not purchased loans in the secondary mortgage market.
All fixed-rate loans are originated according to FHLMC guidelines and, depending on market conditions, may be sold to FHLMC after origination. Cecil Federal retains servicing on all loans sold.

     Set forth below is a table showing Cecil Federal's loan and origination, purchase and sale activity for the periods indicated.

                                Year Ended December 31,
                               -------------------------
                                1997     1996     1995
                               -------  -------  -------
                                     (In thousands)
Loans originated:
 Real estate loans:
  Construction loans.........  $   708  $ 2,083  $   669
  One- to four-family........   13,511   14,674   14,324
  Multi-family...............      350       --       --
  Non-residential and other..    2,486    1,627      958
 Consumer loans..............    2,435    2,774    2,403
 Commercial loans............    1,330      135      715
                               -------  -------  -------
  Total loans originated.....  $20,820  $21,293  $19,069
                               =======  =======  =======

Loans sold:
 Whole loans.................  $ 3,040  $ 4,103  $ 1,046
                               -------  -------  -------
  Total loans sold...........  $ 3,040  $ 4,103  $ 1,046
                               =======  =======  =======


     INTEREST RATES AND LOAN FEES. Interest rates charged by Cecil Federal on mortgage loans are primarily determined by competitive loan rates offered in its market area. Mortgage loan interest rates reflect factors such as general market interest rate levels, the supply of money available to the financial institutions industry and the demand for such loans. These factors are in turn affected by general economic conditions, the monetary policies of the Federal government, including the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and general supply of money in the economy.

     In addition to interest earned on loans, Cecil Federal receives fees in connection with loan commitments and originations, loan modifications, late payments and for miscellaneous services related to its loans. Income from these activities varies from period to period with the volume and type of loans originated, which in turn is dependent on prevailing mortgage interest rates and their effect on the demand for loans in the markets served by Cecil Federal. Cecil Federal also receives servicing fees of .25% to .375% of the loan amount of the loans that it services. At December 31, 1997, Cecil Federal was servicing $18.8 million in loans for other financial institutions. For the years ended December 31, 1997, 1996 and 1995 Cecil Federal recognized servicing income of $42,100, $37,700 and $36,000, respectively, and total fee income of $184,000, $188,000 and $157,000, respectively.

     NON-PERFORMING LOANS AND OTHER PROBLEM ASSETS. Management reviews Cecil Federal's portfolio on a regular basis. Cecil Federal's collection procedures provide that when a loan becomes 10 days past due a written notification of the late payment is sent. When the loan is past due 30 days, the borrower is contacted by telephone, and payment is requested. After 45 days past due, a property inspection and customer visit takes place. If payment is not received by the time the loan is 90 days past due, the loan is placed on non-accrual status, the borrower is contacted again, and efforts are made to formulate an affirmative plan to cure the delinquency. After a loan becomes past due 60 days, Cecil Federal also provides a final notice that it will initiate legal proceedings in 30 days, after which foreclosure procedures commence. Loans are charged-off when management concludes that they are uncollectible.

     Real estate acquired by Cecil Federal as a result of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired, it is recorded at the lower of its unpaid principal balance or fair value. Any required write-down of the loan to its fair value upon foreclosure is charged against the allowance for losses. Past OTS examinations of general reserves have resulted in them being "minimally adequate." In response, Cecil Federal, based on Management's evaluation of the composition of its loan portfolio, is currently increasing its reserves to provide a more adequate reserve against future possible losses and delinquencies.

     The following table sets forth information with respect to Cecil Federal's non-performing assets at the dates indicated. At the dates shown, Cecil Federal, had no restructured loans within the meaning of Statement of Financial Accounting Standards No. 15.

                                                                     At December 31,
                                                   ---------------------------------------------------
                                                     1997       1996       1995       1994      1993
                                                   ---------  ---------  ---------  --------  --------
                                                                  (Dollars in thousands)
Loans accounted for on a non-accrual basis: (1)
 Residential real estate.........................  $579,632   $260,060   $216,063   $14,896   $47,511
 Consumer........................................        --         --         --        --        --
                                                   --------   --------   --------   -------   -------
  Total..........................................  $579,632   $260,060   $216,063   $14,896   $47,511
                                                   ========   ========   ========   =======   =======

Accruing loans which are contractually past
 due 90 days or more:
 Residential real estate.........................  $100,596   $     --   $     --   $    --   $    --
 Consumer........................................    22,836         --         --        --       555
                                                   --------   --------   --------   -------   -------
  Total..........................................  $123,432   $     --   $     --   $    --   $   555
                                                   ========   ========   ========   =======   =======
  Total of nonaccrual and 90 days past
   due loans.....................................  $703,064   $260,060   $216,063   $14,896   $48,066
                                                   ========   ========   ========   =======   =======

Percentage of total loans........................      1.32%       .50%       .46%      .04%      .14%
                                                   ========   ========   ========   =======   =======

Other non-performing assets......................  $171,229   $     --   $ 73,000   $73,000   $73,000
                                                   ========   ========   ========   =======   =======
-------------------------

(1) Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the collectibility of the loan.


     Except as discussed below, at December 31, 1997, Cecil Federal did not have any loans which were not currently classified as non-accrual, 90 days past due or restructured but where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and would result in disclosure as non-accrual, 90 days past due or restructured.

     At December 31, 1997, Cecil Federal's nonaccruing loans and accruing loans more than 90 days past due totaled $703,064, which consisted of 13 single-family residential properties. During the year ended December 31, 1997, gross interest income of $31,541 would have been recorded on loans accounted for on a non-accrual basis if such loans had been current throughout the respective period. Four of the existing delinquent single-family residential properties, totaling $328,000, are currently in bankruptcy.

     ASSET CLASSIFICATION AND ALLOWANCE FOR LOAN LOSSES. Federal regulations require savings associations to review their assets on a regular basis and to classify them as "substandard," "doubtful" or "loss," if warranted. Assets classified as substandard or doubtful require the institution to establish general and specific allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish a specified allowance in the amount of the portion of the asset classified loss, or charge off such amount. An asset which does not currently warrant classification, but which possesses weaknesses or deficiencies deserving close attention, is required to be designated as "special mention." Currently, general loss allowances established to cover losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. See "Regulation of the Bank -- Regulatory Capital Requirements."

     In originating loans, Cecil Federal recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the
quality of the security for the loan.   General allowances are made pursuant to
management's assessment of the risk in Cecil Federal's loan portfolio as a whole. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the status of loans which are contractually past due and considering the net realizable value of the security for the loan. Management continues to actively monitor Cecil Federal's asset quality and to charge off loans against the allowance for loan losses when appropriate, or to provide specific loss reserves when necessary. Based on these factors, Cecil Federal contributes to its general loan loss reserve as it considers necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions vary from the assumptions used in making the initial determinations.

     In December 1993 the banking regulatory agencies, including the OTS, adopted a policy statement regarding maintenance of an adequate allowance for loan and lease losses and an effective loan review system. This policy includes an arithmetic formula for checking the reasonableness of an institution's allowance for loan loss estimate compared to the average loss experience of the industry as a whole. Examiners will review an institution's allowance for loan losses and compare it against the sum of (i) 50% of the portfolio that is classified doubtful; (ii) 15% of the portfolio that is classified as substandard; and (iii) for the portions of the portfolio that have not been classified (including those loans designated as special mention), estimated credit losses over the upcoming twelve months given the facts and circumstances as of the evaluation date. This amount is considered neither a "floor" nor a "safe harbor" of the level of allowance for loan losses an institution should maintain, but examiners will view a shortfall relative to the amount as an indication that they should review management's policy on allocating these allowances to determine whether it is reasonable based on all relevant factors.

     The following table sets forth an analysis of Cecil Federal's allowance for loan losses for the periods indicated.

                                                    Years Ended December 31,
                                             --------------------------------------
                                              1997    1996    1994    1994    1993
                                             ------  ------  ------  ------  ------
                                                     (Dollars in thousands)

Balance at beginning of period.............  $ 118   $ 114   $ 106   $  89   $  67
                                             -----   -----   -----   -----   -----

Loans charged-off:
  Residential real estate mortgage loans...      7      --      --      --      --
  Consumer.................................     49     119      32      25       9
                                             -----   -----   -----   -----   -----
Total charge-offs..........................     56     119      32      25       9
                                             -----   -----   -----   -----   -----

Recoveries:
  Residential real estate mortgage loans...     --      --      --      --      --
  Consumer.................................     25      20       5       8       3
                                             -----   -----   -----   -----   -----

Total recoveries...........................     25      20       5       8       3
                                             -----   -----   -----   -----   -----

Net loans charged-off......................     31      99      27      17       6
                                             -----   -----   -----   -----   -----

Provision for loan losses..................     87     103      35      34      28
                                             -----   -----   -----   -----   -----
Balance at end of period...................  $ 174   $ 118   $ 114   $ 106   $  89
                                             =====   =====   =====   =====   =====

Ratio of net charge-offs to average loans
  outstanding during the period............    .06%    .04%    .06%    .04%    .02%
                                             =====   =====   =====   =====   =====

     The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.


                                                                           At December 31,
                                     --------------------------------------------------------------------------------------------
                                            1997               1996               1995               1994             1993
                                     -----------------  -----------------  -----------------  ----------------  -----------------
                                      Amount      %      Amount      %      Amount      %      Amount      %     Amount      %
                                     --------  -------  --------  -------  --------  -------  --------  -------  -------  -------
                                                                        (Dollars in thousands)
Type of Loan:
-------------
Real estate loans:
  Construction loans...............  $  7,100    5.89%  $  8,000    5.87%  $     --    1.87%  $     --    2.89%  $    --    4.40%
  One- to four-family residential..    63,000   80.51     31,200   83.97     85,500   86.64     79,500   85.30    66,750   87.94
  Multi-family residential.........     4,000    2.00         --     .20         --     .22         --     .27        --     .32
  Land.............................    10,200    2.61      7,000    3.15         --    4.45         --    5.31        --    2.41
  Commercial.......................    18,400    4.64      8,000    5.37         --    3.52         --    3.44        --    2.41

Commercial loans...................    24,200    3.05      9,000    1.40         --    1.32         --    1.12        --     .84

Automobiles........................        --    1.54         --    1.32         --    1.22         --     .74        --     .19
Education loans....................        --     .14         --     .17         --     .18         --     .15        --     .14
Savings account loans..............        --    1.02         --    1.27         --    1.30         --    1.39        --    1.69
Home improvement loans.............        --     .02         --     .02         --     .05         --     .12        --     .10
Personal loans.....................    47,100    3.33     54,800    3.56     28,500    3.32     26,500    2.81    22,250    2.82
                                     --------  ------   --------  ------   --------  ------   --------  ------   -------  ------
                                      174,000  104.75    118,000  106.30    114,000  104.09    106,000  103.54    89,000  102.46

Less:
  Loans held for sale..............        --   (2.56)        --    3.43         --    1.44
  Loans in process.................        --   (1.68)        --    2.53         --    2.03         --    2.81        --    1.82
    Discounts and other............        --    (.19)        --     .10         --     .37         --     .46        --     .38
  Loan loss reserve................        --    (.32)        --     .24         --     .25         --     .27        --     .26
                                     --------  ------   --------  ------   --------  ------   --------  ------   -------  ------
Total allowance for loan losses....  $174,000  100.00%  $118,000  100.00%  $114,000  100.00%  $106,000  100.00%  $89,000  100.00%
                                     ========  ======   ========  ======   ========  ======   ========  ======   =======  ======

     INVESTMENT ACTIVITIES. Cecil Federal is required under federal regulations to maintain a minimum amount of liquid assets, which can be invested in specified short-term securities, and is also permitted to make certain other investments. See "Regulation." It has generally been Cecil Federal's policy to maintain a liquidity portfolio substantially in excess of the amount required to satisfy regulatory requirements. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives, Management's judgment as to the attractiveness of the yields then available in relation to other opportunities, its expectations of the level of yield that will be available in the future and its projections as to the short term demand for funds to be used in Cecil Federal's loan origination and other activities.

     The general objectives of Cecil Federal's investment policy are to (i) maintain liquidity levels sufficient to meet the operating needs of Cecil Federal and applicable regulatory requirements, (ii) minimize interest rate risk by managing the repricing characteristics of Cecil Federal's assets and liabilities, (iii) reduce credit risk by investing primarily in U.S. Treasury and agency securities and (iv) absorb excess liquidity when loan demand is low
and/or deposit growth is high.   Cecil Federal's investment activities are
conducted by senior management (specifically Chief Executive Officer Halsey and supervised by the Board of Directors. Investments are governed by an investment policy adopted by the Board, which currently provides for maintenance of an investment portfolio for the purposes of providing earnings, ensuring a minimum liquidity reserve and facilitating Cecil Federal's asset/liability management objectives (e.g., limiting the weighted average terms to maturity or repricing of Cecil Federal's interest-earning assets). In accordance with the policy, management has primarily invested in U.S. Treasury, government and agency securities and mutual funds.

     Cecil Federal carries its investments at cost as adjusted for discounts and unamortized premiums. Cecil Federal's intention is to hold all investments to maturity and Cecil Federal does not currently foresee any conditions that would require any sales of its investments. For additional information, see Notes 3 and 5 of Notes to Consolidated Financial Statements.

     The following table sets forth the carrying value of Cecil Federal's investment securities portfolio at the dates indicated.

                                              At December 31,
                                              ---------------
                                                   1997           1996        1995
                                              ---------------  ----------  ----------

Investment securities:
  U.S. government and agency securities.....       $2,997,516  $2,490,069  $2,000,015
  Other.....................................          528,043     496,358     247,724
                                                   ----------  ----------  ----------
    Total investment securities.............        3,525,559   2,986,427   2,247,739
Federal funds sold..........................               --          --     100,000
Interest-earning deposits and certificates
 of deposit.................................          880,809     502,207   1,036,527
FHLB stock..................................          438,100     422,900     422,900
                                                   ----------  ----------  ----------
     Total investments......................       $4,844,468  $3,911,534  $3,850,166
                                                   ==========  ==========  ==========

     The following table sets forth the scheduled maturities, carrying values, market values and average yields for Cecil Federal's investment portfolio at December 31, 1997.





                             One Year or Less  One to Five Years  Five to Ten Years  More than Ten Years  Total Investment Portfolio

                             ----------------  -----------------  -----------------  -------------------  --------------------------

                             Carrying Average  Carrying  Average  Carrying  Average  Carrying   Average   Carrying  Market  Average
                              Value    Yield    Value     Yield    Value     Yield    Value      Yield     Value    Value    Yield
                             -------- -------  --------  -------  --------  -------  --------   -------   --------  ------  -------
                                                                     (Dollars in thousands)
Securities available for
 sale (1):
  U.S. government and
   agency securities........ $     --      --%  $    --       --%  $    --       --%  $    --           --%  $  --  $   --       --%

  Other.....................      528    5.80                                                                  528     525     5.80
 Interest-earning deposits
  and certificates of
  deposits..................       --      --        --       --        --       --        --        --         --      --       --
 FHLB stock................        --      --        --       --        --       --        --        --         --      --       --
                               ------           -------            -------            -------               ------  ------
    Total....................  $  528    5.80%  $    --       --   $    --       --   $    --        --     $  528  $  525     5.80%

                               ======    ====   =======            =======            =======               ======  ======     ====


Securities held to
 maturity (1):
  U.S. government and
   agency securities........   $2,998    5.72%  $    --       --   $    --       --   $    --        --     $2,998  $2,997     5.72
  Other.....................       --      --        --       --        --       --        --        --         --      --       --
  Interest-earning deposits
   and certificates of
   deposits.................      881    8.57        --       --        --       --        --        --        881     881     8.57
  FHLB stock................      438    7.13        --       --        --       --        --        --        438     438     7.13
                               ------           -------            -------            -------               ------  ------
    Total....................  $4,317    5.75   $    --       --   $    --       --   $    --        --     $4,317  $4,316     5.75
                               ======           =======            =======            =======               ======  ======

DEPOSIT ACTIVITY AND OTHER SOURCES OF FUNDS

     GENERAL. Deposits are the primary source of Cecil Federal's funds for lending and other investment purposes. In addition to deposits, Cecil Federal derives funds from loan principal repayments and interest payments and maturing investment securities. Loan repayments and interest payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, or on a longer term basis for general business purposes. Cecil Federal primarily utilizes advances from the Federal Home Loan Bank of Atlanta for borrowings.

     DEPOSITS. Deposits are attracted principally from within Cecil Federal's primary market area through the offering of a variety of deposit instruments, including savings accounts and certificates of deposit ranging in term from 91 days to 60 months, as well as regular checking, NOW, passbook and money market deposit accounts. Deposit account terms vary, principally on the basis of the minimum balance required, the time periods the funds must remain on deposit and the interest rate. Cecil Federal also offers individual retirement accounts ("IRAs").

     Cecil Federal's policies are designed primarily to attract deposits from local residents. Cecil Federal does not accept deposits from brokers due to the volatility and rate sensitivity of such deposits. Interest rates paid, maturity terms, service fees and withdrawal penalties are established by Cecil Federal on a periodic basis. Determination of rates and terms are predicated upon funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

     The following table sets forth the change in dollar amount of deposits in the various types of accounts offered by Cecil Federal between the dates indicated.

                                                   Increase                                Increase
                                                  (Decrease)                              (Decrease)
                         Balance at                  From        Balance at                  From        Balance at
                        December 31,      %      December 31,   December 31,      %      December 31,   December 31,      %
                            1997      Deposits       1996           1996      Deposits       1995           1995      Deposits
                        ------------  ---------  -------------  ------------  ---------  -------------  ------------  ---------
                                                                (Dollars in thousands)

Regular checking......       $ 1,434      2.68%        $  515        $   919      1.92%        $  232        $   687      1.53%
NOW accounts..........         5,038      9.41          1,209          3,829      8.03            152          3,677      8.20
Passbook..............         8,102     15.13           (699)         8,801     18.46           (663)         9,464     21.10
Statement savings.....         1,274      2.38             25          1,249      2.62            641            608      1.36
Commercial checking...            58       .11             33             25       .05              2             23       .05
Money market..........         2,649      4.95             31          2,618      5.49           (408)         3,026      6.75
Christmas club........            79       .15             (1)            80       .17             10             70       .15
91 day CD.............         6,224     11.62          1,904          4,320      9.06          1,497          2,823      6.29
6 month CD............         4,919      9.19            915          4,004      8.40          1,271          2,733      6.09
1 year CD.............         5,656     11.12            691          5,265     11.04           (461)         5,726     12.77
18 month CD...........         2,447      4.57            446          2,001      4.20           (280)         2,281      5.09
30 month CD...........         2,499      4.67            238          2,261      4.74            (22)         2,283      5.09
42 month CD...........            52       .10           (125)           177       .37              7            170       .38
60 month CD...........         4,225      7.89            246          3,979      8.35            274          3,705      8.26
18 month IRA CD.......         7,520     14.05            508          7,012     14.71            (74)         7,086     15.80
14 month variable CD..         1,061      1.98            (78)         1,139      2.39            649            490      1.09
                             -------    ------         ------        -------    ------         ------        -------    ------
                             $53,537    100.00%        $5,858        $47,679    100.00%        $2,827        $44,852    100.00%
                             =======    ======         ======        =======    ======         ======        =======    ======

SAVINGS PORTFOLIO

   Savings deposits in Cecil Federal at December 31, 1997 were represented by the various types of savings programs described below.

     Interest       Minimum                                 Minimum            Percentage of
      Rate *        Term               Category             Amount   Balances  Total Savings
----------------  ---------  -----------------------------  -------  --------  --------------
                                                                  (In thousands)

   0 %            None       Regular checking               $    50   $ 1,434           2.68%
 1.98             None       NOW Accounts                        50     5,038           9.41
 3.00             None       Statement Savings                   10     1,274           2.38
 3.00             None       Passbook Accounts                   10     8,102          15.13
 3.00             None       Money Market Deposit Accounts    2,500     2,649           4.95
 3.00             1 year     Club Accounts                        1        79            .15

                             Certificates of Deposit
                             -----------------------------

 4.00             91 days    91-day certificate                 500     6,224          11.62
 5.55             14 month   Variable Rate/Fixed Term        10,000     1,061           1.98
 5.25             12-month   Fixed-Term, Fixed-Rate             500     5,956          11.12
 5.59             30-month   Fixed-Term, Fixed-Rate             500     2,499           4.67
 5.45             18-month   Fixed-Term, Fixed-Rate             500     2,447           4.57
 5.65             60-month   Fixed-Term, Fixed-Rate             500     4,225           7.89
 5.45             18-month   18-Month IRA Accounts              500     7,520          14.05
 5.12             182 days   6-month Money Market               500     4,919           9.19
 5.50             42 months  Fixed-Term, Fixed-Rate             500        52            .10
                                                                      -------         ------
                                                                      $53,537         100.00%
                                                                      =======         ======

-------------------------

*    Represents weighted average interest rate.



TIME DEPOSITS BY RATES

     The following table sets forth the time deposits in Cecil Federal classified by rates at the dates indicated.

                        At December 31,
                   -------------------------
                     1997     1996     1995
                   -------  -------  -------
                         (In thousands)
2 -  3.99% (1)...  $    79  $   242  $   261
4 -  5.99%.......   27,513   25,163   16,868
6 -  7.99%.......    7,390    4,833   10,226
8 -  9.99% (2)...       --       --       12
                   -------  -------  -------
                   $34,982  $30,238  $27,367
                   =======  =======  =======

-------------------------

(1)  Includes Club Accounts.
(2) There are no officers or directors of Cecil Federal earning over 8% on their deposits.

TIME DEPOSIT MATURITY SCHEDULE

     The following table sets forth the amount and maturities of time deposits at December 31, 1997.

                                          Amount Due
                       ------------------------------------------------
                       Less Than                        After
Rate                   One Year  1-2 Years  2-3 Years  3 Years   Total
---------------------  --------  ---------  ---------  -------  -------
                                        (In thousands)

     2 -  3.99% (1)..   $    79     $   --     $   --     $ --  $    79
     4 -  5.99%......    22,209      4,177        586      541   27,513
     6 -  7.99%......     5,159      1,157        838      236    7,390
                        -------     ------     ------     ----  -------
                        $27,447     $5,334     $1,424     $777  $34,982
                        =======     ======     ======     ====  =======
-------------------------

(1)  Includes Club Accounts.


     The following table indicates the amount of Cecil Federal's certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 1997.

                                  Certificates
Maturity Period                   of Deposits
---------------                  -------------
                                 (In thousands)
Three months or less............       $2,718
Over three through six months...        3,457
Over six through twelve months..        1,951
Over twelve months..............          645
                                       ------
 Total..........................       $8,771
                                       ======


SAVINGS DEPOSIT ACTIVITY

     The following table sets forth the savings activities of Cecil Federal for the periods indicated.

                                                      Year Ended December 31,
                                                     --------------------------
                                                       1997     1996     1995
                                                     --------  -------  -------
                                                           (In thousands)

Deposits...........................................  $114,667  $92,077  $72,700
Withdrawals........................................   111,302   91,349   75,528
                                                     --------  -------  -------
  Net increase (decrease) before interest credited.     3,365      728    2,828
Interest credited..................................     2,493    2,099    1,826
                                                     --------  -------  -------
  Net increase (decrease) in savings deposits......  $  5,858  $ 2,827  $ 4,654
                                                     ========  =======  =======


     Management attributes the increase in deposits (prior to interest credited) for the year ended December 31, 1997 to increased marketing of existing products to current customers, and the addition of several new savings products.

     BORROWINGS. Savings deposits historically have been the primary source of funds for Cecil Federal's lending and investment activities and for its general business activities. Cecil Federal is authorized, however, to use advances from the FHLB of Atlanta to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB typically would be secured by Cecil Federal's stock in the FHLB and a portion of Cecil Federal's mortgage loans. Cecil Federal utilized short-term advances from FHLB during the year.

     The FHLB of Atlanta functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member, Cecil Federal is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally, securities which are obligations of, or guaranteed by, the United States) provided certain standards related to creditworthiness have been met.

SUBSIDIARY ACTIVITIES

     As a federally chartered savings bank, Cecil Federal may invest up to 2% of its assets in subsidiaries, with an additional investment of 1% of assets where such investment serves primarily community, inner-city, and community development purposes. Under such limitations, as of December 31, 1997, Cecil Federal was authorized to invest up to approximately $1.9 million in the stock of or in the loans to subsidiaries. In addition, institutions meeting regulatory capital requirements and certain other tests may invest up to 50% of their regulatory capital in conforming first mortgage loans to subsidiaries. At December 31, 1997, Cecil Federal had $62,900 invested in its subsidiaries.

     Cecil Federal's wholly owned subsidiaries, Cecil Service Corporation and Cecil Financial Services Corporation were each established in 1971. Cecil Service Corporation's primary business is leasing agent for the North East Plaza Branch. The dollar amount invested in this business activity was $34,200 for
1997.   On September 1, 1997, Cecil Financial Services, a service corporation of
Cecil Federal Savings Bank, began offering a full range of brokerage and investment services in all our branches, through a partnership with UVEST Investment Services.

     With this expansion, Cecil Federal will now offer convenience in servicing customer needs. Roger L. Owens, CLU, was hired as an investment representative. He will provide comprehensive investment products tailored to meet current and future individual financial needs.

     The Company has partnered in this venture with UVEST Investment Services, a registered broker-dealer and member of both the National Association of Securities Dealers and the Securities Investment Protection Corporation (SIPC). Headquartered in Charlotte, North Carolina, UVEST has been providing bank-based investment services through the Southeast since 1982. The dollar amount invested in this business activity was $28,700 for 1997.

     SAIF-insured savings institutions are required to give the FDIC and the Director of the OTS 30 days' prior notice before establishing or acquiring a new subsidiary, or commencing any new activity through an existing subsidiary. Both the FDIC and the Director of the OTS have authority to order termination of subsidiary activities determined to pose a risk to the safety or soundness of the institution. In addition, recently adopted capital requirements require savings institutions to deduct the amount of their investments in and extensions of credit to subsidiaries engaged in activities not permissible to national banks from capital in determining regulatory capital compliance. See "Regulation of the Bank -- Regulatory Capital Requirements."

COMPETITION

     Cecil Federal experiences substantial competition both in attracting and retaining savings deposits and in the making of mortgage and other loans.
Direct competition for savings deposits comes from other savings institutions, credit unions, regional bank holding companies and commercial banks located in its primary market area. Significant competition for the Bank's other deposit products and services comes from money market mutual funds, brokerage firms, insurance companies and retail stores. The primary factors in competing for loans are interest rates and loan origination fees and the range of services offered by various financial institutions. Competition for origination of real estate loans normally comes from other savings institutions, commercial banks, mortgage bankers, mortgage brokers and insurance companies.

     Cecil Federal is one of 8 financial institutions with offices in Cecil County, Maryland. Cecil Federal's primary competition comes from those institutions as well as numerous additional regional commercial banks and thrift institutions, which have branch offices near Cecil Federal's market area. Many of these financial institutions have financial resources substantially greater than Cecil Federal.

     Cecil Federal is able to compete effectively in its primary market area by offering competitive interest rates and loan fees, and a wide variety of deposit products and by emphasizing personal customer service and cultivating relationships with the local businesses. Management believes that, as a result of Cecil Federal's commitment to competitive pricing, varied products and personal service, Cecil Federal has developed a solid base of core deposits and Cecil Federal's loan origination activities are an asset to the community.

REGULATION OF THE BANK

     As a federally chartered savings institution, Cecil Federal is subject to extensive regulation by the OTS. The lending activities and other investments of Cecil Federal must comply with various federal regulatory requirements. The OTS periodically examines the Bank for compliance with various regulatory requirements. The FDIC also has the authority to conduct special examinations of the Bank because its deposits are insured by the SAIF. The Bank must file reports with OTS describing its activities and financial condition. The Bank is also subject to certain reserve requirements promulgated by the Federal Reserve Board. This supervision and regulation is intended primarily for the protection of depositors. As a savings institution holding company, the Company is subject to OTS regulation, examination, supervision and reporting requirements. Certain of these regulatory requirements are referred to below or appear elsewhere herein.

     Regulatory Capital Requirements. Under OTS capital standards, savings institutions must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 3% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to 8% of risk-weighted assets. Regulatory tangible, core and total capital are not calculated in accordance with generally accepted accounting principles. The OTS regulation defines core capital as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and "qualifying supervisory goodwill," less intangible assets other than certain qualifying supervisory goodwill and certain mortgage servicing rights. At December 31, 1997, Cecil Federal had no qualifying supervisory goodwill or mortgage servicing rights. Tangible capital is the same as core capital, except it excludes qualifying supervisory goodwill and other intangible assets other than certain mortgage servicing rights.

     The OTS capital rule requires that core and tangible capital be further reduced by an amount equal to a savings institution's debt and equity investments in any subsidiary engaged in activities not permissible for national banks, other than a subsidiary engaged in activities undertaken as agent for customers or in mortgage banking activities and certain subsidiary depository institutions or their holding companies ("nonincludable subsidiary"). At December 31, 1997, Cecil Federal had no investments in or extensions of credit to subsidiaries engaged in activities not permissible for national banks.

     Adjusted total assets are a savings association's total assets as determined under generally accepted accounting principles adjusted for certain goodwill amounts and increased by a pro rated portion of the assets of subsidiaries in which the savings association holds a minority interest and which are not engaged in activities for which the capital rules require deduction of its debt and equity investments. Adjusted total assets are reduced by the amount of assets that have been deducted from capital, the portion of the savings association's investments in subsidiaries that must be deducted from capital under the capital rules and, for purposes of the core capital requirement, qualifying supervisory goodwill.

     In determining compliance with the risk-based capital requirement, a savings association is allowed to use both core capital and supplementary capital provided the amount of supplementary capital used does not exceed the savings association's core capital. Supplementary capital is defined to include certain preferred stock issues, nonwithdrawable accounts and pledged deposits that do not qualify as core capital, certain approved subordinated debt, certain other capital instruments and a portion of the savings association's general loss allowances. Total core and supplementary capital are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and by the amount of the savings association's high loan-to-value ratio land loans and non-residential construction loans and equity investments other than those deducted from core and tangible capital. At December 31, 1997, the Bank had no high ratio land or nonresidential construction loans and had no equity investments for which OTS regulations require deduction from total capital.

     The risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each on-balance-sheet asset and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. Under the OTS risk-weighting system, cash and securities backed by the full faith and credit of the U.S. Government are given a 0% risk weight. Mortgage-backed securities issued, or fully guaranteed as to principal and interest, by the FNMA or FHLMC are assigned a 20% risk weight. One- to four-family first mortgages not more than 90 days past due with loan-to-value ratios under 80%, multi-family mortgages (maximum 36 dwelling units) with loan-to-value ratios under 80% and average annual occupancy rates over 80%, and certain qualifying loans for the construction of one- to four-family residences pre-sold to home purchasers are assigned a risk weight of 50%. Consumer loans, commercial loans, non-qualifying mortgage loans, most commercial real estate loans, repossessed assets and assets more than 90 days past due, as well as all other assets not specifically categorized, are assigned a risk weight of 100%. The portion of equity investments not deducted from core or supplementary capital is assigned a 100% risk-weight. OTS capital regulations require savings institutions to maintain minimum total capital, consisting of core capital plus supplemental capital, equal to 8.0% of risk-weighted assets.

     The table below presents the Bank's capital position relative to its various regulatory capital requirements at December 31, 1997.

                                                                 Percent of
                                                        Amount   Assets (1)
                                                        ------  ------------
                                                      (Dollars in thousands)

      Tangible capital................................  $7,150      11.23%
      Tangible capital requirement....................     955       1.50
                                                        ------      -----
        Excess........................................  $6,195       9.73%
                                                        ======      =====

      Core capital....................................  $7,150      11.23%
      Core capital requirement........................   1,910       3.00
                                                        ------      -----
        Excess........................................  $5,240       8.23%
                                                        ======      =====

      Total capital (i.e., core and
       supplementary capital).........................  $7,326      18.08%
      Risk-based capital requirement..................   3,241       8.00
                                                        ------      -----
        Excess........................................  $4,085      10.08%
                                                        ======      =====
-------------------------

(1) Based upon adjusted total assets for purposes of the tangible core capital requirements, and risk-weighted assets for purposes of the risk-based capital requirements.

     OTS risk-based capital rules require savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. A savings institution's interest rate risk is measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution is considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. A savings institution with a greater than normal interest rate risk is required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

     The OTS calculates the sensitivity of a savings institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from a savings institution's total capital is based on the institution's Thrift Financial Report filed two quarters earlier. Institutions with less than $300 million in assets and a risk-based capital ratio above 12%, like the Bank, generally are exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS will require any exempt institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis and may be subject to an additional capital requirement based upon its level of interest rate risk as compared to its peers. Based upon calculations as of December 31, 1997, Cecil Federal is not required to deduct an interest-rate risk capital component from total capital.

     In addition to requiring generally applicable capital standards for savings associations, the Director of OTS is authorized to establish the minimum level of capital for a savings association at such amount or at such ratio of capital-to-assets as the Director determines to be necessary or appropriate for such association in light of the particular circumstances of the association. Such circumstances would include a high degree of exposure to interest rate risk, prepayment risk, credit risk, concentration of credit risk and certain risks arising from non-traditional activities. The Director of OTS may treat the failure of any savings association to maintain capital at or above such level as an unsafe or unsound practice and may issue a directive requiring any savings association which fails to maintain capital at or above the minimum level required by the Director to submit and adhere to a plan for increasing capital. Such an order may be enforced in the same manner as an order issued by the FDIC.

     Prompt Corrective Regulatory Action. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized" institution) may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The capital restoration plan must include a guarantee by the institution's holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters, under which the holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. A "significantly undercapitalized" institution, as well as any undercapitalized institution that did not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. In their discretion, the federal banking regulators may also impose the foregoing sanctions on an undercapitalized institution if the regulators determine that such actions are necessary to carry out the purposes of the prompt corrective action provisions. If an institution's ratio of tangible capital to total assets falls below a "critical capital level," the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

     The federal banking regulators, including the OTS, have adopted uniform regulations implementing the prompt corrective action provisions of FDICIA. Under such regulations, the federal banking regulators measure a depository institution's capital adequacy on the basis of the institution's total risk-based capital ratio (the ratio of its total capital to risk-weighted assets), Tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets) and leverage ratio (the ratio of its core capital to adjusted total assets). Under the regulations, a savings institution that is not subject to an order or written directive to meet or maintain a specific capital level is deemed "well capitalized" if it also has: (i) a total risk-based capital ratio of 10% or greater; (ii) a Tier 1 risk-based capital ratio of 6.0% or greater; and (iii) a leverage ratio of 5.0% or greater. An "adequately capitalized" savings institution is an institution that does not meet the definition of well capitalized and has: (i) a total risk-based capital ratio of 8.0% or greater;
(ii) a Tier 1 capital risk-based ratio of 4.0% or greater; and (iii) a leverage ratio of 4.0% or greater (or 3.0% or greater if the institution has a composite 1 CAMEL rating). An "undercapitalized" savings institution is an institution that has (i) a total risk-based capital ratio less than 8.0%; or (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0% (or 3.0% if the institution has a composite 1 CAMEL rating). A "significantly undercapitalized" savings institution is defined as an institution that has: (i) a total risk-based capital ratio of less than 6.0%; or
(ii) a Tier 1 risk-based capital ratio of less than 3.0%; or (iii) a leverage ratio of less than 3.0%. A "critically undercapitalized" savings institution is defined as an institution that has a ratio of "tangible equity" to total assets of less than 2.0%. Tangible equity is defined as core capital plus cumulative perpetual preferred stock (and related surplus) less all intangibles other than qualifying supervisory goodwill and certain purchased mortgage servicing rights. The OTS may reclassify a well capitalized savings institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category if the OTS determines, after notice and an opportunity for a hearing, that the institution is in an unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any CAMEL rating category. Cecil Federal is classified as well capitalized under the prompt corrective action regulations.

     The table below presents the Bank's capital position at December 31, 1997 relative to its various minimum regulatory capital requirements under the prompt corrective regulations.

                                                     Percent of
                                                 Amount  Assets (1)
                                                 ------  ----------
                                               (Dollars in thousands)
       Tangible equity.........................  $7,150      11.23%
       Tangible equity requirement.............     955       1.50
                                                 ------      -----
         Excess................................  $6,195       9.73%
                                                 ======      =====

       Tier 1 or leverage capital..............  $7,150      11.23%
       Tier 1 or leverage capital requirement..   1,910       3.00
                                                 ------      -----
         Excess................................  $5,240       8.24%
                                                 ======      =====

       Tier 1 risk-based capital...............  $7,150      11.23%
       Tier 1 risk-based capital requirement...   2,547       4.00
                                                 ------      -----
         Excess................................  $4,603       7.23%
                                                 ======      =====

       Risk-based capital......................  $7,326      18.08%
       Risk-based capital requirement..........   3,241       8.00
                                                 ------      -----
         Excess................................  $4,085      10.08%
                                                 ======      =====

-------------------------

(1) Based upon adjusted total assets for purposes of the tangible equity and Tier 1 or leverage capital requirements, and risk-weighted assets for purposes of the Tier 1 risk-based and risk-based capital requirements.


     Safety and Soundness Standards. Under FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994 (the "CDRI Act"), each Federal banking agency is required to establish safety and soundness standards for institutions under its authority. On July 10, 1995, the federal banking agencies, including the OTS and the Federal Reserve Board, released Interagency Guidelines Establishing Standards for Safety and Soundness and published a final rule establishing deadlines for submission and review of safety and soundness compliance plans. The final rule and the guidelines went into effect on August 9, 1995. The guidelines require depository institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution's business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure, and asset growth. The guidelines further provide that depository institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and should take into account factors such as comparable compensation practices at comparable institutions. If the appropriate federal banking agency determines that a depository institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A depository institution must submit an acceptable compliance plan to its primary federal regulator within 30 days of receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions. Management believes that the Bank already meets substantially all the standards adopted in the interagency guidelines, and therefore does not believe that implementation of these regulatory standards will materially affect the operations of the Bank.

     Additionally under FDICIA, as amended by the CDRI Act, the federal banking agencies are required to establish standards relating to the asset quality and earnings that the agencies determine to be appropriate. On July 10, 1995, the federal banking agencies, including the OTS and the Federal Reserve Board, issued proposed guidelines relating to asset quality and earnings. Under the proposed guidelines, an FDIC insured depository institution should maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves. Management believes that the asset quality and earnings standards, in the form proposed by the banking agencies, would not have a material effect on the operations of the Bank.

     Liquidity Requirements. Cecil Federal is required to maintain average daily balances of liquid assets (cash, certain time deposits, bankers' acceptances, highly rated corporate debt and commercial paper, securities of certain mutual funds, and specified United States government, state or federal agency obligations) equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable savings deposits plus short-term borrowings. Monetary penalties may be imposed for failure to meet liquidity requirements. The average daily liquidity and short-term liquidity ratios of the Bank at December 31, 1997 were 11.29% and 13.33%, respectively,
substantially all of which qualified as short-term liquidity.   A substantial
sustained decline in savings deposits could adversely affect the Bank's liquidity which could result in restricted operations and additional borrowings from the FHLB.

     Deposit Insurance. The Bank is required to pay assessments based on a percent of its insured deposits to the FDIC for insurance of its deposits by the SAIF. Under the Federal Deposit Insurance Act, the FDIC is required to set semi-annual assessments for SAIF-insured institutions at a level necessary to maintain the designated reserve ratio of the SAIF at 1.25% of estimated insured deposits or at a higher percentage of estimated insured amounts that the FDIC determines to be justified for that year by circumstances indicating a significant risk of substantial future losses to the SAIF.

     Under the FDIC's risk-based deposit insurance assessment system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period, institutions are assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- using the same percentage criteria as in the prompt corrective action regulations. See "-- Prompt Corrective Regulatory Action." Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Subgroup A consists of financially sound institutions with only a few minor weaknesses. Subgroup B consists of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the deposit insurance fund. Subgroup C consists of institutions that pose a substantial probability of loss to the deposit insurance fund unless effective corrective action is taken.

     The Bank's savings deposits are insured by the SAIF, which is administered by the FDIC. The FDIC also administers the BIF, which has the same designated reserve ratio as the SAIF. On August 8, 1995, the FDIC lowered the deposit insurance assessment rate for most commercial banks and other depository institutions with deposits insured by the BIF to a range of from 0.31% of insured deposits for undercapitalized BIF-insured institutions to 0.04% of deposits for well-capitalized institutions, which constitute over 90% of BIF-insured institutions.

     For the past several semi-annual periods, institutions with SAIF-assessable deposits, like the Bank, have been required to pay higher deposit insurance premiums than institutions with deposits insured by the BIF. In order to recapitalize the SAIF and address the premium disparity, the recently-enacted Deposit Insurance Funds Act of 1996 authorized the FDIC to impose a one-time special assessment on institutions with SAIF-assessable deposits based on the amount determined by the FDIC to be necessary to increase the reserve levels of the SAIF to the designated reserve ratio of 1.25% of insured deposits. Institutions were assessed at the rate of 65.7 basis points based on the amount of their SAIF-assessable deposits as of March 31, 1995. As a result of the special assessment the Bank incurred a pre-tax expense of $270,000 during the quarter ended September 30, 1996 and the year ended December 31, 1997.

     The FDIC has adopted a new assessment schedule for SAIF deposit insurance pursuant to which the assessment rate for well-capitalized institutions with the highest supervisory ratings have been reduced to zero and institutions in the lowest risk assessment classification are assessed at the rate of 0.27% of insured deposits. Until December 31, 1999, however, SAIF-insured institutions, will be required to pay assessments to the FDIC at the rate of 6.5 basis points to help fund interest payments on certain bonds issued by the Financing Corporation ("FICO") an agency of the federal government established to finance takeovers of insolvent thrifts. During this period, BIF members will be assessed for these obligations at the rate of 1.3 basis points. After December 31, 1999, both BIF and SAIF members will be assessed at the same rate for FICO payments.

     Each depository institution participating in a SAIF-to-BIF conversion transaction is required to pay an exit fee to SAIF equal to 0.90% of the deposits transferred and an entrance fee to BIF based on the current reserve ratio of the BIF. A savings institution is not prohibited from adopting a commercial bank or savings bank charter if the resulting bank remains a SAIF member.

     Qualified Thrift Lender Test. A savings institution that does not meet the Qualified Thrift Lender ("QTL") test must either convert to a bank charter or comply with the following restrictions on its operations: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the institution shall be restricted to those of a national bank; (iii) the institution shall not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the institution ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

     To qualify as a QTL, a savings institution must either qualify as a "domestic building and loan association" under the Internal Revenue Code or maintain at least 65% of its "portfolio assets" in Qualified Thrift Investments. Portfolio assets are defined as total assets less intangibles, property used by a savings institution in its business and liquidity investments in an amount not exceeding 20% of assets. Qualified Thrift Investments consist of (i) loans, equity positions or securities related to domestic, residential real estate or manufactured housing and educational, small business and credit card loans; and
(ii) subject to an aggregate 20% of portfolio assets limit, shares of stock in the FHLMC and the FNMA, loans for personal, family, household purposes, 50% of the dollar amount of residential mortgage loans originated and sold within 90 days of origination, and 200% of an institution's investments in loans to finance "starter homes" and loans for construction, development or improvement of housing and community service facilities or for financing small businesses in "credit-needy" areas. In order to maintain QTL status, the savings institution must maintain a weekly average percentage of Qualified Thrift Investments to portfolio assets equal to 65% on a monthly average basis in nine out of 12 months. A savings institution that fails to maintain QTL status will be permitted to requalify once, and if it fails the QTL test a second time, it will become immediately subject to all penalties as if all time limits on such penalties had expired. Failure to qualifying as a QTL results in a number of sanctions, including the imposition of certain operating restrictions imposed on national banks and a restriction on obtaining additional advances from the FHLB system. Upon failure to qualify as a QTL for two years, a savings institution must convert to a commercial bank.

     At December 31, 1997, approximately 95.69% of the Bank's assets were invested in Qualified Thrift Investments, which was in excess of the percentage required to qualify the Bank under the QTL test.

     Limits on Loans to One Borrower. Savings institutions generally are subject to the lending limits applicable to national banks. With certain limited exceptions, a savings institution's loans and extensions of credit outstanding to any borrower (including certain related entities of the borrower) at any one time shall not exceed 15% of the unimpaired capital and surplus of the institution. A savings institution may lend an additional amount, equal to 10% of unimpaired capital and surplus, if such loan is fully secured by readily marketable collateral. Savings institutions are additionally authorized to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or, by order of the Director of OTS, in an amount not to exceed the lesser of $30,000,000 or 30% of unimpaired capital and surplus to develop residential housing, provided: (i) the purchase price of each single-family dwelling in the development does not exceed $500,000; (ii) the savings institution is in compliance with its fully phased-in capital requirements; (iii) the loans comply with applicable loan-to-value requirements, and; (iv) the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus. The lending limits generally do not apply to purchase money mortgage notes taken from the purchaser of real property acquired by the savings institution in satisfaction of debts previously contracted if no new funds are advanced to the borrower and the institution is not placed in a more detrimental position as a result of the sale. Certain types of loans are excepted from the lending limits, including loans secured by savings deposits. The loans-to-one borrower limits have not had a significant impact on the operations of the Bank. The Bank has no lending relationships in excess of applicable loans-to-one borrower limits. At December 31, 1997, the Bank's regulatory loan-to-one-borrower limit was $1,102,850, and the Bank did not have any lending relationships in excess of this limit.

     Dividend Restrictions. Under regulations of the OTS, Cecil Federal may not pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of the Bank at the time of its conversion to stock form. In addition, savings institution subsidiaries of savings and loan holding companies are required to give the OTS 30 days' prior notice of any proposed declaration of dividends to the holding company.

     Federal regulations impose additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by Cecil Federal. Under these regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Institution") is generally permitted without OTS approval, after notice, to make capital distributions during a calendar year in the amount of up to the greater of (i) 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its capital-to-assets ratio exceeded its fully phased-in capital requirement to assets ratio at the beginning of the calendar year, or (ii) 75% of its net income for the previous four quarters. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements (a "Tier 2 Institution") is permitted to make capital distributions without OTS approval of between up to 75% of its net income for the previous four quarters, less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements (a "Tier 3 Institution") is prohibited from making any capital distributions without the prior approval of the OTS. Tier 1 Institutions that have been notified by the OTS that they are in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Institution. Unless the OTS determines that the Bank is an institution requiring more than normal supervision, the Bank expects to be authorized to pay dividends in accordance with the provisions of the OTS regulations discussed above as a Tier 1 Institution.

     Under the OTS' prompt corrective action regulations, the Bank is also prohibited from making any capital distributions if after making the distribution, the Bank would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%. The OTS, after consultation with the FDIC, however, may permit an otherwise prohibited stock repurchase if made in connection with the issuance of additional shares in an equivalent amount and the repurchase will reduce the institution's financial obligations or otherwise improve the institution's financial condition.

     In addition to the foregoing, earnings of Cecil Federal appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then current tax rate by the Bank on the amount of earnings removed from the reserves for such distributions. See "Taxation."

     Federal Home Loan Bank System. The FHLB System consists of 12 district FHLBs subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The FHLBs provide a central credit facility primarily for member institutions. As a member of the FHLB of Atlanta, the Bank is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount at least equal to 1% of the aggregate unpaid principal of its home mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB of Atlanta, whichever is greater. Cecil Federal was in compliance with this requirement with investment in FHLB of Atlanta stock at December 31, 1997, of $438,100. The FHLB of Atlanta serves as a reserve or central bank for its member institutions within its assigned district. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It offers advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB of Atlanta. Long-term advances may only be made for the purpose of providing funds for residential housing finance. Cecil Federal utilized short term advances from the FHLB of Atlanta during the year.

     Federal Reserve System. Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves equal to 3% on the first $47.8 million of transaction accounts, plus 10% on all remaining transaction accounts. This percentage is subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. At December 31, 1997, the Bank met its reserve requirements.

REGULATION OF THE COMPANY

     The Company is registered as a savings and loan holding company with the OTS and subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, the Bank is subject to certain restrictions in its dealings with the Company and affiliates thereof.

     Activities Restrictions. The Board of Directors of the Company presently operates the Company as a unitary savings and loan holding company. There are generally no restrictions on the activities of a unitary savings and loan holding company. However, if the Director of OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness, or stability of its subsidiary savings association, the Director of OTS may impose such restrictions as deemed necessary to address such risk and limiting (i) payment of dividends by the savings association, (ii) transactions between the savings association and its affiliates, and (iii) any activities of the savings association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings association. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet the QTL test, then such unitary holding company shall also presently become subject to the activities restrictions applicable to multiple holding companies and unless the savings association requalifies as a Qualified Thrift Lender within one year thereafter, register as, and become subject to, the restrictions applicable to a bank holding company.

     If the Company were to acquire control of another savings association, other than through merger or other business combination with the Bank, the Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL test, the activities of the Company and any of its subsidiaries (other than the Bank or other subsidiary savings institutions) would thereafter be subject to further restrictions. Among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings association shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity, upon prior notice to, and no objection by the OTS, other than (i) furnishing or performing management services for a subsidiary savings association, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution, (iv) holding or managing properties used or occupied by a subsidiary savings institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by the FSLIC by regulation as of March 5, 1987 to be engaged in by multiple holding companies or (vii) those activities authorized by the Federal Reserve Board as permissible for bank holding companies, unless the Director of OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the Director of OTS prior to being engaged in by a multiple holding company.

     Transactions with Affiliates. Transactions between savings associations and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings association is any company or entity which controls, is controlled by or is under common control with the savings association. In a holding company context, the parent holding company of a savings association (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the savings association. Generally, Sections 23A and 23B (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings association may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings association. Section 106 of the Bank Holding Company Act ("BHCA") which also applies to the Bank prohibits the Bank from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain exceptions.

     Savings associations are also subject to the restrictions contained in
Section 22(h) of the Federal Reserve Act on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to an executive officer and to a greater than 10% stockholder of a savings association and certain affiliated entities of either, may not exceed, together with all other outstanding loans to such person and affiliated entities the association's loan to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus and an additional 10% of such capital and surplus for loans fully secured by certain readily marketable collateral). Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% stockholders of a savings association, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the association with any "interested" director not participating in the voting. The Federal Reserve Board has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval if required, as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Further, the Federal Reserve Board pursuant to
Section 22(h) requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons. Section 22(h) also generally prohibits a depository institution from paying the overdrafts of any of its executive officers or directors.

     Section 22(g) of the Federal Reserve Act requires that loans to executive officers of depository institutions not be made on terms more favorable than those afforded to other borrowers, requires approval for such extensions of credit by the board of directors of the institution, and imposes reporting requirements for and additional restrictions on the type, amount and terms of credits to such officers. In addition, Section 106 of the BHCA prohibits extensions of credit to executive officers, directors, and greater than 10% stockholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

     Restrictions on Acquisitions. Savings and loan holding companies are generally prohibited from acquiring, without prior approval of the Director of OTS, (i) control of any other savings association or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary. Except with the prior approval of the Director of OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may also acquire control of any savings association, other than a subsidiary savings association, or of any other savings and loan holding company.

     The Director of OTS may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if: (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office in the state of the institution to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act; or (iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

     The OTS regulations permit federal associations to branch in any state or states of the United States and its territories. Except in supervisory cases or when interstate branching is otherwise permitted by state law or other statutory provision, a federal association may only establish an out-of-state branch under such OTS regulation if (i) the federal association qualifies as a Qualified Thrift Lender or a "domestic building and loan association" under (S)7701(a)(19) of the Internal Revenue Code of 1986, as amended (the "Code") and the total assets attributable to all branches of the association in the state would qualify such branches taken as a whole for treatment as a Qualified Thrift Lender or for treatment as a domestic building and loan association and (ii) such branch would not result in (a) formation of a prohibited multi-state multiple savings and loan holding company or (b) a violation of certain statutory restrictions on branching by savings association subsidiaries of banking holding companies. Federal associations generally may not establish new branches unless the association meets or exceeds minimum regulatory capital requirements. The OTS will also consider the association's record of compliance with the Community Reinvestment Act of 1977 in connection with any branch application.

     The BHCA specifically authorizes the Federal Reserve Board to approve an application by a bank holding company to acquire control of any savings association. Pursuant to rules promulgated by the Federal Reserve Board, owning, controlling or operating a savings association is a permissible activity for bank holding companies, if the savings association engages only in deposit-taking activities and lending and other activities that are permissible for bank holding companies.

     A bank holding company that controls a savings association may merge or consolidate the assets and liabilities of the savings association with, or transfer assets and liabilities to, any subsidiary bank which is a member of the BIF with the approval of the appropriate federal banking agency and the Federal Reserve Board. The resulting bank will be required to continue to pay assessments to the SAIF at the rates prescribed for SAIF members on the deposits attributable to the merged savings association plus an annual growth increment. In addition, the transaction must comply with the restrictions on interstate acquisitions of commercial banks under the BHCA.

TAXATION

     General. The Company and its subsidiaries file a consolidated federal income tax return on a fiscal year basis. Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which the distributions occur.

     Thrift institutions are subject to the provisions of the Code in the same general manner as other corporations. Prior to recent legislation, institutions such as Cecil Federal which met certain definitional tests and other conditions prescribed by the Code benefitted from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deduction, loans were separated into "qualifying real property loans," which generally are loans secured by interests in certain real property, and nonqualifying loans, which are all other loans. The bad debt reserve deduction with respect to nonqualifying loans was based on actual loss experience, however, the amount of the bad debt reserve deduction with respect to qualifying real property loans could be based upon actual loss experience (the "experience method") or a percentage of taxable income determined without regard to such deduction (the "percentage of taxable income method"). Legislation recently signed by the President repealed the percentage of taxable income method of calculating the bad debt reserve. Cecil Federal historically has elected to use the percentage of taxable income method.

     Earnings appropriated to an institution's bad debt reserve and claimed as a tax deduction were not available for the payment of cash dividends or for distribution to shareholders (including distributions made on dissolution or liquidation), unless such amount was included in taxable income, along with the amount deemed necessary to pay the resulting federal income tax.

     Beginning with the first taxable year beginning after December 31, 1995, savings institutions, such as the Bank, will be treated the same as commercial banks. Institutions with $500 million or more in assets will only be able to take a tax deduction when a loan is actually charged off. Institutions with less than $500 million in assets will still be permitted to make deductible bad debt additions to reserves, but only using the experience method.

     The Bank's federal income tax returns have not been examined since 1991. For further information regarding federal income taxes, see Note 10 of the Notes to Consolidated Financial Statements in the Annual Report.

     Under provisions of the Revenue Reconciliation Act of 1993 ("RRA"), enacted on August 10, 1993, the maximum federal corporate income tax rate was increased from 34% to 35% for taxable income over $10.0 million, with a 3% surtax imposed on taxable income over $15.0 million. Also under provisions of RRA, a separate depreciation calculation requirement has been eliminated in the determination of adjusted current earnings for purposes of determining alternative minimum taxable income, rules relating to payment of estimated corporate income taxes were revised, and certain acquired intangible assets such as goodwill and customer-based intangibles were allowed a 15-year amortization period.
Beginning with tax years ending on or after January 1, 1993, RRA also provides that securities dealers must use mark-to-market accounting and generally reflect changes in value during the year or upon sale as taxable gains or losses. The IRS has indicated that financial institutions which originate and sell loans will be subject to the rule.

     STATE INCOME TAXATION. The State of Maryland imposes an income tax of approximately 7% on income measured substantially the same as federally taxable income. The Bank's state income tax returns have not been audited during the past five fiscal years. For additional information, see Note 10 of the Notes to Consolidated Financial Statements in the Annual Report.

EMPLOYEES

     Cecil Federal had 21 full-time employees and two part-time employees as of December 31, 1997, none of whom was represented by a collective bargaining agreement. Cecil Federal believes that it enjoys excellent relations with its personnel.


ITEM 2.  DESCRIPTION OF PROPERTY
--------------------------------

     The following table sets forth the location and certain additional information regarding Cecil Federal's offices at December 31, 1997. Cecil Federal owns the Elkton office and currently leases the North East office.

                          Year     Square
                         Opened    Footage   Deposits    Net Book Value
                        ---------  -------  -----------  --------------
MAIN OFFICE:
127 North Street
Elkton, Maryland         1969        3,500  $41,202,453        $297,166

LOAN CENTER
135 North Street
Elkton, MD  21922        1995 (2)    3,000           --          78,032

BRANCH OFFICE:
108 North East Plaza
North East, Maryland     1975 (1)    2,000   12,334,520          49,996
                                            -----------  --------------
                                            $53,536,973        $425,194
                                            ===========  ==============
-------------

(1) Original lease signed 11/74 for 20 years with five year renewals. Currently paying $1,365 per month. A lease extension was signed 1/16/95 for 10 years with 5 year renewals.
(2) Original lease signed 5/23/95 for five years with three successive five year renewals. Currently paying $1,700 per month.


ITEM 3.  LEGAL PROCEEDINGS
--------------------------

     There are currently no pending legal proceedings to which Cecil Federal is a party or to which any of its property is subject, although from time to time Cecil Federal is involved in routine legal proceedings occurring in the ordinary course of business.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
------------------------------------------------------------

     No matters were submitted to a vote of security holders during the fourth quarter of fiscal 1997.



                                    PART II

ITEM 5.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
-----------------------------------------------------------------

     The information contained under the section captioned "Market and Dividend Information" in the Annual Report is incorporated herein by reference.

ITEM 6.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
------------------------------------------------------------------

     The information contained in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report is incorporated herein by reference.


ITEM 7.  FINANCIAL STATEMENTS
-----------------------------

     The Independent Auditor's Report and Related Consolidated Financial Statements and Notes thereto contained in the Annual Report are incorporated herein by reference.


ITEM 8.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
------------------------------------------------------------------------
FINANCIAL DISCLOSURE
--------------------

     Not applicable.



                                   PART III

ITEM 9.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
----------------------------------------------------------------------
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
-------------------------------------------------

     Information concerning the directors and executive officers of the Company is incorporated herein by reference to the section captioned "Proposal I -- Election of Directors" in the Proxy Statement.

     Based solely on a review of reports of beneficial ownership filed on Forms 3, 4 and 5, there were no delinquent filers of such reports for the fiscal year ended December 31, 1997.


ITEM 10.  EXECUTIVE COMPENSATION
--------------------------------

     The information required by this item is incorporated herein by reference to the section captioned "Proposal I -- Election of Directors -- Executive Compensation" in the Proxy Statement.


ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
------------------------------------------------------------------------

     (a) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
         -----------------------------------------------

         Information required by this item is incorporated herein by reference to the section captioned "Voting Securities and Principal Holders Thereof" in the Proxy Statement.

     (b) SECURITY OWNERSHIP OF MANAGEMENT
         --------------------------------

         Information required by this item is incorporated herein by reference to the sections captioned "Voting Securities and Principal Holders Thereof" and "Proposal I -- Election of Directors."

     (c)  CHANGES IN CONTROL
          ------------------

          Management of the Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the registrant.


ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
--------------------------------------------------------

     The information required by this item is incorporated herein by reference to the section captioned "Proposal I -- Election of Directors -- Transactions with Management" in the Proxy Statement.


ITEM 13.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K
-------------------------------------------------------------------------

     (a)  DOCUMENTS FILED AS PART OF THIS REPORT
          --------------------------------------

     (1)  FINANCIAL STATEMENTS.  The following financial statements contained in
          --------------------
the Annual Report, Exhibit 13 hereto, are incorporated herein by reference.

          Independent Auditors' Report

          Consolidated Statements of Financial Condition as of December 31, 1997 and 1996

          Consolidated Statements of Operations for the Years Ended December 31, 1997, 1996 and 1995

          Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 1997, 1996 and 1995

          Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995

          Notes to Consolidated Financial Statements.

     (2)  FINANCIAL STATEMENT SCHEDULES.  All schedules for which provision is
          -----------------------------
made in the applicable accounting regulations of the SEC are omitted because of the absence of conditions under which they are required or because the required information is included in the consolidated financial statements and related notes thereto.

     (3)  EXHIBITS.  The following is a list of exhibits filed as part of this
          --------
Annual Report on Form 10-KSB with an index to their location in the sequentially numbered copy of this Annual Report on Form 10-KSB.

       No.   Description
       ---   -----------

       3.1   Articles of Incorporation of Cecil Bancorp, Inc. *

       3.2   Bylaws of Cecil Bancorp, Inc. *

       4     Form of Common Stock Certificate *

      10.2 Employment Agreement between Cecil Bancorp, Inc., Cecil Federal Savings Bank and Mary Halsey *

      10.3   Cecil Bancorp, Inc. Stock Option and Incentive Plan **

      10.4   Cecil Bancorp, Inc. Management Recognition Plan **

      10.5 Cecil Federal Savings Bank Retirement Plan for Non-Employee Directors ***

      13     Annual Report to Stockholders for the year ended December 31, 1997

      21     Subsidiaries

      23     Independent Auditor's Consent

      27     Financial Data Schedule
-----------------------
* Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-81374).
** Incorporated by reference to the Company's Proxy Statement for its Annual Meeting of May 25, 1995 (File No. 0-24926).
*** Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994 (File No. 0-24926).

     (b) No reports on Form 8-K were filed during the last quarter of the fiscal year covered by this report.

                                  SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       CECIL BANCORP, INC.

Date:    March 17, 1998                By: /s/ Mary B. Halsey
                                           -------------------------------------
                                           Mary B. Halsey
                                           President and Chief Executive Officer
                                           (Duly Authorized Representative)


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By: /s/ Mary B. Halsey                                 Date:  March 17, 1998
    -------------------------------------
    Mary B. Halsey
    President and Chief Executive Officer
    (Principal Executive Officer)

By: /s/ Mary B. Halsey                                 Date:  March 17, 1998
    -------------------------------------
    Mary B. Halsey
    President and Chief Executive Officer
    (Principal Financial and Accounting Officer)

By: /s/ Bernard L. Siegel                              Date:  March 17, 1998
    -------------------------------------
    Bernard L. Siegel
    Chairman of the Board

By: /s/ Thomas L. Foard                                Date:  March 17, 1998
    -------------------------------------
    Thomas L. Foard
    Secretary and Director

By: /s/ William F. Burkley                             Date:  March 17, 1998
    -------------------------------------
    William F. Burkley
    Director

By: /s/ Howard J. Neff                                 Date:  March 17, 1998
    -------------------------------------
    Howard J. Neff
    Director

By: /s/ Michael J. Scibinico                           Date:  March 17, 1998
    -------------------------------------
    Michael J. Scibinico
    Director

By: /s/ Doris P. Scott                                 Date:  March 17, 1998
    -------------------------------------
    Doris P. Scott
    Director

By: /s/ Howard B. Tome                                 Date:  March 17, 1998
    -------------------------------------
    Howard B. Tome
    Director

                                                                         ANNEX D



                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.
--------------------------------------------------------------------------------

                                  FORM 10-QSB

[_]    QUARTERLY REPORT UNDER SECTION 13 OR 15 (d) OF THE
       SECURITIES AND EXCHANGE ACT OF 1934

       For the quarterly period ended March 31, 1998

[_]    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
       THE EXCHANGE ACT

For the transition period from ____________ to ______________.


                        Commission File Number  0-24926
                                                -------

                              CECIL BANCORP, INC.
                              -------------------
            (Exact name of registrant as specified in its charter)


         Maryland                                      52-1883546
         --------                                      ----------
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                      Identification Number)


   127 North Street
   Elkton, Maryland                                        21921
   ----------------                                        -----
 (Address of principal                                   (Zip Code)
 executive office)

                                 410 398-1650
                                 ------------
                        (Registrant's Telephone Number)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

       Yes   X            NO
           ----              ----


                 Number of shares outstanding of common stock
                             as of March 31, 1998

$0.01 par value common stock                              470,182 shares
----------------------------                              --------------
       class                                                outstanding

                     CECIL BANCORP, INC., AND SUBSIDIARIES

                                   CONTENTS

PART I.              FINANCIAL INFORMATION                        PAGE
                                                                  ----
     ITEM 1.  Financial Statements (Unaudited)

              Consolidated Condensed Statements of
              Financial Condition - March 31, 1998
              and December 31, 1997                                3-4

              Consolidated Condensed Statements of
              Operations for Three Months Ended
              March 31, 1998 and 1997                               5

              Consolidated Condensed Statement of
              Cash Flows for Three Months Ended
              March 31, 1998 and 1997                              6-7

              Notes to Consolidated Condensed
              Financial Statements                                  8

     ITEM 2.  Management's Discussion and Analysis
              of Financial Condition and Results
              of Operations                                        9-19

PART II. OTHER INFORMATION                                        20-22

     ITEM 4.  Submission of Matters to a Vote of
              Security Holders

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                ----------------------------------------------

                                    ASSETS
                                    ------


                                                  March 31,      December 31,
                                                    1998            1997
                                                 -----------     ------------
                                                 (Unaudited)

Cash                                             $ 1,912,441    $   961,993
Cash - interest-bearing                            2,913,960        880,809
Investment securities
  Securities held-to-maturity                      3,007,940      2,997,516
  Securities available-for-sale at
    estimated market value                           535,217        528,043
Mortgage backed securities
  Securities held to maturity                        377,810        411,641
  Securities available for sale at
    estimated market value                         1,248,749      1,405,483
Loans held for sale                                1,094,031      1,362,969
Loans receivable, net                             53,962,286     53,211,517
Real estate owned                                    317,300        171,229
Office properties, equipment and leasehold
  improvements at cost, less accumulated
  depreciation and amortization                      642,461        659,464
Stock in Federal Home Loan Bank of
  Atlanta - at cost                                  457,700        438,100
Accrued interest receivable                          433,747        466,610
Mortgage servicing rights                            102,768        103,605
Prepaid expenses                                      58,405         37,455
Other assets                                           6,964         23,796
                                                 -----------    -----------
    TOTAL ASSETS                                 $67,071,779    $63,660,230
                                                 ===========    ===========

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                ----------------------------------------------

                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

                                                  March 31,      December 31,
                                                    1998            1997
                                                 -----------     -----------
                                                 (Unaudited)
LIABILITIES
  Savings deposits                              $56,133,639     $52,953,698
  Advance payments by borrowers for
    property taxes and insurance                    913,326         665,734
  Employee stock ownership debt                     269,556         269,556
  Other liabilities                                 409,768         517,604
  Deferred taxes                                      3,517          20,055
  Advances from Federal Home Loan
    Bank of Atlanta                               1,750,000       1,750,000
                                                -----------     -----------
       TOTAL LIABILITIES                         59,479,806      56,176,647
                                                -----------     -----------

COMMITMENTS

STOCKHOLDERS' EQUITY
  Common stock, $.01 par value
    Authorized:  4,000,000 shares
    Issued and outstanding:  470,182
    shares                                            4,702           4,702
  Additional paid in capital                      4,000,351       4,000,351
  Employee stock ownership debt                    (269,556)       (269,556)
  Deferred compensation - Management
    Recognition Plan                               (118,361)       (118,361)
  Retained earnings, substantially
    restricted                                    3,963,501       3,847,661
  Accumulated other comprehensive income             11,336          18,786
                                                -----------     -----------
       TOTAL STOCKHOLDERS' EQUITY                 7,591,973       7,483,583
                                                -----------     -----------

       TOTAL LIABILITIES AND STOCKHOLDERS'
         EQUITY                                 $67,071,779     $63,660,230
                                                ===========     ===========

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------

                                                 Quarter Ended March 31,
                                               -------------------------
                                                  1998          1997
                                               ----------    ----------
                                               (Unaudited)   (Unaudited)
INTEREST INCOME
 Loans receivable                              $1,169,550    $1,096,702
 Mortgage-backed securities                        28,611        35,582
 Investment securities                             39,925        29,210
 Other interest-earning assets                     46,424        28,207
                                               ----------    ----------
   Total interest income                        1,284,510     1,189,701
                                               ----------    ----------

INTEREST EXPENSE
 Deposits
  NOW accounts                                     30,633        17,244
  Passbook accounts and statement savings          68,259        71,476
  Money market deposit accounts                    17,781        17,760
  Certificates                                    491,978       411,304
                                               ----------    ----------
 Interest expense on deposits                     608,651       517,784
 Borrowings                                        31,024        59,917
                                               ----------    ----------
   Total interest expense                         639,675       577,701
                                               ----------    ----------

   Net interest income                            644,835       612,000
 Provision for loan losses                         22,500        10,500
                                               ----------    ----------
   Net interest income after
    provision for loan losses                     622,335       601,500
                                               ----------    ----------

NONINTEREST INCOME (LOSS)
 Loan service charges                               7,424         8,820
 Dividends on FHLB stock                            8,006         7,707
 Gain on sale of loans                             12,885         4,736
 Checking account fees                             34,907        27,348
 Commission income                                 22,584
 Other                                             12,259        21,857
                                               ----------    ----------
   Total noninterest income                        98,065        70,468
                                               ----------    ----------

NONINTEREST EXPENSE
 Compensation and benefits                        266,119       238,149
 Occupancy expense                                 26,542        29,548
 Equipment and data processing expense             52,418        46,271
 SAIF deposit insurance premium                    13,861         6,744
 Other                                            117,617       111,118
                                               ----------    ----------
   Total noninterest expense                      476,557       431,830
                                               ----------    ----------
   Income before income taxes                     243,843       240,138
                                               ----------    ----------
INCOME TAXES
 Current                                          105,179        98,976
 Deferred                                         (21,499)      (11,121)
                                               ----------    ----------
   Total income taxes                              83,680        87,855
                                               ----------    ----------
NET INCOME                                     $  160,163    $  152,283
                                               ==========    ==========
OTHER COMPREHENSIVE LOSS
 Unrealized losses on investment
  securities, net of deferred taxes                (7,450)      (16,279)
                                               ----------    ----------
COMPREHENSIVE INCOME                           $  152,713    $  136,004
                                               ==========    ==========
Basic earnings per common share                $      .36    $      .35
                                               ==========    ==========

Diluted earnings per common share              $      .36    $      .35
                                               ==========    ==========
Cash dividends paid per common share           $      .10    $      .10
                                               ==========    ==========

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                        Quarter Ended March 31,
                                                    ---------------------------
                                                       1998           1997
                                                    -----------    -----------
                                                    (Unaudited)    (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
 Interest and fees received on
  loans and investments                             $ 1,394,001    $ 1,269,659
 Cash paid to suppliers and employees                  (496,637)      (414,793)
 Proceeds from sale of loans                            444,206        624,719
 Origination of loans held for sale                    (323,000)      (608,500)
 Interest paid                                         (639,675)      (577,701)
 Income taxes paid                                     (180,050)       (75,000)
                                                    -----------    -----------
   NET CASH PROVIDED BY OPERATING ACTIVITIES            198,845        218,384
                                                    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sale and maturities of
  investment securities                               2,000,000      2,000,000
 Proceeds from maturities of
  mortgage-backed securities                            188,617         63,624
 Purchases of investment securities                  (2,008,750)    (1,501,484)
 Loans originated                                    (4,909,425)    (3,772,745)
 Principal collected on loans                         4,296,773      3,325,694
 Purchase of real estate owned                         (146,071)
 Purchases of office properties, equipment
  and leasehold improvements                                           (22,572)
 Purchase of stock in Federal Home Loan Bank
  of Atlanta                                            (19,600)       (15,200)
                                                    -----------    -----------
   NET CASH USED BY INVESTING ACTIVITIES               (598,456)        77,317
                                                    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
 Nets increase in demand deposits,
  NOW accounts, and savings accounts                 13,588,642      7,105,950
 Proceeds from sales of certificates                  2,374,606      2,430,776
 Payments of maturing certificates of deposits      (12,783,307)    (8,200,617)
 Increase in advance payments by
  borrowers for property taxes and insurance            247,592        282,593
 Dividends paid                                         (44,323)       (46,936)
 Repayments to Federal Home Loan Bank of
  Atlanta                                                           (1,250,000)
                                                    -----------    -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES             3,383,210        321,766
                                                    -----------    -----------
NET INCREASE IN CASH                                  2,983,599        617,467

CASH
 Beginning of period                                  1,842,802      2,180,622
                                                    -----------    -----------
 End of period                                      $ 4,826,401    $ 2,798,089
                                                    ===========    ===========

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------
                                  (Continued)

                                                    Quarter Ended March 31,
                                                  -------------------------
                                                     1998          1997
                                                  -----------   -----------
                                                  (Unaudited)   (Unaudited)

RECONCILIATION OF NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES

Net Income                                          $160,163      $152,283

Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation                                      17,003        11,430
    Provision for loan losses                         22,500        10,500
    Amortization of investment security
       premiums and discounts                         (1,685)       (5,008)
    Stock dividends                                   (7,704)       (7,380)
    Decrease in loans held for sale                  108,321        11,483
    Decrease in accrued interest receivable           32,863        26,614
    Decrease in mortgage servicing rights                837
    Increase in prepaid expenses                     (20,950)      (14,760)
    (Increase) decrease in other assets               16,832        (7,314)
    Increase (decrease) in other liabilities        (107,836)       48,991
    Decrease in deferred taxes                       (21,499)       (8,455)
                                                    --------      --------
                                                      38,682        66,101
                                                    --------      --------
                                                    $198,845      $218,384
                                                    ========      ========

                     CECIL BANCORP, INC. AND SUBSIDIARIES
                     ------------------------------------
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
            ------------------------------------------------------
                                MARCH 31, 1998
                                --------------

(1)  BASIS OF PRESENTATION
     ---------------------
     The accompanying unaudited financial statements have been prepared in accordance with instructions for Form 10-QSB and therefore, do not include all disclosures necessary for a complete presentation of the statements of condition, statements of operations and statements of cash flows in conformity with GAAP. However, all adjustments which are in the opinion of management necessary for the fair presentation of the interim financial statements have been included. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year.

(2)  Earnings per Share
     ------------------
     Earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the quarter. The weighted average number of shares of common stock outstanding was 443,227 and 438,552 in 1998 and 1997, respectively. The weighted average number of shares of common stock for computation of diluted earnings per common share was 449,577 and 440,582, respectively.

(3)  Other Financial Information
     ---------------------------
     Simon, Master & Sidlow, P.A., Cecil Bancorp's independent certified public accountants, performed a limited review of the financial data presented on pages 1 through 5 inclusive. The review was performed in accordance with standards for such reviews established by the American Institute of Certified Public Accountants. The review did not constitute an audit; accordingly, Simon, Master & Sidlow, P.A. did not express an opinion on the aforementioned data. The financial data include any material adjustments or disclosures proposed by Simon, Master & Sidlow, P.A. as a result of their review.

         CECIL BANCORP, INC. AND SUBSIDIARIES

Item 2:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS


GENERAL
-------

Cecil Bancorp, Inc. ("the Company") was incorporated under the laws of the State of Maryland in July 1994 at the direction of the Board of Directors of Cecil Federal Savings Bank (the "Bank" or "Cecil Federal") for the purpose of serving as a savings institution holding company of Cecil Federal upon the acquisition of all of the capital stock issued by Cecil Federal in its conversion from mutual to stock (the "Conversion"). Substantially all of the company's assets consist of the outstanding capital stock of Cecil Federal. The Company's principal business is the business of Cecil Federal and its wholly owned subsidiaries. As a result of the conversion and reorganization, the Company issued and sold 481,361 shares of its common stock at a price of $10.00 per share to its depositors, borrowers, stock benefit plans and the public, thereby recognizing net proceeds of $4,315,057. The Company's common stock is registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company is classified as a unitary savings institution holding company subject to regulation by the Office of Thrift Supervision ("OTS") of the Department of the Treasury.

The Company is primarily engaged in the business of directing, planning and coordinating the business activities of Cecil Federal. Accordingly, the information set forth in this report, including financial statements and related data, relates primarily to the Bank and its subsidiaries. In the future, the Company may become an operating company or acquire or organize other operating subsidiaries, including other financial institutions. Currently, the Company does not maintain offices separate from those of Cecil Federal or employ any persons other than its officers who are not separately compensated for such service.

Cecil Federal is principally engaged in the business of attracting savings deposits from the general public and investing those funds in loans for the purchase and construction of one-to-four family residential real estate, primarily located in Cecil County, Maryland, and in originating to a lessor extent, land loans, commercial real estate loans, equity loans, consumer loans and student loans. Also, during periods of reduced loan demand, the Bank invests excess funds in mortgage-backed securities and other investment securities, such as U.S. Treasury obligations and overnight funds in the Federal Home Loan Bank of Atlanta.

Cecil Federal's profitability is primarily dependent upon its net interest income, which is the difference between interest earned on its loan and investment portfolios and the cost of funds or interest paid on deposits. Net interest income is directly affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances.

To a lesser extent, the Bank's profitability is also affected by the level of noninterest income and expense. Noninterest income consists primarily of service fees and gains on sales of investments. Noninterest expenses include salaries and

         CECIL BANCORP, INC. AND SUBSIDIARIES

Item 2:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS, CONTINUED


benefits, occupancy expenses, equipment and data processing expenses, deposit insurance expenses and other operating expenses.

The most significant outside factors influencing the operations of Cecil Federal and other banks include general economic conditions, competition in the local marketplace and related monetary and fiscal policies of agencies that regulate financial institutions. More specifically, lending activities are influenced by the demand for real estate financing and other types of loans, which in turn are affected by the interest rates at which such loans may be offered and other factors affecting loan demand and funds availability, while the cost of funds (deposits) are influenced by interest rates on competing deposits and general market rates of interest.

FINANCIAL SERVICES
------------------

On September 1, 1997, Cecil Financial Services, a service corporation of Cecil Federal Savings Bank, began offering a full range of brokerage and investment services in all our branches, through a partnership with UVEST Investment Services.

With this expansion, Cecil Federal will now offer maximum convenience in servicing customer needs. Mr. Roger L. Owens, CLU, has been hired as investment representative. He will seek to provide comprehensive investment products tailored to meet current and future individual financial needs.

Cecil Financial, Inc. has partnered in this venture with UVEST Investment Services, a registered broker-dealer and member of both the National Association of Securities Dealers (NASD) and the Securities Investment Protection Corporation (SIPC). Headquartered in Charlotte, NC, UVEST has been providing bank-based investment services throughout the Southeast since 1982.

Year 2000 Issues
----------------

As the Year 2000 approaches, there is growing concern that many computers and computer systems could malfunction. Banks, as with many other industries, could be faced with errors in their account processing, payment systems, ATM systems, security systems, or virtually any system controlled by a computer.

The cause is rooted in the programming of the date field within computer systems and software. For many years, computer systems were designed to record only the last two digits of the year in the date field in order to save costly data storage space. This programming concept works well while we are still in the 1900's. This concept does not work well for the Year 2000, as that year could be read by a computer to mean 1900.

Bank regulators and computer system experts are emphasizing systems and software products be implemented and tested for Year 2000 readiness. This task is a monumental undertaking for all parties involved from vendor service providers, computer systems manufacturers, software providers, and finally the Bank. Cecil Federal Savings Bank stands ready to prepare itself for the millennium.

         CECIL BANCORP, INC. AND SUBSIDIARIES

Item 2:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS, CONTINUED


In June 1997, the Bank prepared an action plan to begin evaluating our systems and software products. The Bank has implemented a strategy to arrive at a solution to meet the Year 2000 requirements.

The Bank's plan consists of the following:

Problem Awareness: The Bank is aware of the problems that could potentially arise with the year 2000 problem. As of June 1997, the Bank began to analyze what systems and software needed to be reviewed to prepare well in advance.

Assessment Phase: The Bank assessed and implemented a program needed to meet system and software requirements prior to December 31, 1997. The Bank has implemented plans that will limit its exposure to the Year 2000 problem. The Bank has made contacts with all its third party vendors to assess the Bank's exposure to the problem. These include those that provide Account & Item Processing; System Hardware Setup and ATM Software; General Ledger Software; ATM Transaction Processing; the ATM Service Provider; ATM Software; Financial Reporting Software; Fed-Line Software; On-Line Bank Service Software; Loan Sales Software; Loan Documentation Software; HMDA/Geocoding Software; Payroll Processing; Computer Hardware; Spreadsheet Software; and Word Processing Software.

All of the Bank's vendors have been proactive to the Year 2000 problem. The Bank's vendors have in place or will have in place procedures to minimize the Bank's risk to the Year 2000 problem by December 31, 1998.

Renovation Phase: The Bank will review the status of its vendor's systems and software as of February 1998 and determine the processes that need to be updated. The assessment phase will be reviewed and problem areas will be identified.

Solutions to the problems will be discussed and procedures to eliminate the problems will be established and reviewed with the Board of Directors and management of the Bank. This process will be completed by March 31, 1998.

Initial steps have been completed to assure compliance with the Year 2000 problem. The Bank has contracted with its major vendor to implement a new front-end processing system to be installed in the third quarter of 1998. This system is already Year 2000 compliant. This system replaces our previous teller system which was not compliant. In addition, the Bank plans to install 20 new personal computers and two file server computers, which are also Year 2000 compliant. These two major investments along with continued evaluation of our existing systems and software products will provide some assurances as to compliance to Year 2000 issues.

Validation Phase: The Bank will validate any decision making by thoroughly assessing the systems compatibleness with the Year 2000 issues. Validations will be recorded and presented to the Board of Directors. The target date for the validation phase is December 31, 1998. Software and system testing will be done on an ongoing basis through the end of 1998.

In March 1998, a Year 2000 Users' Group was established. The first meeting of the users' group was held on April 7, 1998. The meeting outlined the efforts of our processor to date and our processor's future plans for Year 2000 qualification. Documentation of efforts and plans are on file. On April 14, 1998, the Users' Group

         CECIL BANCORP, INC. AND SUBSIDIARIES

Item 2:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS, CONTINUED


met again to establish testing plans for the May 4th - May 15th customer acceptance testing. Planned testing transactions were developed and will be implemented at both the customer acceptance testing and the August individual bank testing. The testing plan is very detailed and complete as to system applications. Cecil Federal was present at both meetings and plans to take an active role in future meetings.

During March and April 1998, our processor completed a four-week Integration Test and a four-week System Test. Our processor completed system testing using three customers' system files. Plans and test results will be available for review by its customers of their testing. Although our processor and its customers both realize that every aspect of system processing is important, every customer will not be able to test the entire system. The bank customers will have to rely on each others' test results. Proxy testing is a must to complete the testing process.

On May 4, 1998 through May 15, 1998, our processor has setup customer acceptance testing at its home office. This testing will be completed by a test group of 20 of data center customers who will test the system. Two local banks using our data center will be present for the testing. Using the same three customers' files that our processor used during the Integration Test and System Test, the customer group will run online and offline processing, beginning with the date of December 31, 1999. Depending on the progress of the testing, the group will continue processing, concentrating on the following dates:

 .  Monday, January 3, 2000
 .  Thursday, January 15, 2000
 .  Monday, January 31, 2000
 .  Tuesday, February 1, 2000
 .  Tuesday, February 29, 2000
 .  Friday, March 31, 2000

These bank customers will be testing all aspects of the system. As test results are completed and reviewed, any necessary changes will be corrected.

Individual banks will be testing for their processing systems in August 1998. Testing will be done one Sunday in August. The final testing phase will be the testing which customers must perform to be able to validate their platform systems, teller terminals and other ancillary systems. This testing will include suggested transactions from our processor plus any other transaction suggested by the individual banks. The suggested transaction set is only for customer planning purposes. The banks should develop their own transaction set to be used in conjunction with our processor's transaction set. The bank will test transactions against their own customer files. All test results will be documented and distributed to customers. The documentation for all testing days from each Data Center will be combined into a Year 2000 reporting document which will detail all processing and reporting processes and sent to all bank customers.

Due to the fact that Cecil Federal Savings Bank is installing and implementing new hardware and teller platform, the Bank will have to do additional testing after the installation at the end of the third quarter. Our processor will be setting a future testing date for customers who will be converting to Year 2000 system upgrades after the August 1998 training dates.

In addition to our processor's system testing, ongoing testing of less critical systems will be completed through the end of 1998. With the help of our vendors,

         CECIL BANCORP, INC. AND SUBSIDIARIES

Item 2:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS, CONTINUED


the Bank is upgrading and implementing many software changes that will bring software and systems into Year 2000 compliance. This testing will be ongoing throughout 1998.

Implementation Phase: The Bank will monitor the implementation of the Year 2000 assessment and report results to the Board of Directors. The Bank will continue to stress with its vendors the importance of this project. The Bank will keep in continual contact with its vendors until a final solution and implementation has been completed. All plans are to be completed as outlined above. The implementation phase is to be completed by December 31, 1998.

The Bank has budgeted $150,000 for the Year 2000 issues which consists of expenditures for computer systems, computer hardware, software updates, and installation. In addition, compliance assessment and compliance testing will be budgeted. The impact of these expenditures are expected to have a minor effect upon the company's results of operations, liquidity, and capital resources. The majority of the expenditures will capital expenditures that will be depreciated over a five-year period.

Contingency Plan: The Bank's contingency plan is to provide for a system change to our processor's new windows based processing system. The new windows based processing system will replace the processing system presently in use. Presently, this system is available to the Bank. The new windows based processing system is already Year 2000 compliant. All documentation points to our processor bringing the present processing system into Year 2000 compliance before the third quarter of 1998. If it looks like our processor will not bring the present processing system into Year 2000 compliance by the end of 1998, the Bank will decide to upgrade to the new windows based processing system. By July 31, 1998, the conversion process will be supported by written notification from our processor and what type of timetable will be required to perform the conversion. The Bank has decided to remain with the present processing system due to cost restraints and ease of implementation with the new teller system. The move from our present processing system to the new windows based processing system would be a conversion from what we are presently performing. The Bank would like to take this conversion process in small steps. The new teller system and new computer hardware is the first step in the Year 2000 compliance process. The new windows based processing system is our processing system for the future.


ASSET/LIABILITY MANAGEMENT
--------------------------

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread (the difference between the weighted average interest yields earned on interest-earning assets and the weighted average interest rates paid on interest-bearing liabilities) that can be sustained during fluctuations in prevailing interest rates. Cecil Federal's asset/liability management policies are designed to reduce the impact of changes in interest rates

         CECIL BANCORP, INC. AND SUBSIDIARIES

Item 2:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS, CONTINUED

on its net interest income by achieving a more favorable match between the maturities or repricing dates of its interest-earning assets and interest-bearing liabilities. The Bank has implemented these policies by generally emphasizing the origination of one-year, three-year and five-year adjustable rate mortgage loans and short-term consumer lending. The bank now offers an adjustable rate product which remains fixed for the first ten years and then converts to a one-year adjustable. Prior to June 1994, most fixed-rate mortgage loans offered by the Bank were originated for sale in the secondary market. From July 1, 1994 through June 30, 1995 the bank elected to not sell fixed rate mortgages that were originated, but chose to maintain them in its portfolio. Management has been monitoring the retention of fixed rate loans through its asset/liability management policy. Beginning July 1, 1995, the bank began originating fixed rate mortgages for sale in the secondary market.

Management intends to continue to concentrate on maintaining its interest rate spread in a manner consistent with its lending policies, which are principally the origination of adjustable-rate mortgages, with an appropriate blend of fixed-rate mortgage loans in its primary market area.

Comparison of Financial Condition at March 31, 1998 and December 31, 1997
--------------------------------------------------------------------------------

The Company's assets increased by $3,411,549, or 5.4% to $67,071,779 at March 31, 1998 from $63,660,230 at December 31, 1997. The Company's emphasis on expanding the loans receivable portfolio continued. In addition, strong deposit growth enabled the Bank to increase its cash positions. The loans receivable portfolio increased by $750,769, or 1.4% to $53,962,286 at March 31, 1998 from $53,211,517 at December 31, 1997. The remainder of the Company's interest earning assets, primarily invested for liquidity, remained constant. Cash and interest-earning cash increased as a result of the sale of mortgage loans, prepayments of the loan portfolio, and increased savings deposits. The Company's stock investment in Federal Home Loan Bank of Atlanta increased by $19,600, or 4.5% to $457,700 at March 31, 1998 from $438,100 at December 31, 1997, as a result of requirements imposed by the Federal Home Loan Bank of Atlanta. Federal Home Loan Bank of Atlanta stock is currently paying an annualized dividend rate of 7.25%.

The Company's liabilities increased $3,303,159, or 5.9% to $59,479,806 at March 31, 1998 from $56,176,647 at December 31, 1997. During the three months ended March 31, 1998, the Company was able to increase savings deposits as a result of additional marketing campaigns. Savings Deposits increased $3,179,941, or 6.0% to $56,133,639 at March 31, 1998 from $52,953,698 at December 31, 1997. Advances from the Federal Home Loan Bank of Atlanta remained at $1,750,000. Escrow payments received in advance for the payment of taxes and insurance on loans receivable increased $247,592, or 37.2% to $913,326 at March 31, 1998 from $665,734 at December 31, 1997. Other liabilities decreased $107,836 or 20.8% from $517,604 at December 31, 1997 to $409,768 at March 31, 1998.

The Company's stockholder's equity increased by $108,390 or 1.5% to $7,591,973 at March 31, 1998 from $7,483,583 at December 31, 1997. The increase was primarily due to an increase in retained earnings of $115,840, or 3.0% and a decrease in the

         CECIL BANCORP, INC. AND SUBSIDIARIES

Item 2:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS, CONTINUED

unrealized net holding losses on available for sale investment securities. The Company paid its regular dividend of $.10 per share for the quarter ended March 31, 1998.

Results of Operations
---------------------

Three Months Ended March 31, 1998
---------------------------------

Net income increased $7,880, or 5.2% to $160,163 for the three months ended March 31, 1998, from $152,283 for the same period in 1997. The annualized return on average assets and annualized return on average equity were 0.97% and 8.45% respectively, for the three months ended March 31, 1998. This compares to an annualized return on average assets of 1.01% and 8.53% respectively for the same period in 1997.

Net interest income, the Company's primary source of income, increased $32,835, or 5.4% to $644,835 for the three months ended March 31, 1998, from $612,000 for the three months ended March 31, 1997. The weighted average yield on all interest earning assets decreased from 8.31% for the three months ended March 31, 1997, to 8.23% for the three months ended March 31, 1998. The weighted average rate paid on interest bearing liabilities increased from 4.40% for the three months ended March 31, 1997 to 4.42% for the three months ended March 31, 1998. The increase was a result of an increase in the average rate paid on deposits along with an increase in the average balance outstanding.

Interest on loans receivable increased by $72,848, or 6.6% to $1,169,550 for the three months ended March 31, 1998 from $1,096,702 for the three months ended March 31, 1997. The increase is attributable to both an increase in the weighted average yield and an increase in the average balance outstanding. The weighted average yield increased from 8.45% for the three months ended March 31, 1997 to 8.49% for the three months ended March 31, 1998. The average balance outstanding increased $3,216,191, or 6.2% to $55,112,974 for the three months ended March 31, 1998 from $51,896,784 for the three months ended March 31, 1997.

Interest on mortgage backed securities decreased $6,971, or 19.6% to $28,611 for the three months ended March 31, 1998 from $35,582 for the three months ended March 31, 1997. The decrease is a result of a decrease in the average balance outstanding. Since September 1996, there have been no new purchases of mortgage backed securities.

Interest on investment securities increased $10,715, or 36.7% to $39,925 for the three months ended March 31, 1998 from $29,210 for the three months ended March 31, 1997. The increase is a result of an increase the average balance outstanding. Interest on other investment securities increased as a result of an increase in the average balance outstanding for the quarter. Interest on other investments increased $1,682 or 22.8% to $9,062 for the three months ended March 31, 1998 from $7,380 for the three months ended March 31, 1997. Other investments primarily are short term liquidity accounts with variable rates. Interest on other interest

         CECIL BANCORP, INC. AND SUBSIDIARIES

Item 2:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS, CONTINUED


earning assets (primarily earnings on monies held at the Federal Home Loan Bank and daily time deposit accounts) increased $16,535 or 79.4% to $37,362 for the three months ended March 31, 1998 from $20,827 for the three months ended March 31, 1997.

Interest paid on savings deposits increased $90,867, or 17.5% to $608,651 for the three months ended March 31, 1998 from $517,784 for the three months ended March 31, 1997. The increase was the result of an increase in the average balance outstanding along with an increase in the weighted average yield on deposits. The average balance outstanding increased $7,150,206, or 15.0% to $54,887,559 for the three months ended March 31, 1998 from $47,737,353 for the same period in 1997. The weighted average yield increased from 4.32% for the three months ended March 31, 1997 to 4.42% for the three months ended March 31, 1998. Interest expense paid on borrowings decreased $28,893, or 48.2% to $31,024 for the three months ending March 31, 1998 from $59,917 for the three months ended March 31, 1997. The decrease was a result of a decrease in the average balance outstanding and a slight decrease in the average cost of funds.

Provisions for loan losses increased $12,000, or 114.3% to $22,500 for the three months ended March 31, 1998 from $10,500 for the three month period ending March 31, 1997. The Bank reported a voluntary increase in general reserves as a result of the reassessment of reserve balances needed to provide for increased exposure in outstanding loan categories other than one-to-four residential loans.

Noninterest income. Noninterest income increased $27,597, or 39.2% to $98,065 for the three months ended March 31, 1998 from $70,468 for the three months ended March 31, 1997. Loan servicing fees decreased 15.8%, down $1,396 for the three months ended March 31, 1998 over the same period in 1997. This was a result of the decrease in balances of the servicing portfolio. Gains on sale of loans increased $8,149, or 172.1% to $12,885 for the three month period ending March 31, 1998 from $4,736 for the three months ended March 31, 1997. The increase was attributable to a decrease in the secondary market rates on long-term fixed rate loans. Commission income increased $22,584 or 100.0% for the three months ended March 31, 1998 over the same period in 1997. The increase is the result of the establishment of Cecil Financial Services in September 1997. Other fees decreased $2,039 or 4.1% to $47,166 for the three months ended March 31, 1998 from $49,205 for the three months ended March 31, 1997. Decreases were primarily attributable to decreases in fee income.

Noninterest Expense. Noninterest expense increased $44,727, or 10.4% to $476,557 for the three months ended March 31, 1998 from $431,830 for the three months ended March 31, 1997. The Company experienced an increase in compensation and benefits of $27,970, or 11.7% to $266,119 for the three months ended March 31, 1998 from $238,149 for the three months ended March 31, 1997. The increase can be attributable to the hiring of a new employee for Cecil Financial Services and annual salary increases. The Company also experienced an increase in the amount paid to the Savings Association Insurance Fund during the three months ended March 31, 1998. Although lower premium rates became effective January 1, 1997, the Company's SAIF premium increased $7,117, or 105.5% to $13,861 for the three months ended March 31,

         CECIL BANCORP, INC. AND SUBSIDIARIES

Item 2:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS, CONTINUED


1998 as compared to $6,744 for the three months ended March 31, 1997. This difference is attributable to a one-time credit adjustment of $6,293 received in the first quarter of 1997. The additional difference is due to the continued deposit growth at the Bank.

Income Taxes. Income tax expense for the three months ended March 31, 1998 and March 31, 1997 was $83,680 and $87,855 respectively, which equates to effective rates of 34.3% and 36.6%, respectively.

         CECIL BANCORP, INC. AND SUBSIDIARIES

Item 2:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS, CONTINUED


Nonperforming Assets and Problem Loans
--------------------------------------

Management reviews and identifies all loans and investments that require designation as nonperforming assets. These assets include: (I) loans accounted for on a nonaccrual basis, consisting of all loans 90 or more days past due;
(ii) troubled debt restructuring; and (iii) assets acquired in settlement of loans. The following table sets forth certain information with respect to nonperforming assets at March 31, 1998:

                                                 1998       1997
                                               --------   --------
Nonperforming loans:

Residential mortgage                           $368,552   $381,101
Consumer and other                               39,396      6,400

Assets acquired in settlement of loans:
Real estate held for development and sale
Real estate held for investment and sale
Repossessed assets                             $317,300   $      0
                                               --------   --------
Total Nonperforming Assets                     $725,248   $387,501
                                               ========   ========

Residential mortgages classified consisted of 12 loans with balances ranging from $1,000 to $173,000. Classified consumer loans consisted of 7 loans with balances ranging from $100 to $27,000 as of March 31, 1998. The Bank acquired two single-family dwellings that are both under contract and pending settlement. These assets will be dispossessed in the second quarter of 1998.

The provision for losses on loans is determined based on management's review of the loan portfolio and analysis of borrower's ability to repay, past collection experience, and risk characteristics.

         CECIL BANCORP, INC. AND SUBSIDIARIES

Item 2:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS, CONTINUED

CAPITAL ADEQUACY
----------------

The Company Capital adequacy refers to the level of capital required to sustain asset growth and to absorb losses. There are currently no regulatory capital guidelines or requirements for the Company.

The Bank, The Office of Thrift Supervision ("OTS"), which is the bank's principal regulator, has established requirements for tangible, core and risk-based measures of capital. As a result, the three capital measures mentioned above were as follows at March 31, 1998:

                                 Tangible    Core       Risk Based
--------------------------------------------------------------------------------
Available capital                 $7,324    $7,324        $7,522
Required capital                   1,006     2,684         3,243
                                  ------    ------        ------
Excess                            $6,318    $4,640        $4,279
                                  ======    ======        ======

Available capital                  10.91%    10.91%        18.56%
Required capital                    1.50%     4.00%         8.00%
                                  ------    ------        ------
Excess                              9.41%     6.91%        10.56%
                                  ======    ======        ======

The Federal Deposit Improvement Act of 1991 ("FDICIA") established five capital categories which are used to determine the rate of deposit insurance premiums paid by insured institutions, thus introducing the concept of risk adjusted premiums. This act has the effect of requiring weaker banks to pay higher insurance premiums while allowing healthier, well-capitalized banks to pay lower premiums. The following table summarizes the five capital categories and the minimum capital requirements for each of the three capital requirements:

                                    Tangible            Core       Risk Based
--------------------------------------------------------------------------------
Well capitalized                         5+%               6+%         10+%
Adequately capitalized              4%-4.99%          4%-5.99%     8%-9.99%
Undercapitalized                    3%-3.99%          3%-3.99%     6%-7.99%
Significantly undercapitalized      2%-2.99%          2%-2.99%     0%-5.99%
Critically undercapitalized         0%-1.99%             -            -
--------------------------------------------------------------------------------

On March 31, 1998, the Bank's capital levels were sufficient to qualify it as a well-capitalized institution, the most favorable category, allowing the Bank to pay lower deposit insurance premiums.

          CECIL BANCORP, INC. AND SUBSIDIARIES


PART II.  Other Information:                                         PAGE
                                                                     ----
Item 1.  Legal Proceedings -
       Not Applicable

Item 2.  Changes in Securities -
       Not Applicable

Item 3.  Defaults Upon Senior Securities -
       Not Applicable

Item 4.  Submission of Matters to a Vote of
         Security Holders                                             21


Item 5.  Other Information -
       Not Applicable

Item 6.  Exhibits and Reports on Form 8-K -
         No reports on Form 8-K were filed during the three months ended March 31, 1998

                     CECIL BANCORP, INC. AND SUBSIDIARIES

PART II. Other Information:

Item 4.  Submission of Matters to a Vote of Security Holders

The Annual Meeting of Stockholders of Cecil Bancorp, Inc. Was held in April 15, 1998, at 10:00a.m. at the Swiss Inn, Elkton, Maryland, for the purpose of electing a board of directors. Proxies for the meeting were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934 and there was no solicitation in opposition to management's solicitations.

All of management's nominee for directors as listed in the proxy statement were elected with the following vote:

To serve for a three-year term:

                                 Shares                  Shares
                                 Voted       Shares       Not
                                 "For"     "Withheld"    Voted

 Michael J. Scibinico          250,247        1,000     218,935
 Thomas L. Foard               248,492        2,755     218,935

                      CECIL BANCORP INC. AND SUBSIDIARIES


                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 CECIL BANCORP, INC.



Date: May 1, 1998                By: /s/  Mary Beyer Halsey
                                     ----------------------
                                     Mary Beyer Halsey
                                     President
                                     Chief Executive Officer

[RP FINANCIAL, LC. LETTERHEAD]



                                         __________, 1998


Board of Directors
Columbian Bank, A Federal Savings Bank
303-307 St. John Street
Havre de Grace, Maryland  21078

Members of the Board:

     You have requested RP Financial, LC. ("RP Financial") to provide you with its opinion as to the fairness from a financial point of view to the stockholders of Columbian Bank, A Federal Savings Bank, Havre de Grace, Maryland ("Columbian"), of the Reorganization and Merger Agreement (the "Agreement"), by and among Cecil Bancorp, Inc., a Maryland Corporation ("Cecil"), the holding company for Cecil Federal Savings Bank, Elkton, Maryland ("Cecil Federal") and Columbian. The Agreement is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.

Summary Description of Consideration
------------------------------------

     As fully described in the Agreement, at the Effective Date of the Merger, each share of Columbian's common stock issued and outstanding immediately prior to the Effective Date of the Merger, except for (i) Perfected Dissenting Shares and (ii) shares of Columbian's Common Stock which are owned or held by Columbian (except shares held in any 401(k) plan of Columbian or held in a fiduciary capacity) or by Cecil or any of Cecil's subsidiaries (other than in a fiduciary capacity) at the Effective Date shall be cancelled by virtue of the merger, shall be converted into the Merger Consideration and exchanged for the right to receive a number of shares of Cecil common stock (the "Exchange Ratio") as follows: (a) if the Cecil Trading Price (to be determined as described below) is more than $29.375, the Exchange Ratio shall be 1.5645; (b) if the Cecil Trading Price is more than $27.00 and equal to or less than $29.375, the Exchange Ratio shall be determined by dividing $45.96 by the Cecil Trading Price; (c) if the Cecil Trading Price is equal to or more than $20.00 and equal to or less than $27.00, the Exchange Ratio shall be 1.7021; or (d) if the Cecil Trading Price is less than $20.00, the Exchange Ratio shall be determined by dividing $34.04 by the Cecil Trading Price. The "Cecil Trading Price" shall be equal to the average of the closing price of a share of Cecil common stock (as reported by the "Bloomberg Business News" Service) for the last five days on which shares of Cecil common stock were traded prior to the date of approval of the Merger by the OTS. In lieu of fractional share interests, any holder of Columbian common stock who would otherwise be entitled to a fractional share of Cecil common stock will be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction of the share to which such holder would otherwise be entitled, multiplied by the Cecil Trading Price.

Board of Directors
____________, 1998
Page 2


     At the Effective Date, by virtue of the Merger without any action on the part of any holder of any option, each option to purchase or other right with respect to shares of Columbian common stock pursuant to stock options, stock appreciation rights or other rights, including stock awards ("Columbian Options") granted by Columbian under its stock option plans, and which are outstanding at the Effective Date, whether or not exercisable, shall be converted into and become rights with respect to Cecil common stock, and Cecil shall assume each Columbian Option, in accordance with the terms of the plan under which it was issued and the stock option or other agreement by which it is evidenced, except that from and after the Effective Date, (i) each Columbian Option assumed by Cecil may be exercised solely for shares of Cecil common stock (or cash in the case of stock appreciation rights), (ii) the number of shares of Cecil common stock subject to such Columbian Option shall be equal to the number of shares of Columbian common stock subject to such Columbian Option immediately prior to the Effective Date multipled by the Exchange Ratio provided that any fractional shares so resulting shall be rounded down to the nearest whole share, and (iii) the per share exercise price under each such Columbian Option shall be adjusted by dividing the per share exercise price under each such Columbian Option by the Exchange Ratio and rounding up to the nearest cent.

RP Financial Background and Experience
--------------------------------------

     RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of financial institution securities in connection with mergers and acquisitions of thrift institutions and commercial banks, initial and secondary offerings by financial institutions, mutual-to-stock conversions of thrift institutions, and business valuations for other corporate purposes for financial institutions. As specialists in the securities of financial institutions, RP Financial has experience in, and knowledge of, the Maryland and Mid-Atlantic markets for thrift and bank securities and financial institutions operating therein.

Materials Reviewed
------------------

     In rendering this fairness opinion, RP Financial reviewed the following material: (1) the Agreement, including exhibits; (2) unaudited financial and other information for Columbian, all with regard to balance and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations:
(a) stockholder, regulatory and internal financial and other reports from 1995 through ________, 1998, (b) the most recent proxy statement, and (c) management and Board comments regarding past and current business, operations, financial condition, and future prospects; and (3) financial and other information for Cecil (inclusive of Cecil Federal) including: (a) audited financial statements reflecting the fiscal years ended December 31, 1995 through 1997, incorporated in the 1997 Annual Report to Shareholders, (b) Annual Report on Form 10K as of December 31, 1997, and 10-Q as of ________, 1998, (c) regulatory and internal financial and other reports through ________, 1998, and (d) management comments regarding past and current business, operations, financial condition, and future prospects.

Board of Directors
____________, 1998
Page 3


     RP Financial reviewed financial, operational, market area and stock price and trading characteristics for Columbian and Cecil relative to regional publicly-traded thrift institutions, respectively, with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for Columbian and Cecil and the public perception of the banking industry. RP Financial also considered: (a) the financial terms, financial and operating condition and market area of other recently completed acquisitions of thrift institutions both regionally and in Maryland;
(b) discounted cash flow analyses for Columbian on a stand-alone basis incorporating future prospects; and (c) the pro forma impact on Cecil of the acquisition of Columbian, which is expected to be accounted for as a pooling of interests.

     In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning Columbian and Cecil furnished by the respective institutions to RP Financial for review, as well as publicly-available information regarding other financial institutions and economic and demographic data. Columbian and Cecil did not restrict RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of Columbian or Cecil.

     RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger as set forth in the Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on Cecil that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Agreement.

Opinion
-------

     It is understood that this letter is directed to the Board of Directors of Columbian in its consideration of the Agreement, and does not constitute a recommendation to any stockholder of Columbian as to any action that such stockholder should take in connection with the Agreement, or otherwise.

     It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.

     It is understood that this opinion may be included in its entirety in any communication by Columbian or its Board of Directors to the stockholders of Columbian. It is also understood that this opinion may be included in its entirety in any regulatory filing by Columbian or Cecil, and that RP Financial consents to the summary of the opinion in the proxy materials of Columbian, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.

Board of Directors
____________, 1998
Page 4


     Based upon and subject to the foregoing, and other such matters considered relevant, it is RP Financial's opinion that, as of the date hereof, the Merger Consideration to be received by Columbian's stockholders, as described in the Agreement, is fair to such stockholders from a financial point of view.

                                         Respectfully submitted,

                                         RP FINANCIAL, LC.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Indemnification of directors and officers of the Company is provided under
Article VI of the Articles of Incorporation of the Company for judgments, fines, settlements, and expenses, including attorney fees incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Article VI of the Company's Articles of Incorporation provides that an outside director shall not be personally liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director and authorizes the Company to indemnify such outside director against monetary damages for such breach to the full extent permitted by law. This provision applies to acts or omissions occurring after the effective date of the amendment, and does not limit liability for (i) any act or omission not in good faith which involves intentional misconduct or a knowing violation of law, (ii) any transaction from which the outside director derived an improper direct or indirect financial benefit, (iii) paying a dividend or approving a stock repurchase in violation of the Maryland Business Corporation Act or (iv) any act or omission which violates a declaratory or injunctive order obtained by the Company or its stockholders. For purposes of Article VI, "outside director" is defined as any member of the Board of Directors who is not an officer or a person who may control the conduct of the Company through management agreements, voting trusts, directorships in related corporations or any other device or relationship.

    The Company has purchased director and officer liability insurance that insures directors and officers against certain liabilities in connection with the performance of their duties as directors and officers, including liabilities under the Securities Act of 1933, as amended, and provides for payment to the Company of costs incurred by it in indemnifying its directors and officers.

    Under Maryland law, indemnification of directors and officers may be provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, suit, or proceeding other than an action by or in the right of the Company. This applies to any civil, criminal, investigative or administrative action provided that the director or officer involved acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Indemnification of directors and officers may be also provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, or suit by or in the right of the corporation if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter in which such person is adjudged to be liable for negligence or misconduct in the performance of his duties to the corporation unless the court in which the action is brought deems indemnity proper.

    The grant of indemnification to a director or officer shall be determined by a majority of a quorum of disinterested directors, by a written opinion from independent legal counsel, or by the stockholders.

    Indemnification shall be provided to any directors and officers for expenses, including attorney's fees, actually and reasonably incurred in the defense of any action, suit or proceeding to the extent that he or she has been successful on the merits.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


  (a) The following are filed as exhibits to this registration statement:


EXHIBIT NO.              DESCRIPTION
----------               -----------
2/1/ Reorganization and Merger Agreement by and between Cecil Bancorp, Inc. and Columbian Bank, A Federal Savings Bank dated May 29, 1998

3.1/2/ Articles of Incorporation of Cecil Bancorp, Inc., as amended and restated

3.2/2/          Bylaws of Cecil Bancorp, Inc., as amended and restated

4.1/2/          Form of Certificate of Common Stock of Cecil Bancorp, Inc.

5 Opinion of Housley Kantarian & Bronstein, P.C. regarding the legality of the securities being registered hereby (with consent)

8 Form of Opinion of Housley Kantarian & Bronstein, P.C. regarding certain federal tax matters (with consent)

23.1            Consent of Simon, Master & Sidlow (with respect to the Company)

23.2            Consent of Anderson Associates (with respect to Columbian)

23.3 Consent of Housley Kantarian & Bronstein, P.C. (included in opinions filed as Exhibits 5 and 8)

23.4            Consent of RP Financial, LC.

24              Power of Attorney (See Signature Page)

99 Form of Proxy solicited by Board of Directors of Columbian Bank, a Federal Savings Bank

-------------
1 Incorporated by reference to Annex A to the Prospectus/Proxy Statement included herein.
2 Incorporated by reference to Registrant's Registration Statement on Form S-1 (File No. 33-81374)


         The Exhibit Index immediately precedes the attached exhibits.

ITEM 22.  UNDERTAKINGS

ITEM 512 OF REGULATION S-K.

    Rule 415 Offering.  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Filings Incorporating Subsequent Exchange Act Documents By Reference.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Incorporated Annual and Quarterly Reports. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    Registration on Form S-4 of Securities Offered for Resale. The undersigned registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If acceleration is requested of the effective date of this registration statement pursuant to Rule 461 under the Act, in the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question to whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INSTRUCTIONS TO FORM S-4.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Elkton, Maryland as of June 30, 1998.


                                        CECIL BANCORP, INC.


                                        By: /s/ Mary B. Halsey
                                            ---------------------------
                                            Mary B. Halsey
                                            President


                               POWER OF ATTORNEY

    We, the undersigned directors and officers of Cecil Bancorp, Inc., do hereby severally constitute and appoint Mary B. Halsey, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Mary B. Halsey may deem necessary or advisable to enable Cecil Bancorp, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Mary B. Halsey shall do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.


Signature                   Capacity                                        Date
---------                   --------                                        ----

/s/ Mary B. Halsey          Principal Executive Officer                 June 30, 1998
-----------------------     Principal Accounting and
Mary B. Halsey              President, Chief Executive Officer and
                            Financial Officer and a Director
                            Chief Financial and Accounting Officer

/s/ Bernard L. Seigel       Director                                    June 30, 1998
-----------------------
Bernard L. Siegel
Chairman of the Board

/s/ Thomas L. Foard         Director                                    June 30, 1998
-----------------------
Thomas L. Foard

/s/ William F. Burkley      Director                                    June 30, 1998
-----------------------
William F. Burkley

/s/ Howard J. Neff          Director                                    June 30, 1998
-----------------------
Howard J. Neff

/s/ Michael J. Scibinico    Director                                    June 30, 1998
-----------------------
Michael J. Scibinico

/s/ Doris P. Scott          Director                                    June 30, 1998
-----------------------
Doris P. Scott

/s/ Howard B. Tome          Director                                    June 30, 1998
-----------------------
Howard B. Tome

                              CECIL BANCORP, INC.

                                 EXHIBIT INDEX
                                 -------------

EXHIBIT NO.              DESCRIPTION
----------               -----------
2/1/ Reorganization and Merger Agreement by and between Cecil Bancorp, Inc. and Columbian Bank, A Federal Savings Bank dated May 29, 1998

3.1/2/ Articles of Incorporation of Cecil Bancorp, Inc., as amended and restated

3.2/2/          Bylaws of Cecil Bancorp, Inc., as amended and restated

4.1/2/          Form of Certificate of Common Stock of Cecil Bancorp, Inc.

5 Opinion of Housley Kantarian & Bronstein, P.C. regarding the legality of the securities being registered hereby (with consent)

8 Form of Opinion of Housley Kantarian & Bronstein, P.C. regarding certain federal tax matters (with consent)

23.1            Consent of Simon, Master & Sidlow (with respect to the Company)

23.2            Consent of Anderson Associates (with respect to Columbian)

23.3 Consent of Housley Kantarian & Bronstein, P.C. (included in opinions filed as Exhibits 5 and 8)

23.4            Consent of RP Financial, LC.

24              Power of Attorney (See Signature Page)

99 Form of Proxy solicited by Board of Directors of Columbian Bank, a Federal Savings Bank

-------------
1 Incorporated by reference to Annex A to the Prospectus/Proxy Statement included herein.
2 Incorporated by reference to Registrant's Registration Statement on Form S-1 (File No. 33-81374)